As filed with the Securities and Exchange Commission on April 29, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEXION INC.

(Exact name of registrant as specified in its charter)

New Jersey	2821	13-0511250
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

180 East Broad Street

Columbus, Ohio 43215

(614) 225-4000

GUARANTORS LISTED ON SCHEDULE A HERETO

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas A. Johns, Esq.

Hexion Inc.

180 East Broad Street

Columbus, Ohio 43215

(614) 225-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David S. Huntington, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
10.00% First-Priority Senior Secured Notes due 2020	$315,000,000	100%	$315,000,000	$36,603
Guarantees of 10.00% First-Priority Senior Secured Notes due 2020	N/A	N/A	N/A	N/A (3)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.
(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.
(3)	No additional consideration is being received for the guarantees, and, therefore no additional fee is required.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Guarantor	State or Other Jurisdiction of Incorporation or Organization	Address of Registrants’ Principal Executive Offices	I.R.S. Employer Identification Number
Borden Chemical Foundry, LLC	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	31-1766429

Hexion CI Holding Company (China) LLC	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	20-3907441

Hexion International Inc.	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	20-2833048

Hexion Investments Inc.	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	51-0370359

HSC Capital Corporation	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	76-0660306

Lawter International Inc.	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	36-1370818

Oilfield Technology Group, Inc.	Delaware	15115 Park Row, Ste. 160 Houston, TX 77984 (218) 646-2800	20-2873694

NL Coop Holdings LLC	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	27-2090696

The primary standard industrial classification code number of each of the additional registrants is 3089.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 29, 2015

PROSPECTUS

Hexion Inc.

Exchange Offer for $315,000,000

10.00% First-Priority Senior Secured Notes due 2020 and Related Guarantees

The Notes and the Guarantees

•

We are offering to exchange $315,000,000 of our outstanding 10.00% First-Priority Senior Secured Notes due 2020 and certain related guarantees, which were issued on April 15, 2015 and which we refer to collectively as the “initial notes,” for a like aggregate amount of our registered 10.00% First-Priority Senior Secured Notes due 2020 and certain related guarantees, which we refer to collectively as the “exchange notes.” The exchange notes will be issued under an indenture dated as of April 15, 2015. We refer to the initial notes and the exchange notes collectively as the “notes.”

•

The exchange notes will mature on April 15, 2020. We will pay interest on the exchange notes semi-annually on April 15 and October 15 of each year, commencing on October 15, 2015, at a rate of 10.00% per annum, to holders of record on the April 1 or October 1 immediately preceding the interest payment date.

•

The exchange notes will be issued by Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc., the “Issuer”). The exchange notes will be senior obligations of the Issuer and will be guaranteed on a senior secured basis by the Issuer’s existing domestic subsidiaries that guarantee obligations under its ABL Facility and its future domestic subsidiaries that guarantee any debt of the Issuer or the guarantors.

•

The exchange notes and related guarantees will be secured by first-priority liens on the notes priority collateral (which generally includes most of our and our domestic subsidiaries’ assets other than the ABL Priority Collateral) and by second-priority liens on the ABL Priority Collateral (which generally includes most of our and our domestic subsidiaries’ inventory and accounts receivable and related assets), in each case subject to certain exceptions and permitted liens as described herein. The ABL Facility is secured by, among other things, first-priority liens on the ABL Priority Collateral and by second-priority liens on the Notes Priority Collateral, in each case as described herein. See “Description of the Notes—Security for the Notes.” The notes and guarantees will rank equally in right of payment with all of our and the guarantors’ senior indebtedness and senior to all of our and the guarantors’ subordinated indebtedness.

Terms of the Exchange Offer

•	It will expire at 5:00 p.m., New York City time, on , 2015, unless we extend it.

•	If all the conditions to this exchange offer are satisfied, we will exchange all of our initial notes that are validly tendered and not withdrawn for the exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

•

The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

•	The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 25.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have not applied, and do not intend to apply, for listing the notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where those initial notes were acquired by that broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is                     , 2015.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission (the “SEC”), the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

The notes may not be offered or sold in or into the United Kingdom by means of any document except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995. All applicable provisions of the Financial Services and Markets Act 2000 must be complied with in respect of anything done in relation to the notes in, from or otherwise involving or having an effect in the United Kingdom.

The notes have not been and will not be qualified under the securities laws of any province or territory of Canada. The notes are not being offered or sold, directly or indirectly, in Canada or to or for the account of any resident of Canada in contravention of the securities laws of any province or territory thereof.

i

Until                     , 2015 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes industry data that we obtained from periodic industry publications and internal company surveys. This prospectus includes market share and industry data that we prepared primarily based on management’s knowledge of the industry and industry data. Unless otherwise noted, statements as to our market share and market position relative to our competitors are approximated and based on management estimates using the above-mentioned latest-available third-party data and our internal analysis and estimates. We determined our market share and market positions utilizing periodic industry publications. If we were unable to obtain relevant periodic industry publications, we based our estimates on our knowledge of the size of our markets, our sales in each of these markets and publicly available information regarding our competitors, as well as internal estimates of competitors’ sales based on discussion with our sales force and other industry participants.

While we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, in particular as they relate to market share and our general expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

ii

PROSPECTUS SUMMARY

This summary highlights information about Hexion Inc. and the Notes contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you. You should carefully read the entire prospectus before making an investment decision, especially the information presented under the heading “Risk Factors.” In this prospectus, except as otherwise indicated herein, or as the context may otherwise require (i) all references to “Hexion,” the “Company,” “we,” “us” and “our” refer to Hexion Inc. and its subsidiaries and (ii) all references to “Issuers” refer to Hexion Inc. and Hexion Nova Scotia Finance, ULC (a wholly owned subsidiary of Hexion Inc.), the Co-Issuers of the Notes, and their successors.

Overview

Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc., “Hexion”), a New Jersey corporation with predecessors dating from 1899, is the world’s largest producer of thermosetting resins, or thermosets, and a leading producer of adhesive and structural resins and coatings. Thermosets are a critical ingredient in virtually all paints, coatings, glues and other adhesives produced for consumer or industrial uses. The type of thermoset used, and how it is formulated, applied and cured, determines its key attributes, such as durability, gloss, heat resistance, adhesion, or strength of the final product. Thermosetting resins include materials such as phenolic resins, epoxy resins, polyester resins, acrylic resins and urethane resins.

Our direct parent is Hexion LLC (formerly known as Momentive Specialty Chemicals Holdings LLC), a holding company and wholly owned subsidiary of Hexion Holdings LLC (formerly known as Momentive Performance Materials Holdings LLC, “Hexion Holdings”), the ultimate parent entity of Hexion. Hexion Holdings is controlled by investment funds managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”). Apollo may also be referred to as the Company’s owner.

Our business is organized based on the products that we offer and the markets that we serve. At December 31, 2014, we had two reportable segments: Epoxy, Phenolic and Coating Resins and Forest Products Resins.

Our Business

We have a broad range of thermoset resin technologies in our industry, with high quality research, applications development and technical service capabilities. We provide a broad array of thermosets and associated technologies, and have significant market positions in each of the key markets that we serve.

Our products are used in thousands of applications and are sold into diverse markets, such as forest products, architectural and industrial paints, packaging, consumer products, composites and automotive coatings. Major industry sectors that we serve include industrial/marine, construction, consumer/durable goods, automotive, wind energy, aviation, electronics, architectural, civil engineering, repair/remodeling, graphic arts and oil and gas field support. The diversity of our products limits our dependence on any one market or end-use. We have a history of product innovation and success in introducing new products to new markets, as evidenced by more than 1,500 patents, the majority of which relate to the development of new products and manufacturing processes.

As of December 31, 2014, we had 63 active production sites around the world. Through our worldwide network of strategically located production facilities, we serve more than 5,200 customers in approximately 100 countries. Our position in certain additives, complementary materials and services further enables us to leverage our core thermoset technologies and provide our customers a broad range of product solutions. As a result of our focus on innovation and a high level of technical service, we have cultivated long-standing customer relationships. Our global customers include leading companies in their respective industries, such as 3M, Akzo Nobel, BASF, Bayer, Dow, EP Energy, GE, Louisiana Pacific, Monsanto, Owens Corning, PPG Industries, Valspar and Weyerhaeuser.

The table below illustrates our net sales to external customers for the year ended December 31, 2014 as well as the major product lines, major industry sectors served, major end-use markets and key differentiating characteristics relative to our products.

	Epoxy, Phenolic and Coating Resins		Forest Products Resins
2014 Net Sales	$3.3 billion		$1.9 billion

Major Products	• • • • • • • •

Epoxy specialty resins

Phenolic encapsulated substrates

Versatic acids and derivatives

Basic epoxy resins and intermediates

Phenolic specialty resins and molding compounds

Polyester resins

Acrylic resins

Vinylic resins

			•	Forest product resins and formaldehyde applications

Major Industries Served	• • • • • • • • • • •

Wind Energy

Energy: Oil and gas field drilling and development

Transportation and industrial

Construction

Electrical equipment and appliances

Electronic products

Marine and recreational (boats, RVs)

Chemical manufacturing

Home building and maintenance

Consumer durable and non-durable products

General manufacturing

			• • • •	Home building and maintenance Home repair and remodeling Furniture Agriculture

Core End-Use Markets	• • • • • • • •	Oil and gas field proppants Wind energy Auto coatings and friction materials Marine and industrial coatings Electronics Commercial and residential construction Engineered materials Decorative paints	• • •	Commercial and residential construction Plywood, particleboard, medium-density fiberboard (“MDF”), oriented strand board (“OSB”) Furniture Agrochemical

Key Product Characteristics	• • •	Strength and adhesion Durability Resistance (water, UV, corrosion, temperature)	• • •	Strength and adhesion Durability Moisture resistance

The discussion that follows is based on our organizational structure and reportable segments in 2014.

Epoxy, Phenolic and Coating Resins

We are a leading producer of epoxy, phenolic and coating resins which are used in a variety of industrial and consumer applications to increase strength, adhesion and provide durability. These products are used in numerous end-markets including: oil and gas, wind energy, electronics, protective coatings, engineered materials, automotive, decorative paints, specialty coatings and residential, commercial and industrial construction.

Epoxy resins are the fundamental component of many types of materials and are used either as replacements for traditional materials such as metal, or in applications where traditional materials do not meet demanding engineering applications. Phenolic resins are used in applications that require extreme heat resistance and strength, such as after-market automotive and OEM truck brake pads, aircraft components and electrical laminates. Additionally, epoxy-based surface coatings are among the most widely used industrial coatings due to their structural stability and broad application functionality combined with overall economic efficiency. The demand for epoxy, phenolic and coating resins is driven by both economic growth generally and technological innovation, including environmentally friendly and energy efficient applications.

Supporting the growth in our business, we operate two of the three largest epoxy resins manufacturing facilities in the world, including the world’s only continuous-flow manufacturing process facility. We believe our global scope and our ability to internally produce key raw materials gives us a significant competitive advantage versus our non-integrated competitors. For example, we produce and internally consume the majority of our bisphenol-A, or BPA, and virtually all of our epichlorohydrin, or ECH, the key base chemicals in the downstream manufacturing of base epoxy resins and epoxy specialty resins.

Forest Products Resins

We are a leading global supplier of formaldehyde-based resins used in a variety of industrial and consumer applications. These products are used in numerous end-markets including: residential, commercial and industrial construction, furniture and agriculture. The demand for forest products resins is driven by general economic growth and environmental sustainability and we benefit from a manufacturing footprint that is strategically located in close proximity to our customers. Demand for our formaldehyde-based resins is also primarily driven by the residential housing market globally and in particular North America.

We are the leading producer of formaldehyde-based resins used in a wide range of applications for the North American forest products industry and also hold significant positions in Europe, Latin America, Australia and New Zealand. We are also the world’s largest producer of formaldehyde, a key raw material used to manufacture thousands of products and we internally consume the majority of our formaldehyde production. We believe this strategic back-end integration gives us significant incremental economic value.

Growth and Strategy

We believe that we have opportunities for growth through the following strategies:

Expand Our Global Reach in Faster Growing Regions. We intend to continue to grow internationally by expanding our product sales to our customers around the world. Specifically, we are focused on growing our business in markets in the high growth regions of Asia-Pacific, Latin America, India, Eastern Europe and the Middle East, where the usage of our products is increasing. For example, we are currently expanding our forest products resins manufacturing capacity in Brazil and are constructing two new formaldehyde plants in North America.

Develop and Market New Products. We will continue to expand our product offerings through research and development initiatives and research partnership formations with third parties. Through these innovation initiatives we will continue to create new generations of products and services which will drive revenue and earnings growth. Approximately 21%, 23% and 19% of our 2014, 2013 and 2012 net sales, respectively, were from products developed with in the last five years. In 2014, 2013 and 2012, we invested $72 million, $73 million and $69 million, respectively, in research and development.

Increase Shift to High-Margin Specialty Products. We continue to proactively manage our product portfolio with a focus on specialty, high-margin applications and the reduction of our exposure to lower-margin products. As a result of this capital allocation strategy and strong end market growth underlying these specialty segments, including wind energy and oil field applications, we believe this will become a larger part of our broader portfolio.

Continue Portfolio Optimization and Pursue Targeted Add-On Acquisitions and Joint Ventures. The specialty chemicals and materials market is comprised of numerous small and mid-sized specialty companies focused on niche markets, as well as smaller divisions of large chemical conglomerates. As a large manufacturer of specialty chemicals and materials with leadership in the production of thermosets, we have a significant advantage in pursuing add-on acquisitions and joint ventures in areas that allow us to build upon our core strengths, expand our product, technology and geographic portfolio, and better serve our customers. We believe we may have the opportunity to consummate acquisitions at relatively attractive valuations due to the scalability of our existing global operations and deal-related synergies. For example, in early 2014, we acquired a manufacturing facility in Shreveport, Louisiana, which increased our capacity to provide resin coated proppants to our customers in this region, which has a high concentration of shale and natural gas wells. Additionally, we are party to a joint venture that manufactures phenolic specialty resins in China, which became operational in late 2014, giving us phenolic specialty resin manufacturing capacity to serve the automotive, industrial and construction markets in this high-growth region.

Leverage Cost Savings from Sharing Functional Resources and Capabilities. The Shared Services Agreement with Momentive Performance Materials Inc. (“MPM”) (which, from October 1, 2010 through October 24, 2014, was a subsidiary of Hexion Holdings) has resulted in significant synergies for us, including logistics optimization, best-of-source contractual terms, procurement savings, regional site rationalization and administrative and overhead savings. As of December 31, 2014, we have realized cumulative cost savings of $64 million as a result of the Shared Services Agreement. The Shared Services Agreement remains in place between us and MPM following completion of MPM’s balance sheet restructuring, and both companies will benefit from the optimized cost structure and services that it provides.

Generate Free Cash Flow and Deleverage. We expect to generate strong free cash flow over the long-term due to our size, cost structure and reasonable ongoing capital expenditure requirements. In addition, due to our net operating loss carryforwards in certain jurisdictions, our cash tax requirements are minimal. Our strategy of generating significant free cash flow and deleveraging is also complimented by our long-dated capital structure, with no significant short-term maturities and our strong liquidity position. Additionally, we have demonstrated expertise in efficiently managing our working capital, and will also opportunistically pursue sales of miscellaneous and idle assets. This financial flexibility allows us to prudently balance deleveraging with our focus on growth and innovation.

Risk Factors

Despite our competitive strengths discussed above, investing in the Notes involves a number of risks, including:

•

As of December 31, 2014, as adjusted for the Financing Transactions (as defined below), we had approximately $4.1 billion of consolidated outstanding indebtedness. Our substantial debt could adversely affect our operations and prevent us from satisfying our obligations under our debt obligations. Based on interest rates as of December 31, 2014, as adjusted for the Financing

Transactions, our annualized cash interest expense is projected to be approximately $322 million based on consolidated indebtedness;

•	If global economic conditions remain weak or further deteriorate, it will negatively impact our business operations, results of operations and financial condition;

•

We have achieved significant cost savings as a result of the Shared Services Agreement with MPM. If the Shared Services Agreement is terminated or further amended, if we have material disputes with MPM regarding it Implementation, or if we are unable to implement new initiatives under the amended agreement, it could have a material adverse effect on our business operations, results of operations, and financial condition;

•	Fluctuations in direct or indirect raw material costs could have an adverse impact on our business; and

•	We depend on certain of our key executives and our ability to attract and retain qualified employees.

For discussion of the significant risks associated with our business, our industry and investing in the Notes, you should read the section entitled “Risk Factors.”

Recent Developments

Issuance of New First-Priority Senior Secured Notes

On April 15, 2015, Hexion issued $315 million aggregate principal amount of the notes at an issue price of 100.00%. We used approximately $40 million of the net proceeds to redeem or repay all of our outstanding 8 3/8% Sinking Fund Debentures due 2016 (the “2016 Debentures”) and used the remaining net proceeds to repay in full all amounts outstanding under our senior secured asset-based revolving credit facility (the “ABL Facility”) and for general corporate purposes.

Amendment to ABL Facility

In addition to availability in the United States, the ABL Facility currently permits borrowings by certain of our Canadian, Dutch and U.K. subsidiaries, and it permits assets of certain of our Canadian, Dutch and U.K. subsidiaries to be included in the global borrowing base (in the case of Dutch and U.K. subsidiaries, such assets are capped at the greater of 50% of the total commitments and 50% of the borrowing base of the borrowers under the ABL Facility). We have received commitments from the necessary lenders to amend our ABL Facility (the “ABL Amendment”) in order to (i) add one of our German subsidiaries as a borrower and certain of our German subsidiaries as guarantors and (ii) expand our borrowing base to include an amount equal to 80% of the net orderly liquidation value in place of eligible machinery and equipment and 75% of the appraised fair market value of eligible real property of the borrowers and guarantors in Germany, England and Wales, the Netherlands and Canada, subject to customary reserves and with such components capped at the lesser of 20% of the total commitments and 20% of the borrowing base of the borrowers. The availability for our U.S. borrower will continue to be limited to the borrowing base of our U.S. borrower and guarantors. Additionally, the borrowing base of our new German borrower will be included in the aforesaid cap that currently limits the borrowing base of our Dutch and U.K. borrowers to the greater of 50% of the total commitments and 50% of the borrowing base, and the borrowing base of the Dutch borrower in respect of such machinery, equipment and real property shall not exceed 50% of the aggregate amount that such components constitute of the total borrowing base of the borrowers.

While the valuation of the machinery, equipment and real property will be subject to appraisals, we estimate that, with the addition of the German borrower and guarantors and the foreign machinery, equipment and real property, our borrowing base would have increased at December 31, 2014 from $363 million to an amount that would permit access to the entire $400 million size of the ABL Facility. Completion of the amendment is subject to execution of definitive documentation and customary closing conditions. We cannot assure you that we will complete such amendment or that, if we do, the appraised value of the machinery, equipment and real property will be sufficient to increase our borrowing base as contemplated.

Financing Transactions

As used in this prospectus, the term “Financing Transactions” refers collectively to (i) the offering of the notes, (ii) the use of proceeds therefrom, including the redemption or repayment of the 2016 Debentures, (iii) the repayment in full of all amounts outstanding under the ABL Facility and (iv) the ABL Amendment.

Organizational Structure

The chart below is a summary of the organizational structure of Hexion and illustrates the long-term debt outstanding as of December 31, 2014, as adjusted for the Financing Transactions.

(1)	Total availability of $400 million, subject to borrowing base availability, of which approximately $363 million was available for borrowings as of December 31, 2014, after giving effect to $37 million of outstanding letters of credit. See “—Recent Developments—Amendments to ABL Facility.” The ABL Facility covenants include a fixed charge coverage ratio of 1.0 to 1.0 that will only apply if our availability is less than the greater of (a) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and (b) $40 million.
(2)	Certain of our non-U.S. subsidiaries are borrowers, or provide guarantees, under the ABL Facility but do not guarantee the notes.
(3)	The 8.875% Senior Secured Notes due 2018 (the “Senior Secured Notes”) are secured by junior liens on the collateral. Includes $200 million of Senior Secured Notes issued in January 2013.
(4)	Direct and indirect ownership.

(5)	Hexion Nova Scotia Finance, ULC, an additional co-issuer of the Senior Secured Notes and the 9.00% Second-Priority Senior Secured Notes due 2020 (the “Second Lien Notes”), has no material assets or operations and the indenture will restrict it from having any assets or operations, in each case other than intercompany obligations. It is not an obligor on the 6.625% First-Priority Senior Secured Notes due 2020 (the “First Lien Notes”) or the notes.
(6)	Indirect ownership.

Additional Information

Hexion is a New Jersey corporation, with predecessors dating back to 1899. Our principal executive offices are located at 180 East Broad Street, Columbus, Ohio 43215. Our telephone number is (614) 225-4000. We maintain a website at www.hexion.com where general information about our business is available. The internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, the information contained on our website is not a part of this prospectus.

Our Equity Sponsor

Apollo Global Management, LLC is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Bethesda, Toronto, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. As of December 31, 2014, Apollo had assets under management of approximately $160 billion invested in its private equity, capital markets and real estate businesses. Apollo may also be referred to as our owner.

Summary of the Exchange Offer

In connection with the closing of the offering of the initial notes, we entered into a registration rights agreement (as more fully described below) with the initial purchasers of the initial notes. You are entitled to exchange in the exchange offer your initial notes for exchange notes which are identical in all material respects to the initial notes except that:

•	the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to the registration rights applicable to the initial notes under the registration rights agreement; and

•	our obligation to pay additional interest on the initial notes due to the failure to consummate the exchange offer by a prior date does not apply to the exchange notes.

Exchange Offer	We are offering to exchange up to $315,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn. Initial notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on , 2015, unless we decide to extend it.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive, that include the following conditions:

•	there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer;

•	there is no change in the current interpretation of the staff of the SEC permitting resales of the exchange notes;

•

there is no stop order issued by the SEC which would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939;

•	there is no litigation or threatened litigation which would impair our ability to proceed with this exchange offer; and

•	we obtain all the governmental approvals we deem necessary to complete this exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes

To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to Wilmington Trust, National Association, as exchange agent, at its address indicated under “The

Exchange Offer—Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure.”

Withdrawal Rights	You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes	If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

Federal Income Tax Considerations Relating to the Exchange Offer	Exchanging your initial notes for exchange notes will not be a taxable event to you for U.S. federal income tax purposes. Please refer to the section of this prospectus entitled “U.S. Federal Income Tax Considerations.”

Exchange Agent	Wilmington Trust, National Association is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:

•	except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act;

•

you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act; and

•	the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

You will not be able to require us to register your initial notes under the Securities Act unless:

•	an initial purchaser requests us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer;

•	you are not eligible to participate in the exchange offer;

•

you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

•	you are a broker-dealer and hold initial notes that are part of an unsold allotment from the original sale of the initial notes.

In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Resales	It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “—Obligations of Broker-Dealers” below.

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

•	you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title thereto;

•	the exchange notes acquired by you are being acquired in the ordinary course of business;

•

you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes;

•

you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

•

if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors—Risks Related to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers	If you are a broker-dealer (1) that receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from the issuers in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of Terms of the Exchange Notes

Issuer	Hexion Inc.

Notes Offered	$315,000,000 aggregate principal amount of 10.00% First-Priority Senior Secured Notes due 2020 (the “notes”).

Maturity Date	The notes will mature on April 15, 2020.

Interest Payment Dates	April 15 and October 15 of each year after the date of issuance of the notes, commencing October 15, 2015.

Guarantees	The notes are guaranteed, jointly and severally, irrevocably and unconditionally, on a senior secured basis, by certain of the Issuer’s existing domestic subsidiaries that guarantee its obligations under the ABL Facility and the Issuer’s future domestic subsidiaries that guarantee any debt of the Issuer or any guarantor. See the footnotes to the financial statements incorporated by reference herein for separate financial information on these guarantors. See “Description of the Notes—Guarantees” and “—Certain Covenants—Future Guarantors.”

Ranking	The notes and the guarantees are our senior secured obligations. The notes and the guarantees rank:

•

pari passu in right of payment with all of our and our guarantors’ existing and future senior indebtedness, including debt under the ABL Facility, the First Lien Notes, the Senior Secured Notes and the Second Lien Notes and the guarantees thereof;

•	senior in priority as to collateral with respect to our and our guarantors’ indebtedness under the ABL Facility, to the extent of the value of the Notes Priority Collateral;

•	junior in priority as to collateral with respect to our and our guarantors’ indebtedness under the ABL Facility, to the extent of the value of the ABL Priority Collateral;

•

pari passu in priority as to collateral with respect to our and our guarantors’ indebtedness under the First Lien Notes and under any other future indebtedness permitted to be incurred and secured on a pari passu basis with the notes and the First Lien Notes;

•

senior in priority as to collateral with respect to our and our guarantors’ existing and future obligations secured by a junior-priority lien on the collateral, including the Senior Secured Notes and the Second Lien Notes;

•	senior in right of payment to all of our and our guarantors’ existing and future subordinated indebtedness; and

•	effectively junior in right of payment to all existing and future indebtedness and other liabilities of any subsidiary that does not guarantee the notes, including our foreign subsidiaries.

As of December 31, 2014, as adjusted for the Financing Transactions:

•

Hexion and its subsidiaries would have had approximately $4.1 billion aggregate principal amount of total indebtedness outstanding, including $315 million of the notes and $1,550 million of the First Lien Notes and the guarantees thereof. In addition, as of such date we would have had $363 million of availability under the ABL Facility (subject to borrowing base availability), all of which would have been secured by a first-priority lien on the ABL Priority Collateral and by a second-priority lien on the Notes Priority Collateral, and approximately $1.8 billion aggregate principal amount of secured indebtedness outstanding constituting junior-priority lien obligations, consisting of the Senior Secured Notes and the Second Lien Notes and the guarantees thereof; and

•

Hexion’s subsidiaries that are not guarantors with respect to the notes had total indebtedness of approximately $134 million and total liabilities of approximately $808 million (in each case excluding intercompany liabilities of subsidiaries that are not such obligors).

Collateral	The notes and the guarantees are secured by first-priority liens on the “Notes Priority Collateral” (which generally includes most of our and our domestic subsidiaries’ assets other than the ABL Priority Collateral) and by second-priority liens on the “ABL Priority Collateral” (which generally includes most of our and our domestic subsidiaries’ inventory and accounts receivable and related assets), in each case subject to certain exceptions and permitted liens. For more information, see “Description of the Notes—Security for the Notes.” Certain assets owned by our foreign subsidiaries that are not collateral for the notes and the guarantees serve as collateral for the obligations of our foreign subsidiaries under the ABL Facility. See “Description of the Notes—Security for the Notes.”

The book value of the assets of Hexion, and the assets of the domestic subsidiary guarantors, which are included in the collateral, was approximately $2,325 million as of December 31, 2014.

Certain of our first-tier foreign subsidiaries, from time to time, could have a value in excess of 20% of the principal amount of the notes, and pledges of the capital stock of such entities would require that separate financial statements pursuant to Rule 3-16 of Regulation S-X be provided in connection with the filing of a registration statement related to the notes or any other filing we are required to make with the SEC. However, pursuant to collateral cut-back provisions in the indenture governing the notes, our pledge of such stock as collateral for the notes is limited to less than 20% of the principal amount of the notes. Notwithstanding the foregoing, as of the closing date of the offering of the initial notes, our pledge of the membership interests of Hexion International Holdings Coöperatief U.A. (formerly known as

Momentive International Holdings Coöperatief U.A., “Hexion Coop”) (which is the indirect owner of Hexion Canada Inc. (formerly known as Momentive Specialty Chemicals Canada Inc., “Hexion Canada”)) has not been cut back in accordance with the terms of the indenture governing the notes. Substantially all of our foreign operations are conducted through Hexion Coop and its subsidiaries. See “Description of the Notes—Security for the Notes—Limitations on Stock Collateral.”

Notwithstanding the foregoing, the initial collateral securing the notes does not include, among other things, any real estate or Principal Property (as such term is defined in the indentures governing certain of our existing debentures and means generally any manufacturing or processing plant or warehouse owned or leased by us or any of our subsidiaries and located within the United States), any property or assets owned by any of our foreign subsidiaries, voting equity interests in our foreign subsidiaries in excess of 65% of such interests, any assets which, if included in the collateral, would require our existing debentures to be ratably secured with the notes pursuant to the terms of the indentures for such existing debentures, any vehicle, any assets that would otherwise constitute ABL Priority Collateral that are not pledged as security for the ABL Facility, any letter of credit rights to the extent the Issuer or any guarantor is required by applicable law to apply the proceeds of a drawing of such letter of credit for a specified purpose, any right, title or interest of any issuer or the guarantors in any license, contract or agreement to which such issuers or guarantor is a party or any of its right, title or interest thereunder to the extent that such a grant would result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or enforceability of, that license, contract or agreement to which such issuer or guarantor is a party (except to the extent such breach or default is rendered ineffective by applicable law), any equipment or other asset owned by the Issuer or any guarantor that is subject to a purchase money lien or a capitalized lease obligation, if the contract or other agreement in which such lien is granted prohibits or requires the consent of any person other than the Issuer or guarantors as a condition to the creation of any other security interest on such equipment or certain intent-to-use United States trademark applications (sometimes referred to in this prospectus as “excluded collateral”).

Notwithstanding the foregoing paragraph, after the repayment in full of the Existing Debentures, we will grant liens in favor of holders of the notes (and liens in favor of the holders of our other then outstanding secured debt, to the extent required by the terms of such secured debt and the applicable intercreditor agreements) on our assets constituting Principal Property, subject to certain exceptions, and the assets constituting Principal Property secured by such liens will no longer constitute excluded collateral for the notes.

The obligations under the ABL Facility also benefit from a security interest in the assets of certain of our foreign subsidiaries that are borrowers or loan parties thereto. The notes will not have the benefit of a security interest in such foreign assets. The pledge of the stock of certain of our foreign subsidiaries as collateral for the obligations under the ABL Facility also is not subject to any collateral cut back provisions of the type that are applicable to the collateral for the notes.

The priority of the collateral liens securing the notes is pari passu to the collateral liens on our and the guarantors’ assets securing the First Lien Notes and other obligations that may be secured by first-priority liens as described under “Description of the Notes—Security for the Notes.” The value of collateral securing the notes at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The liens on the collateral may be released without the consent of the holders of notes if collateral is disposed of in a transaction that complies with the applicable indenture, security documents and intercreditor agreements and otherwise as provided in the indenture and the applicable intercreditor agreements. In the event of a liquidation of the collateral, the proceeds may not be sufficient to satisfy the obligations under the notes and any other indebtedness secured on a senior or pari passu basis thereto. See “Risk Factors—Risks Related to an Investment in the Notes and this Offering—It may be difficult to realize the value of the collateral securing the notes.”

Intercreditor Agreements	The trustee under the indenture governing the notes has enter into a first lien intercreditor agreement with the trustee under the indenture governing the First Lien Notes. The first lien intercreditor agreement governs the relative priorities of the parties’ respective security interests in the assets securing our and the guarantors’ obligations under the notes, the First Lien Notes (and, to the extent we enter into any senior secured credit facilities secured on a pari passu basis with the notes, such senior secured credit facilities) and certain other matters relating to the administration of security interests and collateral. The terms of such first lien intercreditor agreement are set forth under “Description of the Notes—Security for the Notes—First Lien Intercreditor Agreement.”

Pursuant to the first lien intercreditor agreement, the trustee under the indenture governing the First Lien Notes, acting at the direction of the holders of the First Lien Notes, controls substantially all matters related to the collateral securing the First Lien Notes and the notes and may cause the collateral agent to dispose of, release or foreclose on, or take other actions with respect to the shared collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. In addition, the holders of the notes have waived certain rights normally applicable to secured creditors in bankruptcy. See “Description of the Notes—Security for the Notes—First Lien Intercreditor Agreement.”

In addition, the ABL Collateral Agent, the First Lien Collateral Agent and the authorized representatives of any First Priority Lien Obligations (including the trustee under the indenture governing the First Lien Notes) from time to time have entered into an intercreditor agreement as to the relative priorities of their respective security interests in the ABL Priority Collateral and the Notes Priority Collateral and certain other matters related to the administration of security interests and collateral. The trustee under the indenture governing the notes has also become a party to this intercreditor agreement pursuant to a joinder thereto. So long as first-priority liens on the ABL Priority Collateral are outstanding, holders of the notes are not be entitled to enforce their security interest under the second-priority lien on the ABL Priority Collateral. In addition, the holders of the notes have waived certain rights normally applicable to secured creditors in bankruptcy with respect to the ABL Priority Collateral. See “Description of the Notes—Security for the Notes—ABL Intercreditor Agreement.”

The trustee under the indenture governing the notes has also become a party to the junior-priority intercreditor agreements among the trustees and the collateral agents under the indentures governing our existing junior-priority senior secured notes and the collateral agent and the administrative agent under the ABL Facility, pursuant to joinders and supplements thereto. The junior-priority intercreditor agreements govern the relative priorities of the parties’ respective security interests in the assets securing our and the guarantors’ obligations under the notes, the First Lien Notes and the ABL Facility, on the one hand, and the applicable junior-priority senior secured notes, on the other hand, and certain other matters relating to the administration of security interests and collateral. The terms of such intercreditor agreement are set forth under “Description of the Notes—Security for the Notes—Junior Priority Intercreditor Agreements.”

Optional Redemption	We may redeem some or all of the notes before April 15, 2017 at a redemption price of 100% of the principal amount plus accrued and unpaid interest and additional interest, if any, to the redemption date, plus a make-whole premium. Thereafter, the notes may be redeemed at our option on the redemption dates and at the redemption prices specified under “Description of the Notes—Optional Redemption.”

Optional Redemption After Certain Equity Offerings	On or prior to April 15, 2017, we may redeem up to 35% of the aggregate principal amount of notes in an aggregate amount equal to the net cash proceeds of one or more equity offerings at the redemption prices specified under “Description of the Notes—Optional Redemption.”

Change of Control	If we experience a change of control (as defined in the indenture governing the notes), we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Notes—Change of Control.”

Asset Sale Offer	If we sell assets under certain circumstances and do not use the proceeds for specified purposes, we must reduce the principal amount of the notes by making a redemption under the optional redemption provisions, repurchase the notes through open market purchases at or above 100% of the principal amount of the notes repurchased and/or make an offer to repurchase the notes at 100% of the principal amount of the notes repurchased, plus accrued and unpaid interest to the applicable repurchase date. See “Description of the Notes—Certain Covenants—Asset Sales.”

Certain Covenants	The indenture that governs the notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	grant liens on assets;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments or acquisitions;

•	incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with our affiliates;

•	merge or consolidate with other companies or transfer all or substantially all of our assets; and

•	transfer or sell assets.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the Notes—Certain Covenants.”

Absence of a Public Market for the Exchange Notes	The exchange notes are new securities for which there is no established market. We cannot assure you that a market for these exchange notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors—Risks Relating to an Investment in the Notes— There may be no active trading market for the notes, and if one develops, it may not be liquid.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes. See “Use of Proceeds.”

Form of the Exchange Notes	The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company with Wilmington Trust, National Association, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled “Description of the Notes—Book-Entry, Delivery and Form—Exchange of Global Notes for Certificated Notes” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book-entry form by The Depository Trust Company with respect to its participants.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

Summary Historical Consolidated Financial Data of Hexion Inc.

The following table presents Hexion’s summary historical financial information as of and for the periods presented. The summary historical financial information as of and for each of the years ended December 31, 2014, 2013 and 2012 have been derived from, and should be read in conjunction with, Hexion’s audited financial statements included elsewhere in this prospectus.

You should read the following summary historical consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” “Capitalization,” “Unaudited Pro Forma Financial Information,” “Selected Historical Financial and Other Information” and our consolidated financial statements and related notes and other financial information included elsewhere in this prospectus.

	As of and for the Year ended December 31,
(In millions)	2014	2013	2012
Statement of Operations
Net sales	$5,137	$4,890	$4,756
Cost of sales	4,534	4,316	4,160

Gross profit	603	574	596
Selling, general and administrative expense	361	362	322
Asset impairments	5	181	23
Business realignment costs	47	21	35
Other operating expense (income), net	(8)	1	11

Operating income	198	9	205
Interest expense, net	308	303	263
Loss on extinguishment of debt	—	6	—
Other non-operating (income) expense, net	32	2	(1)

(Loss) income from continuing operations before income tax and earnings from unconsolidated entities	(142)	(302)	(57)
Income tax expense (benefit)	26	349	(384)

(Loss) income from continuing operations before earnings from unconsolidated entities	(168)	(651)	327
Earnings from unconsolidated entities, net of taxes	20	17	19

Net (loss) income from continuing operations	(148)	(634)	346
Net income from discontinued operations, net of taxes	—	—	—

Net (loss) income	(148)	(634)	346
Net loss attributable to noncontrolling interest	—	1	—

Net (loss) income attributable to Hexion Inc.	$(148)	$(633)	$346

Dividends declared per common share	$—	$0.01	$0.04
Cash Flows provided by (used in):
Operating activities	$(50)	$80	$177
Investing activities	(233)	(150)	(138)
Financing activities	69	52	(59)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$172	$393	$419
Short-term investments	7	7	5
Working capital (1)	420	572	669
Total assets	2,672	2,874	3,349
Total long-term debt	3,735	3,665	3,419
Total net debt (2)	3,655	3,374	3,071
Total liabilities	5,024	4,944	4,635
Total deficit	(2,352)	(2,070)	(1,286)

	As of and for the Year ended December 31,
(In millions)	2014	2013	2012
EBITDA (3)	330	172	378
Segment EBITDA (3)	450	422	490
LTM Adjusted EBITDA (4)	505

(1)	Working capital is defined as current assets less current liabilities.
(2)	Net debt is defined as long-term debt plus short-term debt less cash and cash equivalents and short-term investments.
(3)	EBITDA is defined as Net (loss) income (excluding loss (gain) on extinguishment of debt) before interest, income taxes, and depreciation and amortization. Segment EBITDA is defined as EBITDA adjusted for certain non-cash items and other income and expenses. We have presented EBITDA and Segment EBITDA because we believe that these measures are useful to investors since they are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry. Segment EBITDA is the primary performance measure used by the Company’s senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. EBITDA and Segment EBITDA are not recognized terms under GAAP, should not be viewed in isolation and do not purport to be alternatives to Net (loss) income as indicators of operating performance or cash flows from operating activities as measures of liquidity. There are material limitations associated with making the adjustments to our earnings to calculate EBITDA and Segment EBITDA and using these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures. For instance, EBITDA and Segment EBITDA do not include:

•	interest expense, and because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue;

•	depreciation and amortization expense, and because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue; and

•	tax expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate.

Additionally, EBITDA and Segment EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as capital expenditures, contractual commitments, interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA and Segment EBITDA may not be comparable to other similarly titled measures for other companies. Also the amounts shown for EBITDA and Segment EBITDA as presented herein differ from the amounts calculated under the definition of Adjusted EBITDA used in our debt instruments, which further adjust for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making acquisitions.

See below for a reconciliation of Net (loss) income to EBITDA.

	Year ended December 31,
(In millions)	2014	2013	2012
Reconciliation of Net (Loss) Income to EBITDA
Net (loss) income	$(148)	$(634)	$346
Income tax expense (benefit)	26	349	(384)
Loss on extinguishment of debt	—	6	—
Interest expense, net	308	303	263
Depreciation and amortization	144	148	153

EBITDA	$330	$172	$378

See below for a reconciliation of Segment EBITDA to Net (loss) income.

	Year ended December 31,
	2014	2013	2012
(in millions)
Epoxy, Phenolic and Coating Resins	$272	$258	$337
Forest Products Resins	251	231	201
Corporate and Other	(73)	(67)	(48)

Total	450	422	490

Reconciliation:
Items not included in Segment EBITDA
Asset impairments	(5)	(181)	(23)
Business realignment costs	(47)	(21)	(35)
Integration costs	—	(10)	(12)
Realized and unrealized foreign currency losses	(32)	(2)	(3)
Other	(36)	(35)	(39)

Total adjustments	(120)	(249)	(112)
Loss on extinguishment of debt	—	(6)	—
Interest expense, net	(308)	(303)	(263)
Income tax (expense) benefit	(26)	(349)	384
Depreciation and amortization	(144)	(148)	(153)

Net (loss) income attributable to Hexion Inc.	(148)	(633)	346
Net loss attributable to noncontrolling interest	—	(1)	—

Net (loss) income	$(148)	$(634)	$346

(4)	See below for a reconciliation of Net Loss to LTM Adjusted EBITDA, and qualifications as to the use of LTM Adjusted EBITDA, which is not a recognized term under U.S. GAAP.

Year ended December 31, 2014
(in millions)
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(148)
Income tax expense	308
Interest expense, net	26
Depreciation and amortization	144

EBITDA	330
Adjustments to EBITDA:
Asset impairments	5
Business realignments costs (a)	47
Realized and unrealized foreign currency losses	32
Other (b)	50
Cost reduction programs savings (c)	30
Pro Forma EBITDA adjustment for acquisition (d)	11

Adjusted EBITDA	$505

Pro forma fixed charges (e)	$295

Ratio of Adjusted EBITDA to Fixed Charges (f)	1.71

(a)	Represents headcount reduction expenses and plant rationalization costs related to cost reduction programs and other costs associated with business realignments.
(b)	Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, stock-based compensation and realized and unrealized derivative activity.
(c)	Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with Hexion’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the period presented. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.
(d)	Reflects pro forma impact of the acquisition of a manufacturing facility in Shreveport, Louisiana in early 2014, and represents our estimate of incremental annualized EBITDA when the facility is operating at full capacity, as well as related synergies. Actual EBITDA will depend on pricing, volumes sold and cost structure, and could vary materially from this estimate.
(e)	Reflects pro forma interest expense based on interest rates at December 31, 2014, but does not reflect the pro forma impact of the Financing Transactions.
(f)	Hexion’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing certain notes, unless Hexion has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of December 31, 2014, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness and to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under our ABL Facility (available borrowings of which were $363 million at December 31, 2014, as adjusted for the Financing Transactions).

Adjusted EBITDA is defined as EBITDA adjusted to exclude certain non-cash items and other income and expenses. Adjusted EBITDA also reflects other adjustments permitted in calculating compliance under the indentures governing certain of Hexion’s debt instruments and Hexion’s ABL Facility, including reflecting the expected future impact of announced acquisitions and in-process cost saving initiatives. As we are highly leveraged, we believe that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about our ability to comply with our financial covenants and to obtain additional debt in the future. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Inclusion of the anticipated cost savings or incremental EBITDA from new facilities and other cost reduction programs should not be viewed as a representation that we will achieve such cost savings or incremental EBITDA, but rather to reflect add backs which our debt instruments permit us to include in calculating Adjusted EBITDA. See “Risk Factors—Risks Related to our Business—We have achieved significant cost savings as a result of the Shared Services Agreement with MPM. If the Shared Services Agreement is terminated or further amended, if we have material disputes with MPM regarding its implementation or if we are unable to implement new initiatives under the amended agreement, it could have a material adverse effect on our business operations, results of operations, and financial condition.”

Ratio of Earnings to Fixed Charges

	Historical
	Year ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges and preferred stock dividends (1)	—	—	—	1.37	1.84

(1)	Our earnings were insufficient to cover fixed charges by $142 million, $302 million and $58 million for the years ended December 31, 2014, 2013 and 2012, respectively.

RISK FACTORS

Investing in the exchange notes in this exchange offer involves a high degree of risk. You should carefully consider the risks described below in addition to the other information set forth in this prospectus before participating in the exchange offer. Any of the following risks could materially adversely affect our business, financial condition or results of operations and prospects, which in turn could adversely affect our ability to make payments with respect to the notes. In such case, you may lose all or part of your original investment.

Risks Related to an Investment in the Notes and this Offering

The notes are effectively subordinated to all liabilities of our non-guarantor subsidiaries and structurally subordinated to claims of creditors of all of our foreign subsidiaries.

The notes are structurally subordinated to indebtedness and other liabilities of Hexion’s subsidiaries that are not the Issuer or guarantors of the notes. As of December 31, 2014, on an as adjusted basis giving effect to the Financing Transactions, Hexion’s subsidiaries that are not guarantors had total indebtedness of approximately $134 million and total liabilities of $808 million (in each case, excluding intercompany liabilities of such non-guarantor subsidiaries). In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to Hexion.

The notes are not guaranteed by any of Hexion’s non-U.S. subsidiaries. Hexion’s non-U.S. subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that Hexion or the subsidiary guarantors have to receive any assets of any of the foreign subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

Additional indebtedness is secured by the collateral securing the notes, and the notes will be secured only to the extent of the value of the assets that have been granted as security for the notes and the guarantees, which may not be sufficient to satisfy our obligations under the notes.

Indebtedness under our ABL Facility, the interest protection and other hedging agreements, cash management agreements and the overdraft facility pursuant thereunder (referred to herein as the “ABL Obligations”) are secured by first-priority liens on the ABL Priority Collateral and other assets of Hexion and its subsidiaries and junior liens on the Notes Priority Collateral. The notes are secured by a lien on only a portion of the assets that secure the ABL Obligations and there may not be sufficient collateral to pay all or any of the notes. In addition, indebtedness permitted to be secured pari passu with the notes (referred to herein as other “First Priority Lien Obligations”), such as the First Lien Notes, are secured by the same tangible and intangible assets of Hexion and each subsidiary guarantor that secures the notes on a pari passu basis. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or any future domestic subsidiary, the assets that are pledged as shared collateral securing the other First Priority Lien Obligations and the notes must be used to pay the other First Priority Lien Obligations and the notes ratably, as set forth in the first lien intercreditor agreement. We may incur additional First Priority Lien Obligations and ABL Obligations in the future.

As of December 31, 2014, as adjusted for the Financing Transactions, we would have had approximately $4.1 billion of outstanding indebtedness, including the notes and guarantees and including $1,550 million of the First Lien Notes. As of December 31, 2014, as adjusted for the Financing Transactions, borrowings of $363 million would be unused and available under our ABL Facility (which is subject to borrowing base availability and an effective cap on borrowings when we are unable to satisfy a fixed charge coverage ratio). In addition to other First Priority Lien Obligations, the Indenture allows a significant amount of other indebtedness and other obligations to be secured by a lien on the collateral securing the notes on an equal and ratable basis, provided that, in each case, such indebtedness or other obligation could be incurred under the debt and lien incurrence covenants contained in the Indenture. Any additional obligations secured by an equal priority lien on the collateral securing the notes will adversely affect the relative position of the holders of the notes with respect to the collateral securing the notes.

Many of our assets, such as certain assets owned by our foreign subsidiaries, are not part of the collateral securing the notes, but do secure the ABL Facility. In addition, our foreign subsidiaries will be permitted to incur substantial indebtedness in compliance with the covenants under the ABL Facility, the indentures governing our other secured notes, the indenture governing the notes and the agreements governing our other indebtedness. We are also permitted to transfer assets from guarantors to non-guarantor subsidiaries, including non-U.S. subsidiaries in compliance with the covenants under the indenture. Upon such a transfer, those assets will be released automatically from the lien securing the notes. With respect to those assets that are not part of the collateral securing the notes but which secure other obligations, the notes will be effectively junior to these obligations to the extent of the value of such assets. There is no requirement that the holders of other First Priority Lien Obligations or ABL Obligations first look to these excluded assets before foreclosing, selling or otherwise acting upon the collateral shared with the notes.

No appraisals of any collateral have been prepared in connection with the offering of the notes. The value of the collateral at any time depends on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future events or trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes and other First Priority Lien Obligations, in full or at all, while also paying the ABL Obligations in accordance with the ABL intercreditor agreement.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or any future guarantor, all proceeds from ABL Priority Collateral will be applied first to repay the obligations in respect of the ABL Facility and, second, to repay the obligations in respect of the notes and other First Priority Lien Obligations that are secured by a Lien that is pari passu with the notes, and proceeds from Notes Priority Collateral will be applied first to repay the obligations in respect of the notes and other First Priority Lien Obligations that are secured by a Lien that is pari passu with the notes and, second, to repay the obligations in respect of the ABL Facility. No assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all, while also paying obligations under the ABL Facility and other First Priority Lien Obligations that are secured by a lien that is pari passu with the liens securing the notes.

Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

The secured indebtedness under the ABL Facility is effectively senior to the notes to the extent of the value of the ABL Priority Collateral.

The ABL intercreditor agreement provides that, upon an enforcement action or insolvency, holders of indebtedness under the ABL Facility will be entitled to be paid out of the proceeds of the ABL Priority Collateral upon a bankruptcy, liquidation, dissolution, reorganization or similar proceeding before the proceeds are applied to pay obligations with respect to the notes. Holders of the indebtedness under the ABL Facility will be entitled to receive the proceeds from the realization of value of such collateral to repay such indebtedness in full before the holders of notes will be entitled to any recovery from such collateral. As a result, holders of the notes will only be entitled to receive proceeds from the realization of value of the ABL Priority Collateral after all indebtedness and other obligations under the ABL Facility are repaid in full. The notes will effectively be junior in right of payment to indebtedness under our ABL Facility to the extent of the realizable value of ABL Priority Collateral. We have not pledged any real property to secure the notes or other first priority lien obligations and, accordingly, a substantial portion of the collateral constitutes ABL Priority Collateral.

The ABL intercreditor agreement also contains a number of waivers by holders of the notes of important rights that otherwise accrue to secured creditors in a bankruptcy. For a more complete description, see “Description of the Notes—Security for the Notes.”

Even though the holders of the notes will benefit from a first-priority lien on the collateral of Hexion and the guarantors that secures our First Lien Notes, the representative of the holders of the First Lien Notes and, if we enter into senior secured credit facilities that are secured by liens that are pari passu with the liens securing the notes, the representative of the lenders under such senior secured credit facilities, will control actions with respect to that collateral.

The rights of the holders of the notes with respect to the collateral that secure the notes on a first-priority basis is subject to a first lien intercreditor agreement among the holders of the notes and the other First Priority Lien Obligations, including the First Lien Notes and, to the extent we enter into future senior secured credit facilities that are secured by liens that are pari passu with the liens securing the notes, the secured parties thereunder. Under the first lien intercreditor agreement, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control such proceedings will initially be at the direction of the authorized representative of the holders of the First Lien Notes, until the earlier of (1) the date on which our obligations under our First Lien Notes are discharged (which discharge does not include certain refinancings of our First Lien Notes), (2) the date on which we incur obligations under senior secured credit facilities that are secured by liens that are pari passu with the liens securing the notes (in which case the representative of the lenders thereunder would be the authorized representative with the ability to cause the commencement of enforcement proceedings against such collateral and to control such proceedings) and (3) 180 days after the occurrence of an event of default under the indenture governing the notes (so long as the trustee for the notes provides notice of such event of default to the authorized representative for the holders of the First Lien Notes and (x) such authorized representative has not commenced nor is diligently pursuing an enforcement action with respect to the collateral and (y) no grantor of collateral is a debtor under any insolvency or liquidation proceeding). Upon the occurrence of any of the events described in (1) and (3), the trustee for the holders of the notes will control such matters if the notes represent the next largest outstanding principal amount of indebtedness secured by a first-priority lien on the collateral and has complied with the applicable notice provisions and if the notes are at the time due and payable in full. However, even if the authorized representative of the notes gains the right to direct the collateral agent in the circumstances described in clause (3) above, such authorized representative must stop doing so (and those powers with respect to the collateral would revert to the authorized representative of the holders of the First Lien Notes) if (1) the authorized representative of the holders of the First Lien Notes has commenced and is diligently pursuing enforcement action with respect to the collateral or (2) the grantor of a security interest in the collateral (whether our company or the applicable subsidiary guarantor) is then a debtor under or with respect to (or otherwise subject to) an insolvency or liquidation proceeding.

Therefore, if we enter into (i) any first lien or senior secured credit facilities or (ii) if we issue additional first lien notes or other debt in the future in a greater principal amount than the notes, then, in the case of clause (i), the authorized representative for such senior secured credit facilities will exercise rights under the first lien intercreditor agreement, or in the case of clause (ii), if such additional notes or such other debt constitutes the largest outstanding principal amount of indebtedness secured by a first priority lien on the collateral, the authorized representative of such indebtedness will have the right to exercise rights under the first lien intercreditor agreement, rather than the authorized representative for the holders of the First Lien Notes.

Under the first lien intercreditor agreement, the authorized representative of the holders of the notes may not object following the filing of a bankruptcy petition to any debtor-in-possession financing or to the use of the shared collateral to secure that financing, subject to conditions and limited exceptions. After such a filing, the value of this collateral could materially deteriorate, and holders of the notes would be unable to raise an objection.

The collateral that secures the notes on a first-priority basis is also be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be in effect on the Issue Date or that may be accepted by the authorized representative of the First Lien Notes or by the authorized representative of the lenders under any senior secured credit facilities that may be incurred in the future, in each case during any period that such authorized representative controls actions with respect to the collateral pursuant to the first lien intercreditor agreement. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral for the benefit of the holders of the notes. The initial purchasers have neither analyzed the effect of, nor participated in any negotiations relating to, such exceptions, defects, encumbrances, liens and imperfections, and the existence thereof could adversely affect the value of the collateral that will secure the notes as well as the ability of the collateral agent to realize or foreclose on such collateral for the benefit of the holders of the notes.

Furthermore, the security documents generally allow us and our subsidiaries to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral securing the notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from such sale will be subject to the lien securing the notes only to the extent such proceeds would otherwise constitute “collateral” securing the notes under the security documents. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the notes would be reduced and the notes would not be secured by such proceeds. For instance, if we sell any of our domestic assets which constitute collateral securing the notes and, with the proceeds from such sale, purchase assets in Europe which we transfer to one of our foreign subsidiaries, the holders of the notes would not receive a security interest in the assets purchased in Europe and transferred to our foreign subsidiary because the pool of assets which constitutes collateral securing the notes under the security documents excludes assets owned by our foreign subsidiaries.

The capital stock securing the notes will automatically be released from the lien and no longer be deemed to be collateral to the extent the pledge of such capital stock would require the filing of separate financial statements for any of our subsidiaries (other than Hexion Coop) with the SEC. As a result of any such release, the notes could be secured by less collateral than our first-priority indebtedness.

The indenture governing the notes and the security documents provide that, to the extent that separate financial statements of any of our subsidiaries (other than Hexion Coop, which is the indirect owner of Hexion Canada) would be required by the rules of the SEC (or any other governmental agency) due to the fact that such subsidiary’s capital stock or other securities secure the notes, then such capital stock or other securities will automatically be deemed not to be part of the collateral securing the notes to the extent necessary to not be subject to such requirement. In such event, the security documents will be amended, without the consent of any holder of notes, to the extent necessary to release the liens on such capital stock or securities. As a result, holders of the notes could lose all or a portion of their security interest in the capital stock or other securities if any such rule becomes applicable. In addition, certain of our foreign subsidiaries have a value in excess of 20% of the aggregate principal amount of the notes; accordingly, our pledge of such stock as collateral for the notes will be limited to less than 20% of the aggregate principal amount of the notes. As a result of the foregoing, the notes could be secured by less collateral than the ABL Obligations or other First Priority Lien Obligations that may be incurred in the future.

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference and would not be entitled to post-petition interest or “adequate protection” with respect to such difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

The collateral securing the notes may be diluted under certain circumstances.

The collateral that secures the notes also secures our obligations under the First Lien Notes and the ABL Obligations. This collateral may secure on a first-priority basis additional senior indebtedness that Hexion or certain of our subsidiaries incur in the future, subject to restrictions on our ability to incur debt and liens under the indentures and the ABL Facility. Your rights to the collateral would be diluted by any increase in the indebtedness secured on a first-priority or parity basis by this collateral.

It may be difficult to realize the value of the collateral securing the notes.

The collateral securing the notes is subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the creditors that have the benefit of first liens on the collateral securing the notes from time to time, whether on or after the date the notes are issued. The initial purchasers did not analyze the effect of, nor participate in, any negotiations relating to, such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other First Priority Lien Obligations and ABL Obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed.

In addition, our business requires numerous federal, state and local permits and licenses. Continued operation of properties that are the collateral for the notes depends on the maintenance of such permits and licenses. Our business is subject to substantial regulations and permitting requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or changes in applicable regulations or requirements. In the event of foreclosure, the transfer of such permits and licenses may be prohibited or may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of all such permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, a temporary shutdown of operations may result and the value of the collateral may be significantly decreased.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the notes will be released automatically, including:

•	a sale, transfer or other disposition of such collateral in a transaction not prohibited under the indenture;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee;

•

in respect of the property and assets of a restricted subsidiary that is a guarantor, upon the designation of such guarantor as an unrestricted subsidiary in accordance with the indenture governing the notes;

•

the case of the Issuer or a guarantor making a transfer permitted under the indenture governing the notes to any person (including a restricted subsidiary of the Issuer) that is not the Issuer or a guarantor;

•

except in connection with repayment of other First Priority Lien Obligations or where future senior secured credit facilities secured by liens that are pari passu with the liens securing the notes represent less than a majority of the First Priority Lien Obligations, upon release of liens securing the other First Priority Lien Obligations; and

•

except in connection with the repayment of the ABL Facility, in respect of any property and assets of the Issuer or a Guarantor that would constitute ABL Priority Collateral but is at such time not subject to a Lien securing ABL Obligations.

The guarantee of a subsidiary guarantor will be automatically released to the extent it is released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the Indenture. The Indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the Indenture, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the Indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a claim on the assets of such unrestricted subsidiary and its subsidiaries that is senior to the claim of the holders of the notes. See “Description of the Notes.”

Federal and state statutes allow courts, under specific circumstances, to void notes, guarantees and security interests, and require note holders to return payments received.

Certain of the Issuer’s existing domestic subsidiaries guarantee the notes (and the related exchange notes, if issued) and certain of its future domestic subsidiaries may guarantee the notes. In addition, the guarantees are secured by certain collateral owned by the related guarantor. If the Issuer or any guarantor becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law a court may void or otherwise decline to enforce the notes, the guaranty or the related security agreements, as the case may be. A court might do so if it found that when the Issuer issued the notes or the guarantor entered into its guaranty or, in some states, when payments became due under the notes, the guaranty or security agreements, such issuer or the guarantor received less than reasonably equivalent value or fair consideration and either:

•	was or was rendered insolvent;

•	was left with inadequate capital to conduct its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The court might also void an issuance of notes, a guaranty or security agreements, without regard to the above factors, if the court found that the Issuer issued the notes or the guarantor entered into its guaranty or security agreements with actual intent to hinder, delay or defraud its creditors.

A court would likely find that the Issuer or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or its guaranty and security agreements, respectively, if the Issuer or the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void an issuance of notes, a guaranty or the related security agreements, you would no longer have a claim against the Issuer or the guarantor or, in the case of the security agreements, a claim with respect to the related collateral. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the Issuer or the guarantor or with respect to the collateral.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider the Issuer or a guarantor insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

Each guaranty contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not be effective to protect the guaranties from being voided under fraudulent transfer law, or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guaranty worthless.

The notes will mature after a substantial portion of our other indebtedness.

The notes will mature on April 15, 2020. A substantial portion of our existing indebtedness (including under the ABL Facility and certain of our existing notes) will mature prior to April 15, 2020. In addition, the First Lien Notes mature on April 15, 2020.

Therefore, we will be required to repay a substantial portion of our other creditors before we are required to repay the principal of, and a portion of the interest due on, the notes. As a result, we may not have sufficient cash to repay all amounts owing on the notes, together with the First Lien Notes, at maturity. There can be no assurance that we will have the ability to borrow or otherwise raise the amounts necessary to repay or refinance such amounts.

The rights of holders of notes to the collateral securing the notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing the notes may not be perfected with respect to the claims of notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the issue date of the notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified and additional steps to perfect in such property and rights are taken. The Issuer and our subsidiary guarantors will have limited obligations to perfect the security interest of the holders of notes in specified collateral. There can be no assurance that the trustee or the collateral agent for the notes will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that could constitute collateral or the perfection of any security interest. This may result in the loss of the security interest in the collateral or the priority of the security interest in favor of notes against third parties.

In addition, the security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The security interest in the collateral securing the notes includes domestic assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. We are required by the Trust Indenture Act to inform the trustee of certain future acquisitions of property or rights that constitute collateral. However, there can be no assurance that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. This may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

The Issuer may not be able to repurchase the notes upon a change of control.

Specific kinds of change of control events of the Issuer will be an event of default under the indenture governing the notes unless the Issuer makes an offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest or by exercising their right to redeem such notes, in each case within 30 days after such change of control event. Similar change of control offer requirements are applicable to notes issued under certain of our other indentures. The Issuer will be dependent on its subsidiaries for the funds necessary to cure the events of default caused by such change of control event. The Issuer and its subsidiaries may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer or to redeem such notes. The occurrence of a change of control would also constitute an event of default under the ABL Facility and could constitute an event of default under our other indebtedness. Our bank lenders may have the right to prohibit any such purchase or redemption, in which event we will seek to obtain waivers from the required lenders under the ABL Facility and our other indebtedness, but may not be able to do so. See “Description of the Notes—Change of Control.”

Investors may not be able to determine when a change of control giving rise to their right to have the notes repurchased by the Issuer has occurred following a sale of “substantially all” of the company’s assets.

Specific kinds of change of control events of the Issuer require the Issuer to make an offer to repurchase all outstanding notes or exercise their right to redeem such notes. The definition of change of control includes a phrase relating to the sale, lease of transfer of “all or substantially all” the assets of the Issuer and its subsidiaries taken as a whole. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its subsidiaries taken as a whole to another individual, group or entity may be uncertain.

We can enter into transactions like recapitalizations, reorganizations and other highly leveraged transactions that do not constitute a change of control but that could adversely affect the holders of the notes.

The change of control repurchase provisions that require the Issuer to make an offer to repurchase all outstanding notes or exercise their right to redeem such notes are a result of negotiations among the Issuer and the initial purchasers of the notes. Therefore, the Issuer could, in the future, enter into certain transactions, including acquisitions, reorganizations, refinancings or other recapitalizations, that would not constitute a change of control under the indenture governing the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit ratings.

There may be no active trading market for the notes, and if one develops, it may not be liquid.

There is no established trading market for the notes. We do not intend to list the notes on any national securities exchange or to seek the admission of the notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although the initial purchasers have advised us that they intend to make a market in the notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. The initial purchasers intend for their market-making activities with respect to the notes prior to their issue date to be limited to facilitating sales and purchases by matching potential buyers of notes with potential sellers of notes. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer and the pendency of any shelf registration statement. There can be no assurance as to the development or liquidity of any market for the notes, the ability of the holders of such notes to sell such notes or the price at which the holders would be able to sell such notes. Future trading prices of the notes and the exchange notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the notes for the related exchange notes;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of the notes.

Our ability to repay the notes depends upon our performance and the performance of our subsidiaries and their ability to make payments or distributions.

A significant portion of the Issuer’s assets are owned, and a significant percentage of the Issuer’s net sales are earned, by its direct and indirect subsidiaries. Therefore, the Issuer’s cash flows and its ability to service indebtedness will be dependent upon cash dividends and distributions or other transfers from its subsidiaries. Payments to the Issuer by its subsidiaries will be contingent upon the earnings of those subsidiaries.

The Issuer’s subsidiaries are separate and distinct legal entities and, except for the existing and future subsidiaries that will guarantee the notes, they will not have any obligation, contingent or otherwise, to pay amounts due with respect to the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. In addition, certain of the Issuer’s subsidiaries are subject to contractual limitations on their ability to pay dividends or otherwise distribute money to the Issuer. If the Issuer’s subsidiaries cannot pay out dividends or make other distributions to the Issuer, the Issuer may not have sufficient cash to fulfill its obligations with respect to the notes.

Risks Related to the Exchange Offer

If you do not properly tender your initial notes, you will continue to hold unregistered initial notes and be subject to the same limitations on your ability to transfer initial notes.

We will only issue exchange notes in exchange for initial notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the initial notes and you should carefully follow the instructions on how to tender your initial notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the initial notes. If you are eligible to participate in the exchange offer and do not tender your initial notes or if we do not accept your initial notes because you did not tender your initial notes properly, then, after we consummate the exchange offer, you will continue to hold initial notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the initial notes. In addition:

•

if you tender your initial notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

•

if you are a broker-dealer that receives exchange notes for your own account in exchange for initial notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you (i) have not entered into any arrangement or understanding with the Issuer or an affiliate of the Issuer to distribute those exchange notes and (ii) will deliver a prospectus in connection with any resale of those exchange notes.

We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

After the exchange offer is consummated, if you continue to hold any initial notes, you may have difficulty selling them because there will be fewer initial notes outstanding.

The issuance of the exchange notes may adversely affect the market for the initial notes.

To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to Our Indebtedness

We may be unable to generate sufficient cash flows from operations to meet our consolidated debt service payments.

We have substantial consolidated indebtedness. As of December 31, 2014, as adjusted for the Financing Transactions, we would have had approximately $4.1 billion of consolidated outstanding indebtedness, including payments due within the next twelve months and short-term borrowings. In addition, we would have had a $363 million undrawn revolver under our ABL Facility, which is subject to a borrowing base, after giving effect to the Financing Transactions and $37 million of outstanding letters of credit. See “Prospectus Summary—Recent Developments—Amendment to ABL Facility.” In 2015, as adjusted for the Financing Transactions, our annualized cash interest expense is projected to be approximately $322 million based on consolidated indebtedness and interest rates at December 31, 2014, of which $318 million represents cash interest expense on fixed-rate obligations, including variable rate debt subject to interest rate swap agreements.

As of December 31, 2014, approximately $129 million, or 3%, of our borrowings were at variable interest rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same. Assuming our consolidated variable interest rate indebtedness outstanding as of December 31, 2014 remains the same, an increase of 1% in the interest rates payable on our variable rate indebtedness would increase our annual estimated debt service requirements by approximately $2 million.

Our ability to generate sufficient cash flows from operations to make scheduled debt service payments depends on a range of economic, competitive and business factors, many of which are outside of our control. Our business may generate insufficient cash flows from operations to meet our debt service and other obligations, and currently anticipated cost savings, working capital reductions and operating improvements may not be realized on schedule, or at all. If we are unable to meet our expenses and debt service obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or issue additional equity securities. We may be unable to refinance any of our indebtedness, sell assets or issue equity securities on commercially reasonable terms, or at all, which could cause us to default on our obligations and result in the acceleration of our debt obligations. Our inability to generate sufficient cash flows to satisfy our outstanding debt obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations.

Availability under the ABL Facility is subject to a borrowing base based on a specified percentage of eligible accounts receivable and inventory. As of December 31, 2014, as adjusted for the Financing Transactions, the borrowing base reflecting various required reserves was the entire $400 million, and our borrowing availability after factoring in indebtedness and letters of credit outstanding under the ABL Facility was $363 million. However, the borrowing base (including various reserves) will be updated on a monthly basis, so the actual borrowing base could be lower in the future. To the extent the borrowing base is lower than we expect, that could significantly impair our liquidity. In addition, if our fixed charge coverage ratio falls to less than 1.0 to 1.0, we will need to ensure that our availability under the ABL Facility is at least the greater of $40 million and 12.5% of the lesser of the borrowing base and the total ABL commitments.

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.

Our substantial consolidated indebtedness could have other important consequences, including but not limited to the following:

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	we are more highly leveraged than many of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or in the economy;

•	a substantial portion of our cash flows from operations will be dedicated to the repayment of our indebtedness and will not be available for other purposes;

•	it may restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities;

•	it may make it more difficult for us to satisfy our obligations with respect to our existing indebtedness;

•	it may adversely affect terms under which suppliers provide material and services to us;

•	it may limit our ability to borrow additional funds or dispose of assets; and

•	it may limit our ability to fully achieve possible cost savings from the Shared Services Agreement with MPM.

There would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

Despite our substantial indebtedness, we may still be able to incur significant additional indebtedness. This could intensify the risks described above and below.

We may be able to incur substantial additional indebtedness in the future. Although the terms governing our indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to numerous qualifications and exceptions, and the indebtedness we may incur in compliance with these restrictions could be substantial. Increasing our indebtedness could intensify the risks described above and below.

The terms governing our outstanding debt, including restrictive covenants, may adversely affect our operations.

The terms governing our outstanding debt contain, and any future indebtedness we incur would likely contain, numerous restrictive covenants that impose significant operating and financial restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our shareholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, the credit agreement governing our ABL Facility requires us to maintain a minimum fixed charge coverage ratio of 1.0 to 1.0 at any time when the availability is less than the greater of (x) $40 million and (y) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The fixed charge coverage ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured for the four most recent quarters for which financial statements have been delivered. We may not be able to satisfy such ratio in future periods. If we anticipate we will be unable to meet such ratio, we expect not to allow our availability under the ABL Facility to fall below such levels.

A breach of our fixed charge coverage ratio covenant, if in effect, would result in an event of default under our ABL Facility. Pursuant to the terms of our ABL Facility, our direct parent company will have the right, but not the obligation, to cure such default through the purchase of additional equity in up to two of any four consecutive quarters and seven total during the term of the ABL Facility. If a breach of a fixed charge coverage ratio covenant is not cured or waived, or if any other event of default under the ABL Facility occurs, the lenders under such credit facility:

•	would not be required to lend any additional amounts to us;

•

could elect to declare all borrowings outstanding under the ABL Facility, together with accrued and unpaid interest and fees, due and payable and could demand cash collateral for all letters of credit issued thereunder;

•	could apply all of our available cash that is subject to the cash sweep mechanism of the ABL Facility to repay these borrowings; and/or

•	could prevent us from making payments on our notes;

any or all of which could result in an event of default under our notes.

The ABL Facility provides for “springing control” over the cash in our deposit accounts constituting collateral for the ABL Facility, and such cash management arrangements includes a cash sweep at any time that availability under the ABL Facility is less than the greater of (x) $40 million and (y) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. Such cash sweep, if in effect, will cause all our available cash to be applied to outstanding borrowings under our ABL Facility. If we satisfy the conditions to borrowings under the ABL Facility while any such cash sweep is in effect, we may be able to make additional borrowings under the ABL Facility to satisfy our working capital and other operational needs. If we do not satisfy the conditions to borrowing, we will not be permitted to make additional borrowings under our ABL Facility, and we will not have sufficient cash to satisfy our working capital and other operational needs.

In addition, the terms governing our indebtedness limit our ability to sell assets and also restrict the use of proceeds from that sale, including restrictions on transfers from us to MPM and vice versa. We may be unable to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations. Furthermore, a substantial portion of our assets is, and may continue to be, intangible assets. Therefore, it may be difficult for us to pay our consolidated debt obligations in the event of an acceleration of any of our consolidated indebtedness.

Repayment of our debt, including required principal and interest payments, depends on cash flows generated by our subsidiaries, which may be subject to limitations beyond our control.

Our subsidiaries own a significant portion of our consolidated assets and conduct a significant portion of our consolidated operations. Repayment of our indebtedness depends, to a significant extent, on the generation of cash flows and the ability of our subsidiaries to make cash available to us by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments on our indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from subsidiaries. While there are limitations on the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make intercompany payments, these limitations are subject to certain qualifications and exceptions. In the event that we are unable to receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

A downgrade in our debt ratings could restrict our access to, and negatively impact the terms of, current or future financings or trade credit.

Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service (“Moody’s”) maintain credit ratings on us and certain of our debt. Each of these ratings is currently below investment grade. Our ratings by

S&P and Moody’s were downgraded in 2014 and we were placed on negative watch. Any decision by these or other ratings agencies to downgrade such ratings in the future could restrict our access to, and negatively impact the terms of, current or future financings and trade credit extended by our suppliers of raw materials or other vendors.

Risks Related to Our Business

If global economic conditions are weak or further deteriorate, it will negatively impact our business operations, results of operations and financial condition.

Global economic and financial market conditions, including severe market disruptions like in late 2008 and 2009 and the potential for a significant and prolonged global economic downturn, have impacted or could continue to impact our business operations in a number of ways including, but not limited to, the following:

•	reduced demand in key customer segments, such as oil and gas, automotive, building, construction and electronics, compared to prior years;

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payment delays by customers and reduced demand for our products caused by customer insolvencies and/or the inability of customers to obtain adequate financing to maintain operations. This situation could cause customers to terminate existing purchase orders and reduce the volume of products they purchase from us and further impact our customers’ ability to pay our receivables, requiring us to assume additional credit risk related to these receivables or limit our ability to collect receivables from that customer;

•	insolvency of suppliers or the failure of suppliers to meet their commitments resulting in product delays;

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more onerous credit and commercial terms from our suppliers such as shortening the required payment period for outstanding accounts receivable or reducing or eliminating the amount of trade credit available to us; and

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potential delays in accessing our ABL Facility or obtaining new credit facilities on terms we deem commercially reasonable or at all, and the potential inability of one or more of the financial institutions included in our syndicated ABL Facility to fulfill their funding obligations. Should a bank in our syndicated ABL Facility be unable to fund a future draw request, we could find it difficult to replace that bank in the facility.

Global economic conditions may remain volatile or deteriorate. Any further weakening of economic conditions would likely exacerbate the negative effects described above, could significantly affect our liquidity which may cause us to defer needed capital expenditures, reduce research and development or other spending, defer costs to achieve productivity and synergy programs or sell assets or incur additional borrowings which may not be available or may only be available on terms significantly less advantageous than our current credit terms and could result in a wide-ranging and prolonged impact on general business conditions, thereby negatively impacting our business, results of operations and financial condition. In addition, if the global economic environment deteriorates or remains slow for an extended period of time, the fair value of our reporting units could be more adversely affected than we estimated in our analysis of reporting unit fair values at October 1, 2014. This could result in additional goodwill or other asset impairments, which could negatively impact our business, results of operations and financial condition.

Due to continued worldwide economic volatility and uncertainty, the short-term outlook for our business is difficult to predict. Although certain global markets have begun to stabilize, a continued lack of consumer confidence could lead to stagnant demand for many of our products within both of our reportable segments into 2015.

Fluctuations in direct or indirect raw material costs could have an adverse impact on our business.

Raw materials costs made up approximately 70% of our cost of sales in 2014. The prices of our direct and indirect raw materials have been, and we expect them to continue to be, volatile. If the cost of direct or indirect raw materials increases significantly and we are unable to offset the increased costs with higher selling prices, our profitability will decline. Increases in prices for our products could also hurt our ability to remain both competitive and profitable in the markets in which we compete.

Although some of our materials contracts include competitive price clauses that allow us to buy outside the contract if market pricing falls below contract pricing, and certain contracts have minimum-maximum monthly volume commitments that allow us to take advantage of spot pricing, we may be unable to purchase raw materials at market prices. In addition, some of our customer contracts have fixed prices for a certain term, and as a result, we may not be able to pass on raw material price increases to our customers immediately, if at all. Due to differences in timing of the pricing trigger points between our sales and purchase contracts, there is often a “lead-lag” impact. In many cases, this “lead-lag” impact can negatively impact our margins in the short term in periods of rising raw material prices and positively impact them in the short term in periods of falling raw material prices. Future raw material prices may be impacted by new laws or regulations, suppliers’ allocations to other purchasers, changes in our supplier manufacturing processes as some of our products are byproducts of these processes, interruptions in production by suppliers, natural disasters, volatility in the price of crude oil and related petrochemical products and changes in exchange rates.

An inadequate supply of direct or indirect raw materials and intermediate products could have a material adverse effect on our business.

Our manufacturing operations require adequate supplies of raw materials and intermediate products on a timely basis. The loss of a key source or a delay in shipments could have a material adverse effect on our business. Raw material availability may be subject to curtailment or change due to, among other things:

•	new or existing laws or regulations;

•	suppliers’ allocations to other purchasers;

•	interruptions in production by suppliers; and

•	natural disasters.

Many of our raw materials and intermediate products are available in the quantities we require from a limited number of suppliers. Should any of our key suppliers fail to deliver these raw materials or intermediate products to us or no longer supply us, we may be unable to purchase these materials in necessary quantities, which could adversely affect our volumes, or may not be able to purchase them at prices that would allow us to remain competitive. During the past several years, certain of our suppliers have experienced force majeure events rendering them unable to deliver all, or a portion of, the contracted-for raw materials. On these occasions, we have been forced to limit production or were forced to purchase replacement raw materials in the open market at significantly higher costs or place our customers on an allocation of our products. In the past, some of our customers have chosen to discontinue or decrease the use of our products as a result of these measures. We have recently experienced, and expect to continue to experience, force majeure events by certain of our suppliers which have had significant negative impacts on our business. For example, Shell has recently notified us of a force majeure event at its Moerdijk, Netherlands facility, which provides key raw materials to us, and this event has resulted in us allocating certain products to our customers. In addition, we cannot predict whether new regulations or restrictions may be imposed in the future which may result in reduced supply or further increases in prices. We cannot assure investors that we will be able to renew our current materials contracts or enter into replacement contracts on commercially acceptable terms, or at all. Fluctuations in the price of these or other raw materials or intermediate products, the loss of a key source of supply or any delay in the supply could result in a material adverse effect on our business.

Our production facilities are subject to significant operating hazards which could cause environmental contamination, personal injury and loss of life, and severe damage to, or destruction of, property and equipment.

Our production facilities are subject to hazards associated with the manufacturing, handling, storage and transportation of chemical materials and products, including human exposure to hazardous substances, pipeline and equipment leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failures, unscheduled downtime, transportation interruptions, remedial complications, chemical spills, discharges or releases of toxic or hazardous substances or gases, storage tank leaks and other environmental risks. Additionally, a number of our operations are adjacent to operations of independent entities that engage in hazardous and potentially dangerous activities. Our operations or adjacent operations could result in personal injury or loss of life, severe damage to or destruction of property or equipment, environmental damage, or a loss of the use of all or a portion of one of our key manufacturing facilities. Such events at our facilities, or adjacent third-party facilities, could have a material adverse effect on us.

We may incur losses beyond the limits or coverage of our insurance policies for liabilities that are associated with these hazards. In addition, various kinds of insurance for companies in the chemical industry have not been available on commercially acceptable terms, or, in some cases, have been unavailable altogether. In the future, we may not be able to obtain coverage at current levels, and our premiums may increase significantly on coverage that we maintain.

Environmental obligations and liabilities could have a substantial negative impact on our financial condition, cash flows and profitability.

Our operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials and are subject to extensive and complex U.S. federal, state, local and non-U.S. supranational, national, provincial, and local environmental, health and safety laws and regulations. These environmental laws and regulations include those that govern the discharge of pollutants into the air and water, the generation, use, storage, transportation, treatment and disposal of hazardous materials and wastes, the cleanup of contaminated sites, occupational health and safety and those requiring permits, licenses, or other government approvals for specified operations or activities. Our products are also subject to a variety of international, national, regional, state, and provincial requirements and restrictions applicable to the manufacture, import, export or subsequent use of such products. In addition, we are required to maintain, and may be required to obtain in the future, environmental, health and safety permits, licenses, or government approvals to continue current operations at most of our manufacturing and research facilities throughout the world.

Compliance with environmental, health and safety laws and regulations, and maintenance of permits, can be costly and complex, and we have incurred and will continue to incur costs, including capital expenditures and costs associated with the issuance and maintenance of letters of credit, to comply with these requirements. In 2014, we incurred capital expenditures of $30 million to comply with environmental laws and regulations and to make other environmental improvements. If we are unable to comply with environmental, health and safety laws and regulations, or maintain our permits, we could incur substantial costs, including fines and civil or criminal sanctions, third party property damage or personal injury claims or costs associated with upgrades to our facilities or changes in our manufacturing processes in order to achieve and maintain compliance, and may also be required to halt permitted activities or operations until any necessary permits can be obtained or complied with. In addition, future developments or increasingly stringent regulations could require us to make additional unforeseen environmental expenditures, which could have a material adverse effect on our business.

Environmental, health and safety requirements change frequently and have tended to become more stringent over time. We cannot predict what environmental, health and safety laws and regulations or permit requirements will be enacted or amended in the future, how existing or future laws or regulations will be interpreted or enforced or the impact of such laws, regulations or permits on future production expenditures, supply chain or sales. Our costs of compliance with current and future environmental, health and safety requirements could be material. Such future requirements include legislation designed to reduce emissions of carbon dioxide and other substances associated with climate change (“greenhouse gases”). The European Union has enacted greenhouse gas emissions legislation and continues to expand the scope of such legislation. The U.S. Environmental Protection Agency (the “USEPA”) has promulgated regulations applicable to projects involving greenhouse gas emissions above a certain threshold, and the United States and certain states within the United States have enacted, or are considering, limitations on greenhouse gas emissions. These requirements to limit greenhouse gas emissions could significantly increase our energy costs, and may also require us to incur material capital costs to modify our manufacturing facilities.

In addition, we are subject to liability associated with hazardous substances in soil, groundwater and elsewhere at a number of sites. These include sites that we formerly owned or operated and sites where hazardous wastes and other substances from our current and former facilities and operations have been sent, treated, stored, or recycled or disposed of, as well as sites that we currently own or operate. Depending upon the circumstances, our liability may be strict, joint and several, meaning that we may be held responsible for more than our proportionate share, or even all, of the liability involved regardless of our fault or whether we are aware of the conditions giving rise to the liability. Environmental conditions at these sites can lead to environmental cleanup liability and claims against us for personal injury or wrongful death, property damages and natural resource damages, as well as to claims and obligations for the investigation and cleanup of environmental conditions. The extent of any of these liabilities is difficult to predict, but in the aggregate such liabilities could be material.

We have been notified that we are or may be responsible for environmental remediation at a number of sites in North America, Europe and South America. We are also performing a number of voluntary cleanups. One of the most significant sites at which we are performing or participating in environmental remediation is a site formerly owned by us in Geismar, Louisiana. As the result of former, current or future operations, there may be additional environmental remediation or restoration liabilities or claims of personal injury by employees or members of the public due to exposure or alleged exposure to hazardous materials in connection with our operations, properties or products. Sites sold by us in past years may have significant site closure or remediation costs and our share, if any, may be unknown to us at this time. These environmental liabilities or obligations, or any that may arise or become known to us in the future, could have a material adverse effect on our financial condition, cash flows and profitability.

Future chemical regulatory actions may decrease our profitability.

Several governmental entities have enacted, are considering or may consider in the future, regulations that may impact our ability to sell certain chemical products in certain geographic areas. In December 2006, the European Union enacted a regulation known as REACH, which stands for Registration, Evaluation and Authorization of Chemicals. This regulation requires manufacturers, importers and consumers of certain chemicals manufactured in, or imported into, the European Union to register such chemicals and evaluate their potential impacts on human health and the environment. The implementing agency is currently in the process of determining if any chemicals should be further tested, regulated, restricted or banned from use in the European Union. Other countries have implemented, or are considering implementation of, similar chemical regulatory programs. When fully implemented, REACH and other similar regulatory programs may result in significant adverse market impacts on the affected chemical products. If we fail to comply with REACH or other similar laws and regulations, we may be subject to penalties or other enforcement actions, including fines, injunctions, recalls or seizures, which would have a material adverse effect on our financial condition, cash flows and profitability.

We participate with other companies in trade associations and regularly contribute to the research and study of the safety and environmental impact of our products and raw materials, including silica, formaldehyde and BPA. These programs are part of a process to review the environmental impacts, safety and efficacy of our products. In addition, government and academic institutions periodically conduct research on potential environmental and health concerns posed by various chemical substances, including substances we manufacture and sell. These research results are periodically reviewed by state, national and international regulatory agencies and potential customers. Such research could result in future regulations restricting the manufacture or use of our products, liability for adverse environmental or health effects linked to our products, and/or de-selection of our products for specific applications. These restrictions, liability, and product de-selection could have a material adverse effect on our business, our financial condition and/or liquidity.

Because of certain government public health agencies’ concerns regarding the potential for adverse human health effects, formaldehyde is a regulated chemical and public health agencies continue to evaluate its safety. In 2004, a division of the World Health Organization, the International Agency for Research on Cancer, or IARC, based on an alleged stronger relationship with nasopharyngeal cancer (“NPC”), reclassified formaldehyde as “carcinogenic to humans,” a higher classification than set forth in previous IARC evaluations. In 2009, the IARC determined that there is sufficient evidence in humans of a causal association between formaldehyde exposure and leukemia. In 2011, the National Toxicology Program, or NTP, within the U.S. Department of Health and Human Services, or HHS, issued its 12th Report on Carcinogens, or RoC, which lists formaldehyde as “known to be a human carcinogen.” This NTP listing was based, in part, upon certain studies reporting an increased risk of certain types of cancers, including myeloid leukemia, in individuals with higher measures of formaldehyde exposure (exposure level or duration). The USEPA is considering regulatory options for setting limits on formaldehyde emissions from composite wood products that use formaldehyde-based adhesives. The USEPA, under its Integrated Risk Information System, or IRIS, released a draft of its toxicological review of formaldehyde in 2010. This draft review states that formaldehyde meets the criteria to be described as “carcinogenic to humans” by the inhalation route of exposure based upon evidence of causal links to certain cancers, including leukemia. The National Academy of Sciences, or NAS, was requested by the USEPA to serve as the external peer review body for the draft review. The NAS reviewed the draft IRIS toxicological review and issued a report in April 2011 that criticized the draft IRIS toxicological review and stated that the methodologies and the underlying science used in the draft IRIS review did not clearly support a conclusion of a causal link between formaldehyde exposure and leukemia. It is possible that USEPA may revise its draft IRIS toxicological review to reflect the NAS findings, including the conclusions regarding a causal link between formaldehyde exposure and leukemia. In December 2011, the conference report for the FY 2012 Omnibus Appropriations bill included a provision directing HHS to refer the NTP 12th RoC file for formaldehyde to the NAS for further review. On August 8, 2014 the NAS accepted the listing of formaldehyde as a “known human carcinogen” in the 12th RoC, with no changes recommended. According to NTP, a listing in the RoC indicates a potential hazard and does not assess cancer risks to individuals associated with exposures in their daily lives. However, the 12th RoC listing could have material adverse effects on our business. In October 2011, the European Chemical Agency (“ECHA”) publicly released for comment the “Proposal for Harmonized Classification and Labelling Based on Regulation (EC) No 1272/2008 (C.I.P. Regulation), Annex VI, Part 2, Substance Name: FORMALDEHYDE Version Number 2, Date: 28 September 2011.” The French Member State Competent Authorities (“MSCA”) proposed that formaldehyde be reclassified as a Category 1A Carcinogen and Category 2 Mutagen based upon their review of the available evidence. The proposal cited a relationship to NPC. NPC is a rare cancer of the upper respiratory tract. Following a review of the proposal, the Risk Assessment Committee of ECHA, which is made up of representatives from all EU member states, determined that there was sufficient evidence to justify the classification of formaldehyde as a Category 2 Mutagen, but that the evidence reviewed only supported the classification of formaldehyde as a Category 1B Carcinogen (described by the applicable EU regulation as “presumed to have carcinogenic potential for humans, classification is largely based on animal evidence”) rather than as a Category 1A Carcinogen (described as “known to have carcinogenic potential for humans, classification is largely based on human evidence”) as proposed by France. This new classification is currently scheduled to become effective as of April 1, 2015, but a proposal to extend the effective date to January 1, 2016 is pending. It is possible that new regulatory requirements could be promulgated to limit human exposure to formaldehyde, that we could incur substantial additional costs to meet any such regulatory requirements, and that there could be a reduction in demand for our formaldehyde-based products. These additional costs and reduced demand could have a material adverse effect on our operations and profitability.

Bis-phenol A (“BPA”), which is manufactured and used as an intermediate at our Deer Park, Texas and Pernis, Netherlands manufacturing facilities, and is also sold directly to third parties, is currently under evaluation as an “endocrine disrupter.” Endocrine disrupters are chemicals that have been alleged to interact with the endocrine systems of human beings and wildlife and disrupt their normal biological processes. BPA continues to be subject to scientific, regulatory and legislative review and negative media attention. Several significant reviews on the safety of BPA were performed by prestigious regulatory and scientific bodies around the globe. These include the World Health Organization, U.S. Food and Drug Administration (“FDA”), European Food Safety Authority (“EFSA”), Japanese

Research Institute of Science for Safety and Sustainability, The German Society of Toxicology and Health Canada. In January 2013, the California Environmental Protection Agency’s Office of Environmental Health Hazard Assessment (“OEHHA”) issued a notice of intent to list BPA under Proposition 65 as a reproductive toxicant. If listed, manufacturers, dealers, distributors and retailers of products containing BPA would be required to warn individuals prior to exposing them to BPA unless such exposures were shown to be less than a risk-based level (the maximum allowable dose level (“MADL”)). Concurrent with its proposed listing, the OEHHA proposed establishing an MADL for BPA. The American Chemistry Council (“ACC”) has filed a lawsuit to challenge this proposed listing. On April 19, 2013, a California state court issued a preliminary injunction ordering OEHHA to remove BPA from the Proposition 65 list during the pendency of the lawsuit. OEHHA subsequently removed the listing and withdrew its MADL for BPA. On December 18, 2014, the California state court issued a ruling denying ACC’s petition to prevent to listing of BPA under Proposition 65. ACC is currently pursuing post-trial proceedings. On February 20, 2015, OEHHA announced that BPA will be reconsidered for listing under Proposition 65 by the Developmental and Reproductive Toxicity Identification Committee at its May 7, 2015 meeting. The FDA is also actively engaged in the scientific and regulatory review of BPA and has reaffirmed as of June 2014 that BPA is safe as currently permitted in FDA-regulated food contact uses. The Occupational Safety and Health Administration (“OSHA”) has brought an enforcement action against the Company under OSHA’s hazard communication standard, and is seeking to have BPA classified as a reproductive toxicant. In December 2012, France enacted a law that bans BPA in Food Containers by 2015. Per this new law, the production, import, export, and marketing of food packaging containing BPA in direct contact with food contents was banned as of January 1, 2013 for products intended for infants less than 3 years of age, and as of January 1, 2015 for all other consumer products. In January 2015, EFSA published its final opinion on its comprehensive re-evaluation of BPA exposure and toxicity, which concluded that BPA poses no health risk to consumers of any age group (including unborn children, infants and adolescents) at currently permitted exposure levels. The EU Committee for Risk Assessment has adopted an opinion to change the existing harmonized classification and labeling of BPA from a category 2 reproductive Toxicant to a category 1B reproductive Toxicant. This classification change will become effective in approximately 2017. Regulatory and legislative initiatives such as these would likely result in a reduction in demand for BPA and our products containing BPA and could also result in additional liabilities as well as an increase in operating costs to meet more stringent regulations. Such increases in operating costs and/or reduction in demand could have a material adverse effect on our operations and profitability.

We manufacture resin-encapsulated sand. Because sand consists primarily of crystalline silica, potential exposure to silica particulate exists. Overexposure to crystalline silica is a recognized health hazard. OSHAproposed a new comprehensive occupational health standard for crystalline silica in August 2013. The proposed rule, which, among other things, lowers the permissible occupational exposure limits to airborne crystalline silica particulate to which workers would be allowed to be exposed. OSHA has solicited public comments and any final rule will likely be a year or two in the future. We may incur substantial additional costs to comply with any new OSHA regulations.

In addition, we sell resin-encapsulated sand (proppants) to oil and natural gas drilling operators for use in a process known as hydraulic fracturing. Drilling and hydraulic fracturing of wells is under public and governmental scrutiny due to potential environmental and physical impacts, including possible contamination of groundwater and drinking water and possible links to earthquakes. Currently, studies and reviews of hydraulic fracturing environmental impacts are underway by the USEPA, as directed by the U.S. Congress in 2010. Legislation is being considered or has been adopted by various U.S. states and localities to require public disclosure of the contents of the fracking fluids and/or to further regulate oil and natural gas drilling. New laws and regulations could affect the confidential business information of fracking fluids, including those associated with our proppant technologies and the number of wells drilled by operators, decrease demand for our resin-coated sands and cause a decline in our operations and financial performance. Such a decline in demand could also increase competition and decrease pricing of our products, which could also have a negative impact on our profitability and financial performance.

Scientists periodically conduct studies on the potential human health and environmental impacts of chemicals, including products we manufacture and sell. Also, nongovernmental advocacy organizations and individuals periodically issue public statements alleging human health and environmental impacts of chemicals, including products we manufacture and sell. Based upon such studies or public statements, our customers may elect to discontinue the purchase and use of our products, even in the absence of any government regulation. Such actions could significantly decrease the demand for our products and, accordingly, have a material adverse effect on our business, financial condition, cash flows and profitability. In July 2012, the FDA concluded that polycarbonate, a plastic resin made from BPA, was no longer being used in the manufacture of certain infant and toddler beverage containers and, accordingly, approved a petition from the American Chemistry Council to remove polycarbonate from the list of material approved for the use in the manufacture of such beverage containers. Abandonment of such uses of polycarbonate was due at least in part to adverse publicity alleging possible health effects on infants and toddlers of small amounts of BPA released from the polycarbonate. The FDA’s authority to act on this petition was based solely on marketplace conditions. As noted by the FDA, their action is not based on any finding or conclusion that packaging containing BPA is unsafe. Although the FDA’s determination will not have a direct impact on our business, it could eventually result in a determination by some of our customers to discontinue or decrease the use of our products made from BPA.

We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business.

We cannot predict with certainty the cost of defense, of prosecution or of the ultimate outcome of litigation and other proceedings filed by or against us, including penalties or other civil or criminal sanctions, or remedies or damage awards, and adverse results in any litigation and other proceedings may materially harm our business. Litigation and other proceedings may include, but are not limited to, actions relating to intellectual property, international trade, commercial arrangements, product liability, environmental, health and safety, joint venture agreements, labor and employment or other harms resulting from the actions of individuals or entities outside of our control. In the case of intellectual property litigation and proceedings, adverse outcomes could include the cancellation, invalidation or other loss of material intellectual property rights used in our business and injunctions prohibiting our use of business processes or technology that are subject to third-party patents or other third-party intellectual property rights. Litigation based on environmental matters or exposure to hazardous substances in the workplace or based upon the use of our products could result in significant liability for us, which could have a material adverse effect on our business, financial condition and/or profitability.

Because we manufacture and use materials that are known to be hazardous, we are subject to, or affected by, certain product and manufacturing regulations, for which compliance can be costly and time consuming. In addition, we may be subject to personal injury or product liability claims as a result of human exposure to such hazardous materials.

We produce hazardous chemicals that require care in handling and use that are subject to regulation by many U.S. and non-U.S. national, supra-national, state and local governmental authorities. In some circumstances, these authorities must review and, in some cases approve, our products and/or manufacturing processes and facilities before we may manufacture and sell some of these chemicals. To be able to manufacture and sell certain new chemical products, we may be required, among other things, to demonstrate to the relevant authority that the product does not pose an unreasonable risk during its intended uses and/or that we are capable of manufacturing the product in compliance with current regulations. The process of seeking any necessary approvals can be costly, time consuming and subject to unanticipated and significant delays. Approvals may not be granted to us on a timely basis, or at all. Any delay in obtaining, or any failure to obtain or maintain, these approvals would adversely affect our ability to introduce new products and to generate revenue from those products. New laws and regulations may be introduced in the future that could result in additional compliance costs, bans on product sales or use, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution or sale of our products and could increase our customers’ efforts to find less hazardous substitutes for our products. We are subject to ongoing reviews of our products and manufacturing processes.

As discussed above, we manufacture and sell products containing formaldehyde, and certain governmental bodies have stated that there is a causal link between formaldehyde exposure and certain types of cancer, including myeloid leukemia and NPC. These conclusions could also become the basis of product liability litigation.

Other products we have made or used have been and could be the focus of legal claims based upon allegations of harm to human health. While we cannot predict the outcome of pending suits and claims, we believe that we maintain adequate reserves, in accordance with our policy, to address currently pending litigation and are adequately insured to cover currently pending and foreseeable future claims. However, an unfavorable outcome in these litigation matters could have a material adverse effect on our business, financial condition and/or profitability and cause our reputation to decline.

We are subject to claims from our customers and their employees, environmental action groups and neighbors living near our production facilities.

We produce and use hazardous chemicals that require appropriate procedures and care to be used in handling them or in using them to manufacture other products. As a result of the hazardous nature of some of the products we produce and use, we may face claims relating to incidents that involve our customers’ improper handling, storage and use of our products. We have historically faced lawsuits, including class action lawsuits that claim liability for death, injury or property damage caused by products that we manufacture or that contain our components. Additionally, we may face lawsuits alleging personal injury or property damage by neighbors living near our production facilities. These lawsuits, and any future lawsuits, could result in substantial damage awards against us, which in turn could encourage additional lawsuits and could cause us to incur significant legal fees to defend such lawsuits, either of which could have a material adverse effect on our business, financial condition and/or profitability. In addition, the activities of environmental action groups could result in litigation or damage to our reputation.

As a global business, we are subject to numerous risks associated with our international operations that could have a material adverse effect on our business.

We have significant manufacturing and other operations outside the United States. Some of these operations are in jurisdictions with unstable political or economic conditions. There are numerous inherent risks in international operations, including, but not limited to:

•	exchange controls and currency restrictions;

•	currency fluctuations and devaluations;

•	tariffs and trade barriers;

•	export duties and quotas;

•	changes in local economic conditions;

•	changes in laws and regulations;

•	exposure to possible expropriation or other government actions;

•	acts by national or regional banks, including the European Central Bank, to increase or restrict the availability of credit;

•	hostility from local populations;

•	diminished ability to legally enforce our contractual rights in non-U.S. countries;

•	restrictions on our ability to repatriate dividends from our subsidiaries; and

•	unsettled political conditions and possible terrorist attacks against U.S. interests.

Our international operations expose us to different local political and business risks and challenges. For example, we may face potential difficulties in staffing and managing local operations, and we may have to design local solutions to manage credit risks of local customers and distributors. In addition, some of our operations are located in regions that may be politically unstable, having particular exposure to riots, civil commotion or civil unrests, acts of war (declared or undeclared) or armed hostilities or other national or international calamity. In some of these regions, our status as a U.S. company also exposes us to increased risk of sabotage, terrorist attacks, interference by civil or military authorities or to greater impact from the national and global military, diplomatic and financial response to any future attacks or other threats.

In addition, intellectual property rights may be more difficult to enforce in non-U.S. or non-Western European countries.

The European debt crisis and related European financial restructuring efforts have contributed to instability in global credit markets and may cause the value of the Euro to further deteriorate. If global economic and market conditions, or economic conditions in Europe, the United States or other key markets remain uncertain or deteriorate further, the value of the Euro and the global credit markets may weaken. While we do not transact a significant amount of business in Greece, Italy or Spain, the general financial instability in those countries could have a contagion effect on the region and contribute to the general instability and uncertainty in the European Union. If this were to occur, it could adversely affect our European customers and suppliers and in turn have a materially adverse effect on our international business and results of operations.

Our overall success as a global business depends, in part, upon our ability to succeed under different economic, social and political conditions. We may fail to develop and implement policies and strategies that are effective in each location where we do business, and failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to foreign currency risk.

In 2014, approximately 57% of our net sales originated outside the United States. In our Consolidated Financial Statements, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, at a constant level of business, our reported international revenues and earnings would be reduced because the local currency would translate into fewer U.S. dollars.

In addition to currency translation risks, we incur a currency transaction risk whenever we enter into a purchase or a sales transaction or indebtedness transaction using a different currency from the currency in which we record revenues. Given the volatility of exchange rates, we may not manage our currency transaction and/or translation risks effectively, and volatility in currency exchange rates may materially adversely affect our financial condition or results of operations, including our tax obligations. Since most of our indebtedness is denominated in U.S. dollars, a strengthening of the U.S. dollar could make it more difficult for us to repay our indebtedness.

We have entered and expect to continue to enter into various hedging and other programs in an effort to protect against adverse changes in the non-U.S. exchange markets and attempt to minimize potential material adverse effects. These hedging and other programs may be unsuccessful in protecting against these risks. Our results of operations could be materially adversely affected if the U.S. dollar strengthens against non-U.S. currencies and our protective strategies are not successful. Likewise, a strengthening U.S. dollar provides opportunities to source raw materials more cheaply from foreign countries.

Fluctuations in energy costs could have an adverse impact on our profitability and negatively affect our financial condition.

Oil and natural gas prices have fluctuated greatly over the past several years and we anticipate that they will continue to do so. Natural gas and electricity are essential to our manufacturing processes, which are energy-intensive. Our energy costs represented approximately 5% of our total cost of sales for the years ended December 31, 2014, 2013 and 2012.

Our operating expenses will increase if our energy prices increase. Increased energy prices may also result in greater raw materials costs. If we cannot pass these costs through to our customers, our profitability may decline. Increased energy costs may also negatively affect our customers and the demand for our products. In addition, as oil and natural gas prices fall, while having a positive effect on our overall costs, such falling prices can have a negative impact on our oil field business, as the number of oil and natural gas wells drilled declines in response to market condition.

If our energy prices decrease, we expect benefits in the short-run with decreased operating expenses and increased operating income, but may face increased pricing pressure from competitors that are similarly impacted by energy prices. As a result, profitability may decrease over an extended period of time of lower energy prices. Moreover, any future increases in energy prices after a period of lower energy prices may have an adverse impact on our profitability for the reasons described above.

We face increased competition from other companies and from substitute products, which could force us to lower our prices, which would adversely affect our profitability and financial condition.

The markets that we operate in are highly competitive, and this competition could harm our results of operations, cash flows and financial condition. Our competitors include major international producers as well as smaller regional competitors. We believe that the most significant competitive factor that impacts demand for certain of our products is selling price. We may be forced to lower our selling price based on our competitors’ pricing decisions, which would reduce our profitability. Certain markets that we serve have become commoditized in recent years and have given rise to several industry participants, resulting in fierce price competition in these markets. This has been further magnified by the impact of the recent global economic downturn, as companies have focused more on price to retain business and market share. In addition, we face competition from a number of products that are potential substitutes for our products. Growth in substitute products could adversely affect our market share, net sales and profit margins.

Additional trends include current and anticipated consolidation among our competitors and customers which may cause us to lose market share as well as put downward pressure on pricing. There is also a trend in our industries toward relocating manufacturing facilities to lower cost regions, such as Asia, which may permit some of our competitors to lower their costs and improve their competitive position. Furthermore, there has been an increase in new competitors based in these regions.

Some of our competitors are larger, have greater financial resources, have a lower cost structure, and/or have less debt than we do. As a result, those competitors may be better able to withstand a change in conditions within our industry and in the economy as a whole. If we do not compete successfully, our operating margins, financial condition, cash flows and profitability could be adversely affected. Furthermore, if we do not have adequate capital to invest in technology, including expenditures for research and development, our technology could be rendered uneconomical or obsolete, negatively affecting our ability to remain competitive.

We have achieved significant cost savings as a result of the Shared Services Agreement with MPM. If the Shared Services Agreement is terminated or further amended, if we have material disputes with MPM regarding its implementation or if we are unable to implement new initiatives under the amended agreement, it could have a material adverse effect on our business operations, results of operations, and financial condition.

In October 2010, we entered into the Shared Services Agreement with MPM (which, from October 1, 2010 through October 24, 2014, was a subsidiary of Hexion Holdings). Under this agreement, we provide to MPM, and MPM provides to us, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, technology development, legal and procurement services. We have realized significant cost savings under the Shared Service Agreement, including savings related to shared services and logistics optimization, best-of-source contractual terms, procurement savings, regional site rationalization, administrative and overhead savings. The Shared Services Agreement is subject to termination by MPM (or us), without cause, on not less than thirty days prior written notice, and expires in October 2015 (subject to one-year renewals every year thereafter, absent contrary notice from either party). On April 13, 2014, Momentive Performance Materials Holdings Inc., MPM and certain of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11. Subsequently, in conjunction with the consummation of MPM’s plan of reorganization and emergence from Chapter 11, on October 24, 2014, the Shared Services Agreement was amended to, among other things, (i) exclude the services of certain executive officers, (ii) provide for a transition assistance period at the election of the recipient following termination of the Shared Services Agreement of up to 12 months, subject to one successive renewal period of an additional 60 days and (iii) provide for the use of an independent third-party audit firm to assist the Shared Services Steering Committee with its annual review of billings and allocations.

If the Shared Services Agreement is terminated, or if the parties to the amended agreement have material disagreements with its implementation it could have a material adverse effect on our business operations, results of operations, and financial condition, as we would need to replace the services no longer being provided by MPM, and would lose a portion of the benefits being generated under the agreement at the time.

We expect additional cost savings from our other strategic initiatives, and if we are unable to achieve these cost savings, or sustain our current cost structure, it could have a material adverse effect on our business operations, results of operations and financial condition.

We have not yet realized all of the cost savings and synergies we expect to achieve from our other strategic initiatives. A variety of risks could cause us not to realize the expected cost savings and synergies, including but not limited to, higher than expected severance costs related to staff reductions; higher than expected retention costs for employees that will be retained; higher than expected stand-alone overhead expenses; delays in the anticipated timing of activities related to our cost-saving plan; and other unexpected costs associated with operating our business.

If we are unable to achieve these cost savings or synergies it could adversely affect our profitability and financial condition. In addition, while we have been successful in reducing costs and generating savings, factors may arise that may not allow us to sustain our current cost structure. As market and economic conditions change, we may also make changes to our operating cost structure.

In addition, there can be no assurance that we will realize cost savings and incremental EBITDA relating to our acquisition of the manufacturing facility in Shreveport, Louisiana and related synergies. The timing and amount of any actual cost savings and incremental EBITDA could vary materially from our expectations, or may not be realized at all.

Our success depends in part on our ability to protect our intellectual property rights, and our inability to enforce these rights could have a material adverse effect on our competitive position.

We rely on the patent, trademark, copyright and trade-secret laws of the United States and the countries where we do business to protect our intellectual property rights. We may be unable to prevent third parties from using our intellectual property without our authorization. The unauthorized use of our intellectual property could reduce any competitive advantage we have developed, reduce our market share or otherwise harm our business. In the event of unauthorized use of our intellectual property, litigation to protect or enforce our rights could be costly, and we may not prevail.

Many of our technologies are not covered by any patent or patent application, and our issued and pending U.S. and non-U.S. patents may not provide us with any competitive advantage and could be challenged by third parties. Our inability to secure issuance of our pending patent applications may limit our ability to protect the intellectual property rights these pending patent applications were intended to cover. Our competitors may attempt to design around our patents to avoid liability for infringement and, if successful, our competitors could adversely affect our market share. Furthermore, the expiration of our patents may lead to increased competition.

Our pending trademark applications may not be approved by the responsible governmental authorities and, even if these trademark applications are granted, third parties may seek to oppose or otherwise challenge these trademark applications. A failure to obtain trademark registrations in the United States and in other countries could limit our ability to protect our products and their associated trademarks and impede our marketing efforts in those jurisdictions.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries. In some countries we do not apply for patent, trademark or copyright protection. We also rely on unpatented proprietary manufacturing expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements are limited in duration and could be breached, and may not provide meaningful protection of our trade secrets or proprietary manufacturing expertise. Adequate remedies may not be available if there is an unauthorized use or disclosure of our trade secrets and manufacturing expertise. In addition, others may obtain knowledge about our trade secrets through independent development or by legal means. The failure to protect our processes, apparatuses, technology, trade secrets and proprietary manufacturing expertise, methods and compounds could have a material adverse effect on our business by jeopardizing critical intellectual property.

Where a product formulation or process is kept as a trade secret, third parties may independently develop or invent and patent products or processes identical to our trade-secret products or processes. This could have an adverse impact on our ability to make and sell products or use such processes and could potentially result in costly litigation in which we might not prevail.

We could face intellectual property infringement claims that could result in significant legal costs and damages and impede our ability to produce key products, which could have a material adverse effect on our business, financial condition and results of operations.

Our production processes and products are specialized; however, we could face intellectual property infringement claims from our competitors or others alleging that our processes or products infringe on their proprietary technology. If we were subject to an infringement suit, we may be required to change our processes or products, or stop using certain technologies or producing the infringing product entirely. Even if we ultimately prevail in an infringement suit, the existence of the suit could cause our customers to seek other products that are not subject to infringement suits. Any infringement suit could result in significant legal costs and damages and impede our ability to produce key products, which could have a material adverse effect on our business, financial condition and results of operations.

We depend on certain of our key executives and our ability to attract and retain qualified employees.

Our ability to operate our business and implement our strategies depends, in part, on the skills, experience and efforts of key members of our leadership team. We do not maintain any key-man insurance on any of these individuals. In addition, our success will depend on, among other factors, our ability to attract and retain other managerial, scientific and technical qualified personnel, particularly research scientists, technical sales professionals, and engineers who have specialized skills required by our business and focused on the industries in which we compete. Competition for qualified employees in the chemicals industry is intense and the loss of the services of any of our key employees or the failure to attract or retain other qualified personnel could have a material adverse effect on our business or business prospects. Further, if any of these executives or employees joins a competitor, we could lose customers and suppliers and incur additional expenses to recruit and train personnel, who require time to become productive and to learn our business.

Our majority shareholder’s interest may conflict with or differ from our interests.

Apollo controls our ultimate parent company, Hexion Holdings LLC, or Hexion Holdings, which indirectly owns 100% of our common equity. In addition, Apollo has significant representation on Hexion Holdings’ board of managers. As a result, Apollo can significantly influence our ability to enter into significant corporate transactions such as mergers, tender offers and the sale of all or substantially all of our assets. The interests of Apollo and its affiliates could conflict with or differ from our interests. For example, the concentration of ownership held by Apollo could delay, defer or prevent a change of control of our company or impede a merger, takeover or other business combination which may otherwise be favorable for us.

Additionally, Apollo is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete, directly or indirectly with us. Apollo may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Additionally, even if Apollo invests in competing businesses through Hexion Holdings, such investments may be made through a newly-formed subsidiary of Hexion Holdings. Any such investment may increase the potential for the conflicts of interest discussed in this risk factor.

So long as Apollo continues to indirectly own a significant amount of the equity of Hexion Holdings, even if such amount is less than 50%, they will continue to be able to substantially influence or effectively control our ability to enter into any corporate transactions.

Because our equity securities are not and will not be registered under the securities laws of the United States or in any other jurisdiction and are not listed on any U.S. securities exchange, we are not subject to certain of the corporate governance requirements of U.S. securities authorities or to any corporate governance requirements of any U.S. securities exchanges.

If we fail to extend or renegotiate our collective bargaining agreements with our works councils and labor unions as they expire from time to time, if disputes with our works councils or unions arise, or if our unionized or represented employees were to engage in a strike or other work stoppage, our business and operating results could be materially adversely affected.

As of December 31, 2014, approximately 44% of our employees were unionized or represented by works councils that were covered by collective bargaining agreements. In addition, some of our employees reside in countries in which employment laws provide greater bargaining or other employee rights than the laws of the United States. These rights may require us to expend more time and money altering or amending employees’ terms of employment or making staff reductions. For example, most of our employees in Europe are represented by works councils, which generally must approve changes in conditions of employment, including restructuring initiatives and changes in salaries and benefits. A significant dispute could divert our management’s attention and otherwise hinder our ability to conduct our business or to achieve planned cost savings.

We may be unable to timely extend or renegotiate our collective bargaining agreements as they expire. We have collective bargaining agreements which will expire during the next two years. We also may be subject to strikes or work stoppages by, or disputes with, our labor unions. If we fail to extend or renegotiate our collective bargaining agreements, if disputes with our works councils or unions arise or if our unionized or represented workers engage in a strike or other work stoppage, we could incur higher labor costs or experience a significant disruption of operations, which could have a material adverse effect on our business, financial position and results of operations.

Our pension plans are unfunded or under-funded and our required cash contributions could be higher than we expect, each of which could have a material adverse effect on our financial condition and liquidity.

We sponsor various pension and similar benefit plans worldwide.

Our U.S. and non-U.S. defined benefit pension plans were under-funded in the aggregate by $51 million and $213 million, respectively, as of December 31, 2014.

We are legally required to make contributions to our pension plans in the future, and those contributions could be material.

In 2015, we expect to contribute approximately $9 million and $11 million to our U.S. and non-U.S. defined benefit pension plans, respectively, which we believe is sufficient to meet the minimum funding requirements as set forth in employee benefit and tax laws.

Our future funding obligations for our employee benefit plans depend upon the levels of benefits provided for by the plans, the future performance of assets set aside for these plans, the rates of interest used to determine funding levels, the impact of potential business dispositions, actuarial data and experience, and any changes in government laws and regulations. In addition, our employee benefit plans hold a significant amount of equity securities. If the market values of these securities decline, our pension expense and funding requirements would increase and, as a result, could have a material adverse effect on our business.

Any decrease in interest rates and asset returns, if and to the extent not offset by contributions, could increase our obligations under these plans. If the performance of assets in the funded plans does not meet our expectations, our cash contributions for these plans could be higher than we expect, which could have a material adverse effect on our financial condition and liquidity.

Natural or other disasters have, and could in the future, disrupt our business and result in loss of revenue or higher expenses.

Any serious disruption at any of our facilities or our suppliers’ facilities due to hurricane, fire, earthquake, flood, terrorist attack or any other natural or man-made disaster could impair our ability to use our facilities and have a material adverse impact on our revenues and increase our costs and expenses. If there is a natural disaster or other serious disruption at any of our facilities or our suppliers’ facilities, it could impair our ability to adequately supply our customers and negatively impact our operating results. For example, our manufacturing facilities in the U.S. Gulf Coast region were also impacted by Hurricanes Katrina and Rita in 2005 and Hurricanes Gustav and Ike in 2008. In addition, many of our current and potential customers are concentrated in specific geographic areas. A disaster in one of these regions could have a material adverse impact on our operations, operating results and financial condition. Our business interruption insurance may not be sufficient to cover all of our losses from a disaster, in which case our unreimbursed losses could be substantial. Some of our operations are located in regions with particular exposure to natural disasters such as storms, floods, fires and earthquakes. It would be difficult or impossible for us to relocate these operations and, as a result, any of the aforementioned occurrences could materially adversely affect our business.

Security breaches and other disruptions to our information technology infrastructure could interfere with our operations, and could compromise our information and the information of our customers and suppliers, exposing us to liability which would cause our business and reputation to suffer.

In the ordinary course of business, we rely upon information technology networks and systems, some of which are managed by third parties, to process, transmit and store electronic information, and to manage or support a variety of business processes and activities, including supply chain, manufacturing, distribution, invoicing, and collection of payments from customers. We use information technology systems to record, process and summarize financial information and results of operations for internal reporting purposes and to comply with regulatory financial reporting, legal and tax requirements. Additionally, we collect and store sensitive data, including intellectual property, proprietary business information, the propriety business information of our customers and suppliers, as well as personally identifiable information of our customers and employees, in data centers and on information technology networks. The secure operation of these information technology networks, and the processing and maintenance of this information is critical to our business operations and strategy. Despite security measures and business continuity plans, our information technology networks and infrastructure may be vulnerable to damage, disruptions or shutdowns due to attacks by hackers or breaches due to employee error or malfeasance, or other disruptions during the process of upgrading or replacing computer software or hardware, power outages, computer viruses, telecommunication or utility failures or natural disasters or other catastrophic events. The occurrence of any of these events could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personal information, disrupt operations, and damage our reputation, which could adversely affect our business, financial condition and results of operations.

Acquisitions and joint ventures that we pursue may present unforeseen integration obstacles and costs, increase our leverage and negatively impact our performance. Divestitures that we pursue also may present unforeseen obstacles and costs and alter the synergies we expect to continue to achieve from the Shared Services Agreement with MPM.

We have made acquisitions of related businesses, and entered into joint ventures in the past and intend to selectively pursue acquisitions of, and joint ventures with, related businesses as one element of our growth strategy. Acquisitions may require us to assume or incur additional debt financing, resulting in additional leverage and complex debt structures. If such acquisitions are consummated, the risk factors we describe above and below, and for our business generally, may be intensified.

Our ability to implement our growth strategy could be limited by covenants in our ABL Facility, indentures and other indebtedness, our financial resources, including available cash and borrowing capacity, and our ability to integrate or identify appropriate acquisition and joint venture candidates.

The expense incurred in consummating acquisitions of related businesses, or our failure to integrate such businesses successfully into our existing businesses, could result in our incurring unanticipated expenses and losses. Furthermore, we may not be able to realize any anticipated benefits from acquisitions or joint ventures. The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Some of the risks associated with our acquisition and joint venture strategy include:

•	potential disruptions of our ongoing business and distraction of management;

•	unexpected loss of key employees or customers of the acquired company;

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	coordinating new product and process development;

•	hiring additional management and other critical personnel; and

•	increasing the scope, geographic diversity and complexity of our operations.

In addition, we may encounter unforeseen obstacles or costs in the integration of acquired businesses. For example, if we were to acquire an international business, the preparation of the U.S. GAAP financial statements could require significant management resources. Also, the presence of one or more material liabilities of an acquired company that are unknown to us at the time of acquisition may have a material adverse effect on our business. Our acquisition and joint venture strategy may not be successfully received by customers, and we may not realize any anticipated benefits from acquisitions or joint ventures.

In addition, we have selectively made, and may in the future, pursue divestitures of certain of our businesses as one element of our portfolio optimization strategy. Divestitures may require us to separate integrated assets and personnel from our retained businesses and devote our resources to transitioning assets and services to purchasers, resulting in disruptions to our ongoing business and distraction of management. Divestitures may alter synergies we expect to continue to achieve from the Shared Services Agreement with MPM.

If we fail to establish and maintain an effective internal control environment, our ability to both timely and accurately report our financial results could be adversely affected.

Section 404 of the Sarbanes-Oxley Act of 2002 requires companies to conduct a comprehensive evaluation of their internal control over financial reporting. To comply with this statute, each year we are required to document and test our internal control over financial reporting, our management is required to assess and issue a report concerning our internal control over financial reporting and our independent registered public accounting firm is required to report on the effectiveness of our internal control over financial reporting.

During the third quarter of 2013, management identified control deficiencies related to the calculation of the valuation allowance on deferred tax assets related to the Company’s Netherlands subsidiary that existed at December 31, 2012 which were determined to be a material weakness in our internal control over financial reporting, and concluded that the previously issued financial statements should be restated. Accordingly, management concluded that our internal control over financial reporting was not effective as of that date and that, as a result, our controls and procedures were not effective at December 31, 2012. Management has concluded that the identified material weakness was remediated as of June 30, 2014.

The existence of one or more material weaknesses has resulted in, and could continue to result in, errors in our financial statements, and substantial costs and resources may be required to rectify these errors or other internal control deficiencies and may cause us to incur other costs, including potential legal expenses. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, and we may be unable to obtain additional financing to operate and expand our business and our business and financial condition could be harmed.

Although we believe we have remediated the control deficiencies we identified and are taking appropriate actions to strengthen our internal control over financial reporting, we cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, which involve substantial risks and uncertainties. You can identify forward-looking statements because they contain words such as “believe,” “project,” “might,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or similar expressions that concern our strategy, plans or intentions. All statements we make in this prospectus relating to our estimated and projected revenue, margins, costs, expenditures, cash flows, growth rates, financial results, and prospects are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expect. We derive many of our forward-looking statements from our operating budgets and forecasts, which we base upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

We disclose important factors that could cause actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. Some of the factors that we believe could affect our revenue, margins, costs, expenditures, cash flows, growth rates, financial results, business, condition and prospects include:

•	general economic and business conditions including the current global economic and financial market conditions;

•	industry trends;

•	the highly cyclical nature of the end-use markets in which we participate;

•	raw material costs and availability;

•	restrictions contained in our debt agreements;

•	our substantial leverage, including the inability to generate the necessary amount of cash to service our existing debt and the incurrence of substantial indebtedness in the future;

•	our failure to comply with financial covenants under our credit facilities or other debt;

•	the possibility of environmental liabilities and other damage that is not covered by insurance or that exceeds our insurance coverage;

•	increased competition in the markets in which we operate and competition from substitute products;

•	changes in demand for our products;

•	the loss of any of our major customers;

•	changes in, or the failure or inability to comply with, or liabilities under, government regulations, agricultural policy and environmental, health and safety requirements;

•	changes in pension fund investment performance, required pension contributions or assumptions relating to pension costs or expected return on plan assets;

•	changes in business strategy;

•	our ability to achieve all expected cost savings from our productivity initiatives or from the Shared Services Agreement (as defined later in this prospectus);

•	difficulties with the integration process or realization of the benefits from the Shared Services Agreement;

•	the loss of any of our major suppliers or the bankruptcy or financial distress of our customers;

•	the ability to attain and maintain any price increases for our products;

•	foreign currency fluctuations and devaluations and political instability in our foreign markets;

•	the loss of our intellectual property rights;

•	availability, terms and deployment of capital; and

•	other factors set forth under “Risk Factors.”

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. There may be other factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreements entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

The net proceeds of the offering of the initial notes were approximately $308 million, after deducting the initial purchasers’ discount and estimated expenses. We used the net proceeds from the offering to redeem or replay all of our outstanding 2016 Debentures and to repay in full all amounts outstanding under the ABL Facility and for general corporate purposes.

CAPITALIZATION

The following table sets forth Hexion’s cash and cash equivalents, short-term investments and capitalization as of December 31, 2014, on an actual basis and on an as-adjusted basis to give effect to the Financing Transactions.

You should read this table in conjunction with “Risk Factors” and “Selected Historical Financial and Other Information,” as well as the historical condensed Consolidated Financial Statements and related notes included elsewhere in this prospectus.

(In millions)	As of December 31, 2014
	Actual	As Adjusted
Cash and cash equivalents	$172	$380
Short-term investments	7	7

Debt:
ABL Facility (1)	60	—
Senior secured notes
6.625% First-Priority Senior Secured Notes due 2020 (includes $6 and $7 of unamortized debt premium at December 31, 2014 and 2013, respectively)	1,556	1,556
10.00% First-Priority Senior Secured Notes due 2020	—	315
8.875% Senior Secured Notes due 2018 (includes $3 and $4 of unamortized debt discount at December 31, 2014 and 2013, respectively)	1,197	1,197
9.00% Second-Priority Senior Secured Notes due 2020	574	574
Senior unsecured debentures	303	263
Other debt and capital leases	144	144

Total debt	$3,834	$4,049
Deficit:
Common stock, par value $0.01 per share: 300,000,000 shares authorized, 170,605,906 shares issued and 82,556,847 shares outstanding	$1	$1
Paid-in capital	526	526
Treasury stock	(296)	(296)
Accumulated other comprehensive loss	(159)	(159)
Accumulated deficit	(2,423)	(2,423)
Noncontrolling interest	(1)	(1)

Total deficit	(2,352)	(2,352)

Total capitalization	$1,482	$1,697

(1)	The ABL Facility has total maximum borrowing availability of $363 million and, after giving effect to the Financing Transactions, would have a total maximum borrowing availability of the entire $400 million size of the facility. Does not include $37 million in letters of credit outstanding. See “Description of Other Indebtedness—ABL Facility” and “Prospectus Summary—Recent Developments—Amendment to ABL Facility.” We used a portion of the proceeds of the offering of the initial notes to repay in full all outstanding amounts under the ABL Facility.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

We derived the unaudited pro forma financial data set forth below by the application of the pro forma adjustments to the historical audited Consolidated Financial Statements of Hexion, appearing elsewhere in this prospectus.

The unaudited pro forma statement of operations for the year ended December 31, 2014 gives pro forma effect to the Financing Transactions as if they had occurred on January 1, 2014. An unaudited pro forma balance sheet at December 31, 2014 has not been presented, as the impact of the Financing Transactions on our balance sheet is described in “Capitalization.”

The unaudited pro forma financial information is presented for informational purposes only, and does not purport to represent what our results of operations would actually have been if the Financing Transactions had occurred on the dates indicated, nor does it purport to project our results of operations or financial condition that we may achieve in the future.

You should read the following unaudited pro forma financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” “Capitalization,” “Selected Historical Financial and Other Information” and our Consolidated Financial Statements and related notes and other financial information included elsewhere in this prospectus.

HEXION INC.

Unaudited Pro Forma Statement of Operations For the Year Ended December 31, 2014

(dollars in millions)

	Actual	Adjustments	Pro Forma
Net sales	$5,137	$—	$5,137
Cost of sales	4,534	—	4,534

Gross profit	603	—	603
Selling, general and administrative expense	361	—	361
Asset impairments	5	—	5
Business realignment costs	47	—	47
Other operating income, net	(8)	—	(8)

Operating income	198	—	198
Interest expense, net	308	25 (a)	333
Other non-operating expense, net	32	—	32

Loss before income tax and earnings from unconsolidated entities	(142)	(25)	(167)
Income tax expense	26	—	26

Loss before earnings from unconsolidated entities	(168)	(25)	(193)
Earnings from unconsolidated entities, net of taxes	20	—	20

Net loss	$(148)	$(25)	$(173)

See Notes to Unaudited Pro Forma Statement of Operations

Notes to Unaudited Pro Forma Statement of Operations (dollars in millions)

(a)	Represents the increase in net interest expense related to the issuance of the notes and pay-down of the 2016 Debentures and the ABL Facility:

Newly issued debt:
10.00% First-Priority Senior Secured Notes due 2020	$32
Existing debt:
Senior secured notes:
6.625% First-Priority Senior Secured Notes due 2020	102
8.875% Senior Secured Notes due 2018	107
9.00% Second-Priority Senior Secured Notes due 2020	52
Senior unsecured debentures:
9.2% Debentures due 2021	6
7.875% Debentures due 2023	15
Other debt and capital leases	8
Amortization of deferred debt issuance costs and discounts	11

Total	333
Historic interest expense	(308)

Net pro forma change in interest	$25

COVENANT COMPLIANCE

The instruments that govern our indebtedness contain, among other provisions, restrictive covenants (and incurrence tests in certain cases) regarding indebtedness, dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and, in the case of our ABL Facility, the maintenance of a financial ratio (depending on certain conditions). Payment of borrowings under the ABL Facility and our notes may be accelerated if there is an event of default as determined under the governing debt instrument. Events of default under the credit agreement governing our ABL Facility includes the failure to pay principal and interest when due, a material breach of representations or warranties, most covenant defaults, events of bankruptcy and a change of control. Events of default under the indentures governing our notes include the failure to pay principal and interest, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain events of bankruptcy.

The indentures that govern our First-Priority Senior Secured Notes, the notes, Senior Secured Notes and the Second Lien Notes (the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges Ratio incurrence test which may restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges Ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on an LTM basis.

Our ABL Facility, which is subject to a borrowing base, replaced our senior secured credit facilities in March 2013. The ABL Facility does not have any financial maintenance covenant other than a minimum fixed charge coverage ratio of 1.0 to 1.0 that would only apply if our availability under the ABL Facility at any time is less than the greater of (a) $40 million and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The fixed charge coverage ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. At December 31, 2014, our availability under the ABL Facility exceeded such levels; therefore, the minimum fixed charge coverage ratio did not apply.

Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro-forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As we are highly leveraged, we believe that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about our ability to comply with our financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense.

As of December 31, 2014, we were in compliance with all covenants that govern the ABL Facility. We believe that a default under the ABL Facility is not reasonably likely to occur in the foreseeable future.

The following table reconciles Net loss to EBITDA and Adjusted EBITDA, and calculates the ratio of Adjusted EBITDA to Fixed Charges as calculated under certain of our indentures for the period presented:

(In millions)	Year Ended December 31, 2014
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(148)
Interest expense, net	308
Income tax expense	26
Depreciation and amortization	144

EBITDA	330
Adjustments to EBITDA:
Asset impairments	5
Business realignment costs (1)	47
Realized and unrealized foreign currency losses	32
Other (2)	50
Cost reduction programs savings (3)	30
Pro forma EBITDA adjustment for acquisition (4)	11

Adjusted EBITDA	$505

Pro forma fixed charges (5)	$295

Ratio of Adjusted EBITDA to Fixed Charges (6)	1.71

(1)	Represents headcount reduction expenses and plant rationalization costs related to cost reduction programs and other costs associated with business realignments.
(2)	Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, stock-based compensation, and realized and unrealized foreign exchange and derivative activity.
(3)	Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the period presented. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.
(4)	Reflects pro forma impact of the acquisition of a manufacturing facility in Shreveport, Louisiana in early 2014, and represents our estimate of incremental annualized EBITDA when the facility is operating at full capacity, as well as related synergies.
(5)	Reflects pro forma interest expense based on interest rates at December 31, 2014.
(6)	The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing certain notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of December 31, 2014, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness or to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under the ABL Facility (available borrowings of which were $266 million at December 31, 2014).

SELECTED HISTORICAL FINANCIAL AND OTHER INFORMATION

The following table presents selected historical financial and other data for Hexion. The selected historical financial and other data for Hexion as of and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010 have been derived from the Consolidated Financial Statements of Hexion. The following information should be read in conjunction with, and is qualified by reference to, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited Consolidated Financial Statements, as well as the other financial information included elsewhere in this prospectus.

	Year ended December 31,
(In millions, except per share data)	2014	2013	2012	2011	2010
Statements of Operations:
Net sales	$5,137	$4,890	$4,756	$5,207	$4,597
Cost of sales	4,534	4,316	4,160	4,473	3,866

Gross profit	603	574	596	734	731
Selling, general and administrative expense	361	362	322	335	332
Terminated merger and settlement income, net (1)	—	—	—	—	(171)
Asset impairments	5	181	23	32	—
Business realignment costs	47	21	35	15	20
Other operating (income) expense, net	(8)	1	11	(15)	6

Operating income	198	9	205	367	544
Interest expense, net	308	303	263	262	276
Loss on extinguishment of debt	—	6	—	—	30
Other non-operating expense (income), net	32	2	(1)	3	(4)

(Loss) income from continuing operations before income tax and earnings from unconsolidated entities	(142)	(302)	(57)	102	242
Income tax expense (benefit)	26	349	(384)	3	35

(Loss) income from continuing operations before earnings from unconsolidated entities	(168)	(651)	327	99	207
Earnings from unconsolidated entities, net of taxes	20	17	19	16	8

Net (loss) income from continuing operations	(148)	(634)	346	115	215
Net income (loss) from discontinued operations, net of taxes (2)	—	—	—	2	(3)

Net (loss) income	(148)	(634)	346	117	212
Net loss attributable to noncontrolling interest	—	1	—	—	—

Net (loss) income attributable to Hexion Inc.	$(148)	$(633)	$346	$117	$212

Dividends declared per common share	$—	$0.01	$0.04	$0.02	$—
Cash Flows provided by (used in):
Operating activities	$(50)	$80	$177	$171	$51
Investing activities	(233)	(150)	(138)	33	(105)
Financing activities	69	52	(59)	57	97
Balance Sheet Data (at end of period):
Cash and cash equivalents	$172	$393	$419	$419	$166
Short-term investments	7	7	5	7	6
Working capital (3)	420	572	669	682	551
Total assets	2,672	2,874	3,349	3,105	3,116
Total long-term debt	3,735	3,665	3,419	3,420	3,588
Total net debt (4)	3,655	3,374	3,071	3,113	3,500
Total liabilities	5,024	4,944	4,635	4,861	5,137
Total deficit	(2,352)	(2,070)	(1,286)	(1,756)	(2,021)

(1)	Terminated merger and settlement income, net for the year ended December 31, 2010 includes the non-cash push-down of insurance recoveries by the Company’s owner related to the settlement payment made by the Company’s owner that had been treated as an expense of the Company in 2008 associated with the terminated merger with Huntsman Corporation, as well as reductions on certain of the Company’s merger related service provider liabilities.
(2)	Net income (loss) from discontinued operations reflects the results of our global inks and adhesive resins business (“IAR Business”) and our North American coatings and composite resins business (“CCR Business”), which were both sold in 2011.
(3)	Working capital is defined as current assets less current liabilities. As of December 31, 2010, the assets and liabilities of the IAR Business and CCR Business totaling $184 have been classified as current.
(4)	Net debt is defined as long-term debt plus short-term debt less cash and cash equivalents and short-term investments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our results of operations and financial condition for the years ended December 31, 2014, 2013 and 2012 with the audited Consolidated Financial Statements and related notes included elsewhere herein. The following discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs, and which involve numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements.”

The purpose of the following discussion is to provide relevant information to investors who use our financial statements so they can assess our financial condition and results of operations by evaluating the amounts and certainty of cash flows from our operations and from outside sources. The three principal objectives of Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) are: to provide a narrative explanation of financial statements that enables investors to see our Company through the eyes of management; to enhance overall financial disclosure and provide the context within which financial information should be analyzed; and to provide information about the quality and potential variability of earnings and cash flows so that investors can judge the likelihood that past performance is indicative of future performance.

MD&A is presented in the following sections: Overview and Outlook, Results of Operations, Results of Operations by Segment, Liquidity and Capital Resources, Reconciliation of Last Twelve Months Net loss to Adjusted EBITDA, Contractual Obligations, Off Balance Sheet Arrangements, Critical Accounting Estimates, Recently Issued Accounting Standards and Qualitative and Quantitative Disclosures About Market Risk. MD&A should be read in conjunction with our financial statements and the accompanying notes included elsewhere in this prospectus. Unless otherwise indicated by the context, U.S. dollar amounts in the tables and charts located in MD&A are in millions.

Within the following discussion, unless otherwise stated, “2014” refers to the year ended December 31, 2014, “2013” refers to the year ended December 31, 2013, and “2012” refers to the year ended December 31, 2012.

Overview and Outlook

We are a large participant in the specialty chemicals industry, and a leading producer of adhesive and structural resins and coatings. Thermosets are a critical ingredient for virtually all paints, coatings, glues and other adhesives produced for consumer or industrial uses. We provide a broad array of thermosets and associated technologies and have significant market positions in all of the key markets that we serve.

Our products are used in thousands of applications and are sold into diverse markets, such as forest products, architectural and industrial paints, packaging, consumer products and automotive coatings, as well as higher growth markets, such as wind energy and electrical composites. Major industry sectors that we serve include industrial/marine, construction, consumer/durable goods, automotive, wind energy, aviation, electronics, architectural, civil engineering, repair/remodeling and oil and gas drilling. Key drivers for our business include general economic and industrial conditions, including housing starts, auto build rates and active oil and gas drilling rigs. In addition, due to the nature of our products and the markets we serve, competitor capacity constraints and the availability of similar products in the market may impact our results. As is true for many industries, our financial results are impacted by the effect on our customers of economic upturns or downturns, as well as by the impact on our own costs to produce, sell and deliver our products. Our customers use most of our products in their production processes. As a result, factors that impact their industries can and have significantly affected our results.

Through our worldwide network of strategically located production facilities we serve more than 5,200 customers in approximately 100 countries. Our global customers include large companies in their respective industries, such as 3M, Akzo Nobel, BASF, Bayer, Dow, EP Energy, GE, Louisiana Pacific, Monsanto, Owens Corning, PPG Industries, Valspar and Weyerhaeuser.

Business Strategy

As a significant player in the specialty chemicals industry, we believe we have unique opportunities to strategically grow our business over the long term. We continue to develop new products with an emphasis on innovation and expanding our product solutions for our existing global customer base, while growing our businesses in faster growing regions in the world, such as the Asia-Pacific, Eastern Europe, Latin America, India and the Middle East. Through these growth strategies we strive to create shareholder value and generate significant free cash flow.

Reportable Segments

Our business segments are based on the products that we offer and the markets that we serve. At December 31, 2014, we had two reportable segments: Epoxy, Phenolic and Coating Resins and Forest Products Resins. A summary of the major products of our reportable segments follows:

•

Epoxy, Phenolic and Coating Resins: epoxy specialty resins, phenolic encapsulated substrates, versatic acids and derivatives, basic epoxy resins and intermediates, phenolic specialty resins and molding compounds, polyester resins, acrylic resins and vinylic resins

•	Forest Products Resins: forest products resins and formaldehyde applications

2014 Overview

Following are highlights from our results of operations for the years ended December 31, 2014 and 2013:

(in millions)	2014	2013	$ Change	% Change
Statements of Operations:
Net sales	$5,137	$4,890	$247	5%
Gross profit	603	574	29	5%
Operating income	198	9	189	2,100%
Loss before income tax	(142)	(302)	160	53%
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$272	$258	$14	5%
Forest Products Resins	251	231	20	9%
Corporate and Other	(73)	(67)	(6)	9%

Total	$450	$422	$28	7%

•

Net sales increased $247 million, or 5%, in 2014 as compared to 2013 due primarily to an increase in demand in our oil field, epoxy specialty, North American formaldehyde and Latin American forest products resins businesses. These increases were partially offset by price decreases in certain businesses driven by unfavorable product mix and an imbalance in supply and demand, which outpaced raw-material-driven price increases in certain other businesses.

•

Segment EBITDA increased $28 million, or 7%, due to the increase in sales volumes, cost control and productivity initiatives, as well as favorable product mix. This increase was partially offset by margin compression in certain businesses due to unfavorable product mix and oversupply in certain markets.

•

In early 2014, we acquired a manufacturing facility in Shreveport, Louisiana, which increased our capacity to provide resin coated proppants to our customers in this region, which has a high concentration of shale and natural gas wells.

•

In the fourth quarter of 2014 we began to implement a new cost reduction program that will be finalized in the first half of 2015. We expect this program to generate savings of approximately $23 million in 2015 and $30 million on a run-rate basis once fully implemented. We expect these savings to be achieved over the next 18 to 24 months. Additionally, as of December 31, 2014, we have realized all of the anticipated $64 million of cost savings under the Shared Services Agreement with MPM, and we expect these savings to continue.

•	We continued to strategically focus on expanding in markets and geographies in which we expect opportunities for future growth:

Recently completed expansion efforts include:

•

A joint venture that constructed a phenolic specialty resins manufacturing facility in China, which became operational in late 2014. The new facility produces a full range of specialty novolac and resole phenolic resins used in a diverse range of applications, including refractories, friction and abrasives to support the growing automotive, industrial and construction markets in China.

Future growth initiatives include:

•	The expansion of our forest products resins manufacturing capacity in Brazil and construction of two new formaldehyde plants in North America:

Facility Location	Type	Estimated Completion Date	Manufacturing Capacity
Curitiba, Brazil	Facility expansion	Q3 2015	150k MT/year
Geismar, LA	Facility expansion	Q4 2015	216k MT/year
Luling, LA	New facility	Q1 2016	216k MT/year

2015 Outlook

During 2014, our Segment EBITDA increased 7% to $450 million, compared with $422 million in 2013. The increase in Segment EBITDA was primarily driven by gains in our forest products, epoxy specialty and oil field businesses, and was partially offset by cyclicality in our base epoxy and dispersions businesses. As we look ahead to 2015, we expect continued growth in our epoxy specialty and forest products businesses due to strong global demand for wind energy and growing U.S. housing starts, respectively. This growth is expected to be partially offset by flat demand in Europe and the negative impact of weaker global currencies. In addition, while we expect our base epoxy business to remain below historical levels of profitability during 2015, we expect improvement as compared to 2014.

Over the past several months, oil prices and raw material costs have been volatile, and we have witnessed significant declines in certain circumstances. We expect the recent decline in oil prices to negatively impact sales volumes and earnings in our oil field business due to the corresponding decline in natural gas and oil drilling activity. This negative impact is expected to be offset by the positive effect of declining raw material prices, as a substantial number of our raw material inputs are petroleum-based and their prices fluctuate with the price of oil. In addition, we expect such declines in oil prices and raw material costs to have a positive impact on our working capital during 2015.

We are currently experiencing a supplier force majeure that impacts our European versatic acid and dispersions businesses. In response to this temporary disruption, we are leveraging our global manufacturing network to help mitigate the potential impacts to our customers. We expect that this force majeure will have a $25 million to $35 million negative impact on our Segment EBITDA in 2015. We understand from our supplier that this disruption will be resolved in the second half of 2015. Related to this incident, we are proactively pursuing recoveries under our business interruption insurance policies.

As part of our continued focus on productivity, we have begun executing a new $30 million cost savings program that will structurally enhance our manufacturing and administrative cost profile over the next 18 to 24 months. We expect to realize approximately $23 million of savings from this cost savings program during 2015.

Shared Services Agreement

In October 2010, we entered into a shared services agreement with MPM (which, from October 1, 2010 through October 24, 2014, was a subsidiary of Hexion Holdings) (the “Shared Services Agreement”), pursuant to which we provide to MPM, and MPM provides to us, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, technology development, legal and procurement services. The Shared Services Agreement is subject to termination by either the Company or MPM, without cause, on not less than 30 days’ written notice, and expires in October 2015 (subject to one-year renewals every year thereafter; absent contrary notice from either party). The Shared Services Agreement establishes certain criteria upon which the costs of such services are allocated between us and MPM and requires that the Shared Services Steering Committee formed under the agreement meet no less than annually to evaluate and determine an equitable allocation percentage. The allocation percentage for 2014 remained unchanged from 2013, which was 57% for us and 43% for MPM.

On April 13, 2014, Momentive Performance Materials Holdings Inc. (MPM’s direct parent company), MPM and certain of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On October 24, 2014, in conjunction with MPM’s emergence from Chapter 11 bankruptcy and the consummation of MPM’s plan of reorganization, the Shared Services Agreement was amended to, among other things, (i) exclude the services of certain executive officers, (ii) provide for a transition assistance period at the election of the recipient following termination of the Shared Services Agreement of up to 12 months, subject to one successive renewal period of an additional 60 days and (iii) provide for the use of an independent third-party audit firm to assist the Shared Services Steering Committee with its annual review of billings and allocations.

The Shared Services Agreement has resulted in significant synergies for us, including shared services and logistics optimization, best-of-source contractual terms, procurement savings, regional site rationalization and administrative and overhead savings. We projected achieving a total of approximately $64 million of cost savings in connection with the Shared Services Agreement, and through December 31, 2014, we have realized all of these savings on a run-rate basis. We expect these savings to continue, and do not expect the amendment to have a material effect on our business, results of operations or liquidity.

Matters Impacting Comparability of Results

Our Consolidated Financial Statements include the accounts of the Company, its majority-owned subsidiaries in which minority shareholders hold no substantive participating rights and variable interest entities in which we have a controlling financial interest. Intercompany accounts and transactions are eliminated in consolidation.

Raw Material Prices

Raw materials comprised approximately 70% of our cost of sales in 2014. The three largest raw materials used in our production processes are phenol, methanol and urea. These materials represented 43% of our total raw material costs in 2014. Fluctuations in energy costs, such as volatility in the price of crude oil and related petrochemical products, as well as the cost of natural gas, have caused volatility in our raw material costs and utility costs. In 2014, the average prices of phenol, methanol and urea decreased by approximately 25%, 8% and 5%, respectively, as compared to 2013. In 2013, the average prices of phenol, methanol and urea increased (decreased) by approximately 5%, 18% and (26)%, respectively, as compared to 2012. The impact of passing through raw material price changes to customers can result in significant variances in sales comparisons from year to year.

We expect long-term raw material cost volatility to continue because of price movements of key feedstocks. To help mitigate raw material volatility, we have purchase and sale contracts and commercial arrangements with many of our vendors and customers that contain periodic price adjustment mechanisms. Due to differences in timing of the pricing trigger points between our sales and purchase contracts, there is often a “lead-lag” impact. In many cases this “lead-lag” impact can negatively impact our margins in the short term in periods of rising raw material prices and positively impact them in the short term in periods of falling raw material prices.

Other Comprehensive Income

Our other comprehensive income is significantly impacted by foreign currency translation and defined benefit pension and postretirement benefit adjustments. The impact of foreign currency translation is driven by the translation of assets and liabilities of our foreign subsidiaries which are denominated in functional currencies other than the U.S. dollar. The primary assets and liabilities driving the adjustments are cash and cash equivalents; accounts receivable; inventory; property, plant and equipment; accounts payable; pension and other postretirement benefit obligations and certain intercompany loans payable and receivable. The primary currencies in which these assets and liabilities are denominated are the euro, Brazilian real, Canadian dollar and Australian dollar. The impact of defined benefit pension and postretirement benefit adjustments is primarily driven by unrecognized actuarial gains and losses related to our defined benefit and other postretirement benefit plans, as well as the subsequent amortization of gains and losses from accumulated other comprehensive income in periods following the initial recording of such items. These actuarial gains and losses are determined using various assumptions, the most significant of which are (i) the weighted average rate used for discounting the liability, (ii) the weighted average expected long-term rate of return on pension plan assets, (iii) the method used to determine market-related value of pension plan assets, (iv) the weighted average rate of future salary increases and (v) the anticipated mortality rate tables.

Results of Operations

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(in millions)	2014	2013	2012
Net sales	$5,137	$4,890	$4,756
Cost of sales	4,534	4,316	4,160

Gross profit	603	574	596
Gross profit as a percentage of net sales	12%	12%	13%
Selling, general and administrative expense	361	362	322
Asset impairments	5	181	23
Business realignment costs	47	21	35
Other operating (income) expense, net	(8)	1	11

Operating income	198	9	205
Operating income as a percentage of net sales	4%	—%	4%
Interest expense, net	308	303	263
Loss on extinguishment of debt	—	6	—
Other non-operating expense (income), net	32	2	(1)

Total non-operating expense	340	311	262

Loss before income tax and earnings from unconsolidated entities	(142)	(302)	(57)
Income tax expense (benefit)	26	349	(384)

(Loss) income before earnings from unconsolidated entities	(168)	(651)	327
Earnings from unconsolidated entities, net of taxes	20	17	19

Net (loss) income	(148)	(634)	346
Net loss attributable to noncontrolling interest	—	1	—

Net (loss) income attributable to Hexion Inc.	$(148)	$(633)	$346

Other comprehensive (loss) income	$(138)	$56	$(95)

Net Sales

In 2014, net sales increased by $247 million, or 5%, compared to 2013. Volume increases positively impacted net sales by $275 million, and were primarily driven by our oil field, epoxy specialty, North American formaldehyde and Latin American forest products resins businesses. Volume increases in our oil field business were a result of key customer wins and new product development, and volume increases in our epoxy specialty business were driven by improving demand in the Asian wind energy market. Increases in volumes in our North American formaldehyde business were driven by customer wins and higher volumes of products used for oil and natural gas treatment. Volume increases in our Latin American forest products resins business were driven by increases in the furniture, housing construction and industrial markets in this region. Pricing had a positive impact of $16 million due to raw material price increases passed through to customers in our North American formaldehyde and Latin American forest products resins businesses, which were partially offset by pricing decreases in our oil field and base epoxy businesses. Price decreases in our oil field business were driven by unfavorable product mix, while an imbalance in supply and demand drove pricing decreases in our base epoxy business. In addition, foreign currency translation negatively impacted net sales by $44 million, primarily as a result of the strengthening of the U.S. dollar against the Brazilian real and Canadian dollar, partially offset by the weakening of the U.S. dollar against the the Australian dollar and the euro, in 2014 compared to 2013.

In 2013, net sales increased by $134 million, or 3%, compared to 2012. Volume increases positively impacted net sales by $211 million, and were primarily driven by our oil field, specialty epoxy and North

American and Latin American forest products resins businesses. Volume increases in our oil field business were a result of key customer wins and new product development, and volume increases in our specialty epoxy business were driven by improving our share in the Asian wind energy market. Increases in volumes in our North American forest products resins business were primarily driven by increases in U.S. housing construction activity, and increases in our Latin American forest products resins business were driven by increases in the furniture, housing construction and industrial markets in this region. These increases were partially offset by volume decreases in our base epoxy business driven by increased competition from Asian imports. The overall increase was also partially offset by the closure of a production facility in our European forest products resins business in the third quarter of 2012 and the sale of two facilities in the Asia Pacific region in the second quarter of 2012, which had a combined negative impact of $65 million. Pricing had a negative impact of $12 million, as raw material price increases passed through to customers in our North American and Latin American forest products resins businesses were offset by pricing decreases in portions of our oil field and specialty epoxy businesses due to competitive pressures. Foreign currency translation had a neutral impact on net sales, as the weakening of the U.S. dollar against the euro in 2013 compared to 2012 was offset by the strengthening of the U.S. dollar against the Brazilian real and the Australian dollar in 2013 compared to 2012.

Gross Profit

In 2014, gross profit increased by $29 million compared to 2013. As a percentage of sales, gross profit remained flat, as raw material productivity initiatives were offset by the impact of the unfavorable product mix and oversupplied markets discussed above.

In 2013, gross profit decreased by $22 million compared to 2012. As a percentage of sales, gross profit decreased by 1%, primarily as a result of margin compression in certain of our businesses, as well as idling and decreased production volumes due to planned maintenance in certain other businesses, which resulted in overhead costs being expensed during the idling period.

Operating Income

In 2014, operating income increased by $189 million compared to 2013. The increase was partially due to the $29 million increase in gross profit discussed above, as well as a slight decrease in selling, general and administrative expense compared to 2013. The decrease in selling, general and administrative expense was due primarily to gains related to a favorable settlement of $8 million and the sale of certain intellectual property of $5 million, as well as a decrease in integration costs related to the prior combination of the Company and MPM. These items were partially offset by increased compensation and project costs and a loss recognized on the settlement of certain pension liabilities of $11 million. In 2014, we recorded asset impairments of $5 million as a result of the likelihood that certain assets would be disposed of before the end of their estimated useful lives. In 2013, we recorded asset impairments of $124 million as a result of the likelihood that certain assets would be disposed of before the end of their estimated useful lives, as well as goodwill impairment of $57 million. Other operating expense, net decreased by $9 million, from an expense of $1 million to income of $8 million, compared to 2013 due to a gain on the sale of certain property of approximately $19 million, which was partially offset by an increase in legal and consulting fees, as well as a decrease in the amortization of certain deferred income of $4 million. Business realignment costs increased by $26 million compared to 2013 due primarily to an increase in costs related to the Company’s recently implemented restructuring and cost optimization programs, as well as environmental remediation at certain formerly owned locations.

In 2013, operating income decreased by $196 million compared to 2012. The decrease was partially due to the $22 million decrease in gross profit discussed above. Selling, general and administrative expense increased by $40 million due primarily to increased expenses related to special compensation programs and pension and postretirement benefits, which were driven by decreases in discount rates used to calculate our pension liabilities. Asset impairments increased by $158 million compared to 2012. In 2013, a goodwill impairment charge of $57 million was recognized as a result of the estimated fair value of our epoxy reporting unit being significantly less than the carrying value of its net assets. Additionally, in 2013, as a result of lowered forecasts of estimated future earnings and cash flows for our epoxy reporting unit, as well as the likelihood that certain other long-lived assets would be disposed of before the end of their estimated useful lives, we recorded asset impairments of $124 million. In 2012, we recorded asset impairments of $23 million as a result of the likelihood that certain long-lived assets would be sold before the end of their estimated useful lives and continued competitive pressures. Business realignment costs decreased by $14 million due primarily to a reduction in severance costs associated with the restructuring and cost reduction programs implemented in early 2012. Other operating expense, net decreased by $10 million due primarily to a charge related to the resolution of a pricing dispute with HAI, an unconsolidated joint venture, in 2012 that did not recur in 2013.

Non-Operating Expense

In 2014, total non-operating expense increased by $29 million compared to 2013, primarily due to higher realized and unrealized foreign currency transaction losses. These losses were primarily a result of the strengthening of the U.S. dollar against the euro, particularly in the fourth quarter of 2014. These increases were partially offset by the loss on extinguishment of debt recognized in 2013 as a result of refinancing transactions in early 2013, which did not recur in 2014. Interest expense increased slightly in 2014 compared to 2013 due primarily to higher average outstanding debt balances.

In 2013, total non-operating expense increased by $49 million compared to 2012, primarily due to an increase in interest expense of $40 million due to higher average outstanding debt balances and interest rates, as well as the write-off of $6 million in deferred financing fees, all of which were associated with the refinancing transactions in early 2013.” Other non-operating expense, net increased by $3 million, from income of $1 million to an expense of $2 million, due to other financing fees related to the refinancing transactions in early 2013 which were expensed as incurred in 2013.

Income Tax Expense (Benefit)

In 2014, income tax expense decreased by $323 million compared to 2013. In 2014, the Company recognized income tax expense of $26 million primarily as a result of income from certain foreign operations. Losses in the United States and certain foreign jurisdictions had no impact on income tax expense, as no tax benefit was recognized due to these jurisdictions being in a full valuation allowance position.

In 2013, income tax expense increased by $733 million, from a benefit of $384 million to an expense of $349 million, compared to 2012. In 2013, income tax expense primarily related to the recording of a valuation allowance in the United States, which was driven by several negative factors that occurred in 2013, including negative trends in U.S. business operations, higher interest expense primarily related to the refinancing transactions in early 2013, and an agreement with a foreign tax authority to change certain intercompany agreements that will reduce future income.

Other Comprehensive (Loss) Income

For the year ended December 31, 2014, foreign currency translation negatively impacted other comprehensive income by $61 million, primarily due to the strengthening of the U.S. dollar against the Australian dollar, Brazilian real, Canadian dollar and euro. For the year ended December 31, 2014, pension and postretirement benefit adjustments negatively impacted other comprehensive income by $77 million, primarily due to unrecognized actuarial losses driven by a decrease in the discount rate used to calculate our pension liabilities at December 31, 2014, changes in certain mortality and demographic assumptions and unfavorable asset experience. These losses were partially offset by the amortization of unrecognized actuarial losses recorded in prior periods.

For the year ended December 31, 2013, foreign currency translation negatively impacted other comprehensive loss by $13 million, primarily due to the strengthening of the U.S. dollar against the Australian dollar, Canadian dollar and Brazilian real, partially offset by the weakening of the U.S. dollar against the euro. For the year ended December 31, 2013, pension and postretirement benefit adjustments positively impacted other comprehensive income by $68 million, primarily due to unrecognized actuarial gains driven by an increase in the discount rate used to calculate our pension liabilities at December 31, 2013, favorable asset experience and the amortization of unrecognized actuarial losses recorded in prior periods.

For the year ended December 31, 2012, foreign currency translation positively impacted other comprehensive loss by $13 million, primarily due to the weakening of the U.S. dollar against the Australian dollar, Canadian dollar and euro, partially offset by the strengthening of the U.S. dollar against the Brazilian real. For the year ended December 31, 2012, pension and postretirement benefit adjustments negatively impacted other comprehensive loss by $107 million, primarily due to unrecognized actuarial losses driven by a decrease in the discount rate used to calculate our pension liabilities at December 31, 2012 and unfavorable asset experience.

Results of Operations by Segment

Following are net sales and Segment EBITDA (earnings before interest, income taxes, depreciation and amortization) by reportable segment. Segment EBITDA is defined as EBITDA adjusted for certain non-cash items, other income and expenses and discontinued operations. Segment EBITDA is the primary performance measure used by our senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. Segment EBITDA should not be considered a substitute for net income (loss) or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies.

	Year Ended December 31,
(in millions)	2014	2013	2012
Net Sales(1):
Epoxy, Phenolic and Coating Resins	$3,277	$3,126	$3,022
Forest Products Resins	1,860	1,764	1,734

Total	$5,137	$4,890	$4,756

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$272	$258	$337
Forest Products Resins	251	231	201
Corporate and Other	(73)	(67)	(48)

Total	$450	$422	$490

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.

2014 vs. 2013 Segment Results

Following is an analysis of the percentage change in sales by segment from 2013 to 2014:

	Volume	Price/ Mix	Currency Translation	Total
Epoxy, Phenolic and Coating Resins	6%	(1)%	—%	5%
Forest Products Resins	4%	3%	(2)%	5%

Epoxy, Phenolic and Coating Resins

Net sales in 2014 increased by $151 million, or 5%, compared to 2013. Higher volumes positively impacted net sales by $199 million, which were primarily driven by increased demand within our oil field and epoxy specialty businesses. Volume increases in our oil field business were a result of key customer wins and new product development, and increases in volumes in our epoxy specialty business were driven by improving demand in the Asian wind energy market. Pricing had a negative impact of $46 million, which was primarily due to pricing decreases in our oil field and base epoxy businesses. Price decreases in our oil field business were driven by unfavorable product mix, while an imbalance in supply and demand drove pricing decreases in our base epoxy business. Foreign exchange translation negatively impacted net sales by $2 million, primarily due to the strengthening of the U.S. dollar against the Canadian dollar, partially offset by the weakening of the U.S. dollar against the euro, in 2014 compared to 2013.

Segment EBITDA in 2014 increased by $14 million to $272 million compared to 2013. The positive impact of the volume increases discussed above was partially offset by margin compression in certain businesses due to unfavorable product mix and overcapacity in certain markets. Additionally, the positive impact of gains related to a favorable settlement of $8 million and the sale of certain intellectual property of $5 million were partially offset by the $10 million negative impact of force majeure declarations from certain suppliers in our European versatic acid and base epoxy businesses.

Forest Products Resins

Net sales in 2014 increased by $96 million, or 5%, when compared to 2013. Higher volumes positively impacted sales by $76 million, and were primarily driven by increases in our North American formaldehyde and Latin American forest products businesses. Volume increases in our North American formaldehyde business were primarily due to customer wins and higher volumes of products used for oil and natural gas treatment. Increases in our Latin American forest products resins business were driven by increases in the furniture, housing construction and industrial markets in this region. Raw material price increases passed through to customers led to pricing increases of $62 million. Foreign exchange translation negatively impacted net sales by $42 million, primarily due to the strengthening of the U.S. dollar against the Brazilian real and Canadian dollar, partially offset by the weakening of the U.S. dollar against the Australian dollar, in 2014 compared to 2013.

Segment EBITDA in 2014 increased by $20 million to $251 million compared to 2013. Segment EBITDA increases were primarily driven by the increase in net sales discussed above, cost control and productivity initiatives, as well as favorable product mix.

Corporate and Other

Corporate and Other is primarily corporate, general and administrative expenses that are not allocated to the segments, such as shared service and administrative functions, unallocated foreign exchange gains and losses and legacy company costs not allocated to continuing segments. Corporate and Other charges increased by $6 million to $73 million compared to 2013, primarily due to higher costs to support initiatives in our information technology, human resources and environmental, health and safety functions, as well as increased compensation costs.

2013 vs. 2012 Segment Results

The table below provides additional detail of the percentage change in sales by segment from 2012 to 2013:

	Volume	Price/ Mix	Currency Translation	Scope Changes	Total
Epoxy, Phenolic and Coating Resins	5%	(3)%	1%	—%	3%
Forest Products Resins	3%	4%	(2)%	(3)%	2%

Epoxy, Phenolic and Coating Resins

Net sales in 2013 increased by $104 million, or 3%, compared to 2012. Higher volumes positively impacted sales by $157 million. This increase was primarily driven by increased demand within our oil field, specialty epoxy and dispersions businesses. Volume increases in our oil field business were a result of key customer wins and new product development. Increases in volumes in our specialty epoxy business were driven by improving our share of the global wind energy market, and volume increases in our dispersions business were primarily driven by regaining market share. These increases were partially offset by volume decreases in our base epoxy business due to decreased industrial demand, primarily in European region, as well as increased competition from Asian imports. Pricing had a negative impact of $90 million, which was driven by pricing decreases in portions of our oil field and specialty epoxy businesses, as well as our base epoxy business, due to competitive pressures. Foreign exchange translation positively impacted net sales by $37 million, primarily due to the weakening of the U.S. dollar against the euro in 2013 compared to 2012.

Segment EBITDA in 2013 decreased by $79 million to $258 million compared to 2012. The positive impact of the volume increases discussed above was more than offset by margin compression in certain businesses.

Forest Products Resins

Net sales in 2013 increased by $30 million, or 2%, when compared to 2012. Higher volumes positively impacted sales by $54 million, driven primarily by volume increases in our North American forest products resins business, which were primarily driven by increases in U.S. housing construction activity, as well as volume increases in our Latin American forest products resins business, driven by increases in the furniture, housing construction and industrial markets in this region. The overall increase was partially offset by the closure of a production facility in our European forest products resins business in the third quarter of 2012 and the sale of two facilities in the Asia Pacific region in the second quarter of 2012, which had a combined negative impact of $65 million. Raw material price increases passed through to customers led to pricing increases of $78 million. Foreign exchange translation negatively impacted net sales by $37 million, primarily due to the strengthening of the U.S. dollar against the Brazilian real and the Australian dollar in 2013 compared to 2012.

Segment EBITDA in 2013 increased by $30 million to $231 million compared to 2012. Segment EBITDA increases were driven by volume increases discussed above, cost control and productivity initiatives and favorable geographic and product mix.

Corporate and Other

Corporate and Other is primarily corporate, general and administrative expenses that are not allocated to the segments, such as shared service and administrative functions, unallocated foreign exchange gains and losses and legacy company costs not allocated to continuing segments. Corporate and Other charges increased by $19 million to $67 million compared to 2012, primarily due to increased costs related to pension and postretirement benefits, which were driven by decreases in discount rates used to calculate our pension liabilities. These increases were partially offset by lower unallocated foreign currency transaction losses.

Reconciliation of Segment EBITDA to Net (Loss) Income:

	Year Ended December 31,
(in millions)	2014	2013	2012
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$272	$258	$337
Forest Products Resins	251	231	201
Corporate and Other	(73)	(67)	(48)

Total	$450	$422	$490

Reconciliation:
Items not included in Segment EBITDA
Asset impairments	$(5)	$(181)	$(23)
Business realignment costs	(47)	(21)	(35)
Integration costs	—	(10)	(12)
Realized and unrealized foreign currency losses	(32)	(2)	(3)
Other	(36)	(35)	(39)

Total adjustments	(120)	(249)	(112)
Loss on extinguishment of debt	—	(6)	—
Interest expense, net	(308)	(303)	(263)
Income tax (expense) benefit	(26)	(349)	384
Depreciation and amortization	(144)	(148)	(153)

Net (loss) income attributable to Hexion Inc.	(148)	(633)	346
Net loss attributable to noncontrolling interest	—	(1)	—

Net (loss) income	$(148)	$(634)	$346

Items Not Included in Segment EBITDA

Not included in Segment EBITDA are certain non-cash items and other income and expenses. For 2014, these items primarily included expenses from retention programs, partially offset by gains on the disposal of assets. For 2013, these items primarily included expenses from retention programs, stock-based compensation expense and transaction costs. For 2012, these items primarily included a charge related to the resolution of a pricing dispute with an unconsolidated joint venture, losses on the disposal of assets and other transaction costs, partially offset by insurance recoveries related to the terminated Huntsman merger.

Business realignment costs for 2014 primarily included expenses from our newly implemented restructuring and cost optimization programs, as well as costs for environmental remediation at certain formerly owned locations. Business realignment costs for 2013 primarily included expenses from minor headcount reduction programs and costs for environmental remediation at certain formerly owned locations. Business realignment costs for 2012 primarily included expenses from the Company’s restructuring and cost optimization programs. Integration costs related primarily to the prior integration of Hexion and MPM.

Liquidity and Capital Resources

We are a highly leveraged company. Our primary sources of liquidity are cash flows generated from operations and availability under our asset-based revolving loan facility (the “ABL Facility”). Our primary liquidity requirements are interest, working capital and capital expenditures.

At December 31, 2014, we had $3,834 million of debt, including $99 million of short-term debt and capital lease maturities. In addition, at December 31, 2014, we had $487 million in liquidity consisting of the following:

•	$156 million of unrestricted cash and cash equivalents (of which $133 million is maintained in foreign jurisdictions);

•	$7 million of short-term investments;

•	$266 million of borrowings available under our ABL Facility ($363 million borrowing base, less $60 million of outstanding borrowings and $37 million of outstanding letters of credit); and

•	$58 million of time drafts and borrowings available under credit facilities at certain international subsidiaries.

We do not believe there is any risk to funding our liquidity requirements in any particular jurisdiction.

Our net working capital (defined as accounts receivable and inventories less accounts payable) at December 31, 2014 and 2013 was $563 and $478 million, respectively. A summary of the components of our net working capital as of December 31, 2014 and 2013 is as follows:

(in millions)	December 31, 2014	% of LTM Net Sales	December 31, 2013	% of LTM Net Sales
Accounts receivable	$591	12%	$601	12%
Inventories	398	7%	360	8%
Accounts payable	(426)	(8)%	(483)	(10)%

Net working capital	$563	11%	$478	10%

The increase in net working capital of $85 million from December 31, 2013 was primarily a result of an increase in inventory of $38 million primarily driven by increases in sales volumes, as well as inventory builds at the end of 2014 in anticipation of planned maintenance shutdowns in early 2015. Additionally, accounts payable decreased by $57 million due to the timing of vendor payments at the end of 2014 and the impact of the strengthening of the U.S. dollar against the euro in late 2014. The overall increase in net working capital was partially offset by a decrease in accounts receivable of $10 million, which was due to the timing of collections at the end of 2014, as well as the impact of the strengthening of the U.S. dollar against the euro in late 2014. To minimize the impact of net working capital on cash flows, we continue to review inventory safety stock levels, focus on receivable collections by offering incentives to customers to encourage early payment or accelerating receipts through the sale of receivables and negotiate with vendors to contractually extend payment terms whenever possible.

We periodically borrow from the ABL Facility to support our short-term liquidity requirements, particularly when net working capital requirements increase in response to seasonality of our volumes in the summer months. During the year ended December 31, 2014, gross borrowings under the ABL Facility were $369 million, and as of December 31, 2014, there were $60 million of outstanding borrowings under the ABL Facility.

2015 Outlook

The following factors will impact 2015 cash flows:

•	Interest and Income Taxes: We expect cash outflows in 2015 related to interest payments on our debt of $295 million and income tax payments estimated at $22 million.

•

Capital Spending: Capital spending in 2015 is expected to be lower than 2014. While we have certain capital spending commitments related to various expansion and growth projects in our forest products resins and formaldehyde businesses, our capital spending requirements are generally flexible, and we will continue to manage our overall capital plan in the context of our strategic business and financial objectives.

•

Working Capital: We anticipate a decrease in working capital during 2015, as compared to 2014. During the year, we expect an increase in the first half and a decrease in the second half, consistent with historical trends.

We plan to fund these significant outflows with available cash and cash equivalents, cash from operations and, if necessary, through available borrowings under our ABL Facility. Based on our liquidity position as of December 31, 2014, and projections of operating cash flows in 2015, we believe we have the ability to continue as a going concern for the next twelve months.

We remain focused on the ongoing optimization of our business portfolio and growth of our specialty technologies. As part of this strategy, we from time to time evaluate the sale of miscellaneous and idle assets. For example, we completed the $20 million sale of our Fremont, California property in the fourth quarter of 2014. We expect to continue to review the opportunistic disposition of miscellaneous and idle assets in 2015.

Debt Repurchases and Other Financing Transactions

From time to time, depending upon market, pricing and other conditions, as well as our cash balances and liquidity, we or our affiliates, including Apollo, may seek to acquire notes or other indebtedness of the Company through open market purchases, privately negotiated transactions, tender offers, redemption or otherwise, upon such terms and at such prices as we or our affiliates may determine (or as may be provided for in the indentures governing the notes), for cash or other consideration. In addition, we have considered and will continue to evaluate potential transactions to reduce net debt, such as debt for debt exchanges or other transactions. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates may choose to pursue in the future, as the pursuit of any alternative will depend upon numerous factors such as market conditions, our financial performance and the limitations applicable to such transactions under our financing documents.

Sources and Uses of Cash

Following are highlights from our Consolidated Statements of Cash Flows for the years ended December 31:

	Year Ended December 31,
(in millions)	2014	2013	2012
Sources (uses) of cash:
Operating activities	$(50)	$80	$177
Investing activities	(233)	(150)	(138)
Financing activities	69	52	(59)
Effect of exchange rates on cash flow	(9)	(4)	5

Net decrease in cash and cash equivalents	$(223)	$(22)	$(15)

Operating Activities

In 2014, operating activities used $50 million of cash. Net loss of $148 million included $172 million of net non-cash expense items, of which $144 million was for depreciation and amortization, $46 million related to unrealized foreign currency losses and $5 million was for non-cash asset impairments. These items were partially offset by gains on the sale of certain assets of $16 million and $2 million of deferred tax benefit. Working capital used $123 million, which was driven by increases in inventory and accounts receivable due to sales volume increases, as well as decreases in accounts payable, driven by the timing of vendor payments. Changes in other assets and liabilities and income taxes payable provided $49 million due to the timing of when items were expensed versus paid, which primarily included interest expense, employee retention programs, pension plan contributions and taxes.

In 2013, operating activities provided $80 million of cash. Net loss of $634 million included $623 million of net non-cash expense items, of which $148 million was for depreciation and amortization, $322 million was for deferred tax expense, $6 million was for the loss on extinguishment of debt and $181 million was for non-cash asset impairments. These items were partially offset by $31 million of unrealized foreign currency gains. Working capital used $3 million, which was driven by increases in accounts receivable due to sales volume increases, partially offset by increases in accounts payable, driven by the same factors. Inventories decreased as a result of the effort to aggressively manage inventory levels, as well as inventory builds at the end of 2012 in anticipation of planned maintenance shutdowns in early 2013. Changes in other assets and liabilities and income taxes payable provided $94 million due to the timing of when items were expensed versus paid, which primarily included interest expense, employee retention programs, pension plan contributions, taxes and restructuring expenses.

In 2012, operating activities provided $177 million of cash. Net income of $346 million included $186 million of net non-cash income items, of which $394 million was for a deferred tax benefit, and was partially offset by $153 million of depreciation and amortization, as well as $31 million of non-cash impairments and accelerated depreciation. Working capital provided $69 million, which was driven by decreases in accounts receivable due to sales volume decreases and increased focus on receivables collections, as well as increases in accounts payable driven by the timing of when raw material purchases were accrued versus paid. Changes in other assets and liabilities and income taxes payable used $52 million due to the timing of when items were expensed versus paid, which primarily included interest expense, employee retention programs, pension plan contributions, taxes and restructuring expenses.

Investing Activities

In 2014, investing activities used $233 million. We spent $183 million for capital expenditures, which primarily related to plant expansions and improvements, as well as maintenance-related capital expenditures. We also used cash of $52 million to purchase a manufacturing facility in Shreveport, Louisiana, and $12 million of cash was used to purchase a subsidiary of MPM. The loan extended to Superholdco Finance Corp. (“Finco”) resulted in a $50 million decrease in cash, which was offset by the subsequent $50 million repayment of the loan by Finco. Additionally, the sale of certain assets provided $20 million of cash, and the change in restricted cash used $3 million.

In 2013, investing activities used $150 million. We spent $145 million for capital expenditures (including capitalized interest), which primarily related to plant expansions, improvements and maintenance-related capital expenditures. The decrease in restricted cash provided $4 million, and was driven by the usage of $15 million of restricted cash to purchase an interest in an unconsolidated joint venture in early 2013, and was partially offset by $11 million of cash which was put on deposit as collateral for a loan that was extended by a third party to one of our unconsolidated joint ventures. We also generated $7 million from the sale of certain long-lived assets and used $3 million of cash to purchase debt securities.

In 2012, investing activities used $138 million. We spent $133 million for capital expenditures, which primarily related to plant expansions, improvements and maintenance related capital expenditures. We also generated $11 million from the sale of certain long-lived assets and $2 million of proceeds from sales of debt securities. Additionally, we remitted $3 million, net of funds received, to certain unconsolidated joint ventures and placed $15 million of cash in a restricted escrow account to be used for the purchase of an interest in a joint venture, which was completed in early 2013.

Financing Activities

In 2014, financing activities provided $69 million. Net-short term debt borrowings were $21 million, which primarily consisted of net borrowings in certain foreign jurisdictions primarily to fund working capital requirements. Net long-term debt borrowings of $48 million primarily consisted of net borrowings under our ABL Facility.

In 2013, financing activities provided $52 million. Net-short term debt borrowings were $15 million. Net long-term debt borrowings of $77 million primarily consisted of proceeds of $1,108 million ($1,100 million plus a premium of $8 million) from the issuance of 6.625% First-Priority Senior Secured Notes due 2020, which was partially offset by the paydown of approximately $910 million of term loans under our senior secured credit facilities and the purchase and discharge of $120 million of our Floating Rate Second-Priority Senior Secured Notes due 2014, all as a result of the refinancing transactions in 2013. We also paid $40 million of financing fees related to these transactions.

In 2012, financing activities used $59 million. This consisted of net long-term debt repayments of $34 million and the payment of debt financing fees of $14 million as a result of the refinancing transactions in March 2012. Net-short term debt repayments were $7 million. We remitted $7 million to our parent related to certain insurance recoveries, and we also received $16 million of the remaining proceeds from our parent as a result of the Preferred Equity Issuance. See “Related Transactions—Preferred Equity Commitment and Issuance” in Item 13 of Part III of this Annual Report on Form 10-K.

There are certain restrictions on the ability of certain of our subsidiaries to transfer funds to the parent in the form of cash dividends, loans or otherwise, which primarily arise as a result of certain foreign government regulations or as a result of restrictions within certain subsidiaries’ financing agreements limiting such transfers to the amounts of available earnings and profits or otherwise limit the amount of dividends that can be distributed. In either case, we have alternative methods to obtain cash from these subsidiaries in the form of intercompany loans and/or returns of capital in such instances where payment of dividends is limited to the extent of earnings and profits.

Outstanding Debt

Following is a summary of our cash and cash equivalents and outstanding debt at December 31, 2014 and 2013:

(in millions)	2014	2013
Cash and cash equivalents	$172	$393

Short-term investments	$7	$7

Debt:
ABL Facility	$60	$—
Senior Secured Notes:
6.625% First-Priority Senior Secured Notes due 2020 (includes $6 and $7 of unamortized debt premium at December 31, 2014 and 2013, respectively)	1,556	1,557
8.875% Senior Secured Notes due 2018 (includes $3 and $4 of unamortized debt discount at December 31, 2014 and 2013, respectively)	1,197	1,196
9.00% Second-Priority Senior Secured Notes due 2020	574	574
Debentures:
9.2% debentures due 2021	74	74
7.875% debentures due 2023	189	189
8.375% sinking fund debentures due 2016	40	60
Other Borrowings:
Australia Term Loan Facility due 2017	40	35
Brazilian bank loans	56	58
Capital Leases	9	10
Other	39	21

Total	$3,834	$3,774

Covenant Compliance

The instruments that govern our indebtedness contain, among other provisions, restrictive covenants (and incurrence tests in certain cases) regarding indebtedness, dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and, in the case of our ABL Facility, the maintenance of a financial ratio (depending on certain conditions). Payment of borrowings under the ABL Facility and our notes may be accelerated if there is an event of default as determined under the governing debt instrument. Events of default under the credit agreement governing our ABL Facility includes the failure to pay principal and interest when due, a material breach of representations or warranties, most covenant defaults, events of bankruptcy and a change of control. Events of default under the indentures governing our notes include the failure to pay principal and interest, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain events of bankruptcy.

The indentures that govern our 6.625% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which may restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges Ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on an LTM basis.

Our ABL Facility, which is subject to a borrowing base, replaced our senior secured credit facilities in March 2013. The ABL Facility does not have any financial maintenance covenant other than a minimum fixed charge coverage ratio of 1.0 to 1.0 that would only apply if our availability under the ABL Facility at any time is less than the greater of (a) $40 million and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The fixed charge coverage ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. At December 31, 2014, our availability under the ABL Facility exceeded such levels; therefore, the minimum fixed charge coverage ratio did not apply.

Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro-forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As we are highly leveraged, we believe that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about our ability to comply with our financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense.

As of December 31, 2014, we were in compliance with all covenants that govern the ABL Facility. We believe that a default under the ABL Facility is not reasonably likely to occur in the foreseeable future.

Reconciliation of Last Twelve Months Net Loss to Adjusted EBITDA

The following table reconciles Net loss to EBITDA and Adjusted EBITDA, and calculates the ratio of Adjusted EBITDA to Fixed Charges as calculated under certain of our indentures for the period presented:

(in millions)	Year Ended December 31, 2014
Net loss	$(148)
Interest expense, net	308
Income tax expense	26
Depreciation and amortization	144

EBITDA	330
Adjustments to EBITDA:
Asset impairments	5
Business realignment costs(1)	47
Realized and unrealized foreign currency losses	32
Other(2)	50
Cost reduction programs savings(3)	30
Pro forma EBITDA adjustment for acquisition(4)	11

Adjusted EBITDA	$505

Pro forma fixed charges(5)	$295

Ratio of Adjusted EBITDA to Fixed Charges(6)	1.71

(1)	Represents headcount reduction expenses and plant rationalization costs related to cost reduction programs and other costs associated with business realignments.
(2)	Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, stock-based compensation, and realized and unrealized foreign exchange and derivative activity.
(3)	Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the period presented. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.
(4)	Reflects pro forma impact of the acquisition of a manufacturing facility in Shreveport, Louisiana in early 2014, and represents our estimate of incremental annualized EBITDA when the facility is operating at full capacity, as well as related synergies.
(5)	Reflects pro forma interest expense based on interest rates at December 31, 2014.
(6)	Our ability to incur additional indebtedness, among other actions, is restricted under the indentures governing certain notes, unless we have an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of December 31, 2014, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness or to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under the ABL Facility (available borrowings of which were $266 million at December 31, 2014).

Contractual Obligations

The following table presents our contractual cash obligations at December 31, 2014. Our contractual cash obligations consist of legal commitments at December 31, 2014 that require us to make fixed or determinable cash payments, regardless of the contractual requirements of the specific vendor to provide us with future goods or services. This table does not include information about most of our recurring purchases of materials used in our production; our raw material purchase contracts do not meet this definition since they generally do not require fixed or minimum quantities. Contracts with cancellation clauses are not included, unless a cancellation would result in a major disruption to our business. For example, we have contracts for information technology support that are cancelable, but this support is essential to the operation of our business and administrative functions; therefore, amounts payable under these contracts are included. These contractual obligations are grouped in the same manner as they are classified in the Consolidated Statements of Cash Flows in order to provide a better understanding of the nature of the obligations.

(in millions)	Payments Due By Year
Contractual Obligations	2015	2016	2017	2018	2019	2020 and beyond	Total
Operating activities:
Purchase obligations(1)	$276	$287	$61	$53	$53	$160	$890
Interest on fixed rate debt obligations	272	266	232	150	143	444	1,507
Interest on variable rate debt obligations(2)	5	3	3	—	—	—	11
Operating lease obligations	35	30	22	16	8	17	128
Funding of pension and other postretirement obligations(3)	32	24	24	34	34	—	148
Financing activities:
Long-term debt, including current maturities	98	34	42	1,261	—	2,387	3,822
Capital lease obligations	1	1	1	1	1	4	9

Total	$719	$645	$385	$1,515	$239	$3,012	$6,515

(1)	Purchase obligations are comprised of the fixed or minimum amounts of goods and/or services under long-term contracts and assumes that certain contracts are terminated in accordance with their terms after giving the requisite notice which is generally two to three years for most of these contracts; however, under certain circumstances, some of these minimum commitment term periods could be further reduced which would significantly decrease these contractual obligations.
(2)	Based on applicable interest rates in effect at December 31, 2014.
(3)	Pension and other postretirement contributions have been included in the above table for the next five years. These amounts include estimated benefit payments to be made for unfunded foreign defined benefit pension plans as well as estimated contributions to our funded defined benefit plans. The assumptions used by our actuaries in calculating these projections includes a weighted average annual return on pension assets of approximately 6% for the years 2015 – 2019 and the continuation of current law and plan provisions. These estimated payments may vary based on the actual return on our plan assets or changes in current law or plan provisions. See Note 10 to the Consolidated Financial Statements of Hexion included elsewhere in this prospectus for more information on our pension and postretirement obligations.

The table above excludes payments for income taxes and environmental obligations since, at this time, we cannot determine either the timing or the amounts of all payments beyond 2014. At December 31, 2014, we recorded unrecognized tax benefits and related interest and penalties of $100 million. We estimate that we will pay approximately $22 million in 2015 for U.S. Federal, state and international income taxes. We expect non-capital environmental expenditures for 2015 through 2019 totaling $15 million. See Notes 9 and 14 to the Consolidated Financial Statements of Hexion included elsewhere in this prospectus for more information on these obligations.

Off Balance Sheet Arrangements

We had no off-balance sheet arrangements as of December 31, 2014.

Critical Accounting Estimates

In preparing our financial statements in conformity with accounting principles generally accepted in the United States, we have to make estimates and assumptions about future events that affect the amounts of reported assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities in the financial statements and accompanying notes. Some of these accounting policies require the application of significant judgment by management to select the appropriate assumptions to determine these estimates. By their nature, these judgments are subject to an inherent degree of uncertainty; therefore, actual results may differ significantly from estimated results. We base these judgments on our historical experience, advice from experienced consultants, forecasts and other available information, as appropriate. Our significant accounting policies are more fully described in Note 2 to the Consolidated Financial Statements of Hexion included elsewhere in this prospectus.

Our most critical accounting policies, which reflect significant management estimates and judgment to determine amounts in our audited Consolidated Financial Statements, are as follows:

Environmental Remediation and Restoration Liabilities

Accruals for environmental matters are recorded when we believe that it is probable that a liability has been incurred and we can reasonably estimate the amount of the liability. We have accrued $62 million and $42 million at December 31, 2014 and 2013, respectively, for all probable environmental remediation and restoration liabilities, which is our best estimate of these liabilities. Based on currently available information and analysis, we believe that it is reasonably possible that the costs associated with these liabilities may fall within a range of $49 million to $96 million. This estimate of the range of reasonably possible costs is less certain than the estimates that we make to determine our reserves. To establish the upper limit of this range, we used assumptions that are less favorable to Hexion among the range of reasonably possible outcomes, but we did not assume that we would bear full responsibility for all sites to the exclusion of other potentially responsible parties.

Some of our facilities are subject to environmental indemnification agreements, where we are generally indemnified against damages from environmental conditions that occurred or existed before the closing date of our acquisition of the facility, subject to certain limitations. In other cases we have sold facilities subject to an environmental indemnification agreement pursuant to which we retain responsibility for certain environmental conditions that occurred or existed before the closing date of the sale of the facility.

Income Tax Assets and Liabilities and Related Valuation Allowances

At December 31, 2014 and 2013, we had valuation allowances of $588 million and $518 million, respectively, against our deferred income tax assets. At December 31, 2014, we had a $412 million valuation allowance against all of our net U.S. federal and state deferred income tax assets, as well as a valuation allowance of $176 million against a portion of our net foreign deferred income tax assets, primarily in Germany and the Netherlands. At December 31, 2013, we had a $364 million valuation allowance against all of our net U.S. federal and state deferred income tax assets, as well as a valuation allowance of $154 million against a portion of our net foreign deferred income tax assets, primarily in Germany and the Netherlands. The valuation allowances require an assessment of both negative and positive evidence, such as operating results during the most recent three-year period. This evidence is given more weight than our expectations of future profitability, which are inherently uncertain.
The Company considered all available evidence, both positive and negative, in assessing the need for a valuation allowance for deferred tax assets. The Company evaluated four possible sources of taxable income when assessing the realization of deferred tax assets:

•	Taxable income in prior carryback years;

•	Future reversals of existing taxable temporary differences;

•	Tax planning strategies; and

•	Future taxable income exclusive of reversing temporary differences and carryforwards.

In 2014, our losses in the U.S. and certain foreign operations in recent periods represented sufficient negative evidence to require a full valuation allowance against the net federal, state, and certain foreign deferred tax assets. We intend to maintain a valuation allowance against the net deferred tax assets until sufficient positive evidence exists to support the realization of such assets.

The accounting guidance for uncertainty in income taxes is recognized in the financial statements. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in its tax return. We also apply the guidance relating to de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The calculation of our income tax liabilities involves dealing with uncertainties in the application of complex domestic and foreign income tax regulations. Unrecognized tax benefits are generated when there are differences between tax positions taken in a tax return and amounts recognized in the Consolidated Financial Statements. Tax benefits are recognized in the Consolidated Financial Statements when it is more likely than not that a tax position will be sustained upon examination. Tax benefits are measured as the largest amount of benefit that is greater than 50% likely to be realized upon settlement. To the extent we prevail in matters for which liabilities have been established, or are required to pay amounts in excess of our liabilities, our effective income tax rate in a given period could be materially impacted. An unfavorable income tax settlement may require the use of cash and result in an increase in our effective income tax rate in the year it is resolved. A favorable income tax settlement would be recognized as a reduction in the effective income tax rate in the year of resolution. At December 31, 2014 and 2013, we recorded unrecognized tax benefits and related interest and penalties of $100 million and $101 million, respectively.

Pensions

The amounts that we recognize in our financial statements for pension benefit obligations are determined by actuarial valuations. Inherent in these valuations are certain assumptions, the more significant of which are:

•	The weighted average rate used for discounting the liability;

•	The weighted average expected long-term rate of return on pension plan assets;

•	The method used to determine market-related value of pension plan assets;

•	The weighted average rate of future salary increases; and

•	The anticipated mortality rate tables.

The discount rate reflects the rate at which pensions could be effectively settled. When selecting a discount rate, our actuaries provide us with a cash flow model that uses the yields of high-grade corporate bonds with maturities consistent with our anticipated cash flow projections.

The expected long-term rate of return on plan assets is determined based on the various plans’ current and projected asset mix. To determine the expected overall long-term rate of return on assets, we take into account the rates on long-term debt investments that are held in the portfolio, as well as expected trends in the equity markets, for plans including equity securities.

We have elected to use the five-year smoothing method in the calculation of the market-related value of plan assets, which is used in the calculation of pension expense, as well as to establish the corridor used to determine amortization of unrecognized actuarial gains and losses. This method, which reduces the impact of market volatility on pension expense can result in significant differences in pension expense versus calculating expense based on the fair value of plan assets at the beginning of the period. At December 31, 2014, the market-related value of our plan assets was $516 million versus fair value of $581 million. Using the market-related value of assets to calculate 2014 pension expense will increase the expense by $9 million.

The rate of increase in future compensation levels is determined based on salary and wage trends in the chemical and other similar industries, as well as our specific compensation targets.

The mortality tables that are used represent the most commonly used mortality projections for each particular country and reflect projected mortality improvements.

We believe the current assumptions used to estimate plan obligations and pension expense are appropriate in the current economic environment. However, as economic conditions change, we may change some of our assumptions, which could have a material impact on our financial condition and results of operations.

The following table presents the sensitivity of our projected pension benefit obligation (“PBO”), accumulated benefit obligation (“ABO”), deficit (“Deficit”) and 2015 pension expense to the following changes in key assumptions:

	Increase / (Decrease) at December 31, 2014			Increase / (Decrease)
(in millions)	PBO	ABO	Deficit	2015 Expense
Assumption:
Increase in discount rate of 0.5%	$(74)	$(66)	$77	$(1)
Decrease in discount rate of 0.5%	67	62	(64)	2
Increase in estimated return on assets of 1.0%	N/A	N/A	N/A	(5)
Decrease in estimated return on assets of 1.0%	N/A	N/A	N/A	5

Impairment of Long-Lived Assets, Goodwill and Other Intangible Assets

Goodwill

Our reporting units include epoxy, phenolic specialty resins, oil field, coatings, versatics and forest products. Our reporting units are generally one level below our operating segments for which discrete financial information is available and reviewed by segment management. However, components of an operating segment can be aggregated as one reporting unit if the components have similar economic characteristics. We perform an annual assessment of qualitative factors to determine whether the existence of any events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets. If, after assessing all events and circumstances, we determine it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets, we use a probability weighted market and income approach to estimate the fair value of the reporting unit. Our market approach is a comparable analysis technique commonly used in the investment banking and private equity industries based on the EBITDA multiple technique. Under this technique, estimated fair value is the result of a market based EBITDA multiple that is applied to an appropriate historical EBITDA amount, adjusted for the additional fair value that would be assigned by a market participant obtaining control over the reporting unit. Our income approach is a discounted cash flow model. The discounted cash flow model requires management to project revenues, operating expenses, working capital investment, capital spending and cash flows over a multi-year period, as well as determine the weighted average cost of capital to be used as a discount rate. Applying this discount rate to the multi-year projections provides an estimate of fair value for the reporting unit.

If the estimated fair value of the reporting unit is less than the carrying value of the reporting unit’s net assets, the Company performs an allocation of the reporting unit’s fair value to the reporting unit’s assets and liabilities, using the acquisition method of accounting, to determine the implied fair value of the reporting unit’s goodwill. The implied fair value of the reporting unit’s goodwill is then compared with the carrying amount of the reporting unit’s goodwill to determine the goodwill impairment loss to be recognized, if any.

As of October 1, 2014, the estimated fair value of each of our reporting units was deemed to be substantially in excess of the carrying amount of assets and liabilities assigned to each unit. A 20% decrease in the EBITDA multiple or a 20% increase in the interest rate used to calculate the discounted cash flows would not result in any of our reporting units failing the first step of the goodwill impairment analysis.

As of October 1, 2013, due to the Company significantly lowering its forecast of estimated earnings and cash flows for its epoxy reporting unit from those previously projected due to sustained overcapacity in the epoxy resins market throughout 2013 and increased competition from Asian imports, both of which resulted in a significant decrease in earnings and cash flows in the epoxy reporting unit in the fourth quarter of 2013, as well as continued expected overcapacity in the epoxy resins market, the estimated fair value of the epoxy reporting unit was significantly less than the carrying value of the net assets of the reporting unit. In estimating the fair value of the epoxy reporting unit, management relied solely on its discounted cash flow model income approach. This was due to management’s belief that the reporting unit’s EBITDA, a key input under the market approach, was not representative and consistent with the reporting unit’s historical performance and long-term outlook and therefore, was not consistent with assumptions that a market participant would use in determining the fair value of the reporting unit. To measure the amount of the goodwill impairment, management allocated the estimated fair value of the reporting unit to the reporting unit’s assets and liabilities. As a result of this allocation, management estimated that the implied fair value of the epoxy reporting unit’s goodwill was $0 million. As such, the entire epoxy reporting unit’s goodwill balance of $57 million was impaired during the fourth quarter of 2013. Key assumptions used in the determination of the fair value of the epoxy reporting unit’s assets included estimated replacement costs for similar long-lived assets and projections of future revenues over a multi-year period. A 20% decrease in the estimated fair value of the epoxy reporting unit’s assets would not have resulted in an estimated implied fair value of goodwill greater than $0 million.

As of October 1, 2013, the estimated fair value of each of our remaining reporting units was deemed to be substantially in excess of the carrying amount of assets and liabilities assigned to each unit. A 20% decrease in the EBITDA multiple or a 20% increase in the interest rate used to calculate the discounted cash flows would not result in any of our remaining reporting units failing the first step of the goodwill impairment analysis.

Long-Lived Assets

As events warrant, we evaluate the recoverability of long-lived assets, other than goodwill and other indefinite-lived intangibles, by assessing whether the carrying value can be recovered over their remaining useful lives through the expected future undiscounted operating cash flows of the underlying business. Impairment indicators include, but are not limited to, a significant decrease in the market price of a long-lived asset; a significant adverse change in the manner in which the asset is being used or in its physical condition; a significant adverse change in legal factors or the business climate that could affect the value of a long-lived asset; an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset; current period operating or cash flow losses combined with a history of operating or cash flow losses associated with the use of the asset; or a current expectation that it is more likely than not that a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. As a result, future decisions to change our manufacturing process, exit certain businesses, reduce excess capacity, temporarily idle facilities and close facilities could result in material impairment charges. Long-lived assets are grouped together at the lowest level for which identifiable cash flows are largely independent of cash flows of other groups of long-lived assets. Any impairment loss that may be required is determined by comparing the carrying value of the assets to their estimated fair value. We do not have any indefinite-lived intangible assets, other than goodwill.

In the fourth quarter of 2013, due to the facts and circumstances discussed above related to the epoxy reporting unit, we wrote down long-lived assets with a carrying value of $207 million to fair value of $103 million, resulting in an impairment charge of $104 million within our Epoxy, Phenolic and Coating Resins segment. These assets were valued by using a discounted cash flow analysis based on assumptions that market participants would use. Significant unobservable inputs in the discounted cash flow analysis included projected long-term future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected long-term cash flows and growth rates were derived from models based upon forecasts prepared by the Company’s management. These projected cash flows were discounted using a rate of 14%. A 0.5% increase in the discount rate used would increase the impairment charge by approximately $9 million.

Variable Interest Entities—Primary Beneficiary

We evaluate each of our variable interest entities on an on-going basis to determine whether we are the primary beneficiary. Management assesses, on an on-going basis, the nature of our relationship to the variable interest entity, including the amount of control that we exercise over the entity as well as the amount of risk that we bear and rewards we receive in regards to the entity, to determine if we are the primary beneficiary of that variable interest entity. Management judgment is required to assess whether these attributes are significant and whether the amount of control results in the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance. We consolidate all variable interest entities for which we have concluded that we are the primary beneficiary.

Recently Issued Accounting Standards

Newly Issued Accounting Standards

In May, 2014, the FASB issued Accounting Standards Board Update No. 2014-09: Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 supersedes the existing revenue recognition guidance and most industry-specific guidance applicable to revenue recognition. According to the new guidance, an entity will apply a principles-based five step model to recognize revenue upon the transfer of promised goods or services to customers and in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for annual periods beginning after December 15, 2016, including interim periods within that reporting period and early application is not permitted. We are currently assessing the potential impact of ASU 2014-09 on our financial statements.

In August 2014, the FASB issued Accounting Standards Board Update No. 2014-15: Presentation of Financial Statements—Going Concern—Disclosures of Uncertainties about an entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 provides new guidance related to management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards and to provide related footnote disclosures. This new guidance is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The requirements of ASU 2014-15 are not expected to have a significant impact on our financial statements.

Newly Adopted Accounting Standards

In November, 2014, the FASB issued Accounting Standards Board Update No. 2014-17: Business Combinations—Pushdown Accounting (“ASU 2014-17”). ASU 2014-17 provides an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. This new guidance became effective on November 18, 2014. The requirements of ASU 2014-17 did not have any impact on our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk, including changes in currency exchange rates, interest rates and certain commodity prices. To manage the volatility related to these exposures we use various financial instruments, including some derivatives, to help us hedge our foreign currency exchange risk and interest rate risk. We also use raw material purchasing contracts and pricing contracts with our customers to help mitigate commodity price risks. These contracts generally do not contain minimum purchase requirements.

We do not use derivative instruments for trading or speculative purposes. We manage counterparty credit risk by entering into derivative instruments only with financial institutions with investment-grade ratings.

Foreign Exchange Risk

Our international operations accounted for approximately 57% of our sales in 2014 and 2013. As a result, we have significant exposure to foreign exchange risk on transactions that can potentially be denominated in many foreign currencies. These transactions include foreign currency denominated imports and exports of raw materials and finished goods (both intercompany and third party) and loan repayments. The functional currency of our operating subsidiaries is the related local currency.

It is our policy to reduce foreign currency cash flow exposure from exchange rate fluctuations by hedging firmly committed foreign currency transactions wherever it is economically feasible. Our use of forward contracts is designed to protect our cash flows against unfavorable movements in exchange rates, to the extent of the amount that is under contract. We do not attempt to hedge foreign currency exposure in a manner that would entirely eliminate the effect of changes in foreign currency exchange rates on net income and cash flow. We do not speculate in foreign currency nor do we hedge the foreign currency translation of our international businesses to the U.S. dollar for purposes of consolidating our financial results, or other foreign currency net asset or liability positions.

We are party to various foreign exchange rate swaps in Brazil in order to reduce the foreign currency risk associated with certain assets and liabilities of our Brazilian subsidiary that are denominated in U.S. dollars. The counter-parties to the foreign exchange rate swap agreements are financial institutions with investment grade ratings. We do not apply hedge accounting to these derivative instruments.

Our foreign exchange risk is also mitigated because we operate in many foreign countries, which reduces the concentration of risk in any one currency. In addition, our foreign operations have limited imports and exports, which reduces the potential impact of foreign currency exchange rate fluctuations.

A 5% strengthening of the U.S. dollar against the primary currencies in which we conduct our non-U.S. operations in 2015 would generate an approximate $130 million negative impact to our estimated net sales. Conversely, a 5% weakening of the U.S. dollar against the same currencies would benefit our estimated net sales by an equal amount.

Interest Rate Risk

From time to time we have been a party to various interest rate swap agreements that are designed to offset the cash flow variability that is associated with interest rate fluctuations on our variable rate debt. The fair values of these swaps are determined by using estimated market values. Under interest rate swaps, we agree with other parties to exchange at specified intervals the difference between the fixed rate and floating rate interest amounts that are calculated from the agreed notional principal amount.

As a result of the refinancing transactions in 2013, we have effectively fixed the interest rate on 97% of our outstanding debt, thus significantly decreasing our exposure to interest rate risk. Assuming the amount of our variable debt remains the same, an increase of 1% in the interest rates on our variable rate debt would increase our 2015 estimated debt service requirements by approximately $2 million.

Following is a summary of our outstanding debt as of December 31, 2014 and 2013 (see Note 7 to the Consolidated Financial Statements of Hexion included elsewhere in this prospectus for additional information on our debt). The fair value of our publicly held debt is based on the price at which the bonds are traded or quoted at December 31, 2014 and 2013. All other debt fair values are based on other similar financial instruments, or based upon interest rates that are currently available to us for the issuance of debt with similar terms and maturities.

(in millions)	2014			2013
Year	Debt Maturities	Weighted Average Interest Rate	Fair Value	Debt Maturities	Weighted Average Interest Rate	Fair Value
2014				$109	7.9%	$109
2015	$99	7.7%	$97	30	7.9%	30
2016	35	7.7%	34	29	7.9%	29
2017	43	7.7%	43	9	7.9%	9
2018	1,262	7.6%	1,130	1,202	7.7%	1,248
2019	1	7.4%	1	1	7.4%	1
2020 and beyond	2,391	7.3%	2,090	2,391	7.3%	2,404

	$3,831		$3,395	$3,771		$3,830

We do not use derivative financial instruments in our investment portfolios. Our cash equivalent investments and short-term investments are made in instruments that meet the credit quality standards that are established in our investment policies, which also limits the exposure to any one investment. At December 31, 2014 and 2013, we had $53 million and $37 million, respectively, invested at average rates of 2.8% and 4.9%, respectively, primarily in interest-bearing time deposits. Due to the short maturity of our cash equivalents, the carrying value of these investments approximates fair value. Our short-term investments are recorded at cost which approximates fair value. Our interest rate risk is not significant; a 1% increase or decrease in interest rates on invested cash would not have had a material effect on our net income or cash flows for the years ended December 31, 2014 and 2013.

Commodity Risk

We are exposed to price risks on raw material purchases, most significantly with phenol, methanol, urea, acetone, propylene and chlorine. For our commodity raw materials, we have purchase contracts that have periodic price adjustment provisions. Commitments with certain suppliers, including our phenol and urea suppliers, provide up to 100% of our estimated requirements but also provide us with the flexibility to purchase a certain portion of our needs in the spot market, when it is favorable to us. We rely on long-term agreements with key suppliers for most of our raw materials. The loss of a key source of supply or a delay in shipments could have an adverse effect on our business. Should any of our suppliers fail to deliver or should any key long-term supply contracts be cancelled, we would be forced to purchase raw materials in the open market, and no assurances can be given that we would be able to make these purchases or make them at prices that would allow us to remain competitive. Our largest supplier provided approximately 10% of our raw material purchases in 2014, and we could incur significant time and expense if we had to replace this supplier. In addition, several feedstocks at various facilities are transported through a pipeline from one supplier. If we were unable to receive these feedstocks through these pipeline arrangements, we may not be able to obtain them from other suppliers at competitive prices or in a timely manner. See the discussion about the risk factor on raw materials in Item 1A of Part I of this Annual Report on Form 10-K.

Natural gas is essential in our manufacturing processes, and its cost can vary widely and unpredictably. To help control our natural gas costs, we hedge a portion of our natural gas purchases for North America by entering into futures contracts for natural gas. These contracts are settled for cash each month based on the closing market price on the last day that the contract trades on the New York Mercantile Exchange. We also enter into fixed price forward contracts for the purchase of electricity at certain of our manufacturing plants to offset the risk associated with increases in the prices of the underlying commodities.

We recognize gains and losses on these contracts each month as gas and electricity is used. Our future commitments are marked-to-market on a quarterly basis. We have not applied hedge accounting to these contracts.

Our commodity risk is moderated through our selected use of customer contracts with selling price provisions that are indexed to publicly available indices for the relevant commodity raw materials.

BUSINESS

Overview

Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc., “Hexion”), a New Jersey corporation with predecessors dating from 1899, is the world’s largest producer of thermosetting resins, or thermosets, and a leading producer of adhesive and structural resins and coatings. Thermosets are a critical ingredient in virtually all paints, coatings, glues and other adhesives produced for consumer or industrial uses. The type of thermoset used, and how it is formulated, applied and cured, determines its key attributes, such as durability, gloss, heat resistance, adhesion or strength of the final product. Thermosetting resins include materials such as phenolic resins, epoxy resins, polyester resins, acrylic resins and urethane resins.

Our direct parent is Hexion LLC (formerly known as Momentive Specialty Chemicals Holdings LLC), a holding company and wholly owned subsidiary of Hexion Holdings LLC (formerly known as Momentive Performance Materials Holdings LLC, “Hexion Holdings”), the ultimate parent entity of Hexion. Hexion Holdings is controlled by investment funds managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”). Apollo may also be referred to as the Company’s owner.

Our business is organized based on the products we offer and the markets we serve. At December 31, 2014, we had two reportable segments: Epoxy, Phenolic and Coating Resins and Forest Products Resins.

Products and Markets

We have a broad range of thermoset resin technologies, with high quality research, applications development and technical service capabilities. We provide a broad array of thermosets and associated technologies, and have significant market positions in each of the key markets that we serve.

Our products are used in thousands of applications and are sold into diverse markets, such as forest products, architectural and industrial paints, packaging, consumer products, composites and automotive coatings. Major industry sectors that we serve include industrial/marine, construction, consumer/durable goods, automotive, wind energy, aviation, electronics, architectural, civil engineering, repair/remodeling and oil and gas field support. The diversity of our products limits our dependence on any one market or end-use. We have a history of product innovation and success in introducing new products to new markets, as evidenced by more than 1,500 patents, the majority of which relate to the development of new products and manufacturing processes.

As of December 31, 2014, we had 63 active production sites around the world. Through our worldwide network of strategically located production facilities, we serve more than 5,200 customers in approximately 100 countries. Our position in certain additives, complementary materials and services further enables us to leverage our core thermoset technologies and provide our customers with a broad range of product solutions. As a result of our focus on innovation and a high level of technical service, we have cultivated long-standing customer relationships. Our global customers include leading companies in their respective industries, such as 3M, Akzo Nobel, BASF, Bayer, Dow, EP Energy, GE, Louisiana Pacific, Monsanto, Owens Corning, PPG Industries, Valspar and Weyerhaeuser.

Growth and Strategy

We believe that we have opportunities for growth through the following strategies:

Expand Our Global Reach in Faster Growing Regions. We intend to continue to grow internationally by expanding our product sales to our customers around the world. Specifically, we are focused on growing our business in markets in the high growth regions of Asia-Pacific, Latin America, India, Eastern Europe and the

Middle East, where the usage of our products is increasing. For example, we are currently expanding our forest products resins manufacturing capacity in Brazil and are constructing two new formaldehyde plants in North America.

Develop and Market New Products. We will continue to expand our product offerings through research and development initiatives and research partnership formations with third parties. Through these innovation initiatives we will continue to create new generations of products and services which will drive revenue and earnings growth. Approximately 21%, 23% and 19% of our 2014, 2013 and 2012 net sales, respectively, were from products developed within the last five years. In 2014, 2013 and 2012, we invested $72 million, $73 million and $69 million, respectively, in research and development.

Increase Shift to High-Margin Specialty Products. We continue to proactively manage our product portfolio with a focus on specialty, high-margin applications and the reduction of our exposure to lower-margin products. As a result of this capital allocation strategy and strong end market growth underlying these specialty segments, including wind energy and oil field applications, we believe this will become a larger part of our broader portfolio.

Continue Portfolio Optimization and Pursue Targeted Add-On Acquisitions and Joint Ventures. The specialty chemicals and materials market is comprised of numerous small and mid-sized specialty companies focused on niche markets, as well as smaller divisions of large chemical conglomerates. As a large manufacturer of specialty chemicals and materials with leadership in the production of thermosets, we have a significant advantage in pursuing add-on acquisitions and joint ventures in areas that allow us to build upon our core strengths, expand our product, technology and geographic portfolio, and better serve our customers. We believe we may have the opportunity to consummate acquisitions at relatively attractive valuations due to the scalability of our existing global operations and deal-related synergies. For example, in early 2014, we acquired a manufacturing facility in Shreveport, Louisiana, which increased our capacity to provide resin coated proppants to our customers in this region, which has a high concentration of shale and natural gas wells. Additionally, we are party to a joint venture that manufactures phenolic specialty resins in China, which became operational in late 2014, giving us phenolic specialty resin manufacturing capacity to serve the automotive, industrial and construction markets in this high-growth region.

Leverage Cost Savings from Sharing Functional Resources and Capabilities—The Shared Services Agreement with Momentive Performance Materials Inc. (“MPM”) (which, from October 1, 2010 through October 24, 2014, was a subsidiary of Hexion Holdings) has resulted in significant synergies for us, including logistics optimization, best-of-source contractual terms, procurement savings, regional site rationalization and administrative and overhead savings. As of December 31, 2014, we have realized cumulative cost savings of $64 million as a result of the Shared Services Agreement. The Shared Services Agreement remains in place between us and MPM following completion of MPM’s balance sheet restructuring, and both companies will benefit from the optimized cost structure and services that it provides.

Generate Free Cash Flow and Deleverage. We expect to generate strong free cash flow over the long-term due to our size, cost structure and reasonable ongoing capital expenditure requirements. In addition, due to our net operating loss carryforwards in certain jurisdictions, our cash tax requirements are minimal. Our strategy of generating significant free cash flow and deleveraging is also complimented by our long-dated capital structure with no significant short-term maturities and our strong liquidity position. Additionally, we have demonstrated expertise in efficiently managing our working capital, and will also opportunistically pursue sales of miscellaneous and idle assets. This financial flexibility allows us to prudently balance deleveraging with our focus on growth and innovation.

Industry & Competitors

We are a large participant in the specialty chemicals industry. Thermosetting resins are generally considered specialty chemical products because they are sold primarily on the basis of performance, technical support, product innovation and customer service. However, as a result of the impact of the ongoing global economic volatility and overcapacity in certain markets, certain of our competitors have focused more on price to retain business and market share, which we have followed in certain markets to maintain market share and remain a market leader.

We compete with many companies in most of our product lines, including large global chemical companies and small specialty chemical companies. No single company competes with us across all of our segments and existing product lines. The principal competitive factors in our industry include technical service, breadth of product offerings, product innovation, product quality and price. Some of our competitors are larger and have greater financial resources, less debt and better access to the capital markets than we do. As a result, they may be better able to withstand adverse changes in industry conditions, including pricing, and the economy as a whole. As a result, our competitors may have more resources to support continued expansion than we do. Some of our competitors also have a greater range of products and may be more vertically integrated than we are within specific product lines or geographies.

We believe that the principal factors that contribute to success in the specialty chemicals market, and our ability to maintain our position in the markets we serve, are (1) consistent delivery of high-quality products; (2) favorable process economics; (3) the ability to provide value to customers through both product attributes and strong technical service and (4) a presence in growing and developing markets.

Our Businesses

The following is a discussion of our reportable segments, their corresponding major product lines and the primary end-use applications of our key products as of December 31, 2014.

Epoxy, Phenolic and Coating Resins Segment

2014 Net Sales: $3,277 million

Epoxy Specialty Resins

We are a leading producer of epoxy specialty resins, modifiers and curing agents in Europe and the United States. Epoxy resins are the fundamental component of many types of materials and are often used in the automotive, construction, wind energy, aerospace and electronics industries due to their superior adhesion, strength and durability. We internally consume approximately 30% of our liquid epoxy resin (“LER”) production in specialty composite, coating and adhesive applications, which ensures a consistent supply of our required intermediate materials. Our position in basic epoxy resins, along with our technology and service expertise, has enabled us to offer formulated specialty products in certain markets. In composites, our specialty epoxy products are used either as replacements for traditional materials such as metal, wood and ceramics, or in applications where traditional materials do not meet demanding engineering specifications.

We are a leading producer of resins that are used in fiber reinforced composites. Composites are a fast growing class of materials that are used in a wide variety of applications ranging from aircraft components and wind turbine blades to sports equipment, and increasingly in automotive and transportation. We supply epoxy resin systems to composite fabricators in the wind energy, sporting goods and pipe markets.

Epoxy specialty resins are also used for a variety of high-end coating applications that require the superior adhesion, corrosion resistance and durability of epoxy, such as protective coatings for industrial flooring, pipe, marine and construction applications and automotive coatings. Epoxy-based surface coatings are among the most widely used industrial coatings due to their long service life and broad application functionality combined with overall economic efficiency. We also leverage our resin and additives position to supply custom resins to specialty coatings formulators.

Products	Key Applications
Adhesive Applications:

Civil Engineering	Building and bridge construction, concrete enhancement and corrosion protection

Adhesives	Automotive: hem flange adhesives and panel reinforcements

Construction: ceramic tiles, chemical dowels and marble

Aerospace: metal and composite laminates

Electronics: chip adhesives and solder masks

Electrical Applications:

Electronic Resins	Unclad sheets, paper impregnation and electrical laminates for printed circuit boards

Electrical Castings	Generators and bushings, transformers, medium and high-voltage switch gear components, post insulators, capacitors and automotive ignition coils

Principal Competitors: Dow Chemical, Nan Ya, Huntsman, Spolchemie, Leuna Harze and Aditya Birla (Thai Epoxy)

Products	Key Applications
Composites:

Composite Epoxy Resins	Pipes and tanks, automotive, sports (ski, snowboard, golf), boats, construction, aerospace, wind energy and industrial applications

Principal Competitors: Dow Chemical, Cytec Industries, BASF, Aditya Birla (Thai Epoxy), Gurit and Huntsman

Products	Key Applications
Coating Applications:

Floor Coatings (LER, Solutions, Performance Products)	Chemically resistant, antistatic and heavy duty flooring used in hospitals, the chemical industry, electronics workshops, retail areas and warehouses

Ambient Cured Coatings (LER, Solid Epoxy Resin (“SER”) Solutions, Performance Products)	Marine (manufacturing and maintenance), shipping containers and large steel structures (such as bridges, pipes, plants and offshore equipment)

Waterborne Coatings (EPI-REZ™ Epoxy Waterborne Resins)	Substitutes of solvent-borne products in both heat cured and ambient cured applications

Principal Competitors: Dow Chemical, Huntsman, Nan Ya, Air Products and Cytec Industries

Basic Epoxy Resins and Intermediates

We are one of the world’s largest suppliers of basic epoxy resins, such as solid epoxy resin (“SER”) and LER. These base epoxies are used in a wide variety of industrial coatings applications. In addition, we are a major producer of bisphenol-A (“BPA”) and epichlorohydrin (“ECH”), key precursors in the downstream manufacture of basic epoxy resins and epoxy specialty resins. We internally consume the majority of our BPA, and virtually all of our ECH, which ensures a consistent supply of our required intermediate materials.

Products	Key Applications
Electrocoat (LER, SER, BPA)	Automotive, general industry and white goods (such as appliances)

Powder Coatings (SER, Performance Products)	White goods, pipes for oil and gas transportation, general industry (such as heating radiators) and automotive (interior parts and small components)

Heat Cured Coatings (LER, SER)	Metal packaging and coil-coated steel for construction and general industry

Principal Competitors: Dow Chemical, Huntsman, Nan Ya and the Formosa Plastics Group, Leuna, Kukdo and other Korean producers

Versatic Acids and Derivatives

We are the world’s largest producer of Versatic acids and derivatives. Versatic acids and derivatives are specialty monomers that provide significant performance advantages for finished coatings, including superior adhesion, hydrolytic stability, water resistance, appearance and ease of application. Our products include basic Versatic acids and derivatives sold under the Versatic™, VEOVA™ vinyl ester and CARDURA™ glycidyl ester names. Applications for these specialty monomers include decorative, automotive and protective coatings, as well as other uses, such as adhesives and intermediates.

Products	Key Applications
CARDURA™ glycidyl ester	Automotive repair/refinishing, automotive original equipment manufacturing (“OEM”) and industrial coatings

Versatic™ Acids	Chemical intermediaries e.g. for peroxides, pharmaceuticals and agrochemicals and adhesion promoters e.g. for tires

VEOVA™ vinyl ester	Architectural coatings, construction and adhesives

Principal Competitors: ExxonMobil, Tianjin Shield and Hebei Huaxu

Phenolic Specialty Resins and Molding Compounds

We are one of the leading producers of phenolic specialty resins, which are used in applications that require extreme heat resistance and strength, such as after-market automotive and OEM truck brake pads, filtration, aircraft components and foundry resins. These products are sold under globally recognized brand names such as BORDEN, BAKELITE, DURITE and CELLOBOND. Our phenolic specialty resins are known for their binding qualities and are used widely in the production of mineral wool and glass wool used for commercial and domestic insulation applications.

We are currently expanding our phenolic specialty resins business in select regions where we believe there are prospects for strong long-term growth. We are partner to a joint venture that constructed a phenolic specialty resins manufacturing facility in China, which became operational in late 2014. The new facility produces a full range of specialty novolac and resole phenolic resins used in a diverse range of applications, including refractories, friction and abrasives to support the growing auto and consumer markets in China.

Products	Key Applications
Phenolic Specialty Resins:

Composites and Electronic Resins	Aircraft components, ballistic applications, industrial grating, pipe, jet engine components, computer chip encasement and photolithography

Automotive Phenol Formaldehyde Resins	Acoustical insulation, engine filters, brakes, friction materials, interior components, molded electrical parts and assemblies and foundry binders

Construction Phenol Formaldehyde Resins and Urea Formaldehyde Resins	Fiberglass insulation, floral foam, insulating foam, lamp cement for light bulbs, molded appliance and electrical parts, molding compounds, sandpaper, fiberglass mat and coatings
Molding Compounds:

Phenolic, Epoxy, Unsaturated Polyesters	High performance automotive transmissions and under-hood components, heat resistant knobs and bases, switches and breaker components, pot handles and ashtrays

Glass	High load, dimensionally stable automotive underhood parts and commutators

Principal Competitors: Sumitomo (Durez), SI Group, Plenco, Huttenes-Albertus, Dynea International, Arclin, Georgia-Pacific (a subsidiary of Koch Industries), Shenquan and ASK

Phenolic Encapsulated Substrates

We are a leading producer of phenolic encapsulated sand and ceramic substrates that are used in oil field services and foundry applications. Our highly specialized compounds are designed to perform well under extreme conditions, such as intense heat, high-stress and corrosive environments, that characterize oil and gas drilling and foundry industries. In the oil field services industry, our resin encapsulated proppants are used to enhance oil and gas recovery rates and extend well life.

Through our unconsolidated joint venture, HA-International, Inc. (“HAI”), we are also the leading producer by volume of foundry resins in North America. Our foundry resin systems are used by major automotive and industrial companies for precision engine block casting, transmissions and brake and drive train components. In addition to encapsulated substrates, in the foundry industry, we also provide phenolic resin systems and ancillary products used to produce finished metal castings. In early 2014, we acquired a manufacturing facility in Shreveport, Louisiana, which increased our capacity to provide resin coated proppants to our customers in this region, which has a high concentration of shale and natural gas wells.

Products	Key Applications
Oil & Gas Stimulation Services Applications:

Resin Encapsulated Proppants	Oil and gas fracturing

Foundry Applications:

Refractory Coatings	Thermal resistant coatings for ferrous and nonferrous applications

Resin Coated Sands and Binders	Sand cores and molds

Principal Competitors: Carbo Ceramics, Santrol, Preferred Sands, Patriot Proppants and Atlas Resins

Polyester Resins

We are one of the major producers of powder polyesters in Europe. We provide custom powder polyester resins to customers for use in industrial coatings that require specific properties, such as gloss and color retention, resistance to corrosion and flexibility. Polyester coatings are typically used in building construction, transportation, automotive, machinery, appliances and metal office furniture.

Products	Key Applications
Powder Polyesters	Outdoor durable systems for architectural window frames, facades and transport and agricultural machinery; indoor systems for domestic appliances and general industrial applications

Principal Competitors: DSM, Allnex, Nuplex and Arkema

Acrylic Resins

We are a significant supplier of water-based acrylic resins in Europe and North America. Acrylic resins are supplied as either acrylic homopolymers or as resins incorporating various comonomers that modify performance or cost. Water based acrylic homopolymers are used in interior trim paints and exterior applications where color, gloss retention and weathering protection are critical. Styrene is widely used as a modifying comonomer in our water-based acrylic resins. Styrene-acrylic copolymers are mainly used where high hydrophobicity, alkali and wet scrub resistance are required.

We are also a producer of acrylic acid and acrylic monomer in Europe, the key raw material in our acrylic resins. This ability to internally produce a key raw material gives us a cost advantage and ensures us adequate supply.

Products	Key Applications

Acrylic Dispersions	Architectural: Interior semi-gloss and high gloss, interior and exterior paints, stains and sealers, drywall primer, masonry coatings and general purpose

Industrial: Packaging, general metal, wood, plastic coatings, traffic marking paint, industrial maintenance and transportation, adhesives textiles and automotive

Styrene-Acrylic Dispersions	Architectural: Interior matte to high gloss paints, interior and exterior paints, primer, masonry coatings and general purpose

Industrial: Building and construction, automotive OEM, general metal, wood, plastic coatings, traffic marking paint, industrial maintenance and transportation, adhesives and textiles

Principal Competitors: BASF, DSM, Dow Chemical, Arkema and Synthomer

Vinylic Resins

We are a supplier of water-based vinylic resins in Europe, North and South America. Vinylic resins might be either simple homopolymers of vinyl acetate or copolymers with acrylic, olefin, or other vinylic monomers to improve performance. A significant part of the vinylic resins we produce are spray dried to produce redispersible powders. We produce a wide range of specialty homopolymer and copolymer based powdered resins that are subsequently redispersed in water for primary applications in the building and construction market.

Products	Key Applications

Vinyl Acetate Homopolymer Dispersions	Packaging, paper and wood adhesives and textiles

Vinyl Acetate Copolymers	Packaging, paper and wood adhesives and textiles

Vinyl Acrylic Dispersion	Architectural applications

Redispersible Powders	Tile adhesives, external thermal insulation and finishing systems, self leveling underlayments, repair mortars, gypsum compounds, membranes and grouts

Principal Competitors: Celanese, Wacker, Vinavil, Elotex, Dairen and Dow Chemical

Forest Products Resins Segment

2014 Net Sales: $1,860 million

Formaldehyde Based Resins and Intermediates

We are the leading producer of formaldehyde-based resins for the North American forest products industry, and also hold significant positions in Europe, Latin America, Australia and New Zealand. Formaldehyde-based resins, also known as forest products resins, are a key adhesive and binding ingredient used in the production of a wide variety of engineered lumber products, including medium-density fiberboard (“MDF”), particleboard, oriented strand board (“OSB”) and various types of plywood and laminated veneer lumber (“LVL”). These products are used in a wide range of applications in the construction, remodeling and furniture industries. Forest products resins have relatively short shelf lives, and as such, our manufacturing facilities are strategically located in close proximity to our customers.

In addition, we are a significant producer of formaldehyde, a key raw material used to manufacture thousands of other chemicals and products, including the manufacture of methylene diphenyl diisocyanate (“MDI”) and butanediol (“BDO”). The majority of our formaldehyde requirements for the production of forest products resins are provided by internal production, giving us a competitive advantage versus our non-integrated competitors.

We have recently undertaken efforts to expand our forest products resins manufacturing facility in Brazil and to construct two new formaldehyde plants in North America.

Products	Key Applications
Forest Products Resins:

Engineered Wood Resins	Softwood and hardwood plywood, OSB, LVL, particleboard, MDF and decorative laminates

Specialty Wood Adhesives	Laminated beams, structural and nonstructural fingerjoints, wood composite I-beams, cabinets, doors, windows, furniture, molding and millwork and paper laminations

Wax Emulsions	Moisture resistance for panel boards and other specialty applications
Formaldehyde Applications:

Formaldehyde	Herbicides and fungicides, scavengers for oil and gas production, fabric softeners, urea formaldehyde resins, phenol formaldehyde resins, melamine formaldehyde resins, MDI, BDO, hexamine and other catalysts

Principal Competitors: Arclin, Georgia-Pacific and Dynea International

For additional information about our segments, see Note 16 to the Consolidated Financial Statements of Hexion included elsewhere in this prospectus.

Marketing, Customers and Seasonality

Our products are sold to industrial users worldwide through a combination of a direct sales force that services our larger customers and third-party distributors that more cost-effectively serve our smaller customers. Our customer service and support network is made up of key regional customer service centers. We have global account teams that serve the major needs of our global customers for technical service and supply and commercial term requirements. Where operating and regulatory factors vary from country to country, these functions are managed locally.

In 2014, our largest customer accounted for less than 3% of our net sales, and our top ten customers accounted for approximately 16% of our net sales. Neither our overall business nor any of our reporting segments depends on any single customer or a particular group of customers; therefore, the loss of any single customer would not have a material adverse effect on either of our two reporting segments or the Company as a whole. Our primary customers are manufacturers, and the demand for our products is seasonal in certain of our businesses, with the highest demand in the summer months and lowest in the winter months. Therefore, the dollar amount of our backlog orders as of December 31, 2014 is not a significant indicator. Demand for our products can also be cyclical, as general economic health and industrial and commercial production levels are key drivers for our business.

International Operations

Our non-U.S. operations accounted for 57%, 57% and 58% of our sales in 2014, 2013 and 2012, respectively. While our international operations may be subject to a number of additional risks, such as exposure to foreign currency exchange risk, we do not believe that our foreign operations, on the whole, carry significantly greater risk than our operations in the United States. We plan to grow our business in the Asia-Pacific, Eastern Europe and Latin American markets, where the use of our products is increasing. For example, we are partner to a joint venture that constructed a phenolic specialty resins manufacturing facility in China, which became operational in late 2014. Information about sales by geographic region for the past three years and long-lived assets by geographic region for the past two years can be found in Note 16 to the Consolidated Financial Statements of Hexion included elsewhere in this prospectus. More information about our methods and actions to manage exchange risk and interest rate risk can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere herein.

Raw Materials

Raw material costs accounted for approximately 70% of our cost of sales in 2014. In 2014, we purchased approximately $3.4 billion of raw materials. The three largest raw materials that we use are phenol, methanol and urea, which collectively represented approximately 43% of our total raw material expenditures in 2014. The majority of raw materials that we use to manufacture our products are available from more than one source, and are readily available in the open market. We have long-term purchase agreements for certain raw materials that ensure the availability of adequate supply. These agreements generally have periodic price adjustment mechanisms and do not have minimum annual purchase requirements. Smaller quantity materials that are single sourced generally have long-term supply contracts to maximize supply reliability. Prices for our main feedstocks are generally driven by underlying petrochemical benchmark prices and energy costs, which are subject to price fluctuations. Although we seek to offset increases in raw material prices with increases in our product prices, we may not always be able to do so, and there are periods when price increases lag behind raw material price increases.

Research and Development

Our research and development activities are geared to developing and enhancing products, processes and application technologies so that we can maintain our position as the world’s largest producer of thermosetting resins. We focus on:

•	developing new or improved applications based on our existing product lines and identified market trends;

•	developing new resin products and applications for customers to improve their competitive advantage and profitability;

•	providing premier technical service for customers of specialty products;

•	providing technical support for manufacturing locations and assisting in optimizing our manufacturing processes;

•	ensuring that our products are manufactured consistent with our global environmental, health and safety policies and objectives;

•	developing lower cost manufacturing processes globally; and

•	expanding our production capacity.

We have over 450 scientists and technicians worldwide. Our research and development facilities include a broad range of synthesis, testing and formulating equipment and small-scale versions of customer manufacturing processes for applications development and demonstration.

More recently, we have focused research and development resources on the incorporation of green chemistry principles into technology innovations to remain competitive and to address our customers’ demands for more environmentally preferred solutions. Our efforts have focused on developing resin technologies that reduce emissions, maximize efficiency and increase the use of bio-based raw materials. Some examples of meaningful results of our investment in the development of green products include:

•	EcoBind™ Resin Technology, an ultra low-emitting binder resin used to produce engineered wood products;
•	Albecor-Bio™ Powder Coating Resins, which use a bio-based material for low-heat cure resulting in less energy and CO2 emissions;

•	Hexitherm™, which enables small lengths of lumber to be assembled into finger-jointed studs with the same durability and strength as dimensional lumber, with resistance to heat; and

•	Epi-Rez™ Epoxy Waterborne Resins, which provide for lower volatile organic compounds, reducing air emissions.

In 2014, 2013 and 2012, our research and development and technical services expense was $72 million, $73 million and $69 million, respectively. We take a customer-driven approach to discover new applications and processes and provide customer service through our technical staff. Through regular direct contact with our key customers, our research and development associates can become aware of evolving customer needs in advance, and can anticipate their requirements to more effectively plan customer programs. We also focus on continuous improvement of plant yields and production capacity and reduction of fixed costs.

Intellectual Property

We own, license or have rights to over 1,500 patents and over 1,500 trademarks, as well as various patent and trademark applications and technology licenses around the world, which we currently use or hold for use in our operations. A majority of our patents relate to developing new products and processes for manufacturing and will expire between 2015 and 2033. We renew our trademarks on a regular basis. While we view our patents and trademarks to be valuable, because of the broad scope of our products and services, we do not believe that the loss or expiration of any single patent or trademark would have a material adverse effect on our results of operations, financial position or the continuation of our business.

Industry Regulatory Matters

Domestic and international laws regulate the production and marketing of chemical substances. Almost every country has its own legal procedures for registration and import. Of these, the laws and regulations in the European Union, the United States (Toxic Substances Control Act) and China are the most significant to our business. Additionally, other laws and regulations may also limit our expansion into other countries. Chemicals that are not included on one or more of these, or any other country’s chemical inventory lists, can usually be registered and imported, but may first require additional testing or submission of additional administrative information.

The European Commission enacted a regulatory system in 2006, known as Registration, Evaluation, Authorization and Restriction of Chemical substances (“REACH”), which requires manufacturers, importers and consumers of certain chemicals to register these chemicals and evaluate their potential impact on human health and the environment. As REACH matures, significant market restrictions could be imposed on the current and future uses of chemical products that we use as raw materials or that we sell as finished products in the European Union. Other countries may also enact similar regulations.

Environmental Regulations

Our policy is to strive to operate our plants in a manner that protects the environment and health and safety of our employees, customers and communities. We have implemented company-wide environmental, health and safety policies managed by our Environmental, Health and Safety (“EH&S”) department and overseen by the EH&S Committee of Hexion Holdings’ Board of Managers. Our EH&S department provides support and oversight to our operations worldwide to ensure compliance with environmental, health and safety laws and regulations. This responsibility is executed via training, communication of EH&S policies, formulation of relevant policies and standards, EH&S audits and incidence response planning and implementation. Our EH&S policies include systems and procedures that govern environmental emissions, waste generation, process safety management, handling, storage and disposal of hazardous substances, worker health and safety requirements, emergency planning and response and product stewardship.

Our operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials, and we are subject to extensive environmental regulation at the federal, state and international levels. We are also exposed to the risk of claims for environmental remediation or restoration. Our production facilities require operating permits that are subject to renewal or modification. Violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs. In addition, statutes such as the federal Comprehensive Environmental Response, Compensation and Liability Act and comparable state and foreign laws impose strict, joint and several liability for investigating and remediating the consequences of spills and other releases of hazardous materials, substances and wastes at current and former facilities, as well as third-party disposal sites. Other laws permit individuals to seek recovery of damages for alleged personal injury or property damage due to exposure to hazardous substances and conditions at our facilities or to hazardous substances otherwise owned, sold or controlled by us. Therefore, notwithstanding our commitment to environmental management and environmental health and safety, we may incur liabilities in the future, and these liabilities may result in a material adverse effect on our business, financial condition, results of operations or cash flows.

Although our environmental policies and practices are designed to ensure compliance with international, federal and state laws and environmental regulations, future developments and increasingly stringent regulation could require us to make additional unforeseen environmental expenditures. In addition, our former operations, including our ink, wallcoverings, film, phosphate mining and processing, thermoplastics and food and dairy operations, may give rise to claims relating to our period of ownership.

We expect to incur future costs for capital improvements and general compliance under environmental laws, including costs to acquire, maintain and repair pollution control equipment. In 2014, we incurred related capital expenditures of $30 million. We estimate that capital expenditures in 2015 for environmental controls at our facilities will be between $30 million and $35 million. This estimate is based on current regulations and other requirements, but it is possible that a material amount of capital expenditures, in addition to those we currently anticipate, could be necessary if these regulations or other requirements or other facts change.

Employees

At December 31, 2014, we had approximately 5,200 employees. Approximately 44% of our employees are members of a labor union or are represented by workers’ councils that have collective bargaining agreements, including most of our European employees. We believe that we have good relations with our union and non-union employees.

Our Board of Directors and sole shareholder expect honest and ethical conduct from every employee. We strive to adhere to the highest ethical standards in the conduct of our business and to comply with all laws and regulations that are applicable to the business. Each employee has a responsibility to maintain and advance the ethical values of the Company. In support of this, our employees receive training to emphasize the importance of compliance with our Code of Business Ethics.

Properties

Our headquarters are in Columbus, Ohio and we have European executive offices in Rotterdam, Netherlands. Our major manufacturing facilities are primarily located in North America and Europe. As of December 31, 2014, we operated 27 domestic production and manufacturing facilities in 14 states and 36 foreign production and manufacturing facilities primarily in Australia, Brazil, Canada, Colombia, the Czech Republic, Finland, France, Germany, Italy, Korea, Malaysia, Netherlands, New Zealand, Spain, Thailand, the United Kingdom and Uruguay.

The majority of our facilities are used for the production of thermosetting resins, and most of them manufacture more than one type of thermosetting resin, the nature of which varies by site. These facilities typically use batch technology, and range in size from small sites, with a limited number of reactors, to larger sites, with dozens of reactors. One exception to this is our plant in Deer Park, Texas, the only continuous-process epoxy resins plant in the world, which provides us with a cost advantage over conventional technology.

In addition, we have the ability to internally produce key intermediate materials such as formaldehyde, BPA, ECH, versatic acid and acrylic acid. This backward integration provides us with cost advantages and facilitates our adequacy of supply. These facilities are usually co-located with downstream resin manufacturing facilities they serve. As these intermediate materials facilities are often much larger than a typical resins plant, we can capture the benefits of manufacturing efficiency and scale by selling material that we do not use internally to third parties.

We believe our production and manufacturing facilities are well maintained and effectively utilized and are adequate to operate our business. Following are our more significant production and manufacturing facilities and executive offices:

Location	Nature of Ownership	Reporting Segment
Argo, IL*	Owned	Epoxy, Phenolic and Coating Resins
Barry, UK*	Owned	Epoxy, Phenolic and Coating Resins
Brady, TX	Owned	Epoxy, Phenolic and Coating Resins
Deer Park, TX*	Owned	Epoxy, Phenolic and Coating Resins
Duisburg-Meiderich, Germany	Owned	Epoxy, Phenolic and Coating Resins
Iserlohn-Letmathe, Germany	Owned	Epoxy, Phenolic and Coating Resins
Lakeland, FL	Owned	Epoxy, Phenolic and Coating Resins
Louisville, KY	Owned	Epoxy, Phenolic and Coating Resins
Moerdijk, Netherlands*	Owned	Epoxy, Phenolic and Coating Resins
Norco, LA*	Owned	Epoxy, Phenolic and Coating Resins
Onsan, South Korea	Owned	Epoxy, Phenolic and Coating Resins
Pernis, Netherlands*	Owned	Epoxy, Phenolic and Coating Resins
Ribecourt, France	Owned	Epoxy, Phenolic and Coating Resins
Sokolov, Czech Republic	Owned	Epoxy, Phenolic and Coating Resins
Solbiate, Olona, Italy	Owned	Epoxy, Phenolic and Coating Resins
Curitiba, Brazil	Owned	Forest Products Resins
Montenegro, Brazil	Owned	Forest Products Resins
Edmonton, AB, Canada	Owned	Forest Products Resins
Fayetteville, NC	Owned	Forest Products Resins
Geismar, LA	Owned	Forest Products Resins
Gonzales, LA	Owned	Forest Products Resins
Hope, AR	Owned	Forest Products Resins
Kitee, Finland	Owned	Forest Products Resins
Springfield, OR	Owned	Forest Products Resins
St. Romuald, QC, Canada	Owned	Forest Products Resins
Columbus, OH†	Leased	Corporate and Other
Rotterdam, Netherlands†	Leased	Corporate and Other
Shanghai, China†	Leased	Corporate and Other

*	We own all of the assets at this location. The land is leased.
†	Executive offices.

Legal Proceedings

We are involved in various product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings in the ordinary course of business, including actions that allege harm caused by products the Company has allegedly made or used, containing silica, vinyl chloride monomer and asbestos. The following claims represent material proceedings outstanding that are not in the ordinary course of business.

Sokolov, Czech Republic Groundwater Contamination

The Sokolov, Czech Republic facility has soil and groundwater contamination which pre-dates privatization and acquisition of the facility by Eastman in 2000. The investigation phase of the site remediation project has been completed, and building demolition and removal of waste is underway. The National Property Fund has provided us a written commitment to reimburse all site investigation and remediation costs up to approximately $73 million. The Company’s current estimate for site remediation is significantly less than the maximum amount the National Property Fund has committed to the project.

Environmental Damages to the Port of Paranagua, Brazil

On August 10, 2005, the Environmental Institute of Paraná (IAP), an environmental agency in the State of Paraná, provided Hexion Quimica Industria, our Brazilian subsidiary, with notice of an environmental assessment in the amount of 12 million Brazilian reais. The assessment related to alleged environmental damages to the Paranagua Bay caused in November 2004 from an explosion on a shipping vessel carrying methanol purchased by the Company. The investigations performed by the public authorities have not identified any actions of the Company that contributed to or caused the accident. The Company responded to the assessment by filing a request to have it cancelled and by obtaining an injunction precluding execution of the assessment pending adjudication of the issue. In November 2010, the Court denied the Company’s request to cancel the assessment and lifted the injunction that had been issued. The Company responded to the ruling by filing an appeal in the State of Paraná Court of Appeals. In March 2012, the Company was informed that the Court of Appeals had denied the Company’s appeal, and on June 4, 2012 the Company filed appeals to the Superior Court of Justice and the Supreme Court of Brazil. The Company continues to believe it has strong defenses against the validity of the assessment, and does not believe that a loss is probable. At December 31, 2014, the amount of the assessment, including tax, penalties, monetary correction and interest, is 37 million Brazilian reais, or approximately $14 million.

EPA Risk Management Plan Inspection

In December 2013, the USEPA conducted an inspection at one of our U.S. manufacturing facilities, which identified alleged violations of USEPA’s Risk Management Plan regulations. In December 2014, USEPA notified us that the matter had been referred to enforcement and USEPA has requested a meeting with us to discuss a potential administrative settlement to resolve the matter. Potential fines, penalties or other costs associated with this matter are currently unknown.

Other Litigation

For a discussion of certain other legal contingencies, refer to Note 9 to the Consolidated Financial Statements of Hexion included elsewhere in this prospectus.

MANAGEMENT

Directors, Executive Officers, Promoters and Control Persons

The supervision of our management and the general course of the Company’s affairs and business operations is entrusted to the Board of Managers of our indirect parent, Hexion Holdings LLC (“Hexion Holdings”).

Set forth below are the names, ages and current positions of our executive officers and the members of the Hexion Holdings Board of Managers as of March 1, 2015.

Name	Age	Position
Craig O. Morrison	59	Director, Chairman, President and Chief Executive Officer
William H. Carter	61	Director, Executive Vice President and Chief Financial Officer
William H. Joyce	79	Director
Robert Kalsow-Ramos	29	Director
Scott M. Kleinman	42	Director
Geoffrey A. Manna	53	Director
Jonathan D. Rich	59	Director
David B. Sambur	34	Director
Marvin O. Schlanger	66	Director
Joseph P. Bevilaqua	59	Executive Vice President, President—Epoxy, Phenolic and Coating Resins Division
Dale N. Plante	57	Executive Vice President, President—Forest Products Division
Judith A. Sonnett	58	Executive Vice President—Human Resources
Nathan E. Fisher	49	Executive Vice President—Procurement
Anthony B. Greene	55	Executive Vice President—Business Development and Strategy
Douglas A. Johns	57	Executive Vice President and General Counsel
Karen E. Koster	52	Executive Vice President—Environmental, Health & Safety
George F. Knight	58	Senior Vice President—Finance and Treasurer

Craig O. Morrison was elected President and Chief Executive Officer and a director of the Company effective March 25, 2002 and was named Chairman of the Board of Directors on June 1, 2005. He has also served as President and CEO and a director of Hexion Holdings since October 1, 2010. Mr. Morrison served as President and Chief Executive Officer and a Director of MPM from October 1, 2010 to October 24, 2014. MPM and certain of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in April 2014 and emerged from Chapter 11 on October 24, 2014. Prior to joining our Company, he served as President and General Manager of Alcan Packaging’s Pharmaceutical and Cosmetic Packaging business from 1999 to 2002. From 1993 to 1998 he was President and General Manager for Van Leer Containers, Inc. Prior to joining Van Leer Containers, Mr. Morrison served in a number of management positions with General Electric’s Plastics division from March 1990 to November 1993, and as a consultant with Bain and Company from 1987 to 1990. He is a member of the Environmental, Health and Safety and Executive Committees of the Board of Managers of Hexion Holdings. Mr. Morrison’s position as President and Chief Executive Officer, his extensive management experience, and his skills in business leadership and strategy qualify him to serve as a director of the Company and on the Board of Managers of Hexion Holdings.

William H. Carter was elected Executive Vice President and Chief Financial Officer of the Company effective April 3, 1995 and a director November 20, 2001. He has also served as Executive Vice President and CFO and a director of Hexion Holdings since October 1, 2010. Mr. Carter served as Executive Vice President and Chief Financial Officer and a Director of MPM from October 1, 2010 to October 24, 2014. MPM and certain of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in April 2014 and emerged from Chapter 11 on October 24, 2014. Throughout his tenure with us, Mr. Carter has been instrumental in the restructuring of our holdings, including serving as a director and interim President and

Chief Executive Officer of a former subsidiary, BCP Management Inc., from January to June 2000, and a director and executive officer of WKI Holding Company, Inc. from 2001 to 2003. Additionally, he has served as a director of Elmer’s Products, Inc., Borden Foods Corporation and AEP Industries, Inc. He currently serves as a director of M/I Homes, Inc. Prior to joining our Company in 1995, Mr. Carter was a partner, and the engagement partner for Borden Chemical, with Price Waterhouse LLP, which he joined in 1975. Mr. Carter’s position as Executive Vice President and Chief Financial Officer, his extensive management experience, and his skills in financial leadership qualify him to serve as a director of the Company and on the Board of Managers of Hexion Holdings.

William H. Joyce has been a member of the Board of Managers of Hexion Holdings LLC since October 1, 2010. Dr. Joyce served as chief executive officer and chairman of Nalco Holding Company from November 2003 until his retirement in December 2007. Dr. Joyce, prior to his appointment as chief executive officer and chairman of Nalco Company, served as chief executive officer and chairman at Hercules Incorporated and prior to that at Union Carbide. Dr. Joyce holds a B.S. degree in Chemical Engineering from Penn State University, and M.B.A. and Ph.D. degrees from New York University. Dr. Joyce received the National Medal of Technology Award in 1993 from President Clinton, the Plastics Academy’s Lifetime Achievement Award in 1997, and the Society of Chemical Industry Perkin Medal Award in 2003. Dr. Joyce also serves as a trustee of the Universities Research Association and is a board leadership fellow of the National Association of Corporate Directors. During the past five years, he also served on the board of directors of El Paso Corporation, CVS Caremark Corporation, and Momentive Performance Materials Holdings Inc. He is Chair of the Environmental, Health and Safety committee of the Hexion Holdings LLC Board of Managers. Dr. Joyce’s extensive management experience, and his skills in business leadership and strategy, qualify him to serve on the Board of Managers of Hexion Holdings.

Robert Kalsow-Ramos was elected a member of the Board of Managers of Hexion Holdings on October 27, 2014. Mr. Kaslow-Ramos is a Principal in Apollo Global Management’s Private Equity Group, where he has worked since 2010. Prior to joining Apollo, Mr. Kalsow-Ramos was a member of the Transportation Investment Banking Group at Morgan Stanley from 2008 to 2010. He also serves on the Board of Directors of Noranda Aluminum Holding Corporation and MPM Holdings Inc., both of which are affiliated with Apollo. He is a member of the Hexion Holdings Board of Managers’ Compensation Committee and Chair of its Audit Committee. Mr. Kalsow-Ramos’ extensive finance and business experience, which gives him insights into strategic and financial matters, qualifies him to serve on the Board of Managers of Hexion Holdings.

Scott M. Kleinman was elected a member of the Board of Managers of Hexion Holdings on October 1, 2010. He served as a director of the Company from February 12, 2014 to October 27, 2014. Mr. Kleinman is the Lead Partner for Private Equity at Apollo, where he has worked since February 1996. Prior to that time, Mr. Kleinman was employed by Smith Barney Inc. in its Investment Banking division. Mr. Kleinman is also a director of the following companies affiliated with Apollo: MPM Holdings Inc., Verso Corporation, and Verso Paper Holdings, LLC. Within the past five years, Mr. Kleinman was also a director of Noranda Aluminum Holding Corporation, Realogy Holdings Corp., LyondellBasell Industries N.V., MPM, and Taminco Corporation. He is Chair of the Executive Committee and a member of the Compensation Committees of the Board of Managers of Hexion Holdings. During 2014 he also served as a member of the Compensation Committee of the Company’s Board of Directors. In light of our ownership structure and Mr. Kleinman’s position with Apollo and his extensive finance and business experience, we believe it is appropriate for Mr. Kleinman to serve of the Board of Managers of Hexion Holdings.

Geoffrey A. Manna was elected a director of the Company on September 30, 2013 and served until October 27, 2014 at which time he resigned and was elected a member of the Board of Managers of Hexion Holdings. Since 2008, he has been an independent consultant principally focused on financial advisory and interim management engagements such as Chief Operating Officer and Chief Financial Officer oriented roles for companies ranging from small middle market to multi-billion market capitalization public companies across several industry sectors, including media, healthcare, building products and energy distribution & logistics. He served in management and operating roles in leveraged finance and investment banking from 1995 to 2008. From

June 2006 to June 2008 he served as Managing Director for The Royal Bank of Scotland. From June 2004 to June 2006 he served as Managing Director for BNP Paribas. From July 1999 to June 2004 he served as Chief Operating Officer- Financial Sponsors Group and Director for Credit Suisse First Boston. From July 1995 to July 1999 he served as Vice President for Deutsche Bank and its predecessor companies Bankers Trust Company and BT Securities. Prior to that, from July 1991 to January 1994 he held the position of Director-Finance for US WEST Capital where he directed financial management and merger and acquisition projects. Before that, he was employed at KPMG for eight years as a Senior Manager and managed over 50 audit engagements and special projects for major public and private companies, including General Electric and GE Capital Corporation. Until his resignation, Mr. Manna served as a member of the Company’s Audit Committee. He currently serves as a member of the Audit Committee of the Board of Managers of Hexion Holdings. Mr. Manna’s extensive experience in finance and business qualifies him to serve on the Board of Managers of Hexion Holdings.

Jonathan Rich has been a member of the Board of Managers of Hexion Holdings since October 1, 2010 where he serves on the Environmental, Health and Safety Committee. Dr. Rich is a director, chief executive officer and Chairman of Berry Plastics Group Inc., holding these positions since October 2010. Beginning in 2002, Dr. Rich was President, North American Tire-Goodyear Tire and Rubber Company, and chairman of the board, Goodyear Dunlop Tires NA. At Goodyear, he had previously served as Director, Chemical R&D and as president of Goodyear Chemical. Dr. Rich began his career at GE in 1982 as a research chemist with Corporate R&D and progressed through a series of management positions to become Manager of Operational Excellence at GE Silicones from 1996 to 1998. He was then promoted to Technical Director, GE Bayer Silicones in Germany from 1998 to 2000. He served as a director of MPM and MPM Holdings, and as president and chief executive officer from June 2007 to October 2010. Dr. Rich’s previous officer and director positions, his extensive management experience, and his skills in business leadership and strategy, qualify him to serve on the Board of Managers of Hexion Holdings.

David B. Sambur was elected a member of the Board of Managers of Hexion Holdings on October 1, 2010. He served as a director of the Company from October 1, 2010 to October 28, 2014. He is a Partner at Apollo, where he has worked since 2004. He was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. from 2002 to 2004. He is also a director of MPM Holdings Inc., Verso Corporation, Caesars Entertainment Corporation, and Caesars Acquisition Company, all companies affiliated with Apollo. Within the past five years, Mr. Sambur was also a member of the Verso Paper Holdings, LLC Board of Managers and the MPM and Hexion Inc. Boards of Directors. He is a member of the Audit and Executive Committees and Chair of the Compensation Committee of the Board of Managers of Hexion Holdings. During 2014, he also served on the Audit and Compensation Committees of the Board of Directors of the Company. In light of our ownership structure and his extensive financial and business experience, we believe it is appropriate for Mr. Sambur to serve on the Board of Managers of Hexion Holdings.

Marvin O. Schlanger was appointed a Member of the Board of Manager of Hexion Holdings on October 1, 2010 and serves on the Board’s Environmental, Health and Safety Committee. Since October 1998, Mr. Schlanger has been a principal in the firm of Cherry Hill Chemical Investments, LLC, which provides management services and capital to the chemical and allied industries. Prior to October 1998, he held various positions with ARCO Chemical Company, serving as President and Chief Executive Officer from May 1998 to July 1998 and as Executive Vice President and Chief Operating Officer from 1994 to May 1998. He served as Chairman and Chief Executive Officer of Resolution Performance Products LLC and RPP Capital Corporation from November 2000 and Chairman of Resolution Specialty Materials Company from August 2004 until the formation of Hexion Specialty Chemicals, Inc. in May 2005. Mr. Schlanger is also a director and the Chairman of the Board of CEVA Group Plc, and a director of UGI Corporation, UGI Utilities Inc., Amerigas Partners, LP, and MPM Holdings Inc. Mr. Schlanger was formerly Chairman of the Supervisory Board of LyondellBasell Industries N.V. and Chairman of Covalence Specialty Materials Corp. Mr. Schlanger’s extensive finance and business experience qualifies him to serve on the Board of Managers of Hexion Holdings.

Joseph P. Bevilaqua is an Executive Vice President and President of the Epoxy, Phenolic and Coating Resins Division of the Company. Since August 10, 2008, he has been responsible for the epoxy and phenolic resins businesses and in October 2010, the coatings business was added to his division responsibilities. Prior to that, he was Executive Vice President and President of the Phenolic and Forest Products Division, a position he held from January 2004 to August 2008. Mr. Bevilaqua joined the Company in April 2002 as Vice President-Corporate Strategy and Development. From February 2000 to March 2002, he was the Vice President and General Manager of Alcan’s global plastics packaging business. Prior to Alcan, Mr. Bevilaqua served in leadership positions with companies such as General Electric, Woodbridge Foam Corporation and Russell-Stanley Corporation.

Dale N. Plante was elected an Executive Vice President and appointed President of the Forest Products Division of the Company on September 1, 2008. In this role, Mr. Plante is responsible for the Company’s global forest products resins and formaldehyde businesses. Mr. Plante has held a number of assignments with increasing responsibility in his thirty-four years in the forest products sector with the Company and its predecessors. Prior to becoming President of the Forest Products division, in 2005 Mr. Plante relocated from Canada to Rotterdam to become the Managing Director of Forest Products and Formaldehyde—Europe. In 2007, Mr. Plante was promoted to Vice President and Managing Director of Forest Products and Formaldehyde—Europe. Prior to 2005, Mr. Plante was located in Canada working for the Company’s Canadian subsidiary and, from 2004-2005 was North American Sales Manager—Wood Fiber.

Judith A. Sonnett was elected Executive Vice President—Human Resources of the Company in September 2007 and the same position for Hexion Holdings on October 27, 2014. She also served as Executive Vice President - Human Resources of Momentive Performance Materials Inc, from October 1, 2010 to December 15, 2014. MPM and certain of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in April 2014 and emerged from Chapter 11 on October 24, 2014. She has served in various HR leadership roles for the Company and its predecessors since November 1998. Prior to her election to her current position, Ms. Sonnett was Vice President—People and Organizational Development from November 2004 thru September 2007, and prior to that, she held the title Vice President, Human Resources for Borden Chemical Inc. from November 1998 thru November 2004. From 1995 to 1998 Ms. Sonnett worked in Human Resources for W.L. Gore and Associates.

Nathan E. Fisher was elected Executive Vice President—Procurement of the Company on June 1, 2005. He also serves as Executive Vice President—Procurement of Momentive Performance Materials Inc., having been elected to that position on October 1, 2010. MPM and certain of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in April 2014 and emerged from Chapter 11 on October 24, 2014. Mr. Fisher joined the Company in March 2003 as Director of Strategic Sourcing and was promoted to Vice President—Global Sourcing in September 2004.

Anthony B. Greene was elected Executive Vice President—Business Development and Strategy of the Company on October 1, 2010 and provides his services to the Company under the Shared Services Agreement with MPM. Mr. Greene also serves in that capacity for MPM. MPM and certain of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in April 2014 and emerged from Chapter 11 on October 24, 2014. Mr. Greene joined MPM upon its formation on December 4, 2006 as Global Financial Planning and Analysis Manager. He was appointed Global Business Development Leader in January 2010. Prior to December 2006, he served as Global Financial Planning and Analysis Manager for GE Advanced Materials since 2005. Mr. Greene joined GE in 1981 and has held numerous financial management roles in a wide variety of GE businesses in the U.S., Asia and Europe.

Douglas A. Johns was elected Executive Vice President and General Counsel of the Company on October 1, 2010 and provides his services to the Company under the Shared Services Agreement with MPM. He also serves as Executive Vice President, General Counsel and Secretary of Hexion Holdings LLC. Mr. Johns joined MPM as General Counsel and Secretary upon its formation on December 4, 2006 and served in that capacity until October 24, 2014. MPM and certain of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in April 2014 and emerged from Chapter 11 on

October 24, 2014. He was promoted to Executive Vice President on October 1, 2010. Prior to that time, Mr. Johns served as General Counsel for GE Advanced Materials, a division of the General Electric Company (“GE”) from 2004 to December 2006. Mr. Johns began his career as a trial lawyer at the U.S. Department of Justice and was in private practice before joining GE in 1991, where he served as Senior Counsel for global regulatory and environmental matters and Senior Business Counsel at GE Plastics’ European headquarters in Bergen Op Zoom, The Netherlands from 2001 to 2004.

Karen E. Koster was elected Executive Vice President—Environmental, Health & Safety of the Company effective August 8, 2011 and the same position for Hexion Holdings on October 27, 2014. Ms. Koster also served in that capacity for MPM from August 8, 2011 to December 15, 2014. MPM and certain of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in April 2014 and emerged from Chapter 11 on October 24, 2014. Prior to joining the Company, Ms. Koster held various environmental services and legal management roles at Cytec Industries where, from August 2002, she served as Vice President, Safety, Health and Environment.

George F. Knight was elected Senior Vice President—Finance and Treasurer of the Company on June 1, 2005, having served as Vice President, Finance and Treasurer since July 2002. He has also served as Senior Vice President- Finance and Treasurer for MPM and Hexion Holdings since October 1, 2010 and November 1, 2010, respectively. MPM and certain of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in April 2014 and emerged from Chapter 11 on October 24, 2014. Mr. Knight joined the Company in 1997 and served until 2009 as Director and then Vice President of Mergers and Acquisitions—Finance for Borden, Inc. From 1999-2001 he served as Vice President of Finance for Borden Foods Corporation.

Nominating Committee

As a controlled company, Hexion Holdings has no Nominating Committee nor does it have written procedures by which security holders may recommend nominees to its Board of Managers.

Audit Committee Financial Expert

Since Hexion Holdings is not a listed issuer, there are no requirements that it have an independent Audit Committee. Hexion Holdings’ Audit Committee consists of Messrs. Seminara, Sambur and Manna, each of whom qualifies as an audit committee financial expert, as such term is defined in Item 407(d)(5) of Regulation S-K.

Code of Ethics

We have a Code of Business Ethics that applies to all associates, including our Chief Executive Officer and senior financial officers. These standards are designed to deter wrongdoing and to promote the honest and ethical conduct of all employees. Our Code of Business Ethics is posted on our website: www.hexion.com under “Investor Relations—Corporate Governance.” Any substantive amendment to, or waiver from, any provision of the Code of Business Ethics with respect to any senior executive or financial officer shall be posted on this website.

Compensation Discussion and Analysis

Overview

In 2010, we entered into the Shared Services Agreement (the “SSA”) with Momentive Performance Materials Inc. (“MPM”), a former subsidiary under a common parent company. Under this agreement, MPM provides to us, and we provide to MPM, a range of services on a shared basis, including the services of certain executives and associates. In 2014, the fully burdened costs of the shared executives and other associates were allocated 57% to us and 43% to MPM. However, if 100% of any cost is demonstrably attributable to or for the benefit of either MPM or us, the entire amount of such cost is allocated to the company realizing such benefit. Fully burdened costs for shared associates include salary, bonus, cash grants under annual incentive compensation plans, costs under health care, life insurance, pension, retirement, deferred compensation and severance plans and associated overhead. The costs are calculated in accordance with accounting policies and procedures approved, from time to time, by the parties.

As a result of MPM’s reorganization and emergence from Chapter 11 bankruptcy on October 24, 2014, (the “Emergence Date”) the SSA was amended to, among other things, exclude the services of the Chief Executive Officer, the Chief Financial Officer and the General Counsel. Also at that time, the Board of Directors of the Company’s parent holding company, Hexion Holdings, assumed responsibility for governance of the Company, including the responsibility for determining the compensation and benefits of our executive officers. All executive compensation decisions made during 2014 for our Named Executive Officers (“NEOs”) were made jointly by the Compensation Committee of the Company and the Compensation Committee of the Hexion Holdings Board of Managers (together, the “Committee”). Due to the fact that MPM operated under the provisions of Chapter 11 of the U.S. Bankruptcy Code from April 13, 2014 through October 24, 2014, the Committee’s ability to implement certain compensation programs for our executives who provided executive services to MPM under the SSA, was restrained during much of the year.

In this Compensation Discussion and Analysis, we describe our process of determining the compensation and benefits provided to our NEOs in 2014. Our NEOs are as follows:

Named Executive Officer	Role	Employer/ Benefits Provider
Craig O. Morrison	President & Chief Executive Officer (“CEO”)	Hexion
William H. Carter	Executive Vice President & Chief Financial Officer (“CFO”)	Hexion
Joseph P. Bevilaqua	Executive Vice President and President, Epoxy, Phenolic and Coating Resins Division	Hexion
Dale N. Plante	Executive Vice President and President, Forest Products Division	Hexion
Douglas A. Johns	Executive Vice President, Secretary & General Counsel	MPM

Oversight of the Executive Compensation Program

The Committee sets the principles and strategies that guide the design of our executive compensation program. The Committee annually evaluates the performance and compensation levels of the NEOs. This annual compensation review process includes an evaluation of key objectives and measurable contributions to ensure that incentives are not only aligned with the Company’s strategic goals, but also enable us to attract and retain a highly qualified and effective management team. Based on this evaluation, the Committee approves each executive officer’s compensation level, including base salary, annual incentive opportunities and long-term incentive opportunities.

Use of Compensation Data

In order to obtain a general understanding of current compensation practices when setting total compensation levels for our NEOs, the Committee considers broad-based competitive market data on total compensation packages provided to executive officers with similar responsibilities at comparable companies. Such companies include those within the chemical industry, as well as those with similar revenues and operational complexity outside the chemical industry. As warranted, the Committee may use data obtained from third-party executive compensation salary surveys when determining appropriate total compensation levels for our NEOs.

Executive Summary

Executive Compensation Objectives and Strategy

Our executive compensation program is designed to set compensation and benefits at a level that is reasonable, internally fair and externally competitive. Specifically, the Committee is guided by the following objectives:

•

Pay for Performance. We emphasize pay for performance based on achievement of company operational and financial objectives and the realization of personal goals. We believe that a significant portion of each executive’s total compensation should be variable and contingent upon the achievement of specific and measurable financial and operational performance goals.

•

Align Incentives with Shareholders. Our executive compensation program is designed to focus our NEOs on our key strategic, financial and operational goals that will translate into long-term value creation for our shareholders.

•

Balance Critical Short-Term Objectives and Long-Term Strategy. We believe that the compensation packages we provide to our NEOs should include a mix of short-term, cash-based incentive awards that encourage the achievement of annual goals, and long-term cash and equity elements that reward long-term value creation for the business.

•

Attract, Retain and Motivate Top Talent. We design our executive compensation program to be externally competitive in order to attract, retain and motivate the most talented executive officers who will drive company objectives.

•

Pay for Individual Achievement. We believe that each executive officer’s total compensation should correlate to the scope of his or her responsibilities and relative contributions to the Company’s performance.

2014 Executive Compensation Highlights

•

In recent years, the Company has focused on (i) motivating our NEOs to deliver improved performance and (ii) retaining key talent during difficult business cycles. Given the unique challenges the Company faced in 2014, including the retention of key executives through the MPM bankruptcy process, the Committee designed a long-term compensation program intended to ensure the continuity of the senior leadership team over the next two to three years. This long-term compensation program consists of time-based cash awards that are generally payable in 2016 and 2017.

•

Consistent with our practice of the last two years, we delivered our annual merit base salary increases to our NEOs in July 2014. The Committee reviewed the base salaries of our NEOs in the first quarter of the year. After considering the accomplishments of our NEOs, the Committee determined that measured increases to base salaries were merited in light of the NEOs’ achievements of specific company, divisional and individual goals in 2013.

•

We generally continued our executive compensation program in other respects. For example, we adopted an annual cash incentive plan for 2014, which was designed to reward our NEOs for delivering increased value to the organization based on the achievement of annual financial goals and environmental health and safety objectives.

•

Apollo, as the Company’s controlling shareholder, and its representatives continue to be actively involved in making recommendations regarding the structure of our executive compensation program and the amounts payable to our NEOs. The Company is not currently required to hold a shareholder advisory “say-on-pay” vote.

Evaluating Company and Individual Performance

In determining 2014 compensation, the Committee considered the following accomplishments of our NEOs in 2013:

•

Mr. Morrison, our President and Chief Executive Officer: The Committee considered Mr. Morrison’s outstanding and enduring leadership of the business during challenging global business conditions, his focus and drive for growth, and his impact on substantial process improvements and cost reductions in the operation of the shared services organization.

•

Mr. Carter, our Executive Vice President and Chief Financial Officer: The Committee considered his exceptional expert knowledge base and leadership related to strategic matters across both the business and his global function. He effectively managed a wide range of change initiatives successfully, including cash management as well as the building of robust systems that enable his organization to complete multiple competing objectives in timely and effective manner. Finally, he lead the extensive planning effort required to prepare for MPM’s balance sheet restructuring.

•

Mr. Bevilaqua, our Executive Vice President and President—Epoxy, Phenolic & Coating Resins Division: The Committee considered his achievements, including driving manufacturing excellence and productivity, delivering top quartile environmental, health and safety results in his division, and aggressively driving forward on a successful growth joint venture project in China.

•

Mr. Plante, our Executive Vice President and President—Forest Products Division: The Committee recognized his achievement of another year of record EBITDA results, the high degree of complexity required in managing the new growth platform, and the strong environmental, health and safety results in his division.

•

Mr. Johns, our Executive Vice President and General Counsel: The Committee recognized his significant role in the planning of MPM’s balance sheet restructuring, the leadership he provides in the management of major litigation risk areas, and his significant leadership role with the Global Compliance Review Board.

Components of Our Executive Compensation Program

The principal components of our executive compensation program are as follows:

Type	Components
Annual Cash Compensation	Base Salary
Annual Incentive Awards
Discretionary Awards
Long-Term Incentives	Equity Awards
Long-Term Cash Awards
Benefits	Health, Welfare and Retirement Benefits
Other	International Assignment Compensation
Change-in-Control and Severance Benefits

The following section describes each of these components in further detail.

1. Annual Cash Compensation

Base Salaries

The annual base salaries of our NEOs are designed to be commensurate with professional status, accomplishments, scope of responsibility, overall impact on the organization, and size and complexity of the business or functional operations managed. The annual base salaries of our NEOs are also intended to be externally competitive with the market.

The Committee reviews our NEOs’ base salary levels (i) annually, in conjunction with annual performance reviews, and (ii) in conjunction with new hires, promotions or significant changes in job responsibilities. In approving increases to base salaries, the Committee considers various factors, such as job performance, total target compensation, impact on value creation and the externally competitive marketplace. The Committee reviews the performance and achievements of the NEOs as a part of determining whether any increases are merited based on the prior year’s performance.

In July 2014, each of our NEOs (except Mr. Morrison) received a merit increase in base salary in recognition of accomplishments in 2013 (described above under “Evaluating Company and Individual Performance”). Mr. Morrison declined to accept a salary increase from the Board due to the challenging business results in 2013. The 2014 merit increase for each NEO is shown in the table below:

Name	2013 Base Salary	2014 Base Salary	2014 Increase
Mr. Morrison	$1,102,500	$1,102,500	—%
Mr. Carter	767,510	786,698	2.50%
Mr. Bevilaqua	594,880	612,726	3.00%
Mr. Plante	392,381	413,961	5.50%
Mr. Johns	475,904	497,320	4.50%

Annual Incentive Awards

Our annual incentive compensation plan is a short-term performance incentive designed to reward participants for delivering increased value to the organization against specific financial and other critical business objectives. Annual incentive compensation awards are targeted at a level that, when combined with base salaries and other components of our total rewards program, is intended to yield total annual compensation that is competitive in the external marketplace, while performance above the target is intended to yield total annual compensation above the market median.

The performance targets for the applicable components of the annual incentive compensation plan are identical for executives and other eligible, salaried associates. We strive to set annual incentive award targets that are achievable only through strong performance, believing this motivates our executives and other participants to deliver ongoing value creation, while allowing the Company to attract and retain highly talented senior executives. Annual incentive award targets are determined in connection with the development of an overall budget for Hexion Holdings and its subsidiaries. Performance measures may be based on a number of factors, such as our prior-year performance, current market trends, anticipated synergies, integration efforts around acquired assets or businesses, potential pricing actions, raw material projections, the realization of planned productivity initiatives, expansion plans, new product development, environmental, health and safety, and other strategic factors that could potentially impact operations.

The 2014 Annual Incentive Compensation Plan

In early 2014, the Committee approved the 2014 annual incentive compensation plan for associates of the Company and its subsidiaries, which we refer to as the “2014 ICP.” Under the 2014 ICP, our NEOs and other eligible participants had the opportunity to earn annual cash incentive compensation based upon the achievement of certain financial and environmental health and safety goals.

The performance goals under the 2014 ICP for our NEOs with corporate roles—Messrs. Morrison, Carter and Johns—were based 100% upon the combined results of MPM and the Company rather than on the results of the Company alone. This design recognizes the fact that our NEOs and many other Company associates had responsibility for, or provided services to, both the Company and MPM under the Shared Services Agreement for most of 2014.

The performance goals under the 2014 ICP for our NEOs with operating division responsibilities—Messrs. Bevilaqua and Plante—were based primarily upon their respective division’s results. We believe that our Division Presidents’ incentive compensation must have a strong tie to his respective division’s performance where he has the greatest impact and closest line of sight; therefore, 90% of each Division President’s performance goals were tied to his division’s results.

The performance goals were established based on the following measures:

Performance Measure	Description	2014 Target
Segment EBITDA

Segment EBITDA (earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain non-cash, certain other income and expenses and discontinued operations) was used as the primary profitability measure for determining the level of financial performance for management and executive annual incentive compensation purposes. Segment EBITDA of Hexion Holdings in 2014 (“Momentive Segment EBITDA”) corresponds to the sum of our Segment EBITDA as defined herein, “Hexion Segment EBITDA”, and “MPM Segment EBITDA”, as defined in the MPM Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 MPM Annual Report”), less certain Hexion Holdings expenses.” See Item 7 of Part II of the 2014 MPM Annual Report for a reconciliation of MPM Segment EBITDA to Net Income (loss).

The Momentive Segment EBITDA target for 2014 was set based upon factors impacting Hexion Holdings’ operating subsidiaries, including, but not limited to, competitive business dynamics in the markets, raw material trends, anticipated business unit growth, anticipated cost synergies and business unit budget projections. For the 2014 ICP, the targeted Momentive Segment EBITDA was $712 million.
Cash Flow	Cash flow encompasses Segment EBITDA, net trading capital improvement and/or usage, capital spending and interest paid along with other smaller operating cash flow items such as income taxes paid and pension contributions. The purpose of this component is to increase focus on cost control and cost reduction actions to preserve an adequate amount of liquidity to fund operations and capital expenditures, service debt and ultimately sustain the business through difficult economic cycles.	The cash flow targets were established as a result of budget projections. For the 2014 ICP, the targeted cash flow for Hexion Holdings was a net usage of cash equal to $400 million.

Performance Measure	Description	2013 Target

Environmental Health & Safety (EH&S)	As a chemical manufacturer, our operations involve the use of hazardous materials, and are subject to extensive environmental regulation. As a result, EH&S is a core value and a critical focus for all associates.

For the 2014 ICP, we established severe incident factor (“SIF”) and total environmental incidents goals as our EH&S targets, and set goals for Hexion Holdings and the Company’s divisions. SIF’s are incidents that have the potential to cause a severe incident or fatality. The 2014 goal for Hexion Holdings represents approximately a 10% improvement from prior year actual statistics. There is no payout unless the 2014 goal is achieved.

The 2014 goal for total environmental incidents is intended to continue to drive focus and improvement in our ongoing commitment to the communities in which we operate. The 2014 goal for Hexion Holdings represents an approximate 10% improvement from the end of the prior year.

Each of the 2014 performance goals was measured independently such that a payout of one element was not dependent upon the achievement of the others. This was intended to keep associates focused on driving continuous improvement in EH&S and cash flow, in addition to EBITDA.

Awards under the 2014 ICP were calculated as follows: Each participant was designated a target award under the 2014 ICP based on a percentage of his or her base salary, which varies per participant based on the scope of the participant’s responsibilities and externally competitive benchmarks. For 2014, the target bonus percentage for our NEOs remained consistent with the prior year. Payout of the target award is based on the achievement of the performance goals described above, subject to a sliding scale and the relative weightings of the performance goals noted in the table below. Depending upon alignment, (i) achievement of Segment EBITDA ranging from 93% of target to 96% of target would be necessary in order for a participant to earn the minimum 30% of the allocated target award for the EBITDA component, and (ii) achievement of approximately 110% of the Segment EBITDA target would be necessary in order for a participant to earn the maximum 200% of his or her target award for the Segment EBITDA goal. These achievement and payout metrics for the EBITDA component are somewhat different from prior years reflecting the market and economic conditions faced by our portfolio of businesses. For example, in 2013, the minimum Segment EBITDA needed to earn a minimum 30% payout was 88% of target whereas 93% of target is required to earn the same payout under the 2014 ICP. For 2014, the Committee determined that tightening the range of performance that justifies the minimum payout was effective in accomplishing the purpose of the plan. The payment range for achieving the performance goals for EH&S was 100% (target) and 200% (maximum) of the allocated target award for the safety component and 50% (threshold), 100% (target) and 200% (maximum) of the allocated target award for the environmental component. The payment range for achieving the performance goals for Cash Flow was 50% (minimum), 100% (target) and 200% (maximum) of the allocated target award for the Cash Flow component.

The following table summarizes the target awards, performance measures, weightings, achievements and payouts for the 2014 ICP awards granted to our NEOs. The 2014 ICP award amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shown on page 116.

Name	Incentive Target (% of Base Salary)	Target Award ($)	Performance Criteria / Weighting%	Performance Achieved (%)	2014 ICP Payout ($)
C. Morrison	100%	1,102,500	Momentive Segment EBITDA(1) / 30%	55%	182,904
			Division Segment EBITDA / 30%	33%	109,148
			EH&S Goal / 10%	131%	144,703
			Momentive Cash Flow / 15%	0%	—
			Division Cash Flow / 15%	54%	88,531
W. Carter	80%	629,358	Momentive Segment EBITDA(1) / 30%	55%	104,412
			Division Segment EBITDA / 30%	33%	62,307
			EH&S Goal / 10%	131%	82,602
			Momentive Cash Flow / 15%	0%	—
			Division Cash Flow / 15%	54%	50,537
J. Bevilaqua	80%	490,181	Momentive Segment EBITDA(1) / 10%	55%	27,107
			Division Segment EBITDA / 50%	52%	126,957
			Division EH&S Goal / 10%	200%	98,036
			Division Cash Flow / 30%	0%	—
D. Plante	80%	331,169	Momentive Segment EBITDA(1) / 10%	55%	18,314
			Division Segment EBITDA / 50%	47%	78,156
			Division EH&S Goals / 10%	150%	49,675
			Division Cash Flow / 30%	104%	103,126
D. Johns	70%	348,124	Momentive Segment EBITDA(1) / 30%	55%	57,755
			Division Segment EBITDA / 30%	33%	34,464
			EH&S Goal / 10%	131%	45,691
			Momentive Cash Flow / 15%	0%	—
			Division Cash Flow / 15%	54%	27,954

(1)	Momentive Segment EBITDA has been calculated using a preliminary estimate of MPM Segment EBITDA based on information provided by MPM at the time of filing this Annual Report on Form 10-K.

Discretionary Awards

The CEO periodically uses discretionary awards to reward exemplary efforts. Often, such efforts are required by atypical business conditions or are related to special projects impacting long-term business results. In 2014, the Committee approved the use of discretionary awards, if needed, to ensure a minimum 30% ICP payout to all 2014 ICP participants. This action was taken to encourage retention during the turbulence created by the MPM bankruptcy and other challenging business conditions. Discretionary awards are also used for retention purposes or in connection with a new hiring or promotion. Any discretionary award to an executive officer must be approved by the Committee. No discretionary awards were made to our NEOs for services performed in 2014.

2. Long-Term Incentive Awards

Equity Awards

The Committee believes that equity awards play an important role in creating incentives to maximize Company performance, motivating and rewarding long-term value creation, and further aligning the interests of our executive officers with those of our shareholders. Our NEOs, as well as other members of the leadership team and other eligible associates, participate in equity plans sponsored by Hexion Holdings, Hexion LLC or MPM Holdings. Awards under these plans are factored into the executive compensation program established by the Committee.

Our long-term strategy includes the use of periodic grants, rather than on-going annual grants of equity. We believe that periodic grants provide an incentive toward a long-term projected value. Our equity awards contain time, performance and service vesting requirements. Awards that are conditioned on time and service vesting requirements function as a retention incentive, while awards that are conditioned on performance and service vesting requirements are linked to the attainment of specific long-term objectives.

The type of equity awards we have historically used are (i) options to purchase common units and (ii) restricted deferred units. Prior to the combination of the Company and MPM in 2010, our NEOs received awards under the following plans administered by Hexion LLC or Hexion: the 2004 Stock Incentive Plan (the “2004 Stock Plan”), the 2004 Deferred Compensation Plan (the “2004 DC Plan”), and the 2007 Long-Term Incentive Plan (the “2007 Long-Term Plan”). At the time of the combination of the Company and MPM in 2010, all outstanding equity awards that included common units of Hexion LLC and shares of MPM Holdings were converted to cover units of Hexion Holdings. In February 2011, the Hexion Holdings Committee approved and granted awards under a new long-term equity incentive plan for key leaders and directors of the Company and MPM (the “2011 Equity Plan”). Each of these equity plans are described in the “Narrative to Outstanding Equity Awards Table” and/or the “Narrative to the Nonqualified Deferred Compensation Table,” below.

At the time of MPM’s emergence from bankruptcy, as MPM was no longer a subsidiary of Hexion Holdings, certain of the unvested equity awards granted to MPM associates terminated in accordance with their terms.

Cash Awards

The Committee may, from time to time, approve long-term cash awards or plans for our key associates, including our NEOs. These awards are designed to pay over extended performance periods subject to the achievement of specified, measurable performance goals, and are further conditioned upon continued employment. As such, these awards are useful in providing a defined value for achievement of our financial targets, as well as leadership stability. In addition, long-term cash awards help complement equity awards which are not yet liquid.

Retaining key talent during difficult business cycles has been a critical focus for the Company in recent years. In 2012, key associates, including our NEOs, received awards under a long-term cash plan (the “2012 LTIP”). Awards granted under the 2012 LTIP were determined using a multiplier of the participant’s base salary. Payment of 50% of the total award is based upon continued service through April 2015 and payment of 50% of the total award is subject to the achievement of specific financial performance goals as well as continued service conditions.

It became apparent to the Committee in 2014 that the performance goals under the 2012 LTIP would likely never be achieved due to the MPM bankruptcy. Therefore, to ensure the continued retention of key talent during a critical period of challenging business conditions, the Committee granted new long-term cash awards to key leaders of the Company, including each of our NEOs other than Mr. Johns, in November 2014, under the Momentive Performance Materials Holdings LLC Long-Term Cash Incentive Plan (the “2014 LTIP”). Awards under the 2014 LTIP are subject to time and service requirements. Acceptance of this award was conditioned upon the participant’s forfeiture of the performance grants under the 2012 LTIP.

The awards granted to our NEOs under the 2014 LTIP are based on a percentage of base salary as well as consideration of unique individual circumstances. The Committee considered the scope and complexity of each NEO’s role, the competitiveness of the executive’s total compensation package and the importance of the executive’s role in the context of the market and economic challenges and turbulent business conditions faced by the Company. Based on all of these factors, the Committee ultimately determined an award value for each NEO. Since Mr. Johns was an associate of MPM, he was not granted an award under the 2014 LTIP. The following table provides each NEO’s award value under the 2014 LTIP:

	2014 LTIP Award Payout Schedule
Name	Payable in 2015	Payable in 2016	Payable in 2017
Mr. Morrison	$2,150,000	$3,803,750	$1,653,750
Mr. Carter	403,221	1,515,555	—
Mr. Bevilaqua	—	743,600	743,600
Mr. Plante	—	490,475	490,475

3. Benefits

The Company provides a comprehensive group of benefits to eligible associates, including our NEOs. These include health and welfare benefits as well as retirement benefits. Our benefit programs are designed to provide market competitive benefits for associates and their covered dependents.

Each of our NEOs participates in qualified defined benefit and defined contribution retirement plans on substantially the same terms as other participating associates. In addition, because individuals are subject to U.S. tax limitations on contributions to qualified retirement plans, the Company provides non-qualified retirement plans intended to provide these associates, including our NEOs, with an incremental benefit on eligible earnings above the U.S. tax limits for qualified plans. Our NEOs are eligible to participate in the non-qualified plans on the same basis as our other highly compensated salaried associates.

Our savings plan, a defined contribution plan (the “401(k) Plan”), covers our U.S. associates. This plan allows eligible associates to make pre-tax contributions from 1% to 15% of eligible earnings for associates who meet the definition of a highly-compensated employee and 25% for all other associates up to the federal limits for qualified plans. Those associates are also eligible to receive matching contributions from the Company equal to 100% on contributions of up to 5% of eligible earnings. In addition, the Company makes an annual retirement contribution ranging from 3% to 7% of eligible compensation depending on years of benefit service, to eligible associates actively employed on the last day of the year. An additional company contribution may be made if we achieve specified annual financial goals established at the beginning of each plan year. MPM also maintains a defined contribution plan (the “MPM 401(k) Plan”), which provides substantially the same benefits to its U.S. salaried exempt associates.

In 2014, we amended our savings plan to add an employer match true-up feature effective for 2014 contributions to ensure that eligible participants receive the full matching contribution to which they are entitled. Other than the addition of the employer match true-up feature, there were no significant changes to the Company’s benefit plans in 2014 that would impact our NEOs. There is a description of these plans in the Narrative to the Pension Benefits Table and Narrative to the Nonqualified Deferred Compensation Table below.

4. Other

International Assignment Compensation

The Company may provide certain additional benefits to an executive officer if he or she is on an international assignment. These benefits are externally competitive and a means to compensate the executive officer for financial expenses that would not exist if the executive remained in his or her home country. For example, the Company may provide a disturbance allowance, family travel and housing allowances, tax equalization payments, and reimbursements or payments for relocation to the executive officer’s home country. We believe that, as a growing global company, it is necessary to offer this compensation to encourage key associates and executives to temporarily relocate for strategic business reasons. Although none of our NEOs received international assignment compensation in fiscal year 2014, we have provided such compensation to NEOs in the past and may do so in the future.

Change-in-Control and Severance Benefits

Our NEOs are generally entitled to change-in-control and severance protections. We believe that appropriate change-in-control and severance protections accomplish two objectives. First, they create an environment where key executives are able to take actions in the best interest of the Company without incurring undue personal risk. Second, they foster management stability during periods of potential uncertainty. We are also cognizant that excessive pay in the way of change-in-control and severance protection would not be in the best interest of the Company because such pay may encourage undue risk-taking. In an attempt to balance the delicate equation, the Committee has determined to provide these benefits very selectively. The change-in-control and severance benefits payable to our NEOs are discussed in the Narrative to the Summary Compensation Table and in the discussion on Potential Payments Upon Termination of Employment, below.

Summary Compensation Table—Fiscal 2014

The following table provides information about the compensation of our Chief Executive Officer, Chief Financial Officer and our three next most highly compensated executive officers at December 31, 2014, whom we collectively refer to as our NEOs, for the years ended December 31, 2014, 2013 and 2012. The compensation for those NEOs who provide services to us and MPM on a shared basis is shown regardless of the source of compensation or the cost allocations of any compensation amounts under the Shared Services Agreement.

SUMMARY COMPENSATION TABLE—FISCAL 2014

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Options Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h) (2)	All Other Compe- nsation ($) (i) (3)	Total ($) (j)
Craig O. Morrison	2014	1,102,500	—	—	—	525,286	147,243	71,421	1,846,450
President and Chief Executive Officer	2013	1,075,240	—	805,245	350,304	110,250	—	98,677	2,439,716
	2012	1,024,039	—	—	72,364	280,035	69,981	56,563	1,502,982

William H. Carter	2014	776,735	—	—	—	299,858	207,209	95,126	1,378,928
Executive Vice President and Chief Financial Officer	2013	754,034	—	740,036	321,937	61,401	—	76,576	1,953,984
	2012	726,747	—	—	57,890	158,218	92,415	39,410	1,074,680

Joseph P. Bevilaqua	2014	603,460	—	—	—	252,100	63,510	57,961	977,031
Executive Vice President, President, Epoxy, Phenolic and Coating Resins Division	2013	583,000	—	430,512	187,285	47,590	—	55,163	1,303,550
	2012	560,577	—	—	24,120	80,080	29,440	44,831	739,048

Dale N. Plante	2014	402,756	—	—	—	249,271	29,076	64,540	745,643
Executive Vice President, President, Forest Products Division	2013	373,859	—	170,447	74,149	417,179	—	74,168	1,109,802
	2012	351,315	100,000	—	600	333,295	52,727	50,344	888,281

Douglas A. Johns	2014	486,200	—	—	—	165,864	256,617	41,578	950,259
Executive Vice President and General Counsel	2013	466,400	—	271,908	118,287	33,313	—	46,466	936,374
	2012	445,661	—	—	—	73,225	195,968	25,664	740,518

(1)

The amounts shown in column (g) for 2014 reflect the amounts earned under the 2014 ICP, our annual incentive compensation plan, based on performance achieved for 2014. Portions of the 2014 ICP award reported in this column are based on a preliminary estimate of

MPM Segment EBITDA as provided by MPM at the time of filing this Annual Report on Form 10-K. The material terms of the 2014 ICP are described in the Compensation Discussion & Analysis above. The 2014 ICP awards will be paid in April 2015.
(2)	The amounts shown in column (h) reflect the actuarial increase in the present value of benefits under the Hexion U.S. Pension Plan and the Hexion Supplemental Plan for Messrs. Morrison, Carter, Bevilaqua and Plante, and under the MPM U.S. Pension Plan and MPM Supplementary Pension Plan for Mr. Johns. For Mr. Plante, the amount also reflects the actuarial increase in the present value for benefits under the Hexion Canada Employees’ Retirement Income Plan. See the Pension Benefits Table below for additional information regarding our pension calculations, including the assumptions used for these calculations. There were no above-market earnings on nonqualified deferred compensation plans for our NEOs for 2014.
(3)	The amounts shown in the All Other Compensation column for 2014 include: for Mr. Morrison: $23,400 of company contributions paid or accrued to the 401(k) Plan and an accrued future contribution of $47,638 to the supplemental executive retirement plan (“SERP”); for Mr. Carter: $26,000 of company contributions paid or accrued to the 401(k) Plan, an accrued future contribution of $28,907 to the SERP and the transfer of a Company-held country club membership valued at $40,000; for Mr. Bevilaqua: $23,400 of company contributions paid or accrued to the 401(k) Plan, an accrued future contribution of $19,553 to the SERP and perquisites valued at $14,790, including tax payments made on his behalf of $4,261 and tax preparation fees paid on his behalf of $9,755; for Mr. Plante: $31,200 of company contributions paid or accrued to the 401(k) Plan and an accrued future contribution of $27,997 to the SERP; and for Mr. Johns: $28,600 of company contributions paid or accrued to the 401(k) Plan and an accrued future contribution of $12,976 to the MPM SERP.

Grants of Plan—Based Awards - Fiscal 2014

The following table presents information about grants of awards during the year ended December 31, 2014 under the 2014 ICP and the 2014 LTIP.

Name (a)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards
	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Craig O. Morrison
2014 ICP	27,563	1,102,500	2,205,000
2014 LTIP	7,607,500	7,607,500	7,607,500
William H. Carter
2014 ICP	15,734	629,358	1,258,717
2014 LTIP	1,918,776	1,918,776	1,918,776
Joseph P. Bevilaqua
2014 ICP	12,255	490,181	980,362
2014 LTIP	1,487,200	1,487,200	1,487,200
Dale N. Plante
2014 ICP	8,279	331,169	662,338
2014 LTIP	980,950	980,950	980,950
Douglas A. Johns
2014 ICP	8,703	348,124	696,248

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

The Company has employment agreements or employment letters with each of our NEOs, which provide for their terms of compensation and benefits, severance, and certain restrictive covenants. Further details regarding the severance and restrictive covenant provisions are described below under “Potential Payments upon a Termination or Change in Control.”

2014 Annual Incentive Compensation Plan (2014 ICP)

Information on the 2014 ICP targets, performance components, weightings, and payouts for each of our NEOs can be found in the Compensation Discussion and Analysis section of this Report.

2014 Long-Term Cash Incentive Plan (2014 LTIP)

Information on the 2014 LTIP targets and other details for each of our NEOs can be found in the Compensation Discussion and Analysis section of this Report.

Outstanding Equity Awards at Fiscal 2014 Year-End

The following table presents information about outstanding and unexercised options and outstanding and unvested stock awards held by our NEOs at December 31, 2014. The securities underlying the awards are common units of Hexion Holdings and were granted under the 2004 Stock Plan, 2007 Long-Term Plan and the 2011 Equity Plan. See the Narrative to the Outstanding Equity Awards Table below for a discussion of these plans and the vesting conditions applicable to the awards.

OUTSTANDING EQUITY AWARDS TABLE—2014 FISCAL YEAR-END

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexer- cised Options (#) Unexercis- able (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exer- cise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j) (1)
Craig O. Morrison
2004 Stock Plan:
Tranche A Options	301,514	—	—	6.22	12/31/2017	—	—	—	—
Tranche B Options	301,514	—	—	6.22	12/31/2017	—	—	—	—
2011 Equity Plan:
2011 Grant:
Tranche A Options [2]	290,501	—	—	4.85	2/23/2021	—	—	—	—
Tranche B Options [3]	—	—	145,250	4.85	2/23/2021	—	—	—	—
Tranche C Options [4]	—	—	145,250	4.85	2/23/2021	—	—	—	—
Tranche B RDUs [3]	—	—	—	—	—	—	—	48,417	15,009
Tranche C RDUs [4]	—	—	—	—	—	—	—	48,417	15,009
2013 Grant:
Unit Options [5]	389,226	389,228	—	1.42	3/8/2023	—	—	—	—
RDUs [6]	—	—	—	—	—	—	—	614,691	190,554
William H. Carter
2004 Stock Plan:
Tranche A Options	241,211	—	—	6.22	12/31/2017	—	—	—	—
Tranche B Options	241,211	—	—	6.22	12/31/2017	—	—	—	—
2011 Equity Plan:
2011 Grant:
Tranche A Options [2]	232,401	—	—	4.85	2/23/2021	—	—	—	—
Tranche B Options [3]	—	—	116,200	4.85	2/23/2021	—	—	—	—
Tranche C Options [4]	—	—	116,200	4.85	2/23/2021	—	—	—	—
Tranche B RDUs [3]	—	—	—	—	—	—	—	38,733	12,007
Tranche C RDUs [4]	—	—	—	—	—	—	—	38,733	12,007
2013 Grant:
Unit Options [5]	357,706	357,709	—	1.42	3/8/2023	—	—	—	—
RDUs [6]	—	—	—	—	—	—	—	564,913	175,123

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexer- cised Options (#) Unexercis- able (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exer- cise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j) (1)
Joseph P. Bevilaqua
2004 Stock Plan:
Tranche A Options	100,504	—	—	6.22	12/31/2017	—	—	—	—
Tranche B Options	100,504	—	—	6.22	12/31/2017	—	—	—	—
2011 Equity Plan:
2011 Grant:
Tranche A Options [2]	183,517	—	—	4.85	2/23/2021	—	—	—	—
Tranche B Options [3]	—	—	91,758	4.85	2/23/2021	—	—	—	—
Tranche C Options [4]	—	—	91,758	4.85	2/23/2021	—	—	—	—
Tranche B RDUs [3]	—	—	—	—	—	—	—	30,586	9,482
Tranche C RDUs [4]	—	—	—	—	—	—	—	30,586	9,482
2013 Grant:
Unit Options [5]	208,094	208,095	—	1.42	3/8/2023	—	—	—	—
RDUs [6]	—	—	—	—	—	—	—	328,635	101,877
Dale N. Plante
Hexion 2007 Long-Term Plan Options [7]	—	—	15,000	10.81	12/31/2017	—	—	—	—
2011 Equity Plan:
2011 Grant:
Tranche A Options [2]	115,121	—	—	4.85	2/23/2021	—	—	—	—
Tranche B Options [3]	—	—	57,561	4.85	2/23/2021	—	—	—	—
Tranche C Options [4]	—	—	57,561	4.85	2/23/2021	—	—	—	—
Tranche B RDUs [3]	—	—	—	—	—	—	—	19,187	5,948
Tranche C RDUs [4]	—	—	—	—	—	—	—	19,187	5,948
2013 Grant:
Unit Options [5]	82,388	82,388	—	1.42	3/8/2023	—	—	—	—
RDUs [6]	—	—	—	—	—	—	—	130,112	40,335
Douglas A. Johns [8]
MPM 2007 Plan:
Tranche A Options	89,979	—	—	2.59	1/22/2015	—	—	—	—
2011 Equity Plan:
2011 Grant:
Tranche A Options [2]	45,360	—	—	4.85	1/22/2015	—	—	—	—
2013 Grant:
Unit Options [5]	65,715	—	—	1.42	1/22/2015	—	—	—	—

(1)	Because equity interests in our ultimate parent, Hexion Holdings, are not publicly traded, there is no closing market price at the completion of the fiscal year. The market values shown in columns (h) and (j) are based on the value of a unit of Hexion Holdings as of December 31, 2014, as determined by Hexion Holdings’ Board of Managers for management equity transaction purposes. In light of differences between the companies, including differences in capitalization, a value of a unit in Hexion Holdings does not necessarily equal the value of a share of the Company’s common stock.
(2)	This award vested in four equal annual installments on each December 31st of 2011 through 2014.
(3)	This award vests on the earlier to occur of (i) the two-year anniversary of the date that the common unit value is at least $10 following certain corporate transactions and (ii) six months following the date that the common unit value is at least $10 following certain change-in-control transactions.
(4)	This award vests on the earlier to occur of (i) the one-year anniversary of the date that the common unit value is at least $15 following certain corporate transactions and (ii) six months following the date that the common unit value is at least $15 following certain change-in-control transactions.

(5)	This award vests in four equal annual installments on each December 31st of 2013 through 2016. The amount shown in column (b) is the vested amount at December 31, 2014. The amount shown in column (c) will vest ratably on December 31, 2015 and December 31, 2016, subject to accelerated vesting six months following certain change-in-control transactions.
(6)	This award vests on the earlier to occur of (i) the one-year anniversary of the date that the common unit value is at least $3.50 following certain corporate transactions and (ii) six months following the date that the common unit value is at least $3.50 following certain change-in-control transactions.
(7)	This award vests in percentages, depending upon the internal rate of return realized by Apollo on its original investment in Hexion LLC following the occurrence of certain corporate transactions.
(8)	In October 2014, as a result of MPM’s emergence from bankruptcy, the expiration date of Mr. Johns’ vested unit options granted under the MPM 2007 Plan and the 2011 Equity Plan was accelerated to January 22, 2015. In addition, unvested unit options and RDUs granted under these plans were terminated.

Narrative to Outstanding Equity Awards Table

2004 Stock Plan

Messrs. Morrison, Carter and Bevilaqua were granted options under the 2004 Stock Incentive Plan (the “2004 Stock Plan”), which previously included the equity securities of Hexion LLC, now known as Hexion LLC. These options were subsequently converted into options to purchase common units of Hexion Holdings, pursuant to the terms of the Combination Agreement. The “Tranche A” options under the 2004 Stock Plan reported in the table above vested over five years and were fully vested as of December 31, 2011. The “Tranche B” options under the 2004 Stock Plan reported in the table vested as of August 12, 2012, the eighth anniversary of the grant date.

In addition to the RDUs and options shown above, Messrs. Morrison, Carter, and Bevilaqua have deferred compensation held in the form of fully-vested deferred stock units in Hexion Holdings: Mr. Morrison holds 241,211 of such units; Mr. Carter holds 192,969 of such units; and Mr. Bevilaqua holds 80,403 of such units. These deferred stock units will be distributed upon termination of employment or retirement, and are shown in the Nonqualified Deferred Compensation Table. For information on the deferred stock units, see the Narrative to the Nonqualified Deferred Compensation Table.

2011 Equity Plan

2013 Grant

On March 8, 2013, our NEOs received awards of performance-based restricted deferred units (“RDUs”) of Hexion Holdings and options to purchase units of Hexion Holdings under the 2011 Equity Plan. The RDUs are non-voting units of measurement which are deemed for bookkeeping purposes to be equivalent to one common unit of Hexion Holdings.

The unit options vest and become exercisable in four equal annual installments on December 31st of each year from 2013 to 2016. However, in the event of certain change-in-control transactions, the remaining unvested unit options vest six months following the date of such a transaction.

The RDUs vest on the earlier to occur of (i) one year from the date that the common unit value is at least $3.50 following certain corporate transactions and (ii) the six-month anniversary of the date that the common unit value is at least $3.50 following certain change-in-control transactions.

The vesting terms of the unit options and RDUs described above are each conditioned on the NEO’s continued employment through the vesting dates specified above, subject to certain exceptions. With respect to any RDUs that vest as a result of a corporate or change-in-control transaction, such RDUs will be delivered promptly following the vesting date, or a cash payment will be delivered in settlement thereof, depending on the type of transaction. The unit options and RDUs contain restrictions on transferability and other customary terms and conditions.

2011 Grant

On February 23, 2011, our NEOs received awards of RDUs and unit options in Hexion Holdings under the 2011 Equity Plan. The RDUs are non-voting units of measurement that are deemed for bookkeeping purposes to be equivalent to one common unit of Hexion Holdings. Of the RDUs and options granted in 2011, approximately 50% are “Tranche A RDUs” and options with time-based vesting (subject to acceleration in the event of certain change-in-control transactions) and approximately 50% are “Tranche B and C RDUs” and options with performance-based vesting.

For our NEOs, the Tranche A RDUs and options vest and become exercisable in four equal annual installments on December 31 of each year from 2011 to 2014. However, in the event of certain change-in-control transactions, the remaining unvested Tranche A RDUs and options vest six months following the date of such transaction. The Tranche A RDUs that vested on December 31, 2011 and December 31, 2012 were delivered in February 2013, and the Tranche A RDUs that vested on December 31, 2013 and December 31, 2014 will be delivered in early 2015.

With respect to the performance-vesting RDUs and options, 50% are designated Tranche B and 50% are designated Tranche C. The Tranche B RDUs and options vest on the earlier to occur of (i) the two-year anniversary of the date that the common unit value is at least $10 following certain corporate transactions and (ii) six months following the date that the common unit value is at least $10 following certain change-in-control transactions. The Tranche C RDUs and options vest on the earlier to occur of (i) the one-year anniversary of the date that the common unit value is at least $15 following certain corporate transactions and (ii) six months following the date that the common unit value is at least $15 following certain change-in-control transactions. The vesting terms of the RDUs and options described above in each case are conditioned on the executive’s continued employment through the vesting dates mentioned above, subject to certain exceptions. With respect to any RDUs that vest as a result of a corporate or change-in-control transaction, such RDUs will be delivered promptly following the vesting date, or a cash payment will be delivered in settlement thereof, depending on the type of transaction. The RDUs and unit options contain restrictions on transferability and other customary terms and conditions. For information on the vested awards, see the Narrative to the Nonqualified Deferred Compensation Table.

Hexion 2007 Long-Term Plan

The outstanding options held by Mr. Plante under the Hexion 2007 Long-Term Plan originally included the equity securities of Hexion LLC and were subsequently converted into awards covering equity securities of Hexion Holdings, pursuant to the terms of the Combination Agreement. The option awards vest only if Apollo realizes certain internal rates of return on its original investment in Hexion LLC following the occurrence of certain corporate transactions.

MPM 2007 Plan

The outstanding options held by Mr. Johns under the MPM 2007 Plan originally included the equity securities of MPM Holdings and were subsequently converted into awards covering equity securities of Hexion Holdings in October 2010. The Tranche A options under the MPM 2007 Plan reported in the table above time-vested over four or five years. The unvested Tranche B and C options would have vested on the earlier of (i) the date that Apollo realized an internal rate of return of at least 20% and 25%, respectively, on its original investment in Old MPM Holdings and (ii) the date that Apollo achieved a minimum cash-on-cash return of 1.75 and 2.25, respectively, on its original investment in Old MPM Holdings. At the time of MPM’s emergence from bankruptcy, as MPM was no longer a subsidiary of Hexion Holdings, the unvested Tranche B and C options under the MPM 2007 Plan terminated.

Option Exercises and Stock Vested—Fiscal 2014

The following table presents information on vesting of certain awards of common units of Hexion Holdings during the year ended December 31, 2014.

OPTION EXERCISES AND STOCK VESTED TABLE—FISCAL 2014

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (b)	Value Realized on Exercise (c)	Number of Shares Acquired on Vesting (#) (d) (1)	Value Realized on Vesting ($) (e) (2)
Craig O. Morrison
2011 Equity Plan Tranche A RDUs	—	—	24,208	7,504
William H. Carter
2011 Equity Plan Tranche A RDUs	—	—	19,367	6,004
Joseph P. Bevilaqua
2011 Equity Plan Tranche A RDUs	—	—	15,293	4,741
Dale N. Plante
2011 Equity Plan Tranche A RDUs	—	—	9,593	2,974
Judith A. Sonnett
2011 Equity Plan Tranche A RDUs	—	—	—	—

(1)	The amount shown in column (d) for this award represents the number of restricted deferred units that vested on December 31, 2014, and will be delivered in early 2015.
(2)	The amount shown in column (e) is based upon the value of a unit of Hexion Holdings on the vesting date as determined by the Hexion Holdings’ Board of Managers for management equity transaction purposes.

Pension Benefits—Fiscal 2014

The following table presents information regarding the benefits payable to each of our NEOs at, following, or in connection with their retirement under the qualified and non-qualified defined benefit pension plans of Hexion and MPM as of December 31, 2014. The table does not provide information regarding the defined contribution plans of Hexion or MPM. The amounts shown in the table for each participant represent the present value of the annuitized benefit and do not represent the actual cash value of a participant’s account.

PENSION BENEFITS TABLE—FISCAL 2014

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c) (1)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Craig O. Morrison	Hexion U.S. Pension Plan	7.27	129,352	—
	Hexion Supplemental Plan	6.78	520,727	—
William H. Carter	Hexion U.S. Pension Plan	14.25	249,977	—
	Hexion Supplemental Plan	13.76	680,828	—
Joseph P. Bevilaqua	Hexion U.S. Pension Plan	7.25	123,713	—
	Hexion Supplemental Plan	6.76	157,356	—
Dale N. Plante	Hexion Canada Pension Plan	27.62	277,045	—
	Hexion U.S. Pension Plan	0.48	7,228	—
	Hexion Supplemental Plan (2)	—	8,862	—
Douglas A. Johns (3)	MPM U.S. Pension Plan	5.59	223,715	—
	MPM Supplementary Pension Plan	4.92	1,030,451	—

(1)	The number of years of credit service set forth in column (c) reflects benefit service years which are used to determine benefit accrual under the applicable plan, and do not necessarily reflect the NEO’s years of vested service.

(2)	Mr. Plante received a contribution of $6,884 to this plan in 2010 to compensate him for a reduced qualified pension benefit in 2009 resulting from a plan freeze, and is not related to years of benefit service.

(3)	The present value of accumulated benefits under the MPM Supplementary Pension Plan for Mr. Johns has been calculated assuming (i) Mr. Johns will remain in service with MPM until the age at which retirement could occur without any reduction in benefits under the MPM Supplementary Pension Plan (age 60) and (ii) that the benefit is payable under the available forms of annuity consistent with the assumptions as described in Note 15 to MPM’s Consolidated Financial Statements included in MPM’s Annual Report on Form 10-K for the year ended December 31, 2014. As described in such note, the discount rate is 4.15% for the MPM U.S. Pension Plan and 4.10% for the MPM Supplementary Pension Plan. The post-retirement mortality assumption is based on the RP2014 base table with generational projection using scale MP2014.

Narrative to Pension Benefits Table

Hexion U.S. Pension Plan and Hexion Supplemental Plan

The benefits associated with the Hexion U.S. Pension Plan and Hexion Supplemental Plan were frozen June 30, 2009 and January 1, 2009, respectively. Although participants will continue to receive interest credits under the plans, no additional benefit credits will be provided. Prior to the freeze, the Hexion U.S. Pension Plan provided benefit credits equal to 3% of earnings to the extent that this credit does not exceed the Social Security wage base for the year plus 6% of eligible earnings in excess of the social security wage base to covered U.S. associates, subject to the IRS-prescribed limit applicable to tax-qualified plans.

The Hexion Supplemental Plan provided non-qualified pension benefits in excess of allowable limits for the qualified pension plans. The benefit formula mirrored the qualified Hexion U.S. Pension Plan but applied only to eligible compensation above the federal limits for qualified plans. The accrued benefits are unfunded and are paid from our general assets upon the participant’s termination of employment with the Company.

Under both the Hexion U.S. Pension Plan and Hexion Supplemental Plan, eligible earnings included annual incentive awards that were paid currently, but excluded any long-term incentive awards. Historically, the accrued benefits earned interest credits based on one-year Treasury bill rates until the participant begins to receive benefit payments. Effective January 1, 2012, the plans were amended to provide a minimum interest crediting rate of 300 basis points. The interest rate determined under the plan for fiscal 2014 was 3.0%. Participants vest after the completion of three years of service.

For a discussion of the assumptions applied in calculating the benefits reported in the table above, please see Note 10 to the Consolidated Financial Statements of Hexion included elsewhere in this prospectus.

Hexion Canada Pension Plan

The Hexion Canada Inc. Employees Retirement Income Plan (“Hexion Canada Pension Plan”) is a non-contributory defined benefit plan covering eligible Canadian associates. An associate is eligible to participate and vest in the Plan after two years of continued service following the associate’s date of hire. A participant’s years of service and salary determine the benefits earned each year. Mr. Plante is an inactive participant in this plan and no longer earns benefit credits; however, he continues to earn service credits through his employment with the U.S. affiliate of the Plan sponsor. Mr. Plante is eligible for early retirement under the Hexion Canada Pension Plan. The assumptions applied in calculating the benefits reported in the table above for the Hexion Canada Pension Plan include a discount rate of 4.0%.

MPM U.S. Pension Plan and MPM Supplementary Pension Plan

Benefits for U.S. salaried exempt associates under the MPM U.S. Pension Plan were frozen as of August 31, 2012. Benefits under the MPM Supplementary Pension Plan were frozen as of December 31, 2011. Although affected participants will continue to earn vesting credits under the plans, no additional benefit service will be credited following the dates of the freeze.

The MPM U.S. Pension Plan provides benefits based primarily on a formula that takes into account the participant’s highest 60-month average compensation earned during the final 120 months of service times years of credited benefit service. Eligible compensation under this formula includes base salary and one-half of the eligible annual incentive payments, subject to the IRS-prescribed limit applicable to tax-qualified plans. U.S. associates who are classified as exempt associates, including the participating NEO, are generally eligible to retire under the MPM U.S. Pension Plan with unreduced benefits at age 65 (or at age 62 with 25 years of vesting service if hired before January 1, 2005).

The MPM Supplementary Pension Plan is an unfunded non-qualified pension plan that provides benefits in excess of IRS-prescribed limits for the qualified pension plans. Participants are generally not eligible for benefits under the MPM Supplementary Pension Plan if they leave the Company prior to reaching age 60, except in the event that the Company terminates the participant’s employment without cause following five or more years of service. The normal retirement age as defined in this Plan is 65; however, early unreduced retirement is permitted at age 60, and benefits must commence the January 1 following the later of termination of employment and attainment of age 60. These supplemental benefits are paid in the form of an annuity with joint and survivor benefits for married participants.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans—2014

The following table presents information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

NONQUALIFIED DEFERRED COMPENSATION TABLE—FISCAL 2014

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings (Loss) in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Craig O. Morrison
Hexion Supplemental Plan	—	—	10,692	—	914,804
Hexion SERP [1]	—	55,014	2,199	—	212,283
Hexion 2004 DC Plan [2]	—	—	(217,091)	—	74,775
2011 Equity Plan Tranche A RDUs [3]	—	7,504	(65,362)	—	30,018
William H. Carter
Hexion Supplemental Plan	—	—	20,481	—	1,752,380
Hexion SERP [1]	—	32,863	1,267	—	122,878
Hexion 2004 DC Plan [2]	—	—	(173,673)	—	59,820
2011 Equity Plan Tranche A RDUs [3]	—	6,004	(52,291)	—	24,015
Joseph P. Bevilaqua
Hexion Supplemental Plan	—	—	4,194	—	358,818
Hexion SERP [1]	—	20,404	1,174	—	109,439
Hexion 2004 DC Plan [2]	—	—	(72,362)	—	24,925
2011 Equity Plan Tranche A RDUs [3]	—	4,741	(41,291)	—	18,963
Dale N. Plante
Hexion SERP [1]	—	27,808	871	—	86,644
2011 Equity Plan Tranche A RDUs [3]	—	2,974	(25,902)	—	11,896
Douglas A. Johns
MPM SERP	—	14,231	211	—	24,317
2011 Equity Plan Tranche A RDUs [3]	—	—	(13,609)	—	4,687

(1)	The amount shown in column (c) for the Hexion SERP is included in the All Other Compensation column of the Summary Compensation Table for 2013. These amounts were earned in 2013 and credited to the accounts by Hexion in 2014. The amount shown for Mr. Plante includes $5,200 credited in 2014 for a 2% discretionary contribution on 2014 earnings below the IRS qualified plan compensation limit of $260,000 provided under his terms of employment.
(2)	The amount shown in column (f) is based on the number of vested units multiplied by the value of a common unit of Hexion Holdings on December 31, 2014, as determined by Hexion Holdings’ Board of Managers for management equity purposes. In the Summary Compensation Table in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, the Company reported the amount of a bonus for Mr. Carter and restricted stock payments for Messrs. Morrison and Bevilaqua, a portion of which were deferred in the form of stock units.
(3)	The amount shown in column (c) reflects the value of restricted deferred units that vested during the fiscal year but, pursuant to the terms of the award agreement, delivery is deferred until early 2015. The value of these restricted deferred units is based on the number of vested units multiplied by the value of a common unit of Hexion Holdings on December 31, 2014, as determined by Hexion Holdings’ Board of Managers for management equity purposes. The grant date fair value of these units is included in the 2011 “Stock Awards” column of the Summary Compensation Table. The grant date fair value was reported in our Summary Compensation Table for 2011 as compensation. The number of vested restricted deferred units held by our NEOs, or which they have the right to receive, is as follows: Mr. Morrison, 96,833; Mr. Carter, 77,468; Mr. Bevilaqua, 61,172; Mr. Plante, 38,374 and Mr. Johns, 15,120.

Narrative to the Nonqualified Deferred Compensation Table

Hexion Supplemental Plan

Effective January 1, 2009, the benefits associated with this plan were frozen. This plan provided supplemental retirement benefits in the form of voluntary associate deferral opportunities and employer match on compensation earned above the IRS limit on qualified plans. The Hexion Supplemental Plan benefits are unfunded and paid from our general assets upon the associate’s termination of employment. Interest credits are made to the participants’ accounts at an interest rate determined by the Company, which has been defined as the rate equivalent to the fixed income fund of the 401(k) Plan.

Hexion SERP

The Company adopted the Hexion SERP in 2011 to provide certain of its executives and other highly compensated associates, including Messrs. Morrison, Carter, Bevilaqua and Plante, an annual contribution of 5% of eligible earnings above the maximum limitations set by the IRS for contributions to a qualified pension plan. The Hexion SERP is an unfunded non-qualified plan. Account credits are made to the plan during the second quarter of each year. Interest credits are provided in the participant’s SERP accounts at an interest rate determined by the Company, which has been defined as the rate equivalent to the fixed income fund of the 401(k) Plan. This deferred compensation is paid six months following termination of employment. The Company has agreed to provide discretionary credits on a quarterly basis to Mr. Plante’s SERP account to compensate him for the difference in employer match he receives in the 401(k) Plan versus the employer match he was eligible for under the Canadian defined contribution plan. This credit is 2% of earnings eligible for employer match in the 401(k) Plan for the years 2009 through 2010, excluding the period during which the employer match was suspended, and from 2011 forward.

Hexion 2004 DC Plan

In 2004, in connection with Apollo’s acquisition of the Company, Messrs. Morrison, Carter and Bevilaqua deferred the receipt of compensation and were credited with a number of deferred stock units in Hexion LLC equal in value to the amount of compensation deferred. Mr. Morrison holds 241,211 of such units; Mr. Carter holds 192,969 of such units; and Mr. Bevilaqua holds 80,403 of such units. At the time of the prior combination of the Company and MPM, the deferred stock units were converted to units of Hexion Holdings. These deferred stock units are held pursuant to the 2004 DC Plan, which is an unfunded plan, and will be distributed upon termination of employment or retirement. In certain instances, the Company may distribute a cash equivalent rather than stock units.

2011 Equity Plan

On February 23, 2011, our NEOs received awards of RDUs, in Hexion Holdings under the 2011 Equity Plan. The RDUs are non-voting units of measurement which are deemed for bookkeeping purposes to be equivalent to one common unit of Hexion Holdings. Of the RDUs granted in 2011, approximately 50% are Tranche A RDUs with time-based vesting (subject to acceleration in the event of certain corporate or change-in-control transactions). On December 31, 2014, the final 25% of the Tranche A RDUs vested as follows: Mr. Morrison, 24,208 RDUs; Mr. Carter, 19,367 RDUs; Mr. Bevilaqua, 15,293 RDUs; and Mr. Plante, 9,594 RDUs. In accordance with the terms of the 2011 Equity Plan, delivery of the RDUs that vested on December 31, 2014 is deferred until early 2015. For additional information on the awards under the 2011 Equity Plan, including the vesting and delivery terms, see the Narrative to the Outstanding Equity Awards Table.

MPM SERP

MPM adopted the Momentive Performance Materials Supplemental Executive Retirement Plan (“MPM SERP”) in 2012 to provide certain of its executives and other highly compensated associates, including Mr. Johns, an annual contribution of 5% of eligible earnings above the maximum limitations set by the IRS for contributions to a qualified pension plan. The MPM SERP is an unfunded non-qualified plan. Account credits are made to the plan during the second quarter of each year. Interest credits are provided in the participant’s SERP accounts at an interest rate determined by the company, which has been defined as the rate equivalent to the fixed income fund of the Hexion 401(k) Plan. This deferred compensation is paid six months following termination of employment.

Potential Payments Upon Termination or Change in Control

Termination Payments

As described above, the Company has employment agreements or employment letters with each of our NEOs that provide for severance under certain circumstances as well as restrictive covenants. The employment agreements with Messrs. Morrison, Bevilaqua and Carter provide that if the executive’s employment is terminated by the Company without cause or the executive resigns for good reason (as defined in their employment agreements), the Company will provide them with continued base salary through their severance period (18 months in the case of Messrs. Morrison and Bevilaqua and 24 months in the case of Mr. Carter) and a lump sum payment equal to the estimated cost for the executive to continue COBRA coverage for 18 months. In addition, any accrued but unpaid compensation through the termination date (such as accrued but unpaid base salary, earned but unpaid bonus, and accrued and unused vacation) will be paid in a lump sum payment at the time of termination. The employment agreements also contain the following restrictive covenants:

•	a confidentiality agreement;

•

an agreement not to compete with the Company for (i) 18 months following termination of employment, in the case of Messrs. Morrison and Bevilaqua, and (ii) two years following termination of employment, in the case of Mr. Carter; and

•	a non-solicitation agreement for an additional year beyond their severance periods.

Under Mr. Plante’s terms of employment, he would receive 18 months of severance if his employment is terminated through no fault of his own. Mr. Plante has an agreement not to compete with the Company and not to solicit Company associates for one year following termination for any reason, as well as a confidentiality agreement.

Under Mr. Johns’ terms of employment, he would receive 18 months of severance if his employment is terminated from the Company without cause. Mr. Johns has an agreement not to compete with the Company and not to solicit Company associates for one year following termination for any reason, as well as a confidentiality agreement.

The following table describes payments our NEOs would have received had the individual’s employment been terminated by the Company without cause, or in the case of Messrs. Morrison, Bevilaqua and Carter, by the executive for good reason, as of December 31, 2014.

Name	Cash Severance ($) (1)	Estimated Value of Non-Cash Benefits ($) (2)	2014 ICP ($) (3)	2004 DC Plan ($) (4)	MPM 2007 Plan ($) (5)
Craig O. Morrison	1,653,750	32,238	525,286	74,775
William H. Carter	1,573,396	24,856	299,858	59,820
Joseph P. Bevilaqua	919,090	24,856	252,100	24,925
Dale N. Plante	620,942	12,286	249,271	—
Douglas A. Johns	745,980	31,249	165,864	—	250,000

(1)	This column reflects cash severance payments due under the NEO’s employment agreement, or under the applicable severance guidelines of the Company, as described above, based on salary as of December 31, 2014.
(2)	This column reflects the estimated value of health care benefits and outplacement services. The values are based upon the Company’s cost of such benefit at December 31, 2014.
(3)	This column reflects the amount earned by each executive under the 2014 ICP, which would be paid if he or she was employed on December 31, 2014, but incurred a termination of employment without cause prior to payment. The incentive payment would be forfeited if the executive resigns or incurs a termination of employment by the Company for cause prior to payment.
(4)	This column reflects the value of the common units or cash that would be distributed under the 2004 DC Plan, using the year-end unit value as determined by the Hexion Holdings Board of Managers, and the value of vested options granted under the 2004 Stock Plan, which, if exercised, would be distributed upon termination of employment for any reason.
(5)	This column reflects the cost of Mr. Johns’ initial investment in Hexion Holdings, which he may require Hexion Holdings to purchase in the event he is terminated by the Company without Cause, or leaves for Good Reason, as defined in the MPM 2007 Plan.

In addition to these benefits, our NEOs would also generally be entitled to receive the benefits set forth above in the Pension Benefits Table and Nonqualified Deferred Compensation Table following a termination of employment for any reason.

Change-in-Control Payments

As noted above in the Narrative to the Outstanding Equity Awards Table, our NEOs will also be entitled to accelerated vesting of their outstanding unvested equity awards under the 2007 Long-Term Plan and the 2011 Equity Plan in connection with certain corporate transactions or change-in-control transactions. There was no value in any of the options held by our NEOs at December 31, 2014 because the option exercise prices all exceeded the year-end unit value as determined by the Hexion Holdings’ Board of Managers for management equity purposes.

In the event of a Complete Change in Control, as defined in the 2011 Equity Plan, prior to April 1, 2015, the service component of the awards under the 2012 LTIP would be deemed satisfied and 50% of the target awards to our NEOs under that plan, would vest and become payable. In such event, Messrs. Morrison, Carter, Bevilaqua, Plante and Johns would be entitled to payments of $2,625,000; $1,112,334; $858,000, $535,065 and $686,400, respectively.

Director Compensation—Fiscal 2014

The following table presents information regarding the compensation earned or paid during 2014 to our directors who are not also NEOs and who served on our Board of Directors or the Board of Managers of Hexion Holdings during the year.

Name (a)	Fees Earned or Paid in Cash ($) (b) (2)	Total ($) (h)
William H. Joyce	93,000	93,000
Robert Kalsow-Ramos	43,500	43,500
Scott M. Kleinman	106,000	106,000
Geoffrey A. Manna	89,000	89,000
Jonathan Rich	93,000	93,000
David B. Sambur	108,000	108,000
Marvin O. Schlanger	96,000	96,000
Robert V. Seminara (1)	69,250	69,250
Jordan C. Zaken (1)	—	—

(1)	Messrs. Seminara and Zaken resigned their directorships in October and February 2014, respectively.
(2)	The amount shown in column (b) reflects the total fees earned or paid for services to the Company or Hexion Holdings. Except for the fees paid to Mr. Manna, which were paid 100% by the Company, fees paid to the remaining directors were charged 57% to the Company and 43% to MPM through October, and then 100% to the Company for November and December.

Narrative to the Director Compensation Table

Each of our directors who is not an associate or officer of the Company receives an annual retainer of $75,000 payable quarterly in advance. In addition, each such director receives $2,000 for each meeting of the Board or a committee of the Board that he attends in person and $1,000 for attending teleconference meetings or for participating in regularly scheduled in-person meetings via teleconference. Directors who received director fees for serving on the Hexion Holdings Board of Managers during 2014 did not receive additional compensation for their service on the Company’s Board of Directors.

During 2014, there were no stock or option awards granted to directors, and there are no outstanding, unvested stock awards held by these directors. The aggregate number of unexercised option awards held by our directors at December 31, 2014 is shown in the following table. Upon his resignation from the Board, Mr. Seminara’s unvested options terminated.

Director	Unexercised Option Awards	Vested (#)
William H. Joyce	127,103	127,103
Robert Kalsow-Ramos	—	—
Scott M. Kleinman	213,850	185,709
Geoffrey A. Manna	—	—
Jonathan Rich	2,941,385	1,013,795
David B. Sambur	50,000	50,000
Marvin O. Schlanger	405,470	405,470
Robert V. Seminara	50,000	50,000
Jordan C. Zaken	78,141	78,141

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Kleinman, Sambur, and Kalsow-Ramos, whose names appear on the Compensation Committee Report above, are employed by Apollo Management, L.P., our indirect controlling shareholder. Neither of these directors is or has been an executive officer of the Company. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Hexion Holdings is our ultimate parent company and indirectly owns 100% of our capital stock. The following table sets forth information regarding the beneficial ownership of Hexion Holdings common units, as of March 1, 2015, and shows the number of units and percentage owned by:

•	each person known to beneficially own more than 5% of the common units of Hexion Holdings;

•	each of Hexion’s 2014 Named Executive Officers;

•	each current member of the Board of Managers of Hexion Holdings; and

•	all of the executive officers and current members of the Board of Managers of Hexion Holdings as a group.

As of March 1, 2015, Hexion Holdings had 308,573,497 common units issued and outstanding. The amounts and percentages of common units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated common units, and has not pledged any such units as security.

	Beneficial Ownership of Equity Securities
Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Apollo Funds (1)	278,426,128	86.9%
GE Capital Equity Investments, Inc. (2)	25,491,297	8.0%
Geoffrey A. Manna (3)	—	*
Scott M. Kleinman (4)(5)	185,709	*
David B. Sambur (4)(5)	50,000	*
William H. Joyce (6)	127,103	*
Robert Kalsow-Ramos (5)	—	*
Jonathan D. Rich (7)	1,495,692	*
Marvin O. Schlanger (8)	1,027,068	*
Craig O. Morrison (9)(12)	1,379,588	*
William H. Carter (10)(12)	1,149,997	*
Joseph P. Bevilaqua (11)(12)	653,791	*
Dale N. Plante (12)(13)	235,883	*
Douglas A. Johns (12)	111,500	*
All Managers and Executive Officers as a group (14)	7,590,263	2.4%

*	less than 1%
(1)

Represents (i) 102,454,557 common units held of record by Apollo Investment Fund VI, L.P. (“AIF VI”); (ii) 94,365,980 common units held of record by AP Momentive Holdings LLC (“AP Momentive Holdings”); (iii) 75,154,788 common units held of record by AIF Hexion Holdings, L.P. (“AIF Hexion Holdings”); and (iv) 6,450,803 common units held of record by AIF Hexion Holdings II, L.P. (“AIF Hexion Holdings II,” and together with AIF VI, AP Momentive Holdings and AIF Hexion Holdings, the “Apollo Funds”). The amount reported as beneficially owned does not include common units held or beneficially owned by certain of the directors, executive officers and other members of our management or of Momentive Holdco, for which the Apollo Funds and their affiliates have voting power and the power to cause the sale of such shares under certain circumstances.

Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner of AIF VI, and Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI. AIF IV Hexion GP, LLC (“AIF IV Hexion GP”) and AIF V Hexion GP, LLC (“AIF V Hexion GP”) are the general partners of AIF Hexion Holdings. AIF Hexion Holdings II GP, LLC (“Hexion Holdings II GP”) is the general partner of AIF Hexion Holdings II. Apollo Investment Fund IV, L.P. and its parallel investment vehicle (collectively, the “AIF IV Funds”) are the members of AIF IV Hexion GP. Apollo Advisors IV, L.P. (“Advisors IV”) is the general partner or managing general partner of each of the AIF IV Funds, and Apollo Capital Management IV, Inc. (“ACM IV”) is the general partner of Advisors IV. Apollo Investment Fund V, L.P. and its parallel investment vehicles (collectively, the “AIF V Funds”) are the members of AIF V Hexion GP and of Hexion Holdings II GP. Apollo Advisors V, L.P. (“Advisors V”) is the general partner, managing general partner or managing limited partner of each of the AIF V Funds, and Apollo Capital Management V, Inc. (“ACM V”) is the general partner of Advisors V. Apollo Principal Holdings I, L.P. (“Principal Holdings I”) is the sole stockholder or sole member, as applicable, of each of ACM IV, ACM V and ACM VI. Apollo Principal Holdings I GP, LLC (“Principal Holdings I GP”) is the general partner of Principal Holdings I.

Apollo Management VI, L.P. (“Management VI”) is the manager of AP Momentive Holdings, and AIF VI Management, LLC (“AIF VI LLC”) is the general partner of Management VI. Apollo Management IV, L.P. (“Management IV”) is the manager of each of the AIF IV Funds. Apollo Management V, L.P. (“Management V”) is the manager of each of the AIF V Funds, and AIF V Management, LLC (“AIF V LLC”) is the general partner of Management V. Apollo Management, L.P. (“Apollo Management”) is the managing general partner of Management IV and the sole member and manager of AIF V LLC and AIF VI LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.

Leon Black, Joshua Harris and Marc Rowan are the managers of each of Management Holdings GP and Principal Holdings I GP, as well as principal executive officers of Management Holdings GP, and as such may be deemed to have voting and dispositive control of the common units held of record by the Apollo Funds. The address of each of the Apollo Funds, AIF IV Hexion GP, AIF V Hexion GP, the AIF IV Funds, Advisors IV, ACM IV, the AIF V Funds, Advisors V, ACM V, Advisors VI, ACM VI, Principal Holdings I and Principal Holdings I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Management IV, Management V, AIF V LLC, Management VI, AIF VI LLC, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(2)	Includes 6,003,363 shares issuable upon exercise of a warrant issued on December 4, 2006. Also includes 77,103 common units issuable upon the exercise of an option that is currently exercisable. The address of GE Capital Equity Investments, Inc. is 299 Park Ave., New York, New York 10171.

(3)	The address for Mr. Manna is 2525 Ponce de Leon Blvd., Suite 300, Coral Gables, FL 33146.

(4)	The address for Messrs. Kleinman, Sambur and Kalsow-Ramos is c/o Apollo Management L.P., 9 West 57th Street, New York, New York 10019.

(5)	Represents common units issuable upon the exercise of options currently exercisable, or exercisable by April 30, 2015.

(6)	The address for Dr. Joyce is c/o Advanced Fusion Systems LLC, 11 Edmond Road, Newtown, CT 06470.

(7)	The address for Dr. Rich is c/o Berry Plastics Corporation, 101 Oakley Street, Evansville, IN 47710.

(8)	The address for Mr. Schlanger is c/o Cherry Hill Chemical Investments, One Greentree Centre, 10000 Lincoln Drive East, Suite 201, Marlton, NJ 08053.

(9)	Includes 1,282,755 common units issuable upon the exercise of options currently exercisable or exercisable by April 30, 2015. Does not include 241,211 vested deferred units credited to Mr. Morrison’s account.

(10)	Includes 1,072,529 common units issuable upon the exercise of options currently exercisable or exercisable by April 30, 2015. Does not include 192,969 vested deferred units credited to Mr. Carter’s account.

(11)	Includes 592,619 common units issuable upon the exercise of options currently exercisable or exercisable by April 30, 2015. Does not include 80,403 vested deferred units credited to Mr. Bevilaqua’s account.

(12)	The address for Messrs. Morrison, Carter, Bevilaqua and Plante and Johns is c/o Hexion Inc., 180 E. Broad St., Columbus, Ohio 43215.

(13)	Includes 197,509 common units issuable upon the exercise of options currently exercisable or exercisable by April 30, 2015.

(14)	Includes 5,879,913 common units issuable upon the exercise of options granted to our directors and executive officers that are currently exercisable or exercisable by April 30, 2015. Does not include 584,072 vested deferred common stock units.

We have no compensation plans that authorize issuing our common stock to employees or non-employees. In addition, there have been no sales or repurchases of our equity securities during the past fiscal year. However, we and our direct and indirect parent companies have in the past issued and may issue from time to time equity awards to our employees and directors that are denominated in or based upon the common units of our direct or ultimate parent. As the awards were granted in exchange for service to us these awards are included in our Consolidated Financial Statements. For a discussion of these equity plans see Note 12 to the audited Consolidated Financial Statements of Hexion included elsewhere in this prospectus and “Management—Compensation Discussion and Analysis.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

We have a written Statement of Policy and Procedures Regarding Related Person Transactions that has been adopted by our Board of Directors.

The policy requires the Company to establish and maintain procedures for identifying potential or existing transactions between the Company and related persons. The policy generally adopts the definitions of “related person” and “transaction” set forth in Regulation S-K Item 404 under the Securities Act of 1933 and the Securities Exchange Act of 1934.

The types of transactions that are covered by our policy include financial and other transactions, arrangements or relationships in which the Company or any of its subsidiaries is a participant and in which a related person has a direct or indirect material interest, where the amount involved exceeds $75,000.

Related persons include directors and director nominees, executive officers, shareholders beneficially owning more than 5% of the Company’s voting stock, and immediate family members of any of the previously described persons. A related person could also be an entity in which a director, executive officer or 5% shareholder is an employee, general partner or 5% shareholder.

Transactions identified by management that are between the Company and a related person that involve amounts exceeding $75,000 will be reviewed by the Board of Directors, the Audit Committee, or another appropriate committee of the Board of Directors. In certain situations, the Board or a committee may delegate authority to an individual Board member to review related person transactions.

Under the policy, the Board of Directors or a committee of the Board of Directors is directed to approve only those related person transactions that are determined by them in good faith to be in, or not inconsistent with, the best interest of the Company and its shareholders. In making this determination, all available, relevant facts and circumstances will be considered, including the benefits to the Company; the impact of the transaction on the related person’s independence; the availability of other sources of comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees in general.

Our policy recognizes that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders, especially while we are a “controlled company.”

There were no material related person transactions where our policies and procedures did not require review, approval or ratification or where such policies and procedures were not followed.

Related Transactions

Management Consulting Agreement

We are subject to an Amended and Restated Management Consulting Agreement with Apollo (the “Management Consulting Agreement”) that renews on an annual basis, unless notice to the contrary is given by either party. Under the Management Consulting Agreement, we receive certain structuring and advisory services from Apollo and its affiliates. The Management Consulting Agreement provides indemnification to Apollo, its affiliates and their directors, officers and representatives for potential losses arising from these services. Apollo is entitled to an annual fee equal to the greater of $3 million or 2% of the Company’s Adjusted EBITDA. Apollo elected to waive charges of any portion of the annual management fee due in excess of $3 million for the years ended December 31, 2014, 2013 and 2012. During the years ended December 31, 2014, 2013 and 2012, we recognized an expense under the Management Consulting Agreement of $3 million. The Management Consulting Agreement also provides for a lump-sum settlement equal to the net present value of the remaining annual management fees payable under the remaining term of the agreement in connection with a sale or initial public offering by the Company.

Shared Services Agreement and Other Agreements with MPM and its Subsidiaries

On October 1, 2010, we entered into the Shared Services Agreement with MPM. Under this agreement, we provide to MPM, and MPM provides to us, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, legal and procurement services. The Shared Services Agreement establishes certain criteria upon which the costs of such services are allocated between the parties. Service costs in 2014 were allocated 57% to us and 43% to MPM, except to the extent that 100% of any cost was demonstrably attributable to or for the benefit of either MPM or us, in which case the total cost was allocated 100% to such party. The allocation percentage is reviewed at least annually. The Shared Services Agreement remains in effect until terminated according to its terms. Either party may terminate the agreement for convenience, without cause, by giving written notice not less than thirty (30) days prior to the effective date of termination.

Pursuant to this agreement, during the years ended December 31, 2014, 2013 and 2012, we incurred approximately $131 million, $121 million and $155 million, respectively, of net costs for shared services and MPM incurred approximately $99 million, $92 million and $148 million, respectively, of net costs for shared services. Included in the net costs incurred during the years ended December 31, 2014, 2013 and 2012, were net billings from us to MPM of $49 million, $31 million and $22 million, respectively. These net billings were made to bring the percentage of total net incurred costs for shared services under the Shared Services Agreement to 57% for us and 43% for MPM in 2014 and 2013, and 51% for us and 49% for MPM in 2012, as well as to reflect costs allocated 100% to one party. We had accounts receivable from MPM of $9 million, $4 million and less than $1 million as of December 31, 2014, 2013 and 2012, respectively, and accounts payable to MPM of $0 million, $0 million and less than $1 million at December 31, 2014, 2013 and 2012, respectively. During the years ended December 31, 2014, 2013 and 2012, we realized approximately $4 million, $6 million and $24 million, respectively, in cost savings as a result of the Shared Services Agreement.

On April 13, 2014, Momentive Performance Materials Holdings Inc. (MPM’s direct parent company), MPM and certain of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On October 24, 2014, in conjunction with MPM’s emergence from Chapter 11 bankruptcy and the consummation of MPM’s plan of reorganization, the Shared Services Agreement was amended to, among other things, (i) exclude the services of certain executive officers, (ii) provide for a transition assistance period at the election of the recipient following termination of the Shared Services Agreement of up to 12 months, subject to one successive renewal period of an additional 60 days and (iii) provide for the use of an independent third-party audit firm to assist the Shared Services Steering Committee with its annual review of billings and allocations. Additionally, upon emergence from Chapter 11 bankruptcy, MPM paid all previously unpaid amounts to the Company related to the Shared Services Agreement.

On March 17, 2011, we amended the Shared Services Agreement with MPM to reflect the terms of the Master Confidentiality and Joint Development Agreement (the “JDA”) by and between MPM and us entered into on the same date.

The Shared Services Agreement incorporates by reference the terms of the JDA and provides that in the event of a conflict between such agreements, the terms of the JDA shall control. The JDA, which is effective as of October 1, 2010, sets forth the terms and conditions for (i) the disclosure, receipt and use of each party’s confidential information; (ii) any research and development (“R&D”) collaborations agreed to be pursued by MPM and us; (iii) the ownership of products, technology and intellectual property (“IP”) resulting from such collaborations; (iv) licenses under each party’s respective IP; and (v) strategies for commercialization of products and/or technology developed under the agreement.

Pursuant to the JDA, each party has sole ownership rights for any R&D work product and related IP developed under the agreement (“Technology”) for their respective product categories and/or technology fields (as defined in the JDA). For Technology that relates to product categories and/or technology fields of both MPM and us (“Hybrid Technology”), a steering committee made up of three representatives of each party shall determine which party shall be granted ownership rights, subject to certain exceptions. In the event that the steering committee is unable to reach a decision, the Hybrid Technology shall be jointly owned by the parties. In addition, under the terms of the JDA, each party grants to the other party a non-exclusive royalty-bearing (subject to certain exceptions) license for the Technology or the Hybrid Technology. The royalty shall be determined by the respective representatives of the parties through the steering committee in arm’s-length good faith negotiations. The parties also grant royalty-free licenses to each other with respect to their IP for R&D, including for initiatives outside the scope of the JDA. The JDA has a term of 20 years, subject to early termination pursuant to its terms for cause or for a change of control.

We also sell products to, and purchase products from, MPM pursuant to a Master Buy/Sell Agreement dated as of September 6, 2012 (the “Master Buy/Sell Agreement”). Prices under the agreement are determined by a formula based upon certain third party sales of the applicable product, or in the event that no qualifying third party sales have taken place, based upon the average contribution margin generated by certain third party sales of products in the same or a similar industry. The standard terms and conditions of the seller in the applicable jurisdiction apply to transactions under the Master Buy/Sell Agreement. The Master Buy/Sell Agreement has an initial term of 3 years and may be terminated for convenience by either party thereunder upon 30 days’ prior notice. A subsidiary of MPM also acted as a non-exclusive distributor in India for certain of our subsidiaries pursuant to Distribution Agreements dated as of September 6, 2012 (the “Distribution Agreements”). Prices under the Distribution Agreements were determined by a formula based on the weighted average sales price of the applicable product less a margin. The Distribution Agreements had initial terms of 3 years and were terminated by mutual agreement on March 9, 2015. Pursuant to these agreements and other purchase orders, we sold $1 million, less than $1 million and less than $1 million of products to MPM during 2014, 2013 and 2012, respectively, and we purchased $8 million, $9 million and $3 million of products from MPM in 2014, 2013 and 2012, respectively. As of December 31, 2014, 2013 and 2012, we had less than $1 million, less than $1 million and less than $1 million, respectively, of accounts receivable from MPM and $1 million, less than $1 million and less than $1 million, respectively, of accounts payable to MPM related to these agreements.

Transactions related to the Terminated Merger Agreement and Settlement with Huntsman

In connection with the terminated Huntsman merger and related litigation settlement agreement and release among us, Huntsman and other parties entered into on December 14, 2008, we paid Huntsman $225 million. The settlement payment was funded to us by an advance from Apollo, while reserving all rights with respect to reallocation of the payments to other affiliates of Apollo. Under the provisions of the settlement agreement and release, we were only contractually obligated to reimburse Apollo for any insurance recoveries on the $225 million settlement payment, net of expense incurred in obtaining such recoveries. Apollo agreed that the payment of any such insurance recoveries would satisfy our obligation to repay amounts received under the $225 million advance. We recorded the $225 million settlement payment advance as a long-term liability at December 31, 2011.

In April 2012, we agreed to a settlement with our insurers to recover $10 million in proceeds associated with the $225 million settlement payment made to Huntsman in 2008. During the year ended December 31, 2012, we recognized the $10 million settlement, which was recorded net of approximately $2 million of fees related to the settlement. In July 2012, we received approximately $1 million from our insurers for reimbursement of expenses incurred in obtaining the recoveries, and remitted to Apollo the remaining $7 million of the insurance settlement. Following receipt of the settlement payment, Apollo acknowledged the satisfaction of our obligations to Apollo with respect to the $225 million advance, which was previously recorded as a long-term liability. The remaining $218 million was reclassified from a long-term liability to equity as a capital contribution from Apollo during the year ended December 31, 2012.

Preferred Equity Commitment and Issuance

In December 2011, in conjunction with the repayment of a term loan of $100 million extended to us by certain affiliates of Apollo, Hexion Holdings issued 28,785,935 preferred units and 28,785,935 warrants to purchase common units of Hexion Holdings to affiliates of Apollo for a purchase price of $205 million (the “Preferred Equity Issuance”), representing the initial $200 million face amount, plus amounts earned from the interim liquidity facilities, less related fees and expenses. Hexion Holdings contributed $189 million of the proceeds from the Preferred Equity Issuance to Hexion LLC and Hexion LLC contributed the amount to the Company. As of December 31, 2011, we had recognized a capital contribution of $204 million, representing the total proceeds from the Preferred Equity Issuance, less related fees and expenses. The remaining $16 million was held in a reserve account at December 31, 2011 by Hexion Holdings to redeem any additional preferred units from Apollo equal to the aggregate number of preferred units and warrants subscribed for by all other members of Hexion Holdings. In January 2012, we received the remaining $16 million of proceeds held in the reserve account.

Purchases and Sales of Products and Services with Affiliates Other than MPM

We sell products to various Apollo affiliates other than MPM. These sales were $141 million, $126 million and $36 million for the years ended December 31, 2013 and 2012, respectively. Accounts receivable from these affiliates were $26 million, $17 million and $26 million at December 31, 2014, 2013 and 2012, respectively. We also purchase raw materials and services from various Apollo affiliates other than MPM. These purchases were $31 million, $31 million and $34 million for the years ended December 31, 2014, 2013 and 2012, respectively. We had accounts payable to these affiliates of $26 million, $1 million and $4 million at December 31, 2014, 2013 and 2012, respectively.

Participation of Apollo Global Securities in Refinancing Transactions

In March 2012, Apollo Global Securities, LLC (“AGS”), an affiliate of Apollo, acted as one of the initial purchasers and received approximately $1 million in connection with the sale of $450 million aggregate principal amount of our 6.625% First-Priority Senior Secured Notes.

In January 2013, AGS acted as one of the initial purchasers and received approximately $1 million in connection with the sale of an additional $1,100 million aggregate principal amount of our 6.625% First-Priority Senior Secured Notes. AGS also received $1 million in structuring fees in connection with the 2013 Refinancing Transactions.

In April 2015, AGS acted as one of the initial purchasers and received approximately $1 million in connection with the sale of $315 million aggregate principal amount of our New First-Priority Senior Secured Notes.

Other Transactions and Arrangements

We sell finished goods to, and purchase raw materials from, the foundry joint venture between us and HA-USA, Inc. (“HAI”). We also provide toll-manufacturing and other services to HAI. Our investment in HAI is recorded under the equity method of accounting, and the related sales and purchases are not eliminated from our Consolidated Financial Statements. However, any profit on these transactions is eliminated in our Consolidated Financial Statements to the extent of our 50% interest in HAI. Sales and services provided to HAI were $107 million, $104 million and $108 million for the years ended December 31, 2014, 2013 and 2012, respectively. Accounts receivable from HAI were $8 million, $16 million and $16 million at December 31, 2014, 2013 and 2012, respectively. Purchases from HAI were $36 million, $31 million and $31 million for the years ended December 31, 2014, 2013 and 2012, respectively. We had accounts payable to HAI of $2 million, $6 million and $6 million at December 31, 2014, 2013 and 2012, respectively. Additionally, HAI declared dividends to us of $14 million, $21 million and $13 million during the years ended December 31, 2014, 2013 and 2012, respectively. No amounts remain outstanding related to previously declared dividends as of December 31, 2014.

Our purchase contracts with HAI represent a significant portion of HAI’s total revenue, and this factor results in us absorbing the majority of the risk from potential losses or the majority of the gains from potential returns. However, we do not have the power to direct the activities that most significantly impact HAI, and therefore, do not consolidate HAI. The carrying value of HAI’s assets were $53 million, $50 million and $52 million at December 31, 2014, 2013 and 2012, respectively. The carrying value of HAI’s liabilities were $16 million, $15 million and $18 million at December 31, 2014, 2013 and 2012, respectively.

In February 2013, we resolved a dispute with HAI regarding the prices HAI paid to us for raw materials used to manufacture dry and liquid resins. As part of the resolution, we will provide discounts to HAI on future purchases of dry and liquid resins totaling $16 million over a period of three years. The $16 million was recorded net of $8 million of income during the year ended December 31, 2012, which represented our benefit from the discounts due to its 50% ownership interest in HAI. During the year ended December 31, 2014 and 2013, respectively, we issued $5 million and $4 million of discounts to HAI under this agreement. As of December 31, 2014 and 2013, $7 million and $12 million remained outstanding under this agreement.

We had a loan receivable from our unconsolidated forest products joint venture in Russia of $6 million and less than $1 million as of December 31, 2014 and 2012, respectively, and royalties receivable of $6 million, $6 million and $5 million as of December 31, 2014, 2013 and 2012, respectively.

As of December 31, 2014 and 2013, respectively, we had approximately $11 million and $10 million of cash on deposit as collateral for a loan that was extended by a third party to one of our unconsolidated joint ventures, which is classified as restricted cash.

In March 2014, we entered into a ground lease with a Brazilian subsidiary of MPM to lease a portion of MPM’s manufacturing site in Itatiba, Brazil for purposes of constructing and operating an epoxy production facility. In conjunction with the ground lease, we also entered into a site services agreement whereby MPM’s subsidiary will provide to us various services such as environmental, health and safety, security, maintenance and accounting, amongst others, to support the operation of this new facility. We paid less than $1 million to MPM under this agreement during the year ended December 31, 2014.

In February 2014, we made a restricted purpose loan of $50 million to Superholdco Finance Corp. (“Finco”), a newly formed subsidiary of Hexion Holdings, which was repaid in full during the year ended December 31, 2014. The loan had a maturity date in February 2015, and bore interest at LIBOR plus 3.75% per annum. The loan was fully collateralized by the assets of Finco. On April 7, 2014, Finco entered into an agreement with MPM under which it purchased approximately $51 million of accounts receivable from MPM, paying 95% of the proceeds in cash, with the remaining 5% to be paid in cash when the sold receivables were fully collected. The agreement also appointed MPM to act as the servicer of the receivables on behalf of Finco. Interest incurred under the loan agreement was less than $1 million for the year ended December 31, 2014.

In April 2014, we purchased 100% of the interests in MPM’s Canadian subsidiary for a purchase price of approximately $12 million. As a part of the transaction we also entered into a non-exclusive distribution agreement with a subsidiary of MPM, whereby we will act as a distributor of certain of MPM’s products in Canada. The agreement has a term of 10 years, and is cancelable by either party with 180 days’ notice. We are compensated for acting as distributor at a rate of 2% of the net selling price of the related products sold. Additionally, MPM is providing certain transitional services to us subsequent to the transaction date. During the year ended December 31, 2014, we purchased approximately $29 million of products from MPM under this distribution agreement, and earned $1 million from MPM as compensation for acting as distributor of the products. As of December 31, 2014, we had $2 million of accounts payable to MPM related to the distribution agreement.

Director Independence

We and Hexion Holdings have no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association which has requirements that a majority of our Board of Directors or Board of Managers be independent. However, for purposes of complying with the disclosure requirements of the Securities and Exchange Commission, we and Hexion Holdings have adopted the definition of independence used by the New York Stock Exchange. Under the New York Stock Exchange’s definition of independence, Messrs. Joyce and Manna are independent.

DESCRIPTION OF OTHER INDEBTEDNESS

In addition to the Notes, Hexion has the following secured indebtedness outstanding:

•	the ABL Facility;

•	the 6.625% First-Priority Senior Secured Notes due 2020;

•	the 8.875% Senior Secured Notes due 2018; and

•	the 9.00% Second-Priority Senior Secured Notes due 2020.

Each of the foregoing are secured by collateral agreements with substantially identical terms and covering substantially identical collateral subject to exceptions for foreign collateral pledged in favor of the secured parties under the ABL Facility and subject to other customary exceptions for senior secured notes. In addition, HA-International, LLC and non-U.S. subsidiaries in countries including Australia, Brazil, Finland and Korea have various secured credit facilities and other arrangements with lenders.

ABL Facility

On March 28, 2013, we entered into a senior secured asset-based revolving credit facility (the “ABL Facility”), which provides borrowing availability to us and our U.K., Dutch and Canadian subsidiaries equal to the lesser of (a) $400 million and (b) the borrowing base described below. The ABL Facility has a five-year term, although it will mature 91 days before the maturity of the Senior Secured Notes due 2018 if such notes are still outstanding. In addition, we may request one or more incremental revolving commitments under the ABL Facility in an aggregate principal amount up to the greater of (a) $50.0 million and (b) the excess of the borrowing base over the amount of the then-effective commitments under the ABL Facility at the time of such increase (to the extent we can identify lenders willing to make such an increase available to us).

The borrowing base, after giving effect to the Financing Transactions, is, at any time of determination, an amount (net of reserves) equal to the sum of

•	85% of the amount of eligible accounts receivable (including trade receivables), plus

•	the lesser of (i) 70% of the amount of eligible inventory and (ii) 85% of the net orderly liquidation value of eligible inventory, plus

•

in the case of the borrowing base for our U.K., Dutch, Canadian and German subsidiaries, the lesser of (i) the sum of (a) 80% of the amount of eligible machinery and equipment appraised on a net orderly liquidation basis and (b) 75% of the appraised fair market value of eligible real property of the loan parties in Canada, England and Wales, the Netherlands and Germany and (ii) the lesser of (x) 20% of the total commitments and (y) 20% of the borrowing base of the borrowers without giving effect to the additional borrowing base from the eligible machinery and equipment and eligible real property.

The borrowing base of our Canadian, Dutch, U.K. and German subsidiaries may not exceed the greater of 50% of the total commitments and 50% of the borrowing base of the borrowers. On December 31, 2014, the borrowing base reflecting various required reserves was determined to be approximately $363 million.

The ABL Facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swing line loans. As of December 31, 2014, we had approximately $37 million in letters of credit outstanding under the ABL Facility. The borrowings under the ABL Facility bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate (the “ABR Rate”) determined by reference to the highest of (1) the U.S. federal funds rate plus 0.50%, (2) the prime rate of the administrative agent in effect of its principal officer in New York City, and (3) the adjusted LIBOR rate for a one-month interest period plus 1.00%, and (b) a euro currency rate (“LIBOR”) determined by reference to the costs of funds for euro currency deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for LIBOR rate borrowings under the ABL Facility was 2.25%. The initial applicable margin for ABR Rate borrowings under the ABL Facility was 1.25%. From and after the date of delivery of our financial statements for the first fiscal quarter ended after the effective date of the ABL Facility, the applicable margin for such borrowings is adjusted depending on the availability under the ABL Facility.

In addition to paying interest on outstanding principal under the ABL Facility, we are required to pay a commitment fee to the lenders in respect of the unutilized commitments thereunder at an initial rate equal to 0.50% per annum. The commitment fee is adjusted depending on the usage. We also pay a customary letter of credit fee, including a fronting fee of 0.125% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

We may voluntarily repay outstanding loans under the ABL Facility at any time without premium or penalty, other than customary “breakage” costs with respect to euro currency loans.

The ABL Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

•	sell assets;

•	incur additional indebtedness;

•	repay other indebtedness;

•	pay dividends and distributions or repurchase our capital stock;

•	create liens on assets;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing our indebtedness;

•	amend our organizational documents;

•	change the business conducted by us and our subsidiaries; and

•	enter into agreements that restrict dividends from subsidiaries.

In addition, the ABL Facility requires us to maintain a minimum fixed charge coverage ratio at any time when the average availability is less than the greater of (x) $40 million and (y) 12.5% of the lesser of (i) the borrowing base at such time and (ii) the aggregate amount of ABL Facility commitments at such time. In that event, we must satisfy a minimum fixed charge coverage ratio of 1.0 to 1.0. We may not be able to satisfy such ratio in future periods. If we anticipate we will be unable to meet such ratio, we expect not to allow our availability under the ABL Facility to fall below such levels. The ABL Facility also contains certain other customary affirmative covenants and events of default.

Our obligations under the ABL Facility are unconditionally guaranteed by each of our existing and future wholly-owned U.S. subsidiaries, which we refer to collectively as “U.S. Guarantors.” In addition, all obligations of the foreign subsidiary borrowers under the ABL Facility are guaranteed by the U.S. Guarantors, and certain other direct and indirect wholly-owned foreign subsidiaries, which we collectively refer to as the “Foreign

Guarantors.” The obligations of Hexion under the ABL Facility and any hedging arrangements and cash management services and the guarantees in respect of those obligations are secured by substantially all of the assets and stock (but in the case of non-U.S. subsidiaries, limited to 65% of the voting equity of such subsidiaries) owned by Hexion and the U.S. Guarantors, subject to certain exceptions. The obligations of the foreign subsidiary borrowers under the ABL Facility and any hedging arrangements and cash management services and the guarantees in respect of those obligations are secured by substantially all of the assets and stock owned by Hexion, the U.S. Guarantors, the foreign subsidiary borrowers and certain of the Foreign Guarantors, subject to certain exceptions. Such security interest consists, (1) with respect to the assets of Hexion and the U.S. Guarantors constituting collateral, of a first-priority lien with respect to the ABL Priority Collateral, and a second-priority lien with respect to the Notes Priority Collateral, and (2) with respect to the assets of the foreign subsidiary borrowers and the Foreign Guarantors constituting collateral, of a first-priority lien.

First Lien Notes

General

In March 2012, we issued $450 million aggregate principal amount of 6.625% First-Priority Senior Secured Notes due 2020 and in January 2013, we issued an additional $1,100 million aggregate principal amount of 6.625% First-Priority Senior Secured Notes due 2020 at an issue price of 100.75% (collectively, the “First Lien Notes”). The First Lien Notes mature on April 15, 2020.

Ranking

The First Lien Notes rank pari passu in right of payment with all of the Issuer’s existing and future senior indebtedness, including debt under the ABL Facility, the notes, the Senior Secured Notes, the Second Lien Notes and the guarantees thereof. The First Lien Notes rank (i) pari passu in priority as to the collateral with respect to our and our guarantors’ existing and future First Priority Lien Obligations, including the notes, (ii) senior in priority as to collateral with respect to our and our guarantors’ indebtedness under the ABL Facility, to the extent of the Notes Priority Collateral, and (iii) junior in priority as to ABL Priority Collateral with respect to our and our guarantors’ obligations under the ABL Facility to the extent of the ABL Priority Collateral. The First Lien Notes rank senior in priority as to collateral with respect to our and our guarantors’ existing and future obligations under any obligations secured by a junior-priority lien on the collateral including the Senior Secured Notes and the Second Lien Notes, senior in right of payment to all of our and our guarantors’ existing and future subordinated indebtedness and effectively junior in right of payment to all existing and future indebtedness and other liabilities of any subsidiary that does not guarantee the First Lien Notes, including our foreign subsidiaries.

Optional Redemption

The First Lien Notes may be redeemed prior to April 15, 2015, at a price equal to 100% of the principal amount of the First Lien Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole” premium. Thereafter, the First Lien Notes may be redeemed at the applicable redemption price, plus accrued and unpaid interest.

Mandatory Redemption

Except as described above in “—General,” Hexion is not required to make mandatory redemption or sinking fund payments with respect to the First Lien Notes.

Change of Control

In the event of a Change of Control (as defined below), a holder has the right to require us to buy such holder’s First Lien Notes at 101% of their principal amount, plus accrued and unpaid interest.

A “Change of Control” will be deemed to have occurred: at such time as any person (other than a permitted holder) is or becomes the beneficial owner of shares of Hexion’s stock entitling such person to exercise 50% or more of the total voting power of all classes of Hexion’s stock entitled to vote in elections of directors; upon the disposition of substantially all of Hexion’s assets; or upon the failure of continuing directors to constitute a majority of Hexion’s Board of Directors.

Covenants

Under the terms of the indenture governing the First Lien Notes, Hexion is subject to covenants that, among other things, restrict its ability to: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting its restricted subsidiaries; (vi) create liens on certain assets to secure debt; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; (viii) enter into certain transactions with its affiliates; and (ix) designate its subsidiaries as unrestricted subsidiaries.

Events of Default

The First Lien Notes specify events of default including failure to pay principal and interest on the First Lien Notes, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

8.875% Senior Secured Notes due 2018

General

The Senior Secured Notes due 2018 (the “Senior Secured Notes”) consist of $1,200 million original aggregate principal amount of 8.875% Senior Secured Notes due 2018, including $200 million of additional notes issued in January 2013. The Senior Secured Notes mature on February 1, 2018.

Ranking

The Senior Secured Notes rank pari passu in right of payment with all of Hexion’s existing and future senior indebtedness, including debt under Hexion’s ABL Facility and the guarantees thereof. The Senior Secured Notes rank effectively junior in priority as to collateral with respect to our ABL Facility, the First Lien Notes and the notes offered hereby, and any other future obligations secured by a first-priority lien on the collateral and, subject to certain exceptions, senior in priority as to collateral with respect to our and our guarantors’ obligations under Hexion’s Second-Lien Notes and any other future obligations secured by a second-priority lien on the collateral and senior in right of payment to all of Hexion’s existing and future subordinated indebtedness.

Optional Redemption

The Senior Secured Notes may be redeemed at the applicable redemption price, plus accrued and unpaid interest.

Mandatory Redemption

Except as described above in “—General,” Hexion is not required to make mandatory redemption or sinking fund payments with respect to the Senior Secured Notes.

Change of Control

In the event of a Change in Control (as defined below), a holder has the right to require us to buy such holder’s Senior Secured Notes at 101% of their principal amount, plus accrued and unpaid interest.

A “Change of Control” will be deemed to have occurred: at such time as any person (other than a permitted holder) is or becomes the beneficial owner of shares of Hexion’s stock entitling such person to exercise 50% or more of the total voting power of all classes of Hexion’s stock entitled to vote in elections of directors; upon the disposition of substantially all of Hexion’s assets; or upon the failure of continuing directors to constitute a majority of Hexion’s Board of Directors.

Covenants

Under the terms of the indenture governing the Senior Secured Notes, Hexion is subject to covenants that, among other things, restrict its ability to: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting its restricted subsidiaries; (vi) create liens on certain assets to secure debt; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; (viii) enter into certain transactions with its affiliates; and (ix) designate its subsidiaries as unrestricted subsidiaries.

Events of Default

The Senior Secured Notes specify events of default including failure to pay principal and interest on the Senior Secured Notes, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

9.00% Second-Priority Senior Secured Notes due 2020

General

In November 2010, we issued $574 million aggregate principal amount of 9.00% Second-Priority Senior Secured Notes due 2020 (the “Second Lien Notes”). The Second Lien Notes mature on November 15, 2020.

Ranking

The Second Lien Notes rank equally in right of payment to all of Hexion’s existing and future senior indebtedness and rank senior in right of payment to all of Hexion’s existing and future subordinated indebtedness. The Second Lien Notes rank junior in priority as to collateral with respect to the ABL Facility, the First Lien Notes, the notes offered hereby and the Senior Secured Notes and pari passu in priority as to collateral with respect to all of Hexion’s existing and future obligations secured by a second priority lien on the collateral.

Optional Redemption

The Second Lien Notes may be redeemed prior to November 15, 2015 at a redemption price of 100% of the principal amount of the Second Lien Notes redeemed plus accrued and unpaid interest and additional interest, if any, to the redemption date, plus a “make-whole” premium. Thereafter, the Second Lien Notes may be redeemed at Hexion’s option at the applicable redemption price, plus accrued and unpaid interest.

Mandatory Redemption

Except as described above in “—General,” Hexion is not required to make mandatory redemption or sinking fund payments with respect to the Second Lien Notes.

Change of Control

In the event of a Change of Control (as defined below), a holder has the right to require us to buy such holder’s Second Lien Notes at 101% of their principal amount, plus accrued and unpaid interest.

A “Change of Control” will be deemed to have occurred: at such time as any person (other than a permitted holder) is or becomes the beneficial owner of shares of Hexion’s stock entitling such person to exercise 50% or more of the total voting power of all classes of Hexion’s stock entitled to vote in elections of directors; upon the disposition of substantially all of Hexion’s assets; or upon the failure of continuing directors to constitute a majority of Hexion’s Board of Directors.

Covenants

Under the terms of the indenture governing the Second Lien Notes, Hexion is subject to covenants that, among other things, restrict its ability to: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting its restricted subsidiaries; (vi) create liens on certain assets to secure debt; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; (viii) enter into certain transactions with its affiliates; and (ix) designate its subsidiaries as unrestricted subsidiaries.

Events of Default

The Second Lien Notes specify events of default including failure to pay principal and interest on the Second Lien Notes, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

International Credit Facilities

We also have additional international credit facilities that provide liquidity to our local businesses in local currencies, in countries including Australia, Brazil, Finland and Korea with various expiration dates through 2019. As of December 31, 2014, our international facilities provided availability totaling approximately $43 million, based on exchange rates as of such date.

Senior Unsecured Debentures

General

Borden Chemical has sold, on four occasions, senior unsecured debentures, which are referred to collectively as the Debentures, each with separate maturity dates and interest rates. Borden Chemical redeemed its 9  1/4% Debentures concurrently with the closing of the acquisition of Borden Chemical. The following table sets forth certain information about the Debentures that remain outstanding:

Rate	Maturity Date	Original Face Value	Outstanding as of December 31, 2014	Sinking Fund Requirements
7 7/8%	February 15, 2023	$250,000,000	$188,786,000	None
8 3/8%	April 15, 2016	200,000,000	40,000,000	2010 to 2015 $20 million per year
9 1/5%	March 15, 2021	200,000,000	73,581,000	None

On April 2, 2015, Hexion caused a letter of notice of redemption to be made to redeem all of its outstanding 8 3/8% Sinking Fund Debentures due 2016 on May 2, 2015, at a redemption price of 100.00% plus accrued and unpaid interest to the redemption date.

Rankings

The Debentures rank equally in right of payment with all of Hexion’s existing and future senior indebtedness and rank senior in right of payment to all of Hexion’s existing and future subordinated indebtedness. These Debentures are not secured and, as such, have no underlying assets to secure the payment of principal or interest.

Optional Redemption

The 8  3/8% Debentures may be redeemed at par, plus accrued and unpaid interest. The 9 1/5% Debentures and the 7 7/8% Debentures are not redeemable prior to their respective maturity dates.

Mandatory Redemption

Except as described above in “—General,” Hexion is not required to make mandatory redemption or sinking fund payments with respect to the Debentures.

Change of Control

In the event of a Change in Control (as defined below), a holder has the right to require us to buy such holder’s 8  3/8% Debentures at 100% of their principal amount, plus accrued and unpaid interest.

“Change in Control” will be deemed to have occurred at such time as any person is or becomes the beneficial owner of shares of Hexion’s stock entitling such person to exercise 20% or more of the total voting power of all classes of Hexion’s stock entitled to vote in elections of directors; provided, however, that a Change in Control shall not be deemed to have occurred if such event is approved by a majority of the continuing directors (as defined in the prospectus related to the 8  3/8% Debentures).

The 9  1/5% Debentures and the 7  7/8% Debentures do not contain provisions relating to a Change in Control.

Covenants

Under the terms of the indentures governing the Debentures, Hexion is subject to covenants that, among other things, restrict its ability to create liens on its assets, incur debt at its subsidiaries or enter into sale leaseback transactions.

Events of Default

The Debentures specify events of default including failure to pay principal and interest on the Debentures, a failure to comply with covenants, subject to a 90-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We have entered into a registration rights agreement with the initial purchasers of the initial notes, in which we agreed to file a registration statement relating to an offer to exchange the initial notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to file the registration statement with the SEC and to cause it to become effective under the Securities Act. The exchange notes will have terms substantially identical to the initial notes except that the exchange notes will not contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer by the dates set forth in the registration rights agreement. Initial notes in an aggregate principal amount of $315,000,000 were issued on April 15, 2015.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the initial notes and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	the exchange offer is not permitted by applicable law or SEC policy;

•

prior to the consummation of the exchange offer, existing SEC interpretations are changed such that the debt securities received by the holders of the initial notes in the exchange offer would not be transferable without restriction under the Securities Act;

•

if any initial purchaser so requests on or prior to the 60th day after consummation of the registered exchange offer with respect to the initial notes not eligible to be exchanged for the exchange notes and held by it following the consummation of the exchange offer; or

•

if any holder that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered initial notes and so requests on or prior to the 60th day after the consummation of the registered exchange offer.

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued in the exchange offer in exchange for initial notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the initial notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it (i) has not entered into any arrangement or understanding with the Issuer or an affiliate of the Issuer to distribute the exchange notes and (ii) will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes. We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes.

Terms of the Exchange Offer

We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any initial notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of initial notes surrendered under the exchange offer. Initial notes may be tendered only in denominations of $2,000 and in integral multiples of $1,000.

The exchange notes that we propose to issue in this exchange offer will be substantially identical to the form and terms of our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled “Description of the Notes.”

We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

This exchange offer will expire at 5:00 p.m., New York City time, on                     , 2015, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

(1)	Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2)	Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at DTC in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3)	Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.

The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1)	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc.;

(2)	a commercial bank or trust company having an office or correspondent in the United States; or

(3)	an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

(a)	by a registered holder or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at DTC; or

(b)	for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

If the letter of transmittal or any bond powers are signed by:

(1)	the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

(2)	a participant in DTC: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

(3)	a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

(4)	trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:

(1)	you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

(2)	any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder;

(3)	you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has no arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act;

(4)	you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

(5)	if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

(6)	if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

You must also warrant that the acceptance of any tendered initial notes by the Issuer and the issuance of exchange notes in exchange therefor shall constitute performance in full by the Issuer of its obligations under the registration rights agreement relating to the initial notes.

To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it (i) has not entered into any arrangement or understanding with the Issuer or an affiliate of the Issuer to distribute such exchange notes and (ii) will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Book-Entry Delivery Procedure

Any financial institution that is a participant in DTC’s systems may make book-entry deliveries of initial notes by causing DTC to transfer these initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in this exchange offer if:

(1)	you tender through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act;

(2)

on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3)	the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at DTC with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at DTC with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered notes for exchange by us.

Any notice of withdrawal must:

(1)	specify the name of the person having tendered the initial notes to be withdrawn;

(2)	identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes;

(3)	be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender;

(4)	specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn; and

(5)	if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under “—Procedures for Tendering Initial Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

We will complete this exchange offer only if:

(1)	there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer;

(2)	there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes;

(3)	there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose;

(4)	there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer; and

(5)	we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1)	refuse to accept and return to their holders any initial notes that have been tendered;

(2)	extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders; or

(3)	waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the initial note offering and the exchange offer over the term of the notes.

Exchange Agent

We have appointed Wilmington Trust, National Association as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By Registered & Certified Mail:

Wilmington Trust, National Association

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1626

Attention: Workflow Management, 5th Floor

By Regular Mail or Courier:

Wilmington Trust, National Association

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1626

Attention: Workflow Management, 5th Floor

In Person by Hand Only:

Wilmington Trust, National Association

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1626

Attention: Workflow Management, 5th Floor

By facsimile (for eligible institutions only): (302) 636-4139

For confirmation by telephone: (302) 636-6470

For information: DTC2@wilmingtontrust.com

Fees and Expenses

We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1)	certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered;

(2)	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

(3)	a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

(1)	an initial purchaser requests us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer;

(2)	you are not eligible to participate in the exchange offer;

(3)	you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

(4)	you are a broker-dealer and hold initial notes that are part of an unsold allotment from the original sale of the initial notes,

in which case the registration rights agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF THE NOTES

The Issuer issued the 10.00% First-Priority Senior Secured Notes due 2020 (the “initial notes”) under an indenture dated as of April 15, 2015 (the “Indenture”), among Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc.), as issuer, the Guarantors party thereto and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”). The Issuer will issue the exchange notes under the Indenture. The terms of the exchange notes are identical in all material respects to the initial notes except that upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights. As used in this “Description of the Notes” section, “we,” “us” and “our” refers to Hexion Inc. and its subsidiaries and “Hexion” and the “Issuer” refers only to Hexion Inc. and not to any of its subsidiaries. Unless otherwise indicated by the context, references in the “Description of the Notes” section to the “notes” include the initial notes and the exchange notes. Capitalized terms used in this “Description of the Notes” section and not otherwise defined have the meanings set forth under “—Certain Definitions.”

The following summary of certain provisions of the Indenture, the notes, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and the Junior Priority Intercreditor Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements, including the definitions of certain terms therein and those terms made a part of the Indenture thereof by the TIA. We urge you to read those agreements because they, not this description, define your rights as holders of the notes.

Brief Description of the Notes

The initial notes are, and the exchange notes will be, senior obligations of the Issuer. The notes are secured by first-priority liens in the Notes Priority Collateral that are pari passu in priority to liens securing other First Priority Lien Obligations, including the Existing First Lien Notes, and second-priority liens in the ABL Priority Collateral that are junior in priority to liens securing the ABL Facility. The initial notes are, and the exchange notes will be, secured only by the Collateral described under the caption “—Security for the Notes.” The notes are guaranteed on a senior secured basis by each Subsidiary of Hexion that is a Guarantor.

Principal, Maturity and Interest

The Issuer will issue the exchange notes in an aggregate principal amount up to $315,000,000. The exchange notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000, provided that exchange notes may be issued in denominations of less than $2,000 solely to accommodate book-entry positions that have been created by DTC participants in denominations of less than $2,000. No service charge will be made for any registration of transfer or exchange of the notes, but in certain circumstances the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The notes will mature on April 15, 2020.

The Issuer may issue additional notes under the Indenture from time to time after this exchange offer. Any offering of additional notes is subject to the covenants described below under the captions “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Limitation on Liens.” The initial notes, the exchange notes and the additional notes, if any, may, at our election, be treated as a single series and/or class of notes for purposes of the Indenture, provided that if additional notes are not fungible with the notes for United States federal income tax purposes, the additional notes will have a separate CUSIP number. Holders of additional notes actually issued will share equally and ratably in the Collateral. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the notes include any additional notes actually issued.

Interest on the notes will accrue at the rate of 10.00% per annum and will be payable semiannually in arrears on April 15 and October 15, commencing on October 15, 2015. The Issuer will make each interest payment to the holders of record of the notes through its Paying Agent on the immediately preceding April 1 and October 1. The Issuer will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the notes will accrue from the most recent interest payment date for which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

On and after April 15, 2017, the Issuer may redeem the notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail, or delivered electronically if held by DTC, to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Period	Redemption Price
2017	105.000%
2018	102.500%
2019 and thereafter	100.000%
In addition, prior to April 15, 2017, the Issuer may redeem notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail, or delivered electronically if held by DTC, to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to April 15, 2017, the Issuer may redeem, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail, or delivered electronically if held by DTC, to each holder’s registered address, in the aggregate up to 35% of the original principal amount of the notes (which includes additional notes, if any) in an aggregate amount equal to the net cash proceeds of one or more Equity Offerings (1) by Hexion or (2) by any direct or indirect parent of Hexion, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of Hexion or used to purchase Capital Stock (other than Disqualified Stock) of Hexion from it, at a redemption price (expressed as a percentage of principal amount thereof) of 110.00% plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the aggregate principal amount of the notes (which includes additional notes, if any), remains outstanding after each such redemption; provided further, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at Hexion’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption of the notes, selection of the notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable or by lot or such other method as deemed appropriate by the

Trustee (and, in such manner that complies with the requirements of DTC, if applicable); provided, however, that no notes of $2,000 or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuer may be required to offer to purchase notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” From time to time, the Issuer, its Affiliates or a Sponsor may acquire notes through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Issuer, its Affiliates or a Sponsor (as applicable) may determine (or as may be provided for in the Indenture), which may be more or less than the consideration to be received by participating holders in the transactions described in this the Offering Circular, and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Issuer, its Affiliates or a Sponsor may choose to pursue in the future.

Ranking

The indebtedness evidenced by the note and the Guarantees will be senior Indebtedness of the Issuer or the applicable Guarantor, as the case may be, will rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuer and the Guarantors, as the case may be, and will rank senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer and the Guarantors, as the case may be. The notes will have the benefit of a security interest in the Collateral that will be (i) pari passu in priority with the security interest in the Collateral that secures obligations under the Existing First Lien Notes and all other existing and future First Priority Lien Obligations and junior in priority with the security interest in the ABL Priority Collateral that secures obligations under the ABL Facility and (ii) senior in priority to the security interest in the Collateral that secures Existing Junior Priority Notes, guarantees thereof and all other existing and future Junior Priority Obligations with respect to the Collateral, in each case subject to Permitted Liens and exceptions described under the caption “—Security for the Notes.”

At December 31, 2014, as adjusted for the Financing Transactions:

(1) Hexion and its subsidiaries would have had approximately $4.1 billion aggregate principal amount of Indebtedness outstanding (including the notes and the Guarantees). In addition, as of such date, Hexion and its Subsidiaries would have had $363 million of availability under the ABL Facility (subject to borrowing base availability), as well as $37 million of outstanding letters of credit under the ABL Facility, which is secured by a first-priority lien on the ABL Priority Collateral and by a second-priority lien on the Notes Priority Collateral;

(2) Hexion and its subsidiaries would have had $1,865 million aggregate principal amount of Indebtedness outstanding constituting First Priority Lien Obligations, consisting of (i) $315 million of notes and (ii) $1,550 million consisting of the Existing First Lien Notes;

(3) Hexion and its subsidiaries would have had $1,774 million aggregate principal amount of Secured Indebtedness outstanding constituting Junior Priority Obligations, consisting of our Existing Junior Priority Notes and guarantees thereof; and

(4) Of the approximately $4.1 billion aggregate principal amount of Indebtedness outstanding, Subsidiaries that are not obligors with respect to the notes would have had total Indebtedness of approximately $134 million (excluding intercompany liabilities of Subsidiaries that are not such obligors).

Although the Indenture contains limitations on the amount of additional Indebtedness that Hexion and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, subject to certain limitations, such Indebtedness may be Secured Indebtedness constituting ABL Obligations or other First Priority Lien Obligations. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.”

A significant portion of the operations of Hexion are conducted through its Subsidiaries. Unless the Subsidiary is a Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of Hexion, including holders of the notes. The notes, therefore, will be effectively subordinated to holders of indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of Hexion that are not Guarantors. Although the Indenture limits the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of Hexion’s Subsidiaries, such limitation is subject to a number of significant qualifications. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Pursuant to the terms of our ABL Facility, intercompany indebtedness of any borrower or guarantor thereunder to any of our other subsidiaries is subordinated to the prior payment of the senior indebtedness obligations under the ABL Facility. These subordination provisions prevent the payment of any amounts on such intercompany notes until all obligations under the ABL Facility are paid in full in cash if any default or event of default under the ABL Facility has occurred.

Security for the Notes

The notes and related guarantees are secured by first-priority security interests in the Notes Priority Collateral (on a pari passu basis with any other First Priority Lien Obligations, including the Existing First Lien Notes) and by second priority security interests in the ABL Priority Collateral, in each case subject to certain permitted liens and as described herein. The ABL Facility is secured by first-priority security interests in the ABL Priority Collateral and by second-priority security interests in the Notes Priority Collateral, in each case as described herein. The Notes Obligations and the other First Priority Lien Obligations and the ABL Obligations all constitute “First-Lien Indebtedness” under the Junior Priority Intercreditor Agreements, and the Junior Priority Obligations are secured by junior priority liens on the Collateral (including the Notes Priority Collateral and the ABL Priority Collateral) securing the First Priority Lien Obligations and the ABL Obligations.

The “Notes Priority Collateral” consists of any and all of the following assets and properties now owned or at any time hereafter acquired by the Issuer or any of the Guarantors (collectively, the “Pledgors”), in each case to the extent otherwise constituting Collateral for the Notes (and not Excluded Assets): (a) all fixtures and equipment; (b) all intellectual property; (c) all equity interests in each Pledgor’s subsidiaries (limited to 65% of the interests of the Pledgors’ foreign subsidiaries); (d) all general intangibles, chattel paper, instruments and documents (other than general intangibles, chattel paper, instruments and documents that are ABL Priority Collateral); (e) all payment intangibles that represent tax refunds in respect of or otherwise relate to real property, fixtures or equipment; (f) all intercompany indebtedness of Hexion and its subsidiaries; (g) all permits and licenses related to any of the foregoing (including any permits or licenses related to the ownership or operation of real property, fixtures or equipment of any Pledgor); (h) all proceeds of insurance policies (which excludes any such proceeds that relate to ABL Priority Collateral); (i) all books and records related to the foregoing and not relating to ABL Priority Collateral; (j) all products and proceeds of any and all of the foregoing (other than any such proceeds that are ABL Priority Collateral); and (k) all other collateral not constituting ABL Priority Collateral.

The “ABL Priority Collateral” consist of any and all of the following assets and properties now owned or at any time hereafter acquired by the Pledgors, in each case to the extent otherwise constituting Collateral for the Notes (and not Excluded Assets): (a) all accounts; (b) all inventory; (c) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) and (b), all (i) general intangibles, (ii) chattel paper, (iii) instruments and (iv) documents; (d) all payment intangibles (including corporate tax refunds), other than any payment intangibles that represent tax refunds in respect of or otherwise relate to real property, fixtures or equipment; (e) all payments received from the Pledgors’ credit card clearinghouses and processors or otherwise in respect of all credit card charges for sales of inventory by the Pledgors; (f) all collection accounts, deposit accounts, securities accounts and commodity accounts and any cash or other assets in any such accounts (other than separately identified cash proceeds of Notes Priority Collateral in a segregated account) and securities entitlements and other rights with respect thereto; (g) to the extent relating to any of the items referred to in the preceding clauses (a) through (f) constituting ABL Priority Collateral, all supporting obligations and letter-of-credit rights; (h) all books and records related to the foregoing; and (i) all products and proceeds of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to inventory of any Pledgor and business interruption insurance (in each case, except to the extent constituting proceeds of Notes Priority Collateral).

The ABL Priority Collateral excludes all assets that do not secure ABL Obligations at any time and from time to time and the Notes Priority Collateral will, if we enter into any future senior secured credit facilities that constitute First Priority Lien Obligations, exclude all assets that do not secure such senior secured credit facilities at any time and from time to time. If there are no senior secured credit facilities that constitute First Priority Lien Obligations, then the Notes Priority Collateral will include all assets and property that would constitute Notes Priority Collateral, other than Excluded Assets of the types described in clauses (i) through (iv) and (vi) through (xii) below (except as specified in the following paragraph). The assets that secure First Priority Lien Obligations and the Collateral do not include, in addition to the limitations described below under “—Limitations on Stock Collateral,” (i) any property or assets owned by any Foreign Subsidiaries, (ii) any real estate held by Hexion or any of its Subsidiaries, (iii) Principal Property, (iv) any vehicle, (v) so long as a Credit Agreement constituting First Priority Lien Obligations is outstanding, any assets not required to be pledged as security for holders of First Priority Lien Obligations under the Credit Agreement, (vi) any letter of credit rights to the extent any of the Issuer or the Subsidiary Guarantors is required by applicable law to apply the proceeds of a drawing of such letter of credit for a specified purpose, (vii) any assets which, if included in the Collateral, would require the Existing Debentures to be ratably secured with the notes pursuant to the terms of the indentures for the Existing Debentures, (viii) any right, title or interest of the Issuer or the Subsidiary Guarantors in any license, contract or agreement to which the Issuer or Subsidiary Guarantor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or enforceability of, that license, contract or agreement to which the Issuer or Subsidiary Guarantor is a party (except to the extent such term is rendered ineffective by applicable law), (ix) any equipment or other asset owned by the Issuer or Subsidiary Guarantor that is subject to a purchase money lien or a Capitalized Lease Obligation, if the contract or other agreement in which such Lien is granted (or the documentation providing for such Capitalized Lease Obligation) prohibits or requires the consent of any person other than the Issuer or Subsidiary Guarantors as a condition to the creation of any other security interest on such equipment, (x) so long as an ABL Facility is outstanding, all assets that would constitute ABL Priority Collateral that are not pledged to secure obligations thereunder, (xi) certain intent-to-use United States trademark applications and (xii) certain other exceptions described in the Security Documents. Except for property and assets of Foreign Subsidiaries which secure certain obligations under the ABL Facility, the foregoing excluded property and assets do not secure the other First Priority Lien Obligations or the ABL Facility.

After the Existing Debenture Payoff Date, the assets constituting Principal Property shall no longer constitute Excluded Collateral (under clauses (ii), (iii) or (vii) of such definition, but subject to the other clauses of such definition, if applicable) and we will grant, as promptly as practicable after the Existing Debenture Payoff Date, liens on such assets to secure the notes.

While it is expected that you will have a security interest in substantially all of the Collateral as of the date of this prospectus, some of the pledges of Capital Stock of certain Foreign Subsidiaries may not be in place at such time. However, to the extent that any such instrument or deliverable is required to be delivered, we will be required to use our commercially reasonable efforts to deliver such instruments and deliverables within 30 days after the Issue Date.

The security interest of the notes is pari passu in priority with any and all security interest in the Collateral securing other First Priority Lien Obligations, including the Existing First Lien Notes, and is second in priority with any and all security interests in the ABL Priority Collateral securing the ABL Facility, in each case subject to all other Permitted Liens. The ABL Obligations include (and any future First Priority Lien Obligations may include) Secured Bank Indebtedness and related obligations, as well as certain hedging obligations and certain other obligations in respect of cash management services. The Person holding such other First Priority Lien Obligations and ABL Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the First Lien Collateral Agent or a Junior Priority Intercreditor Agent, as applicable, to realize or foreclose on the Collateral on behalf of holders of the notes. Pursuant to the First Lien Intercreditor Agreement and ABL Intercreditor Agreement, in connection with any enforcement action with respect to the Collateral or any insolvency or liquidation proceeding, all proceeds of Notes Priority Collateral (after paying the fees and expenses of the First Lien Collateral Agent and any expenses of selling or otherwise foreclosing on the Notes Priority Collateral) will be applied pro rata to the repayment of the obligations under the notes and the other outstanding First Priority Lien Obligations and all proceeds of ABL Priority Collateral (after paying the fees and expenses of the ABL Collateral Agent and any expenses of selling or otherwise foreclosing on the ABL Priority Collateral) will be applied to the repayment of the ABL Obligations prior to any repayment of the obligations under the notes and the other outstanding First Priority Lien Obligations.

The Issuer and the Subsidiary Guarantors will be able to incur additional indebtedness in the future which could share in the Collateral, including additional First Priority Lien Obligations and ABL Obligations, indebtedness secured by a Permitted Lien such as purchase money liens that may be prior to the Liens securing the notes and additional Indebtedness which may be secured on a junior priority basis to the notes. The amount of such other First Priority Lien Obligations and ABL Obligations will be limited by the covenant disclosed under “—Certain Covenants—Liens,” and the amount of all such additional indebtedness will be limited by the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock and Preferred Stock.” Under certain circumstances the amount of such First Priority Lien Obligations and ABL Obligations and additional indebtedness could be significant.

Limitations on Stock Collateral

The Capital Stock and securities of a Subsidiary of Hexion (other than Hexion Coop) that are owned by Hexion or any Guarantor constitute Collateral only to the extent that such Capital Stock and securities can secure the notes without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary (other than Hexion Coop) due to the fact that such Subsidiary’s Capital Stock and securities secure the notes or any Guarantee, then the Capital Stock and securities of such Subsidiary shall automatically be deemed not to be part of the Collateral (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of any holder of notes, to the extent necessary to release the security interests securing the notes on the shares of Capital Stock and securities that are so deemed to no longer constitute part of the Collateral.

In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulations adopted, which would permit) such Subsidiary’s Capital Stock and securities to secure the notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and securities of such Subsidiary shall automatically be deemed to be a part of the Collateral (but only to the extent necessary to not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of any holder of notes, to the extent necessary to subject to the Liens under the Security Documents securing the notes such additional Capital Stock and securities.

In accordance with the limitations set forth in the two immediately preceding paragraphs, other than with respect to Hexion Coop, which is the indirect owner of Hexion Canada, whose membership interests is be part of the Collateral without regard to such limits described above, the Collateral includes shares of Capital Stock of the Subsidiaries only to the extent that the applicable value of such Capital Stock (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the outstanding notes. Certain of Hexion’s foreign subsidiaries may have a value in excess of 20% of the principal amount of the notes initially issued; accordingly Hexion’s pledge of such stock as Collateral will be limited to less than 20% of the notes pursuant to these collateral cut back provisions.

After-Acquired Collateral

From and after the Issue Date and subject to certain limitations and exceptions, if the Issuer or any Guarantor acquires property or assets constituting Collateral (other than Excluded Assets), it must promptly create a security interest (subject to Permitted Liens, including the pari passu lien that secures obligations in respect of any other First Priority Lien Obligations and prior liens that secures ABL Obligations with respect to ABL Priority Collateral) upon such property as security for the notes.

Security Documents

The Issuer, the Guarantors and the First Lien Collateral Agent have entered into a security agreement, which provides for the security interests that secure the Existing First Lien Notes Obligations, and the notes that are designated as “Other First Priority Obligations” thereunder. These security interests secure the payment and performance when due of all of the Obligations of the Issuer and the Guarantors under the notes, the Indenture, the Guarantees and the Security Documents, as provided in the Security Documents. The Issuer and the Guarantors have also entered into a separate security agreement with the ABL Collateral Agent, which security agreement provides for the security interests to secure the ABL Obligations. With respect to any required Collateral that is not in place or perfected as of the Issue Date, the Issuer and the Guarantors will use their commercially reasonable efforts to complete all filings and other similar actions required in connection with the perfection of such security interests, to the extent required by the Security Documents, within 30 days after the Issue Date.

Subject to the terms of the Security Documents and the covenants of the Indenture, the Issuer and the Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the First Lien Collateral Agent or the ABL Collateral Agent in accordance with the provisions of the Security Documents and the applicable intercreditor agreements), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

First Lien Intercreditor Agreement

The Trustee under the Indenture has enter into a First Lien Intercreditor Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “First Lien Intercreditor Agreement”) with the First Lien Collateral Agent and the Authorized Representative of the holders of the Existing First Lien Notes with respect to the Collateral, which may be amended from time to time without the consent of the holders of the notes to add other parties holding Additional First Priority Lien Obligations permitted to be incurred under the ABL Facility, the respective indentures and the applicable intercreditor agreements. The notes and the Existing First Lien Notes are the only First Priority Lien Obligations outstanding and the First Lien Intercreditor Agreement governs the relative rights and remedies with respect to the Collateral of the holders of the Notes and the holders of the Existing First Lien Notes, as well as any other First Priority Lien Obligations incurred in the future. Such future First Priority Lien Obligations may be in the form of a senior secured credit facility secured by liens that are pari passu with the liens securing the notes, in which case the provisions in the First Lien Intercreditor Agreement with respect to the Existing First Lien Notes and the trustee thereunder would then apply with respect to such future senior secured credit facilities (which provide that the administrative agent under such Credit Agreement shall become the Applicable Authorized Representative under the First Lien Intercreditor Agreement).

Under the First Lien Intercreditor Agreement, as described below, the “Applicable Authorized Representative” has the right to direct foreclosures and take other actions with respect to the Common Collateral, and the Authorized Representatives of other Series of First Priority Lien Obligations have no right to take actions with respect to the Common Collateral. The Applicable Authorized Representative is initially the trustee under the Existing First Lien Notes Indenture, and the Trustee for the holders of the notes, as Authorized Representative in respect of the notes, has no rights to take any action with respect to the Common Collateral under the First Lien Intercreditor Agreement. Upon Discharge of the Existing First Lien Notes, the Trustee will become the Applicable Authorized Representative, however, if a Credit Agreement constituting First Priority Lien Obligations is incurred before or thereafter, the administrative agent under such Credit Agreement will become the Applicable Authorized Representative under the First Lien Intercreditor Agreement.

The trustee under the Existing First Lien Notes Indenture will remain the Applicable Authorized Representative until the earlier of (1) the Discharge of the Existing First Lien Notes, (2) the date on which indebtedness under a Credit Agreement constituting First Priority Lien Obligations is incurred (in which case the representative of the lenders thereunder would be the Applicable Authorized Representative) and (3) the Non-Controlling Authorized Representative Enforcement Date (such date, the “Applicable Authorized Agent Date”). After the Applicable Authorized Agent Date, the Applicable Authorized Representative will be the Authorized Representative of the Series of Additional First Priority Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Priority Lien Obligations, other than the Existing First Lien Notes, with respect to the Common Collateral (the “Major Non-Controlling Authorized Representative”), which, as of the Issue Date, will be the Trustee in respect of the notes.

The “Non-Controlling Authorized Representative Enforcement Date” is the date that is 180 days (throughout which 180-day period the applicable Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (a) an event of default, as defined in the Indenture or other applicable indenture for that Series of First Priority Lien Obligations, and (b) the First Lien Collateral Agent’s and each other Authorized Representative’s receipt of written notice from that Authorized Representative certifying that (i) such Authorized Representative is the Major Non-Controlling Authorized Representative and that an event of default, as defined in the Indenture or other applicable indenture for that Series of First Priority Lien Obligations, has occurred and is continuing and (ii) the First Priority Lien Obligations of that Series are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the Indenture or other applicable indenture for that Series of First Priority Lien Obligations; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Common Collateral (1) at any time the authorized representative of the holders of the Existing First Lien Notes (or, if senior secured credit facilities constituting First Priority Lien Obligations have been entered into, the administrative agent under such senior secured credit facilities) has commenced and is diligently pursuing any enforcement action with respect to such Common Collateral or (2) at any time the Issuer or the Guarantor that has granted a security interest in such Common Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding.

The Applicable Authorized Representative has the sole right to instruct the First Lien Collateral Agent to act or refrain from acting with respect to the Common Collateral, the First Lien Collateral Agent shall not follow any instructions with respect to such Common Collateral from any representative of any Non-Controlling Secured Party or other First Lien Secured Party (other than the Applicable Authorized Representative), and no Authorized Representative of any Non-Controlling Secured Party or other First Lien Secured Party (other than the Applicable Authorized Representative) will instruct the First Lien Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Common Collateral.

Notwithstanding the equal priority of the Liens on the Common Collateral, the First Lien Collateral Agent, acting on the instructions of the Applicable Authorized Representative, may deal with the Common Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No representative of any Non-Controlling Secured Party may contest, protest or object to any foreclosure proceeding or action brought by the First Lien Collateral Agent, Applicable Authorized Representative or Controlling Secured Party. The Trustee and each other Authorized Representative have agreed that it will not accept any Lien on any Collateral for the benefit of the holders of the notes (other than funds deposited for the discharge or defeasance of the notes) or of any other series of First Priority Lien Obligations other than pursuant to the First Lien Security Documents. Each of the First Lien Secured Parties have also agreed that it will not contest or support any other person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of the First Lien Intercreditor Agreement. The First Lien Intercreditor Agreement provides that if any Common Collateral is transferred to a third party or otherwise disposed of in connection with any enforcement by the First Lien Collateral Agent thereunder, the Liens upon such Common Collateral will be automatically released and discharged.

If an Event of Default or any event of default under any other First Priority Lien Obligations has occurred and is continuing and the First Lien Collateral Agent is taking action to enforce rights in respect of any Common Collateral, or any distribution is made with respect to any Common Collateral in any bankruptcy case of the Issuer or any Guarantor, the proceeds of any sale, collection or other liquidation of any such Collateral by the First Lien Collateral Agent or any other First Lien Secured Party (or received pursuant to any other intercreditor agreement), as applicable, and proceeds of any such distribution (subject, in the case of any such distribution, to the paragraph immediately following) to which the First Priority Lien Obligations are entitled under any other intercreditor agreement shall be applied among the First Priority Lien Obligations to the payment in full of the First Priority Lien Obligations on a ratable basis, after payment of all amounts owing to the First Lien Collateral Agent.

Notwithstanding the foregoing, with respect to any Common Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Priority Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Priority Lien Obligations (such third party, an “Intervening Creditor”), the value of any Common Collateral or proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Common Collateral or proceeds to be distributed in respect of the Series of First Priority Lien Obligations with respect to which such Impairment exists.

None of the First Lien Secured Parties may institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the First Lien Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Common Collateral. In addition, none of the First Lien Secured Parties may seek to have any Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral. If any First Lien Secured Party obtains possession of any Common Collateral or realizes any proceeds or payment in respect thereof, at any time prior to the discharge of each Series of First Priority Lien Obligations, then it must hold such Common Collateral, proceeds or payment in trust for the other First Lien Secured Parties and promptly transfer such Common Collateral, proceeds or payment to the First Lien Collateral Agent to be distributed in accordance with the First Lien Intercreditor Agreement.

If the Issuer or any Guarantor becomes subject to any bankruptcy case, the First Lien Intercreditor Agreement provides that (1) if the Issuer or any Guarantor shall, as debtor(s)-in-possession, move for approval of financing (the “DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Secured Party (other than any Controlling Secured Party or any Authorized Representative of any Controlling Secured Party) will agree not to object to any such financing or to the Liens on the Common Collateral securing the same (the “DIP Financing Liens”) or to any use of cash collateral that constitutes Common Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or such use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Common Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Common Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Common Collateral granted to secure the First Priority Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Common Collateral as set forth in the First Lien Intercreditor Agreement), in each case so long as:

(A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Common Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the bankruptcy case,

(B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties as set forth in the First Lien Intercreditor Agreement,

(C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Priority Lien Obligations, such amount is applied pursuant to the First Lien Intercreditor Agreement, and

(D) if any First Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection is applied pursuant to the First Lien Intercreditor Agreement;

provided, that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its representative that shall not constitute Common Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

The First Lien Secured Parties acknowledge that the First Priority Lien Obligations of any Series may, subject to the limitations set forth in the other First Lien Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in the First Lien Intercreditor Agreement defining the relative rights of the First Lien Secured Parties of any Series.

ABL Intercreditor Agreement

The First Lien Collateral Agent, on its own behalf and on behalf of the First Lien Secured Parties, the ABL Collateral Agent, on its own behalf and on behalf of the administrative agent and other secured parties under the ABL Facility (together with the First Lien Collateral Agent, the “Applicable Collateral Agents”), the authorized representatives of any First Priority Lien Obligations issued from time to time, the Issuer and the Guarantors entered into an intercreditor agreement (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”) that sets forth the relative priority of the Liens securing any First Priority Lien Obligations (the “First Priority Term Obligations”) compared to the Liens securing the ABL Obligations (collectively, all such First Priority Term Obligations and ABL Obligations, the “Applicable Obligations”). On the Issue Date, the Trustee, in its capacity as authorized representative under the Indenture, also became party to the ABL Intercreditor Agreement via a joinder thereto. Although all holders of First Priority Term Obligations and ABL Obligations are not parties to the ABL Intercreditor Agreement, by their acceptance of the instruments evidencing such Obligations, each agrees to be bound thereby. In addition, the ABL Intercreditor Agreement provides that it may be amended from time to time to add additional secured parties with respect to other First Priority Term Obligations and ABL Obligations to the extent permitted to be incurred under the indentures and the ABL Facility and the other agreements governing such Obligations. The ABL Intercreditor Agreement allocates the benefits of any Collateral between the holders of the ABL Obligations on the one hand and the holders of the First Priority Term Obligations on the other hand.

The ABL Intercreditor Agreement provides, among other things:

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Lien Priority. Notwithstanding the time, order or method of grant, creation, attachment or perfection of any Liens securing any ABL Obligations (the “ABL Liens”), the Liens securing any First Priority Term Obligations (the “First-Priority Liens”), or the enforceability of any such Liens or Obligations, (1) the ABL Liens on the ABL Priority Collateral will rank senior to any First-Priority Liens on the ABL Priority Collateral, and (2) the First-Priority Liens on the Notes Priority Collateral will rank senior to any ABL Liens on the Notes Priority Collateral.

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Prohibition on Contesting Liens and Obligations. No Applicable Collateral Agent or holder of any Applicable Obligation may contest or support any other person in contesting the validity or enforceability of the Liens of any other Applicable Collateral Agent or holder of any other class of Applicable Obligations.

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Exercise of Remedies and Release of Liens with respect to the ABL Priority Collateral. Prior to the Discharge of the ABL Obligations, the ABL Collateral Agent will have the sole power to exercise remedies against the ABL Priority Collateral (subject to the right of the First Lien Collateral Agent to take limited protective measures with respect to the First-Priority Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the ABL Priority Collateral. Upon any sale of any ABL Priority Collateral in connection with any enforcement action consented to by the ABL Collateral Agent, which results in the release of the Liens of such ABL Collateral Agent on such item of ABL Priority Collateral, the Liens of each other class of Applicable Obligations on such item of ABL Priority Collateral will be automatically released.

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Exercise of Remedies and Release of Liens with respect to the Notes Priority Collateral. Prior to the Discharge of the First Priority Term Obligations, the First Lien Collateral Agent (acting at the direction of the Applicable Authorized Representative) will have the sole power to exercise remedies against the Notes Priority Collateral (subject to the right of the ABL Collateral Agent to take limited protective measures with respect to the ABL Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Notes Priority Collateral. Upon any sale of any Notes Priority Collateral in connection with any enforcement action consented to by the First Lien Collateral Agent, which results in the release of the Liens of such First Lien Collateral Agent on such item of Notes Priority Collateral, the Liens of each other class of Applicable Obligations on such item of Notes Priority Collateral will be automatically released.

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Application of Proceeds and Turn-Over Provisions. In connection with any enforcement action with respect to the Collateral or including in respect of any Insolvency or Liquidation Proceeding, (x)(1) all proceeds of ABL Priority Collateral will first be applied to the repayment of all ABL Obligations, before being applied to any First Priority Term Obligations; and (2) after the Discharge of ABL Obligations, if any First Priority Term Obligations remain outstanding, all proceeds of ABL Priority Collateral will be applied to the repayment of any outstanding First Priority Term Obligations in accordance with the terms of the First Lien Intercreditor Agreement; and (y)(1) all proceeds of Notes Priority Collateral shall be applied to First Priority Term Obligations in accordance with the terms of the First Lien Intercreditor Agreement, before being applied to the ABL Obligations; (2) after the Discharge of First Priority Term Obligations, if any ABL Obligations remain outstanding, all proceeds of Notes Priority Collateral will be applied to the repayment of any outstanding ABL Obligations. If any holder of any Applicable Obligations or if any Applicable Collateral Agent receives any proceeds of Collateral in contravention of the foregoing, such proceeds will be turned over to the Applicable Collateral Agent entitled to receive such proceeds pursuant to the prior sentence, for application in accordance with the prior sentence.

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Amendment and Refinancings. The ABL Obligations and the First Priority Term Obligations may be amended or refinanced subject to continuing rights of the holders of such refinancing Indebtedness under the First Lien Intercreditor Agreement and Junior Priority Intercreditor Agreements.

In addition, the ABL Intercreditor Agreement provides that if Hexion or any of its subsidiaries is subject to a case under the Bankruptcy Code or any other bankruptcy law:

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(x) if the ABL Collateral Agent desires to permit the use of cash collateral or to permit the Issuer or any Guarantor to obtain DIP Financing secured by a lien on ABL Priority Collateral, then the First Lien Collateral Agent and the holders of First Priority Term Obligations agree not to object to such use of cash collateral or DIP Financing or to request adequate protection (except as otherwise permitted under the ABL Intercreditor Agreement) or any other relief in connection therewith and, to the extent the Liens on ABL Priority Collateral securing the ABL Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the ABL Priority Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as such Liens are subordinated to the Liens in such ABL Priority Collateral securing the ABL Obligations; and (y) if the First Lien Collateral Agent desires to permit the Issuer or any Guarantor to obtain any DIP Financing secured by a Lien on Notes Priority Collateral, then the ABL Collateral Agent and the holders of ABL Obligations agree not to object to such DIP Financing or to request adequate protection (except as otherwise permitted under the ABL Intercreditor Agreement) or any other relief in connection therewith and, to the extent the Liens on Notes Priority Collateral securing the First Priority Term Obligations are subordinated or pari passu with respect to such DIP Financing, will subordinate its Liens in the Notes Priority Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as such Liens are subordinated to the First-Priority Liens in the Notes Priority Collateral.

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(x) in the case of ABL Priority Collateral, the First Lien Collateral Agent and the holders of First Priority Term Obligations will not object to, and will not otherwise contest (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the ABL Obligations made by the ABL Collateral Agent or any holder of such ABL Obligations (ii) any lawful exercise by any holder of ABL Obligations of the right to credit bid ABL Obligations in any sale in foreclosure of collateral securing such ABL Obligations; and (iii) any other request for judicial relief made in any court by any holder of ABL Obligations relating to the lawful enforcement of any Lien on the ABL Priority Collateral; and (y) in the case of Notes Priority Collateral, the ABL Collateral Agent and the holders of ABL Obligations will not object to, and will not otherwise contest (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First Priority Term Obligations made by the First Lien Collateral Agent or any holder of such First Priority Term Obligations; (ii) any lawful exercise by any holder of First Priority Term Obligations of the right to credit bid First Priority Term Obligations in any sale in foreclosure of collateral securing such First Priority Term Obligations; and (iii) any other request for judicial relief made in any court by any holder of First Priority Term Obligations relating to the lawful enforcement of any Lien on the Notes Priority Collateral.

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(x) in the case of ABL Priority Collateral, the First Lien Collateral Agent and the holders of First Priority Term Obligations will not object to (and will not otherwise contest) any order relating to a sale of assets of the Issuer or Guarantor for which the ABL Collateral Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the ABL Obligations and the First Priority Term Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens securing such Obligations on the assets being sold, in accordance with the ABL Intercreditor Agreement; and (y) in the case of Notes Priority Collateral, the ABL Collateral Agent and the holders of ABL Obligations will not object to (and will not otherwise contest) any order relating to a sale of assets of the Issuer or a Guarantor for which the First Lien Collateral Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the ABL Obligations and the First Priority Term Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens securing such Obligations on the assets being sold, in accordance with the ABL Intercreditor Agreement.

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(x) in the case of ABL Priority Collateral, the First Lien Collateral Agent and the holders of First Priority Term Obligations will not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding without the prior consent of the ABL Collateral Agent; and (y) in the case of Notes Priority Collateral, the ABL Collateral Agent and the holders of ABL Obligations will not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding without the prior consent of the First Lien Collateral Agent.

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In respect of the ABL Priority Collateral, the First Lien Collateral Agent and the holders of First Priority Term Obligations will not contest (or support any other person contesting) (a) any request by the ABL Collateral Agent or the holders of ABL Obligations for adequate protection or (b) any objection by the ABL Collateral Agent or the holders of ABL Obligations to any motion, relief, action or proceeding based on the ABL Collateral Agent or the holders of ABL Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of ABL Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar law, then the First Lien Collateral Agent may seek or request adequate protection in the form of a replacement Lien on such additional collateral, so long as, with respect to ABL Priority Collateral, such Lien is subordinated to the Liens on the ABL Priority Collateral securing the ABL Obligations and such DIP Financing (and all Obligations relating thereto), on the same basis as the other Liens on ABL Priority Collateral securing the First Priority Lien Obligations are subordinated to the Liens on ABL Priority Collateral securing the ABL Obligations under the ABL Intercreditor Agreement and (ii) in the event the First Lien Collateral Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the First Lien Collateral Agent and the holders of First Priority Term Obligations have agreed that the holders of the ABL Obligations shall also be granted a Lien on such additional collateral as security for the applicable ABL Obligations and any such DIP Financing and that any Lien on such additional collateral that constitutes ABL Priority Collateral securing the First Priority Term Obligations shall be subordinated to the Liens on such collateral securing the ABL Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens on ABL Priority Collateral granted to the holders of ABL Obligations as adequate protection on the same basis as the First-Priority Liens are so subordinated to the Liens securing the ABL Obligations under the ABL Intercreditor Agreement.

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(x) neither the First Lien Collateral Agent nor any other First Priority Secured Party shall oppose or seek to challenge any claim by the ABL Collateral Agent or any holder of ABL Obligations for allowance of ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the ABL Collateral Agent’s Lien on the ABL Priority Collateral, without regard to the existence of the Lien of the First Priority Secured Parties on the ABL Priority Collateral; and (y) neither the ABL Collateral Agent nor any holder of ABL Obligations shall oppose or seek to challenge any claim by the First Lien Collateral Agent or any other First Priority Secured Party for allowance of First Priority Term Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the First Priority Secured Parties on the Notes Priority Collateral, without regard to the existence of the Lien of the ABL Collateral Agent or any holder of ABL Obligations on the Notes Priority Collateral;

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In respect of the Notes Priority Collateral, the ABL Collateral Agent and the holders of ABL Obligations will not contest (or support any other person contesting) (a) any request by the First Lien Collateral Agent and the holders of First Priority Lien Obligations for adequate protection or (b) any objection by the First Lien Collateral Agent and the holders of First Priority Term Obligations to any motion, relief, action or proceeding based on the First Lien Collateral Agent and the holders of First Priority Term Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of First Priority Term Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar law, then the ABL Collateral Agent may seek or request adequate protection in the form of a replacement Lien on such additional collateral, so long as, with respect to any such collateral constituting Notes Priority Collateral, such Lien is subordinated to the Liens on such Notes Priority Collateral securing the First Priority Term Obligations and such DIP Financing (and all Obligations relating thereto), on the same basis as the other Liens on Notes Priority Collateral securing the ABL Obligations are subordinated to the First Priority Liens under the ABL Intercreditor Agreement and (ii) in the event the ABL Collateral Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the ABL Collateral Agent and the holders of ABL Obligations have agreed that the holders of the First Priority Term Obligations shall also be granted a Lien on such additional collateral as security for the applicable First Priority Term Obligations and any such DIP Financing and that any Lien on such additional collateral that constitutes Notes Priority Collateral securing the ABL Obligations shall be subordinated to the Liens on such collateral securing the First Priority Term Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens on Notes Priority Collateral granted to the holders of First Priority Term Obligations as adequate protection on the same basis as the other Liens securing the ABL Obligations are subordinated to the First-Priority Liens under the ABL Intercreditor Agreement; and

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(x) until the Discharge of ABL Obligations has occurred, the First Lien Collateral Agent, on behalf of itself and the holders of First Priority Term Obligations, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens on ABL Priority Collateral securing the ABL Obligations for costs or expenses of preserving or disposing of any Collateral; and (y) until the Discharge First Priority Term Obligations has occurred, the ABL Collateral Agent, on behalf of itself and the holders of ABL Obligations, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens on Notes Priority Collateral securing the First Priority Term Obligations for costs or expenses of preserving or disposing of any Collateral.

The ABL Intercreditor Agreement also provides for customary access and use of the Notes Priority Collateral for purposes of exercising remedies with respect to the ABL Priority Collateral, and that the ABL Obligations and the First Priority Term Obligations shall be deemed separate classes of secured obligations.

Junior Priority Intercreditor Agreements

The Trustee has executed joinders to the Junior Priority Intercreditor Agreements, each of which may be amended from time to time without the consent of holders of the notes to add other parties holding other First Priority Lien Obligations or other Junior Priority Obligations permitted to be incurred under the indentures and the ABL Facility. The Junior Priority Intercreditor Agreements define the terms of the relationships between (i) parties holding the notes or other First Priority Lien Obligations and the ABL Obligations, on the one hand and (ii) parties holding either the Existing Junior Priority Notes or other indebtedness that is secured equally and ratably with a series of Existing Junior Priority Notes, on the other hand. The Junior Priority Intercreditor Agent under each Junior Priority Intercreditor Agreement is currently the ABL Collateral Agent. Pursuant to the terms of the Junior Priority Intercreditor Agreements, at any time at which First Priority Lien Obligations or ABL Obligations are outstanding (whether incurred prior to, on or after the Issue Date), the Junior Priority Intercreditor Agent will determine the time and method by which the security interests in the Collateral will be enforced. No Existing Trustee will be permitted to enforce the security interests even if any Event of Default under the applicable Existing Junior Priority Notes Indenture has occurred and the notes thereunder have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to Existing Junior Priority Notes or (b) as necessary to take any action in order to create, prove, preserve, perfect or protect (but not enforce) its rights in the Liens. Only after the time at which all First Priority Lien Obligations and ABL Obligations have been discharged in full, the Existing Trustees in accordance with the provisions of the applicable Existing Junior Priority Notes Indenture and the applicable Existing Junior Priority Notes Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the applicable Existing Junior Priority Notes Security Documents for the ratable benefit of the holders of the applicable Existing Junior Priority Notes.

In addition, the Junior Priority Intercreditor Agreements provide that, so long as there are First Priority Lien Obligations or ABL Obligations outstanding (whether incurred prior to, on or after the Issue Date), (1) the holders of First Priority Lien Obligations or ABL Obligations may direct the Junior Priority Intercreditor Agents to take actions with respect to the Collateral (including the release of Collateral and the manner of realization) without the consent of the holders of the applicable Existing Junior Priority Notes, (2) Hexion and the Subsidiary Guarantors may require the Existing Trustees to agree to modify the applicable Existing Junior Priority Notes Security Documents or the applicable Junior Priority Intercreditor Agreement, without the consent of the Existing Trustee and the holders of the applicable Existing Junior Priority Notes, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the ABL Facility, the Existing First Lien Indenture or the Indenture and (3) the holders of First Priority Lien Obligations may change, waive, modify or vary the security documents without the consent of the holders of the Existing Junior Priority Notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the Existing Junior Priority Notes and not the other secured creditors in a like or similar manner.

The holders of the Existing Junior Priority Notes have agreed to waivers of rights in bankruptcy substantially similar to those being agreed by holders of the notes as described above.

Release of Collateral

The Issuer and the Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the notes under any one or more of the following circumstances:

(1) to enable us to consummate the disposition of property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales;”

(2) in the case of a Guarantor that is released from its Guarantee with respect to the notes, the release of the property and assets of such Guarantor;

(3) in the case of a Guarantor making a Permitted Transfer to any Restricted Subsidiary of Hexion; provided that such Permitted Transfer is permitted by clause (y) of the last paragraph under “—Merger, Consolidation or Sale of All or Substantially All Assets;”

(4) in respect of the property and assets of a Restricted Subsidiary that is a Guarantor, upon the designation of such Guarantor to be an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary;”

(5) in respect of the property and assets of a Guarantor that at any time is not subject to a Lien securing any other First Priority Lien Obligations at such time (provided that if such property and assets is subsequently subject to a Lien securing any other First Priority Lien Obligations (other than Excluded Assets), such property and assets shall subsequently constitute Collateral hereunder) other than (x) if such release is in connection with a release or discharge by or as a result of payment in respect of other First Priority Lien Obligations or (y) if such release is due to a release of Liens by holders under other First Priority Lien Obligations, at any time that Indebtedness under such other First Priority Lien Obligations do not constitute a majority of the aggregate principal amount of Indebtedness constituting First Priority Lien Obligations outstanding at such time;

(6) as described under “—Amendments and Waivers” below; or

(7) in respect of any property and assets of the Issuer or a Guarantor that would constitute ABL Priority Collateral but is at such time not subject to a Lien securing ABL Obligations, other than any assets or property that cease to be subject to a Lien securing ABL Obligations in connection with a release or discharge by or as a result of payment in full and termination of the ABL Facility; provided that if such property and assets are subsequently subject to a Lien securing ABL Obligations (other than Excluded Assets), such property and assets shall subsequently constitute Collateral hereunder.

The security interests in all Collateral securing the notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the notes and all other Obligations under the Indenture, the Guarantees under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the Indenture as described below under “—Satisfaction and discharge”) or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance.”

Any certificate or opinion required by Section 314(d) of the TIA may be made by an Officer of the Issuer, except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert.

Notwithstanding anything to the contrary herein, Hexion and its Subsidiaries will not be required to comply with all or any portion of Section 314(d) of the TIA if they determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof by the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral.

Without limiting the generality of the foregoing, certain no action letters issued by the SEC have permitted an indenture qualified under the TIA to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of business without requiring the Issuer to provide certificates and other documents under Section 314(d) of the TIA. The Issuer and the Guarantors may, subject to the provisions of the Indenture, among other things, without any release or consent by the Trustee, the First Lien Collateral Agent or the ABL Collateral Agent, conduct ordinary course activities with respect to the Collateral, including, without limitation:

•

selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents that has become worn out, defective, obsolete or not used or useful in the business;

•	abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents;

•	surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents that it may own or under which it may be operating;

•	altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances;

•	granting a license of any intellectual property;

•	selling, transferring or otherwise disposing of inventory in the ordinary course of business;

•	collecting accounts receivable in the ordinary course of business as permitted by the covenant described under “Repurchase at the Option of Holders—Asset Sales;”

•

making cash payments (including for the repayment of Indebtedness or interest) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the Security Documents; and

•	abandoning any intellectual property that is no longer used or useful in Hexion’s business.

Guarantees

Each direct and indirect Restricted Subsidiary of Hexion that is a Domestic Subsidiary and that guarantees the obligations of Hexion under the ABL Facility has, jointly and severally, irrevocably and unconditionally guaranteed on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the notes, whether for payment of principal of, premium, if any, or interest or additional interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). The Guaranteed Obligations of all Guarantors are secured by security interests (subject to Permitted Liens) in the Collateral owned by such Guarantor. Such Guarantors have agreed to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Guarantees.

Each Guarantee is limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering such Guarantee, as it relates to such Guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to an Investment in the Notes and this Offering—Federal and state statutes allow courts, under specific circumstances, to void notes, guarantees and security interests and require note holders to return payments received.” After the Issue Date, Hexion will cause certain Domestic Subsidiaries that Incur or guarantee certain Indebtedness or that issue certain shares of Disqualified Stock or Preferred Stock to execute and deliver to the Trustee supplemental indentures pursuant to which such Restricted Subsidiary will guarantee payment of the notes on the same basis. See “—Certain Covenants—Future Guarantors.”

Each Guarantee is a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) be binding upon each such Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders of the notes and their successors, transferees and assigns.

A Guarantee of a Restricted Subsidiary will be automatically released upon:

(a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture, in each case other than to Hexion or a Subsidiary of Hexion; provided, however, that such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the ABL Facility and any other Indebtedness of Hexion or any Subsidiary Guarantor;

(b) Hexion designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary;”

(c) the release or discharge of all guarantees by such Restricted Subsidiary and the repayment of all Indebtedness and retirement of all Disqualified Stock of such Restricted Subsidiary which, if Incurred by such Restricted Subsidiary, would require such Restricted Subsidiary to guarantee the notes under the covenant described under “—Certain Covenants—Future Guarantors;”

(d) our exercise of our legal defeasance option or covenant defeasance option as described under “—Defeasance” with respect to the notes, or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

(e) such Restricted Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of First Priority Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner described under “—Security for the Notes—Release of Collateral.”

Book-Entry, Delivery and Form

Except as set forth below, the exchange notes will initially be issued in registered, global notes in global form without coupons (“Global Notes”). Each Global Note shall be deposited with the Trustee, as custodian for, and registered in the name of The Depository Trust Company (“DTC”) or a nominee thereof. The initial notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (A) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) Hexion, at its option, notifies the Trustee and DTC in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the notes and upon request by DTC or any of its participants.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear a restrictive legend unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) stating that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Exchanges Among Global Notes

Beneficial interests in the Temporary Regulation S Global Note may be exchanged for beneficial interests in the Permanent Regulation S Global Note or the Rule 144A Global Note or the IAI Global Note only after the expiration of the Distribution Compliance Period and then only upon certification in form reasonably satisfactory to the Trustee that, among other things, (1) beneficial ownership interests in such Temporary Regulation S Note are owned by or being transferred to either non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act and (2) in the case of an exchange for an interest in an IAI Global Note, the interest in the Temporary Regulation S Global Note is being transferred to an “accredited investor” under the Securities Act that is an institutional “accredited investor” acquiring the securities for its own account or for the account of an institutional “accredited investor.”

Beneficial interest in a Rule 144A Global Note or an IAI Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144.

Beneficial interest in the Rule 144A Global Note may be exchanged for a beneficial interest in the IAI Global Note only upon certification in a form reasonably satisfactory to the Trustee that, among other things, (i) the beneficial interest in such Rule 144A Global Note is being transferred to an “accredited investor” under the Securities Act that is an institutional “accredited investor” acquiring the securities for its own account or for the account of an institutional “accredited investor” and (ii) such transfer is being made in accordance with all applicable securities laws of the states of the United States of America and other jurisdictions. Beneficial interest in the IAI Global Note may be exchanged for a beneficial interest in the Rule 144A Global Note only upon certification to the Trustee that, among other things, such interest is being transferred in a transaction in accordance with Rule 144A.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes, the IAI Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the DTC Participant through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect the changes in the principal amounts of the Regulation S Global Note, the IAI Global Note and the Rule 144A Global Note, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest.

Same Day Settlement and Payment

The Issuer will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuer will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Change of Control

The occurrence of any of the following events will constitute a “Change of Control:”

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of Hexion and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) Hexion becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of Hexion; or

(3) individuals who on the Issue Date constituted the Board of Directors of Hexion (together with any new directors whose election by such Board of Directors of Hexion or whose nomination for election by the shareholders of Hexion was approved by (a) a vote of a majority of the directors of Hexion then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of Hexion then in office.

The occurrence of any Change of Control will constitute an Event of Default under the Indenture unless the Issuer (i)(A) makes an offer within 30 days following such Change of Control to all holders of the notes to purchase all the notes properly tendered (a “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); and (B) purchases all the notes properly tendered in accordance with the Change of Control Offer or (ii) exercise their right, within 30 days following such Change of Control, to redeem all the notes as described under “—Optional Redemption.”

A “Change of Control Offer” means a notice sent to each holder of the notes with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Issuer will be deemed to have made a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture applicable to a Change of Control Offer, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have failed to make a Change of Control Offer or purchase notes pursuant thereto as described above by virtue thereof.

This Change of Control repurchase provision is a result of negotiations among Hexion and the Initial Purchasers. Hexion has no present intention to engage in a transaction involving a Change of Control, although it is possible that Hexion could decide to do so in the future. Subject to the limitations discussed below, Hexion could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Hexion capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a “change of control” under the Existing First Lien Notes Indenture and default under the ABL Facility. Future indebtedness of Hexion may contain prohibitions on certain events which would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the purchase of the notes pursuant to a Change of Control Offer could cause a default under such other indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer, Hexion and the other Guarantors. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any such repurchases. See “Risk Factors—Risks Relating to an Investment in the Notes and this Offering—The Issuer may not be able to repurchase the notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of Hexion and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relevant to a Change of Control Event of Default may be waived or modified with the written consent of the holders of a majority in principal amount of the notes, respectively, until such time as tendered notes must be purchased.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

Hexion will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and Hexion will not permit any of its Restricted Subsidiaries (other than a Guarantor) to issue any shares of Preferred Stock; provided, however, that Hexion and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of Hexion for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a) the Incurrence by Hexion or its Restricted Subsidiaries of Indebtedness under any Credit Agreement or ABL Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) (including any Indebtedness Incurred and represented by the notes or any other First Priority Lien Obligations) up to an aggregate principal amount of $2.175 billion plus an aggregate additional principal amount of Consolidated Total Indebtedness constituting First Priority Lien Obligations or ABL Obligations outstanding at any one time that does not cause the Consolidated Secured Debt Ratio of Hexion to exceed 3.75 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom);

(b) the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the Initial Existing First Lien Notes and the related guarantees thereof;

(c) Indebtedness existing on the Issue Date (after giving effect to the Offering Transactions) (other than Indebtedness described in clauses (a) and (b)), including the Existing Debentures and the Existing Junior Priority Notes and the guarantees thereof;

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by Hexion or any of its Restricted Subsidiaries to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was Incurred (or deemed Incurred as provided under clause (n) below) pursuant to this clause (d), does not exceed the greater of $150.0 million and 5.0% of Total Assets at the time of Incurrence;

(e) Indebtedness Incurred by Hexion or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f) Indebtedness arising from agreements of Hexion or any of its Restricted Subsidiaries providing for adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of Hexion in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that, at the time of closing, the amount of such Indebtedness is not determinable and, to the extent such Indebtedness thereafter becomes fixed and determined, the Indebtedness is paid within 60 days thereafter;

(g) Indebtedness of Hexion to a Restricted Subsidiary; provided, however, that any such Indebtedness owed to a Restricted Subsidiary that is not the Issuer or a Guarantor is subordinated in right of payment to the obligations of Hexion under its Guarantee; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to Hexion or another Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Hexion or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to Hexion or another Restricted Subsidiary; provided, however, that if a Guarantor Subsidiary incurs such Indebtedness to a Restricted Subsidiary that is not the Issuer or a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are not Incurred for speculative purposes: (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(k) obligations in respect of performance, bid and surety bonds, including surety bonds issued in respect of workers’ compensation claims, and completion guarantees provided by Hexion or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of Hexion or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, as applicable, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (1), does not exceed the greater of $150.0 million and 5.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (1) shall cease to be deemed Incurred or outstanding for purposes of this clause (1) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which Hexion, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (1));

(m) any guarantee by Hexion or any of its Restricted Subsidiaries of Indebtedness or other obligations of Hexion or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by

Hexion or such Restricted Subsidiary is permitted under the terms of the Indenture; provided, however, that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of any Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes or the Guarantee of such Guarantor, as applicable;

(n) the Incurrence by Hexion or any of its Restricted Subsidiaries of Indebtedness which serves to refund, refinance or defease any Indebtedness Incurred as permitted under the first paragraph of this covenant or clause (b), (c), (d), (n), (o) and/or (s) of this paragraph or any Indebtedness Incurred to so refund or refinance such Indebtedness, including, in each case, any Indebtedness Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being refunded or refinanced that were due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following;

(2) has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) one year following the last maturity date of any notes then outstanding;

(3) to the extent such Refinancing Indebtedness refinances Indebtedness junior to the notes or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the notes or the Guarantee of such Restricted Subsidiary, as applicable;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, expenses, costs and fees Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness of a Restricted Subsidiary of Hexion that is not a Guarantor that refinances Indebtedness of Hexion or another Guarantor (unless such Restricted Subsidiary is an obligor with respect to such Indebtedness being refinanced), or (y) Indebtedness of Hexion or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (t);

provided further, however, that subclauses (1), (2) and (3) of this clause (n) will not apply to any refunding or refinancing of (A) the notes, (B) any Secured Indebtedness constituting a First Priority Lien Obligation or ABL Obligation or (C) any Existing Debentures consisting of pollution control bonds;

(o) Indebtedness or Disqualified Stock of (x) Hexion or any of its Restricted Subsidiaries Incurred to finance an acquisition or (y) Persons that are acquired by Hexion or any of its Restricted Subsidiaries or merged with or into Hexion or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1) Hexion would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(2) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to Hexion or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r) Indebtedness of Hexion or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s) Contribution Indebtedness;

(t) Indebtedness of Foreign Subsidiaries of Hexion for working capital purposes or any other purposes; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t) other than for working capital purposes, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $150 million and 5.0% of Total Assets at the time of Incurrence;

(u) Indebtedness of Hexion or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take or pay obligations contained in supply arrangements, in each case, entered into in the ordinary course of business;

(v) Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of Hexion or any Restricted Subsidiary not in excess, at any one time outstanding, of $7.5 million; and

(w) Indebtedness issued by Hexion or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Hexion or any of its direct or indirect parent companies to the extent permitted under clause (b)(4) of the covenant described under “—Limitation on restricted payments.”

For purposes of determining compliance with this covenant, (A) Indebtedness need not be Incurred solely by reference to one category of permitted Indebtedness described in clauses (a) through (w) above or pursuant to the first paragraph of this covenant but is permitted to be Incurred in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in clauses (a) through (w) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, Hexion shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such item of Indebtedness in one of the above clauses and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof; provided, however, that all Indebtedness under the Existing First Lien Notes outstanding on the Issue Date (other than the Initial Existing First Lien Notes) and the Notes offered hereby shall be deemed at all times to have been incurred pursuant to clause (a) and all Indebtedness under the Initial Existing First Lien Notes outstanding on the Issue Date shall be deemed at all times to have been Incurred pursuant to clause (b), and none of such Indebtedness referred to in this proviso may later be reclassified; provided further, however that any other Indebtedness initially incurred after the Issue Date pursuant to clause (a) above may also not later be reclassified. Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of Hexion, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness” will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided, however, that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

(a) Hexion will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of Hexion’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger or consolidation (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of Hexion; or (B) dividends or distributions by a Restricted Subsidiary; provided, however, that, in the case of any dividend or distribution payable on or in respect of any Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, Hexion or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its ownership percentage of such Equity Interests);

(2) purchase or otherwise acquire or retire for value any Equity Interests of Hexion or any direct or indirect parent company of Hexion;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of Hexion or any Subsidiary Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii) immediately after giving effect to such transaction on a pro forma basis, Hexion could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Hexion and its Restricted Subsidiaries after the Existing Second Lien Notes Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of paragraph (b) below, but excluding all other Restricted Payments permitted by paragraph (b) below), is less than the sum of, without duplication,

(1) 50% of the Consolidated Net Income of Hexion for the period (taken as one accounting period) from June 30, 2006 to the end of Hexion’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by Hexion after the Existing Second Lien Notes Issue Date from the issue or sale of Equity Interests of Hexion (excluding Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of Hexion or an employee stock ownership plan or trust established by Hexion or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of cash contributions to the capital of Hexion, and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received after the Existing Second Lien Notes Issue Date (other than Refunding Capital Stock, Designated Preferred Stock, contributions from the issuance of Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of Hexion or any Restricted Subsidiary issued after the Existing Second Lien Notes Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in Hexion (other than Disqualified Stock) or any direct or indirect parent of Hexion (provided that, in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5) 100% of the aggregate amount received by Hexion or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by Hexion or any Restricted Subsidiary, in each case subsequent to the Existing Second Lien Notes Issue Date, from:

(A) the sale or other disposition (other than to Hexion or a Restricted Subsidiary of Hexion) of Restricted Investments made by Hexion and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from Hexion and its Restricted Subsidiaries by any Person (other than Hexion or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of paragraph (b) below),

(B) the sale (other than to Hexion or a Restricted Subsidiary of Hexion) of the Capital Stock of an Unrestricted Subsidiary, or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary of Hexion has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Hexion or a Restricted Subsidiary of Hexion, in each case subsequent to the Existing Second Lien Notes Issue Date , the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of Hexion in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of paragraph (b) below or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (iii)(2), (3), (4), (5) and (6) above shall be determined in good faith by Hexion and

(A) in the event of property with a Fair Market Value in excess of $15 million, shall be set forth in an Officers’ Certificate,

(B) in the event of property with a Fair Market Value in excess of $25 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of Hexion, or

(C) in the event of property with a Fair Market Value in excess of $50 million, shall be set forth in writing by an Independent Financial Advisor.

(b) The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution (i) within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture or (ii) declared on or prior to the Existing Second Lien Notes Issue Date;

(2)(A) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of Hexion or any direct or indirect parent company of Hexion or Subordinated Indebtedness of Hexion or any Subsidiary Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of Hexion or any direct or indirect parent company of Hexion or contributions to the equity capital of Hexion (other than Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock or any Equity Interests sold to a Subsidiary of Hexion or to an employee stock ownership plan or any trust established by Hexion or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

(B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Hexion or to an employee stock ownership plan or any trust established by Hexion or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of Hexion or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of new Indebtedness of the Issuer or such Subsidiary Guarantor, respectively, which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(A) the principal amount of such new Indebtedness does not exceed the principal amount, plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired plus any tender premiums, defeasance costs or other fees and expenses incurred in connection therewith),

(B) such Indebtedness is subordinated to the notes or the related Guarantees, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(C) such Indebtedness has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Subordinated Indebtedness being redeemed, repurchased, acquired or retired or (y) one year following the last maturity date of any notes then outstanding, and

(D) such Indebtedness has a Weighted Average Life to Maturity which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased or acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following;

(4) the redemption, repurchase, retirement or other acquisition (or dividends to any direct or indirect parent company of Hexion to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of Hexion or any direct or indirect parent company of Hexion held by any future, present or former employee, director or consultant of Hexion or any direct or indirect parent company of Hexion or any Subsidiary of Hexion pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $15 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by Hexion or any of its Restricted Subsidiaries from the sale of Equity Interests (excluding Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock) of Hexion or any direct or indirect parent company of Hexion (to the extent contributed to Hexion) to members of management, directors or consultants of Hexion and its Restricted Subsidiaries or any direct or indirect parent company of Hexion that occurs after the Issue Date; provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (iii) of paragraph (a) of this covenant); plus

(B) the cash proceeds of key man life insurance policies received by Hexion or any direct or indirect parent company of Hexion (to the extent contributed to Hexion) and its Restricted Subsidiaries after the Issue Date; (provided, however, that Hexion may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year and, to the extent any payment described under this clause (4) is made by delivery of Indebtedness and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Indebtedness makes payments with respect to such Indebtedness);

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Hexion or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under”—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Existing Second Lien Notes Issue Date and the declaration and payment of dividends to any direct or indirect parent company of Hexion, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of Hexion issued after the Issue Date the proceeds of which were contributed to Hexion; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis (including a pro forma application of the net proceeds therefrom), Hexion would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause

(6) does not exceed the net cash proceeds actually received by Hexion from the issuance of Designated Preferred Stock (other than Disqualified Stock) issued after the Existing Second Lien Notes Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $40 million and 1.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on Hexion’s common stock (or the payment of dividends to any direct or indirect parent of Hexion to fund the payment by any direct or indirect parent of Hexion of dividends on such entity’s common stock) of up to 6.0% per annum of the net proceeds received by Hexion from any public offering of common stock or contributed to Hexion by any direct or indirect parent of Hexion from any public offering of common stock;

(9) Restricted Payments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed the greater of $50 million and 1.0% of Total Assets at the time made;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Hexion or a Restricted Subsidiary of Hexion by Unrestricted Subsidiaries;

(12)(A) with respect to each tax year or portion thereof that Hexion qualifies as a Flow Through Entity, the distribution by Hexion to any direct or indirect parent of Hexion of an amount equal to the product of (i) the amount of aggregate net taxable income of Hexion allocated to the holders of Capital Stock of Hexion for such period and (ii) the Presumed Tax Rate for such period; and

(B) with respect to any tax year or portion thereof that Hexion and any direct or indirect parent of Hexion does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent company of Hexion that files a consolidated U.S. federal tax return that includes Hexion and its Subsidiaries in an amount not to exceed the amount that Hexion and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if Hexion and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(13) the payment of any Restricted Payment, if applicable:

(A) in amounts required for any direct or indirect parent of Hexion to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnity provided on behalf of, officers and employees of any direct or indirect parent of Hexion, and general corporate overhead expenses of any direct or indirect parent of Hexion, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of Hexion and its respective Subsidiaries;

(B) in amounts required for any direct or indirect parent of Hexion, to pay interest or principal on Indebtedness the proceeds of which have been contributed to Hexion or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, Hexion Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided, however, that any such contribution will not increase the amount available for Restricted Payments under clause (iii) of the immediately preceding paragraph or be used to Incur Contribution Indebtedness or to make a Restricted Payment pursuant to paragraph (b) of this covenant (other than payments permitted by this clause (13)); provided further, however, any such dividends, other distributions or other amounts used to pay interest are treated as interest payments of Hexion for purposes of the Indenture; and

(C) in amounts required for any direct or indirect parent of Hexion to pay fees and expenses, other than to Affiliates of Hexion, related to any equity or debt offering of such parent;

(14) cash dividends or other distributions on Hexion’s Capital Stock used to, or the making of loans to any direct or indirect parent of Hexion to, fund the payment of fees and expenses incurred in connection with the Hexion Recapitalization, the Offering Transactions or in respect of amounts owed by Hexion or any Restricted Subsidiary of Hexion to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates;”

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(17) in the event of a Change of Control, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock of Hexion or Subordinated Indebtedness of any Guarantor or Disqualified Stock or Preferred Stock of any Restricted Subsidiary, in each case, at a purchase price not greater than 101% of the principal amount or liquidation preference, as applicable (or, if such Subordinated Indebtedness was issued with original issue discount, 101% of the accreted value), of such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, plus any accrued and unpaid interest or dividends thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the notes as a result of such Change of Control and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer;

(18) in the event of an Asset Sale that requires the Issuer to offer to purchase notes pursuant to the covenant described under “—Asset Sales,” the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock of Hexion or Subordinated Indebtedness of any Guarantor or Disqualified Stock or Preferred Stock of any Restricted Subsidiary, in each case, at a purchase price not greater than 100% of the principal amount or liquidation preference, as applicable (or, if such Subordinated Indebtedness was issued with original issue discount, 100% of the accreted value), of such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, plus any accrued and unpaid interest or dividends thereon; provided, however, that (i) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by the Indenture) has made an Asset Sale Offer or Collateral Asset Sale Offer, as applicable, with respect to the notes as a result of such Asset Sale and have repurchased all notes validly tendered and not withdrawn in connection with such Asset Sale Offer or Collateral Asset Sale Offer, as applicable, and (ii) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Indebtedness, Disqualified Stock and Preferred Stock may not exceed the amount of the Excess Proceeds or Collateral Excess Proceeds, as applicable, used to determine the aggregate purchase price of the notes tendered for in such Asset Sale Offer or Collateral Asset Sale Offer, as applicable, less the aggregate amount applied in connection with such Asset Sale Offer or Collateral Asset Sale Offer, as applicable;

(19) any Restricted Payments made in connection with the consummation of the Hexion Recapitalization, as set forth under the heading “Use of Proceeds” in the Existing Second Lien Notes Offering Circular, the payment of the dividend declared in May, 2005, but not yet paid, in the amount included in other long-term liabilities as of June 30, 2006, and the repayment or repurchase of the Parish of Ascension, Louisiana Industrial Revenue Bonds of Hexion; and

(20) Restricted Payments by Hexion or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10), (11), (17) and (18) of this paragraph, no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of Hexion’s Subsidiaries were Restricted Subsidiaries, except that (i) subsidiaries designated as Unrestricted Subsidiaries as of the Issue Date under the Existing First Lien Notes Indenture were Unrestricted Subsidiaries and (ii) HAI was not subject to the covenants described under “—Certain Covenants.” Hexion will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Hexion and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

For the purposes of this covenant, any payment made on or after the Existing Second Lien Notes Issue Date but prior to the Issue Date will be deemed to be a “Restricted Payment” to the extent that such payment would have been a Restricted Payment had the Indenture been in effect at the time of such payment (and, to the extent that such Restricted Payment was permitted by clauses (1) through (20) above or as a Permitted Investment, such Restricted Payment may be deemed by Hexion to have been made pursuant to such clause or as such a Permitted Investment).

As of December 31, 2014, we believe that we would have had substantial capacity for Restricted Payments under clause (a)(iii) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” if we were able to incur additional Indebtedness under the provisions of the first paragraph of the covenant described under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” however, because we are not able to meet the Fixed Charge Coverage Ratio test of such covenant as of December 31, 2014, we cannot use any such capacity.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Hexion will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)(i) pay dividends or make any other distributions to Hexion or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or by, its profits; or (ii) pay any Indebtedness owed to Hexion or any of its Restricted Subsidiaries;

(b) make loans or advances to Hexion or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to Hexion or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Existing First Lien Notes Indenture, the ABL Facility, the Senior Credit Documents, the Existing Debentures, the Existing Junior Priority Notes and the guarantees thereof;

(2) the Indenture, the notes (and any Exchange Notes and guarantees thereof), the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and the Existing Junior Priority Intercreditor Agreements;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by Hexion or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or its Subsidiaries, or the property or assets of the Person or its Subsidiaries, so acquired;

(5) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations or Capitalized Lease Obligations, in each case for property so acquired or leased in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases and other similar agreements entered into in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness

(i) of (A) Hexion or (B) any Restricted Subsidiary of Hexion, in each case that (x) is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, an Officer determines reasonably in good faith that any such encumbrance or restriction will not materially adversely affect Hexion’s ability to honor its payment obligations on the notes, or

(ii) that is Incurred by a Foreign Subsidiary of Hexion subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided, however, that such encumbrance or restriction applies only to Foreign Subsidiaries of Hexion; or

(13) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Hexion, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Hexion or a Restricted Subsidiary to other Indebtedness Incurred by Hexion or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

Hexion will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) Hexion or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by Hexion) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by Hexion or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided, however, that the amount of:

(a) any liabilities (as shown on Hexion’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Hexion or any Restricted Subsidiary of Hexion (other than liabilities that are by their terms subordinated to the notes or the Guarantees of the notes, as the case may be) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by Hexion or such Restricted Subsidiary from such transferee that are converted by Hexion or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by Hexion or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3% of Total Assets and $70 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after Hexion’s or any Restricted Subsidiary of Hexion’s receipt of the Net Proceeds of any Asset Sale, Hexion or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale at its option to any one or more of the following:

(1) to permanently reduce (a) any Indebtedness constituting First Priority Lien Obligations (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto); provided that (x) to the extent that the terms of First Priority Lien Obligations other than the notes, as such agreements are in existence on the Issue Date, require that such First Priority Lien Obligations are repaid with the Net Proceeds of Asset Sales prior to repayment of other Indebtedness, Hexion or any Restricted Subsidiary shall be entitled to repay such other First Priority Lien Obligations prior to repaying the notes and (y) subject to the foregoing clause (x), if the Issuer shall so reduce First Priority Lien Obligations, the Issuer will equally and ratably reduce Indebtedness under the notes in any manner set forth in clause (e) below, (b) the notes, (c) Indebtedness constituting Pari Passu Indebtedness other than First Priority Lien Obligations so long as the Asset Sale proceeds are with respect to non-Collateral (provided that if Hexion shall so reduce Pari Passu Indebtedness under this clause (c), Hexion will equally and ratably reduce Indebtedness under the notes in any manner set forth in clause (e) below), (d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, (e) Indebtedness under the notes as provided under “Optional Redemption,” through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) and/or by making an offer to all holders of notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of the notes (such offer to be conducted in accordance with the procedures set forth below for an Asset Sales Offer or a Collateral Asset Sale Offer but without any further limitation in amount), or (f) if such proceeds are from an Asset Sale of ABL Priority Collateral (including indirect Asset Sales of ABL Priority Collateral due to the sale of the Capital Stock of a Person), any Indebtedness constituting ABL Obligations; or

(2) to an investment in any one or more businesses or capital expenditures, in each case used or useful in a Similar Business; provided, however, that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Hexion or, if such Person is a Restricted Subsidiary of Hexion, in an increase in the percentage ownership of such Person by Hexion or any Restricted Subsidiary of Hexion; or

(3) to make an investment in any one or more businesses; provided, however, that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Hexion or, if such Person is a Restricted Subsidiary of Hexion, in an increase in the percentage ownership of such Person by Hexion or any Restricted Subsidiary of Hexion.

Pending the final application of any such Net Proceeds, Hexion or such Restricted Subsidiary of Hexion may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not otherwise prohibited by the Indenture.

The Indenture provides that any Net Proceeds from any Asset Sale of Collateral that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase notes, as described in clause (1) above, shall be deemed to have been applied whether or not such offer is accepted) will be deemed to constitute “Collateral Excess Proceeds.” When the aggregate amount of Collateral Excess Proceeds exceeds $20 million, the Issuer shall make an offer to all holders of the notes and, if required by the terms of any First Priority Lien Obligations or Obligations secured by a Lien permitted under the Indenture (which Lien is not subordinate to the Lien of the notes with respect to the Collateral), to the holders of such First Priority Lien Obligations or such other Obligations (a “Collateral Asset Sale Offer”), to purchase the maximum aggregate principal amount of the notes and such First Priority Lien Obligations or such other Obligations that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Collateral Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such First Priority Lien Obligations were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such First Priority Lien Obligations, such lesser price, if any, as may be provided for by the terms of such First Priority Lien Obligations), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence a Collateral Asset Sale Offer with respect to Collateral Express Proceeds within ten (10) Business Days after the date that Collateral Excess Proceeds exceed $20.0 million by sending the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

The Indenture provides that any Net Proceeds from any Asset Sale of non-Collateral that are not invested or applied as provided and within the time period set forth in the first sentence of the second preceding paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase notes, as described in clause (1) above, shall be deemed to have been applied whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20 million, the Issuer shall make an offer to all holders of notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $20 million by sending the notice required pursuant to the terms of the Indenture, with a copy to the Trustees.

To the extent that the aggregate amount of notes and such other First Priority Lien Obligations or Obligations secured by a Lien permitted by the Indenture (which Lien is not subordinate to the Lien of the notes with respect to the Collateral) tendered pursuant to a Collateral Asset Sale Offer is less than the Collateral Excess Proceeds, the Issuer may use any remaining Collateral Excess Proceeds for any purpose that is not prohibited by the Indenture. If the aggregate principal amount of notes or other First Priority Lien Obligations or such other Obligations surrendered by such holders thereof exceeds the amount of Collateral Excess Proceeds, the Trustee shall select the notes and such other First Priority Lien Obligations or such other Obligations to be purchased in the manner described below. To the extent that the aggregate amount of notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose that is not prohibited by the Indenture. If the aggregate principal amount of notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the applicable trustees shall select the notes (and such Pari Passu Indebtedness) to be purchased in the manner described below. Upon completion of any such Collateral Asset Sale Offer or Asset Sale Offer, the amount of Collateral Excess Proceeds or Excess Proceeds, as the case may be, which served as the basis for such Asset Sale Offer shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

If more notes (and First Priority Lien Obligations or Pari Passu Indebtedness, as applicable) are tendered pursuant to an Asset Sale Offer or a Collateral Asset Sale Offer than the Issuer is required to purchase, the principal amount of the notes (and First Priority Lien Obligations or Pari Passu Indebtedness, as applicable) to be purchased will be determined pro rata based on the principal amounts so tendered and the selection of the actual notes for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no notes (or First Priority Lien Obligations or Pari Passu Indebtedness, as applicable) of $2,000 or less shall be purchased in part.

Notices of an Asset Sale Offer or Collateral Asset Sale Offer shall be mailed by first class mail, or delivered electronically if held by DTC, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new note in principal amount equal to the unpurchased portion of any note purchased in part will be issued in the name of the holder thereof upon cancellation of the original note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on notes or portions thereof purchased.

Transactions with Affiliates

Hexion will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Hexion (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $7.5 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to Hexion or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction by Hexion or such Restricted Subsidiary with an unaffiliated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, Hexion delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of Hexion approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)(a) transactions between or among Hexion or any of its Restricted Subsidiaries and (b) any merger of Hexion and any direct parent company of Hexion; provided however, that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of Hexion and such merger is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)(x) the entering into of any agreement to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsor in an aggregate amount in any fiscal year not to exceed the greater of (a) $6.0 million and (b) 2.0% of EBITDA of Hexion and its Restricted Subsidiaries for the immediately preceding fiscal year, and out-of-pocket expense reimbursement; provided, however, any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause (x) above in connection with the termination of such agreement;

(4) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Hexion or any Restricted Subsidiary or any direct or indirect parent company of Hexion;

(5) payments by Hexion or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are (x) approved by a majority of the Board of Directors of Hexion in good faith or (y) made pursuant to any agreement or arrangement described under the caption “Certain Relationships and Related Transactions, and Director Independence” in the Offering Circular (or in the documents incorporated by reference therein);

(6) transactions in which Hexion or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Hexion or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to employees or consultants that are approved by a majority of the Board of Directors of Hexion in good faith;

(8) the existence of, or the performance by Hexion or any of its Restricted Subsidiaries under the terms of, any agreement or instrument as in effect as of the Issue Date or any amendment thereto (so long as any such agreement or instrument together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement or instrument as in effect on the Issue Date) or any transaction contemplated thereby;

(9) the existence of, or the performance by Hexion or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders agreement or investor rights agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, any agreement described under the caption “Certain Relationships and Related Transactions, and Director Independence” in the documents incorporated by reference in the Offering Circular for the notes and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Hexion or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date;

(10) the execution of the Offering Transactions and the payment of all fees and expenses related to the Offering Transactions, including fees to the Sponsor, which are described in the Offering Circular;

(11)(a) transactions with customers, clients, suppliers, toll manufacturers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries for the purchase or sale of chemicals, equipment and services entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of Hexion;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Hexion or of a Restricted Subsidiary, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments (whether or not pursuant to any such tax sharing agreement or arrangement) permitted by clause (b)(12) of the covenant described under “—Limitations on Restricted Payments;”

(16) any contribution to the capital of Hexion;

(17) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, consolidation or sale of all or substantially all assets;”

(18) pledges of Equity Interests of Unrestricted Subsidiaries;

(19) any employment agreements entered into by Hexion or any of the Restricted Subsidiaries in the ordinary course of business; and

(20) intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of Hexion in an Officers’ Certificate) for the purpose of improving the consolidated tax efficiency of Hexion and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture.

Liens

Hexion will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures any Indebtedness on any asset or property of Hexion or any Subsidiary Guarantor, other than Liens securing Indebtedness that are junior in priority to the Liens on such property or assets securing the notes pursuant to the terms of the Junior Priority Intercreditor Agreements or an intercreditor agreement not materially less favorable to the holders of the notes than the Junior Priority Intercreditor Agreements.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in clauses (1) through (32) of the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in clauses (1) through (32) of the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant, Hexion shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses or pursuant to the first paragraph hereof. Notwithstanding the foregoing, (i) the Liens securing the Existing First Lien Notes and the notes offered hereby shall at all times be deemed to have been incurred under clause (8)(A) under “Permitted Liens” and may not later be reclassified and (ii) Liens securing any Indebtedness initially incurred after the Issue Date pursuant to clause (a) of the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” shall at all times be deemed to have been incurred under clause (8)(B) under “Permitted Liens” and may not later be reclassified.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of Hexion, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.” In addition, for the avoidance of doubt, Liens may secure ABL Obligations so long as the notes are given a junior priority lien on ABL Priority Collateral (other than Excluded Assets) in a manner consistent with the ABL Intercreditor Agreement.

Reports and Other Information

Notwithstanding that Hexion may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, Hexion will file with the SEC (and provide the Trustee and holders of the notes with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1) within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC, or such longer period as may be permitted by Rule 12b-25 of the Exchange Act), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC, or such longer period as may be permitted by Rule 12b-25 of the Exchange Act), reports on Form 10-Q (or any successor or comparable form),

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K (or any successor or comparable form), and

(4) any other information, documents and other reports which Hexion would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that Hexion will not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event Hexion will make available such information to prospective purchasers of notes, in addition to providing such information to the Trustee and the holders of the notes, including by posting such reports on the primary website of Hexion or its Subsidiaries, in each case within 15 days after the time Hexion would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that (a) the rules and regulations of the SEC permit Hexion and any direct or indirect parent company of Hexion to report at such parent entity’s level on a consolidated basis and such parent entity of Hexion is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of Hexion, or (b) any direct or indirect parent of Hexion becomes a guarantor of the notes, the Indenture will permit Hexion to satisfy its obligations in this covenant with respect to financial information relating to Hexion by furnishing financial information relating to such parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and any of its Subsidiaries other than Hexion and its Subsidiaries, on the one hand, and the information relating to Hexion, the Guarantors, if any, and the other Subsidiaries on a standalone basis, on the other hand.

In addition, Hexion shall, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, furnish to the holders of the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, Hexion will be deemed to have furnished such reports referred to above to the Trustee and the holders of the notes if Hexion has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Future Guarantors

Each of our domestic Restricted Subsidiaries that is a guarantor under the ABL Facility and the Existing First Lien Notes guarantees the notes in the manner and on the terms set forth in the Indenture.

After the Issue Date, Hexion will cause each of its Restricted Subsidiaries (other than (x) a Foreign Subsidiary; (y) or a Receivables Subsidiary or (z) a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries) that guarantees any Indebtedness of Hexion or any Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the notes on the terms and conditions set forth in the Indenture. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee by a Restricted Subsidiary may be released as described under “—Guarantees.”

After-Acquired Property

Upon the acquisition by Hexion or any Guarantor of any First Priority After-Acquired Property, Hexion or such Guarantor will, as promptly as practicable after the acquisition of such property or such Subsidiary becoming a Guarantor, execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the First Lien Collateral Agent a perfected security interest, subject only to Permitted Liens, in such First Priority After-Acquired Property and to have such First Priority After-Acquired Property (but subject to certain limitations, if applicable, including as described under “—Security for the Notes—Limitations on Stock Collateral”) added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such First Priority After-Acquired Property to the same extent and with the same force and effect. Notwithstanding the foregoing, upon the acquisition by Hexion or any Guarantor of any First Priority After-Acquired Property consisting of ABL Priority Collateral, Hexion or such Guarantor shall only be required to grant junior priority liens on such Collateral to secure the notes (and only take actions with respect to the granting of such liens that are otherwise consistent with actions required to be taken by the ABL Collateral Agent). In addition, after the Existing Debenture Payoff Date, we will, as promptly as practicable after such date, grant a perfected security interest in the assets constituting Principal Property on such date, to the same extent as if such assets were acquired on such date by Hexion or the applicable Subsidiary that owns such assets on such date, by executing and delivering customary mortgages or deeds of trust with respect to such real property, in each case subject to Permitted Liens and certain limitations, including as described under “—Security for the Notes.”

Limitation on Hexion Nova Scotia Finance, ULC

Hexion Nova Scotia Finance, ULC will not own any material assets or other property, other than Indebtedness or other obligations owing to Hexion Nova Scotia Finance, ULC by Hexion and its Restricted Subsidiaries and Cash Equivalents, or engage in any trade or conduct any business other than treasury, cash management, hedging and cash pooling activities and activities incidental thereto. Hexion Nova Scotia Finance, ULC will not Incur any material liabilities or obligations other than their obligations (if any) pursuant to the notes, the Indenture, the Credit Agreement, the Security Documents and other Indebtedness outstanding on the Issue Date or permitted to be Incurred as described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and liabilities and obligations pursuant to business activities permitted by this covenant. If Hexion Nova Scotia Finance, ULC at any time has assets in excess of $100 million, including intercompany Indebtedness, it shall guarantee the notes.

Limitation on Indenture Restricted Subsidiaries

Hexion will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take any action which action or omission could reasonably be expected to or would have the result of any Existing Debentures Subsidiary being an Indenture Restricted Subsidiary at any time when the negative covenants contained in the Existing Debentures are applicable to an Indenture Restricted Subsidiary unless such Subsidiary concurrently becomes a Subsidiary Guarantor and, after giving effect thereto, there is no default under the Existing Debentures.

Merger, Consolidation or Sale of All or Substantially All Assets

(a) Hexion will not consolidate or merge with or into or wind up into (whether or not Hexion is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) Hexion is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Hexion) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Hexion or such Person, as the case may be, being herein called the “Successor Issuer”);

(2) the Successor Issuer (if other than Hexion) expressly assumes all the obligations of Hexion under the Indenture and the notes pursuant to supplemental indentures;

(3) immediately after giving effect to such transaction no Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), either

(A) the Successor Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(B) the Fixed Charge Coverage Ratio for the Successor Issuer and its Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for Hexion and its Restricted Subsidiaries immediately prior to such transaction; and

(5) Hexion shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Issuer will be the successor to the Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, Hexion under the Indenture and the notes and Hexion and the Guarantors shall be released from the obligation to guarantee, or, to pay, if applicable, the principal of and interest on the notes.

Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to Hexion or to another Restricted Subsidiary, and (b) Hexion may merge with an Affiliate incorporated solely for the purpose of reincorporating Hexion in another state of the United States so long as the amount of Indebtedness of Hexion and its Restricted Subsidiaries is not increased thereby.

(b) Hexion will not permit any Subsidiary Guarantor to consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) such Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized and existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantors’ Guarantee of the notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default shall have occurred and be continuing; and

(4) the Successor Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee of the notes and such Guarantor shall be released from its obligation to guarantee or to pay, if applicable, the principal of, or interest on, the notes. Notwithstanding the foregoing clause (3), (1) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby and (2) a Guarantor may merge with another Guarantor or the Issuer.

In addition, notwithstanding the foregoing, any Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Permitted Transfer”) to (x) Hexion or any Guarantor or (y) any Restricted Subsidiary of Hexion that is not a Guarantor; provided that at the time of each such Permitted Transfer pursuant to clause (y) the aggregate amount of all such Permitted Transfers since the Issue Date shall not exceed 5.0% of the Total Assets as shown on the most recent available balance sheet of Hexion and the Restricted Subsidiaries after giving effect to each such Permitted Transfer and including all Permitted Transfers occurring from and after the Existing Second Lien Notes Issue Date (excluding Permitted Transfers in connection with the Hexion Recapitalization).

Defaults

An Event of Default with respect to all the notes is defined in the Indenture as:

(1) a default in any payment of interest on any note when due continued for 30 days,

(2) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by Hexion to comply with its obligations under the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” above,

(4) the failure by Hexion or any of its Restricted Subsidiaries to comply for 30 days after notice with any of its obligations under the covenants described under “—Certain Covenants” (in each case, other than a failure to purchase notes when required under the covenant described under “—Certain Covenants—Asset Sales”),

(5) the failure by Hexion or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the notes or the Indenture (other than those referred to in (1), (2), (3) or (4) above),

(6) the failure by Hexion or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to Hexion or a Restricted Subsidiary of Hexion) within any applicable grace period after final maturity or the acceleration of any such Indebtedness (or, with respect to the pollution control bonds constituting Existing Debentures, failure to pay under the guarantees of Hexion and its applicable Restricted Subsidiaries related thereto) by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $35 million or its foreign currency equivalent (the “cross-acceleration provision”),

(7) certain events of bankruptcy, insolvency or reorganization of Hexion or a Significant Subsidiary (the “bankruptcy provisions”),

(8) failure by Hexion or any Significant Subsidiary to pay final judgments aggregating in excess of $35 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”),

(9) the Guarantee of any notes by a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof or by the Indenture) or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee of any notes and such Default continues for 10 days,

(10) unless such Liens have been released in accordance with the provisions of the Security Documents, Liens in favor of the Holders of the notes with respect to all or substantially all of the Collateral cease to be valid or enforceable, or Hexion shall assert or any Subsidiary Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Subsidiary Guarantor, Hexion fails to cause such Subsidiary Guarantor to rescind such assertions within 30 days after Hexion has actual knowledge of such assertions,

(11) the failure by Hexion or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clauses (9) and (10) the “security default provisions”), or

(12) a Change of Control shall occur and the Issuer does not cure this event as permitted under the Indenture (the “change of control default provisions”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4), (5) or (11) will not constitute an Event of Default until the Trustee notifies the Issuer or the holders of at least 25% in principal amount of outstanding notes notify the Issuer and the Trustee of the default and the Issuer does not cure such default within the time specified in clauses (4), (5) and (11) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of Hexion) occurs and is continuing, the Trustee by notification to the Issuer or the holders of at least 25% in principal amount of outstanding notes by notice to the Issuer and the Trustee may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Hexion occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of the notes, or deliver electronically if held by DTC, notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults with respect to the notes, their status and what action the Issuer is taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions and the provisions of the First Lien Intercreditor Agreement, the Indenture, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, the Junior Priority Intercreditor Agreements and the related Security Documents may be amended with the consent of the holders of a majority in principal amount of the notes, then outstanding (which consents may be obtained in connection with a tender offer or exchange offer for the notes) and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (which consents may be obtained in connection with a tender offer or exchange offer for the notes). Notwithstanding the foregoing, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on such note,

(3) reduce the principal of or change the Stated Maturity of such note,

(4) reduce the amount payable upon the redemption of such note or change the time when any such note may be redeemed as described under “—Optional Redemption,”

(5) make such note payable in money other than that stated in such note,

(6) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes,

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,

(8) expressly subordinate such note or any Guarantee of such note to any other Indebtedness of the Issuer or any Guarantor,

(9) except as expressly permitted by the Indenture, modify the Guarantees in any manner adverse to the holders of such Note, or

(10) make any change in the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, the Junior Priority Intercreditor Agreements or the provisions in the Indenture dealing with the application of Trust proceeds of the Collateral that would adversely affect the Noteholders.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the notes then outstanding (which consents may be obtained in connection with a tender offer or exchange offer for the notes), no amendment or waiver may release from the Lien of the Indenture and the Security Documents all or substantially all of the Collateral.

Without the consent of any holder, the Issuer, the Guarantors and the Trustee may amend the Indenture, the notes, any Security Document, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or the Junior Priority Intercreditor Agreements to:

(1) cure any ambiguity, omission, defect, mistake or inconsistency;

(2) to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Issuer or any Guarantor under the Indenture;

(3) to provide for uncertificated notes in addition to or in place of certificated notes (provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code;

(4) to add Guarantees with respect to the notes;

(5) to add additional secured creditors holding Junior Priority Obligations or other First Priority Lien Obligations or ABL Obligations, in each case so long as such obligations are not prohibited by the Indenture;

(6) to add to the covenants of Hexion or any Restricted Subsidiaries for the benefit of the holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA;

(8) to make any change that does not adversely affect the rights of any holder;

(9) to conform the text of the Indenture, the notes, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or the Junior Priority Intercreditor Agreements, to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended by the Issuer to be a verbatim recitation of a provision of the Indenture, the notes, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or the Junior Priority Intercreditor Agreements;

(10) to make certain changes to the Indenture to provide for the issuance of additional notes;

(11) to make any amendment to the provisions of the Indenture relating to the transfer and legending of notes; provided, however, that (a) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer notes;

(12) to secure the Notes or to add additional assets as Collateral; or

(13) to release Collateral from the Lien pursuant to the Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and the Junior Priority Intercreditor Agreements when permitted or required by the Indenture or the Security Documents.

The ABL Intercreditor Agreement provides that, subject to certain exceptions and notice requirements, certain amendments, waivers or consents to the collateral documents with respect to the ABL Obligations in respect of any ABL Priority Collateral will also apply automatically to the collateral documents with respect to the notes in respect of such ABL Priority Collateral. In addition, the First Lien Intercreditor Agreement will provide that, subject to certain exceptions and notice requirements, certain amendments, waivers or consents to the collateral documents with respect to First Priority Lien Obligations under the Existing First Lien Notes Indenture in respect of any collateral (or, to the extent a Credit Agreement is incurred in the future, such Credit Agreement) will also apply automatically to the collateral documents with respect to the notes in respect of such collateral.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

The Indenture provides that in determining whether the holders of the required principal amount of notes have concurred in any direction, waiver or consent, notes owned by the Issuer, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only notes outstanding at the time shall be considered in any such determination. As a result, notes held by the Sponsor will not be able to vote in respect of any direction, waiver or consent so long as the Sponsor controls the Issuer.

After an amendment under the Indenture becomes effective, the Issuer is required to send to the respective Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No affiliate, director, officer, employee, incorporator or holder of any Equity Interests in Hexion or any direct or indirect parent corporation of Hexion, as such, will have any liability for any obligations of the Issuer under the notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note, selected for redemption or to transfer or exchange any such note for a period of 15 days prior to a selection of such notes to be redeemed. The notes will be issued in registered form and the registered holder of a will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

(1) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer or the Guarantors have paid all other sums payable under the Indenture; and

(3) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the notes and their obligations under the Indenture with respect to the holders of the notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace notes that have been mutilated, destroyed, lost or stolen and to maintain a registrar and paying agent in respect of the notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants” for the benefit of the notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision, the security default provisions, and the change of control default provision described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the notes) and certain provisions of the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the notes. If the Issuer exercises its legal defeasance option or their covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee and the Security Documents so long as no notes are then outstanding.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (6), (7) with respect only to Significant Subsidiaries, (8) with respect only to Significant Subsidiaries, (9), (10), (11) or (12) under “—Defaults” or because of the failure of Hexion to comply with clause (a)(4) under “—Merger, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or Government Obligations for the payment of principal, premium (if any) and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel stating that beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required with respect to a legal defeasance need not be delivered if all the notes, not theretofore delivered to the Trustee for cancellation have become due and payable.

Concerning the Trustee

Wilmington Trust, National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the notes. Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB) is the trustee under the Existing Senior Secured Notes Indenture.

Wilmington Trust Company, an affiliate of Wilmington Trust, National Association, serves as trustee for the Existing Second Lien Notes. Consequently, if a default occurs with respect to the notes, the Existing Senior Secured Notes or the Existing Second Lien Notes, Wilmington Trust, National Association or Wilmington Trust Company (as applicable) may be considered to have a conflicting interest for the purposes of the TIA. In that case, the applicable trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default with respect to any notes occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, the Junior Priority Intercreditor Agreements and the notes are governed by, and construed in accordance with, the laws of the State of New York (or, to the extent required, the law of the jurisdiction in which the Collateral is located).

Enforceability of Judgments

Since a significant portion of our operating assets and the operating assets of our Subsidiaries are situated outside the United States, any judgment obtained in the United States against us or a Subsidiary, including judgments with respect to the payment of principal, interest, redemption price and any purchase price with respect to the notes, may not be collectible within the United States.

Certain Definitions

“ABL Collateral Agent” means the “Collateral Agent” under the ABL Facility Documents and any successor thereto in such capacity.

“ABL Facility” means (i) the Asset-Based Revolving Credit Agreement, dated as of March 28, 2013, among Hexion LLC (f/k/a Momentive Specialty Chemicals Holdings LLC), the Issuer, as U.S. borrower, Hexion Canada Inc., as Canadian borrower, Hexion B.V. (f/k/a Momentive Specialty Chemicals B.V.), as Dutch borrower, Hexion UK Limited (f/k/a Momentive Specialty Chemicals UK Limited) and Borden Chemical UK Limited, as U.K. borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swingline lender and initial issuing bank, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time after the Issue Date, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by Hexion to be included in the definition of “ABL Facility,” one or more (A) asset-based debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“ABL Facility Documents” means the agreements and other instruments governing the ABL Facility, together with any guarantees thereof and any security documents, other collateral documents and other instruments relating thereto (including documents and instruments governing Hedging Obligations required by the ABL Facility or relating to ABL Obligations).

“ABL Obligations” means the Obligations of the borrowers and other obligors under the ABL Facility or any of the other ABL Facility Documents, to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings) when due and payable, and all other amounts due or to become due under or in connection with the ABL Facility Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the ABL Facility Documents, according to the respective terms thereof.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Additional First Lien Secured Party” means the holders of any Additional First Priority Lien Obligations, including the holders of the Existing First Lien Notes, and any Authorized Representative with respect thereto.

“Additional First Priority Lien Obligations” means any First Priority Lien Obligations, other than the Notes Obligations, that are Incurred prior to or after the Issue Date and secured by the Common Collateral on a pari passu basis with the Notes Obligations and designated as such in writing to the First Lien Collateral Agent pursuant to the Security Documents, including the Existing First Lien Notes Obligations.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; provided, however, such amount will be included in Adjusted EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor or its predecessor (or any accruals relating to such fees and related expenses) during such period; provided, however, that such amount shall not exceed in any four-quarter period commencing after September 30, 2006 the amount determined in accordance with clause (3) of the covenant described under “—Certain Covenants—Transactions with Affiliates;” plus

(5) plant closure and severance costs and charges; plus

(6) impairment charges, including the write-down of Investments; plus

(7) non-operating expenses; plus

(8) restructuring expenses and charges; plus

(9) the cost (or amortization of prior service cost) of subsidizing coverage for persons affected by amendments to medical benefit plans implemented prior to the Issue Date; provided, however, such amount will be included in Adjusted EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income;

less, without duplication,

(10) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period, including the amortization of employee benefit plan prior service costs); minus

(11) non-operating income.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Authorized Representative” means, with respect to any Common Collateral, (i) until the earlier of (x) the Discharge of the Existing First Lien Notes Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Existing First Lien Notes Trustee in respect of such Common Collateral and (ii) from and after the earlier of (x) the Discharge of the Existing First Lien Notes Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative in respect of such Common Collateral; provided that, at any time upon the entering into of a

Credit Agreement constituting First Priority Lien Obligations, the administrative agent or other authorized representative under such Credit Agreement shall become the Applicable Authorized Representative in respect of such Common Collateral.

“Applicable Premium” means, with respect to any note on any applicable redemption date as determined by the Issuer, the greater of: (1)1.0% of the then outstanding principal amount of such note; and (2) the excess of:

(A) the present value at such redemption date of the sum of (i) the redemption price of such note at April 15, 2017 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on such note through April 15, 2017 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(B) the then outstanding principal amount of such note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of assets (including by way of a Sale/Leaseback Transaction) of Hexion or any Restricted Subsidiary of Hexion other than in the ordinary course of business (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to Hexion or another Restricted Subsidiary of Hexion other than directors’ or other legally required qualifying shares) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities;

(b) disposition of obsolete, damaged or worn out equipment or disposals of equipment in connection with reinvestment in or replacement of equipment, in each case, in the ordinary course of business;

(c) the disposition of all or substantially all of the assets of Hexion in a manner permitted pursuant to paragraph (a) of the provisions described above under “—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(d) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments;”

(e) any disposition of assets of Hexion or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which disposition or issuance has an aggregate Fair Market Value of less than $12.5 million;

(f) any disposition of assets to Hexion or any Restricted Subsidiary of Hexion, including by way of merger;

(g) any exchange of assets for assets related to a Similar Business to the extent of comparable or better market value, as determined in good faith by Hexion;

(h) any disposition of assets received by Hexion or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(i) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(j) any disposition of inventory in the ordinary course of business;

(k) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(1) any disposition of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(m) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n) any agreement or arrangement involving, relating to or otherwise facilitating, (i) requirements contracts, (ii) tolling arrangements or (iii) the reservation or presale of production capacity of Hexion or any of its Restricted Subsidiaries by one or more third parties;

(o) sales or grants of licenses or sublicenses to use Hexion’s or any of its Restricted Subsidiaries patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology; and

(p) any Sale/Leaseback Transaction pursuant to which Hexion or any Restricted Subsidiaries receives with respect to such transaction aggregate consideration of less than $15 million.

“Authorized Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the administrative agent under such Credit Agreement, (ii) in the case of Notes Obligations or the holders of the notes, the Trustee, (iii) in the case of the Existing First Lien Notes Obligations or the holders of the Existing First Lien Notes, the Existing First Lien Notes Trustee and (iv) in the case of any Series of Additional First Priority Lien Obligations or Additional First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement, the Authorized Representative named for such Series in the applicable joinder agreement.

“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement or the other Senior Credit Documents, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Hexion whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrowing Base” shall mean, as of any date, the sum of (x) 85% of the book value of the inventory of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, (y) 90% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date and (z) 100% of the Unrestricted Cash of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, in each case calculated on a consolidated basis in accordance with GAAP (calculated on a pro forma basis to give effect to any Investment, acquisition, disposition, mergers, consolidations and dispositions, mergers, consolidations and discontinued operation, in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio).

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of Hexion described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, the United States of America, Australia, Great Britain, Canada, the Netherlands or any other member state of the European Union, in each case with maturities not exceeding two years after the date of acquisition;

(3) in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the government of the jurisdiction of such Foreign Subsidiary, or any agency or instrumentality thereof, in each case with maturities not exceeding 270 days after the date of acquisition and held by it from time to time in the ordinary course of business;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits and demand deposits (in their respective local currencies), in each case with any commercial bank having capital and surplus in excess of $500 million or the foreign currency equivalent thereof and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency);

(5) repurchase obligations for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper issued by a corporation (other than an Affiliate of Hexion) rated at least “A-l” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) and in each case maturing within one year after the date of acquisition;

(7) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition;

(8) Indebtedness issued by Persons (other than the Sponsor or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) in each case with maturities not exceeding two years from the date of acquisition;

(9) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (8) above; and

(10) instruments equivalent to those referred to in clauses (1) through (8) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the collateral described in the Security Documents.

“Common Collateral” means, at any time, Collateral in which the holders of two or more Series of First Priority Lien Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time. If more than two Series of First Priority Lien Obligations are outstanding at any time and the holders of less than all Series of First Priority Lien Obligations hold a valid and perfected security interest in any Collateral at such time then such Collateral shall constitute Common Collateral for those Series of First Priority Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Common Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary shall be accounted for as an Investment.

“Consolidated Interest Expense” means, with respect to any Person (the “Specified Person”) for any period, the sum, without duplication, of:

(1) consolidated interest expense of the Specified Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees);

(2) consolidated capitalized interest of the Specified Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3) commissions, discounts, yield and other fees and charges Incurred for such period in connection with any Receivables Financing of the Specified Person or any of its Restricted Subsidiaries which are payable to Persons other than Hexion and its Restricted Subsidiaries;

(4) dividends accrued for such period in respect of all Disqualified Stock of the Specified Person and any of its Restricted Subsidiaries and all Preferred Stock (including Designated Preferred Stock) of any such Restricted Subsidiaries, in each case held by Persons other than Hexion or a Wholly Owned Subsidiary (in each such case other than (x) dividends payable solely in Capital Stock (other than Disqualified Stock) of Hexion and (y) dividends that are payable only at such time as there are no notes outstanding); and

(5) interest accruing for such period on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by (or secured by the assets of) the Specified Person or any of its Restricted Subsidiaries;

less

(6) interest income of the Specified Person and its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including any severance expenses, expenses related to any reconstruction, decommissioning or reconfiguration of fixed assets for alternate uses, fees, expenses or charges relating to new product lines, plant shutdown costs and acquisition integration cost and fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Hexion Recapitalization or otherwise, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated after the Existing Second Lien Notes Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses, or any subsequent charges or expenses, (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions having occurred at any time other than in the ordinary course of business (as determined in good faith by the Board of Directors of Hexion) shall be excluded;

(6) any net after-tax gains or losses attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (a)(iii)(1) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided, however, that (without duplication) the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) an amount equal to the amount of Tax Distributions actually made to the holders of Capital Stock of such Person or any parent company of such Person in respect of such period in accordance with clause (b)(12) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” shall be included, to the extent not otherwise deducted, as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any impairment charges or asset write-offs and amortization or intangibles in each case arising pursuant to the application of GAAP shall be excluded;

(11) any non-cash compensation expense realized from any deferred stock compensation plan or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12) solely for purposes of calculating Adjusted EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(13) (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(14) accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;

(15) non-cash charges for deferred tax asset valuation allowances shall be excluded;

(16) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Issue Date related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Hexion Recapitalization or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded; and

(17) any currency translation gains and losses related to currency remeasurements of indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of Hexion or a Restricted Subsidiary of Hexion to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (iii)(4) and (5) of paragraph (a) thereof.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of Hexion and its Restricted Subsidiaries on the date of determination that constitutes First Priority Lien Obligations or ABL Obligations to (b) the aggregate amount of Adjusted EBITDA for the then most recent four fiscal quarters for which internal financial statements of Hexion and its Restricted Subsidiaries are available in each case with such pro forma adjustments to Consolidated Total Indebtedness and Adjusted EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided, however, that solely for purposes of the calculation of the Consolidated Secured Debt Ratio, in connection with the Incurrence of any Lien pursuant to clause (8) of the definition of “Permitted Liens,” Hexion or its Restricted Subsidiaries may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness (including any Bank Indebtedness) which is to be secured by such Lien as being Incurred at such time and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate amount of all outstanding Indebtedness of Hexion and its Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of Capitalized Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money and Indebtedness in respect of the deferred purchase price of property or services, plus (2) the aggregate amount of all outstanding Disqualified Stock of Hexion and its Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries of Hexion, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, minus (3) the aggregate amount of all Unrestricted Cash on the consolidated balance sheet of Hexion and its Restricted Subsidiaries as of such date of determination, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of Hexion or any of its Restricted Subsidiaries that is a Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of Hexion by any stockholder of Hexion (other than a Restricted Subsidiary) after the Issue Date; provided, however, that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of Hexion, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of any notes then outstanding;

(2) such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof; and

(3) such cash contribution is not and has not been included in the calculation of permitted Restricted Payments under the covenant described in “—Certain Covenants—Limitation on Restricted Payments.”

“Controlling Secured Parties” means, with respect to any Common Collateral, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Common Collateral.

“Credit Agreement” means, if designated by Hexion to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Obligations” means the Obligations in respect of any agreement or instrument designated as a “Credit Agreement” pursuant to the definition of “Credit Agreement”.

“Credit Agreement Secured Parties” means the holders of Credit Agreement Obligations, including the administrative agent or other authorized representative under the applicable Credit Agreement.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Hexion or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Hexion or any direct or indirect parent company of Hexion, as applicable (other than Disqualified Stock), that is issued for cash (other than to Hexion or any of its Subsidiaries or an employee stock ownership plan or trust established by Hexion or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (a)(iii) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Discharge of ABL Obligations” shall mean, except to the extent otherwise provided in the ABL Intercreditor Agreement with respect to the reinstatement or continuation of any ABL Obligations under certain circumstances, the payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all ABL Obligations then outstanding, if any, and, with respect to letters of credit or letter of credit guaranties outstanding under the ABL Facility, delivery of cash collateral or backstop letters of credit in respect thereof in a manner reasonably satisfactory to the ABL Collateral Agent and issuing lenders under the ABL Facility, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of “secured parties” under the ABL Facility (as defined therein); provided that the Discharge of ABL Obligations shall not be deemed to have occurred if such payments are made in connection with the establishment of a replacement asset backed credit facility (unless in connection with such replacement all of the ABL Obligations are repaid in full in cash (and the other conditions set forth in this definition prior to the proviso are satisfied) with the proceeds of a Qualified Receivables Financing, in which case a Discharge of ABL Obligations shall be deemed to have occurred). In the event the ABL Obligations are modified and the ABL Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the ABL Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Discharge of Existing First Lien Notes Obligations” means, with respect to any Common Collateral, the date on which the Existing First Lien Notes Obligations are no longer secured by such Common Collateral; provided that the Discharge of Existing First Lien Notes Obligations shall not be deemed to have occurred in connection with a refinancing of the Existing First Lien Notes with additional First Priority Lien Obligations secured by such Common Collateral under an agreement relating to Additional First Priority Lien Obligations which has been designated in writing by the Issuer to the First Lien Collateral Agent and each other Authorized Representative as the Existing First Lien Notes Indenture for purposes of the First Lien Intercreditor Agreement.

“Discharge of First Priority Term Obligations” shall mean, except to the extent otherwise provided in the ABL Intercreditor Agreement with respect to the reinstatement or continuation of any First Priority Term Obligation under certain circumstances, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all First Priority Term Obligation and, with respect to any letters of credit or letter of credit guaranties outstanding under a document evidencing a First Priority Term Obligation, delivery of cash collateral or backstop letters of credit in respect thereof in a manner consistent with such document, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of the First Lien Secured Parties under such document evidencing such Obligation; provided that the Discharge of First Priority Term Obligation shall not be deemed to have occurred if such payments are made with the proceeds of other First Priority Term Obligation that constitute an exchange or replacement for or a refinancing of such Obligations or First Priority Term Obligation. In the event the First Priority Lien Obligations are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the First Priority Term Obligation shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such modified indebtedness shall have been satisfied.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided, however, that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the notes (including the purchase of any notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or

(3) is redeemable at the option of the holder thereof,

in whole or in part, in each case prior to 91 days after the maturity date of the notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Hexion or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Hexion in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means Adjusted EBITDA but without giving effect to clause (9), contained therein.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of Hexion or any direct or indirect parent company of Hexion, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to Hexion’s or such direct or indirect parent company’s common stock registered on Form S-8;

(2) any such public or private sale that constitutes an Excluded Contribution; and

(3) any Cash Contribution Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the additional notes issued as contemplated by the Registration Rights Agreement.

“Excluded Assets” means the property and other assets of the Issuer and the Subsidiary Guarantors that is excluded from the grant of security interest in favor of the First Lien Collateral Agent, on behalf of the holders of the notes, pursuant to the terms of the Indenture and the Security Documents.

“Excluded Contributions” means Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of Hexion) received by Hexion after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of Hexion or to any Hexion or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Hexion,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of Hexion, the cash proceeds of which are excluded from the calculation set forth in clause (a)(iii) of “—Certain Covenants—Limitation on Restricted Payments.”

“Existing Debenture Payoff Date” means the date on which the Existing Debentures are repaid in full, defeased or discharged.

“Existing Debentures” means Hexion’s 7 7/8% Debentures due 2023, 8 3/8% Sinking Fund Debentures due 2016 and 9.20% Debentures due 2021.

“Existing Debentures Subsidiary” means each corporation of which Hexion, or Hexion and one or more Existing Debentures Subsidiaries, or any one or more Existing Debentures Subsidiaries, directly or indirectly own securities entitling the holders thereof to elect a majority of the directors, either at all times or so long as there is no default or contingency which permits the holders of any other class or classes of securities to vote for the election of one or more directors.

“Existing First Lien Notes” means the Issuer’s 6.625% First-Priority Senior Secured Notes due 2020.

“Existing First Lien Notes Indenture” means (i) the indenture among the Issuer (as successor issuer via merger to Hexion U.S. Finance Corp.), Wilmington Trust, National Association, as trustee, and the other parties thereto dated March 14, 2012 with respect to the Existing First Lien Notes due 2020, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Existing First Lien Notes Obligations” means the “Notes Obligations” as defined in the Existing First Lien Notes Indenture.

“Existing First Lien Notes Trustee” means Wilmington Trust, National Association, as trustee under the Existing First Lien Notes Indenture.

“Existing Junior Priority Notes” means the Existing Second Lien Notes and the Existing Senior Secured Notes.

“Existing Junior Priority Notes Indentures” means the Existing Second Lien Notes Indenture and the Existing Senior Secured Notes Indenture.

“Existing Junior Priority Notes Security Documents” has the meaning given to the term “Security Documents” in each Junior Priority Intercreditor Agreement.

“Existing Second Lien Notes” means the 9% Second Priority Senior Secured Notes due 2020 issued by the Issuer (as successor issuer by merger to Hexion U.S. Finance Corp.) and Hexion Nova Scotia Finance, ULC.

“Existing Second Lien Notes Indenture” means the indenture among the Issuer (as successor by merger to Hexion U.S. Finance Corp.), Hexion Nova Scotia Finance, ULC, Wilmington Trust Company, as trustee, and the other parties thereto dated November 5, 2010 with respect to the Existing Second Lien Notes due 2020, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Existing Second Lien Notes Issue Date” means November 3, 2006.

“Existing Second Lien Notes Offering Circular” means the Offering Circular dated October 27, 2006, with respect to the Second Priority Senior Secured Floating Rate Notes due 2014 issued by Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC.

“Existing Senior Secured Notes Indenture” means the indenture among the Issuer (as successor by merger to Hexion U.S. Finance Corp.), Hexion Nova Scotia Finance, ULC, Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB) as trustee, and the other parties thereto dated January 29, 2010 with respect to the Existing Senior Secured Notes, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Existing Senior Secured Notes” means the 8.875% Senior Secured Notes due 2018 issued by Hexion Finance Escrow LLC and Hexion Escrow Corporation and assumed by the Issuer (as successor issuer by merger to Hexion U.S. Finance Corp.) and Hexion Nova Scotia Finance, ULC.

“Existing Trustee” means the respective party named as trustee in the applicable Existing Junior Priority Notes Indenture until a successor replaces it and, thereafter, means the successor.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Lien Collateral Agent” shall mean Wilmington Trust, National Association, in its capacity as collateral agent for the First Lien Secured Parties, together with its successors and permitted assigns under the Indenture, the Existing First Lien Notes Indenture and the First Lien Documents exercising substantially the same rights and powers; and in each case provided that if such First Lien Collateral Agent is not Wilmington Trust, National Association, such First Lien Collateral Agent shall have become a party to the First Lien Intercreditor Agreement and the other applicable First Lien Security Documents.

“First Lien Documents” means the credit, guarantee and security documents governing the First Priority Lien Obligations, including, without limitation, the Indenture, the Existing First Lien Notes Indenture and the First Lien Security Documents.

“First Lien Secured Parties” means (a) the First Lien Collateral Agent, the holders of the notes, the Trustee, the beneficiaries of each indemnification obligation undertaken by the Issuer and its Subsidiaries under any Security Document and (b) any Additional First Lien Secured Parties.

“First Lien Security Documents” means the Security Documents and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing First Priority Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“First Priority After-Acquired Property” means any property (other than the initial collateral as of the Issue Date) of Hexion or any Subsidiary Guarantor that secures any First Priority Lien Obligations or, with respect to ABL Priority Collateral, any ABL Obligation, other than in each case any Excluded Assets.

“First Priority Lien Obligations” means (i) all Secured Bank Indebtedness, (ii) all Existing First Lien Notes Obligations, (iii) all Notes Obligations, (iv) all other Obligations (not constituting Indebtedness) of the Issuer and its Subsidiaries under the agreements governing Secured Bank Indebtedness, (v) all other Obligations of the Issuer or any of its Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case that are secured by Liens granted pursuant to any Senior Credit Document and (vi) all Additional First Priority Lien Obligations. For the avoidance of doubt, the ABL Obligations shall not constitute First Priority Lien Obligations.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Consolidated Interest Expense of such Person for such period. In the event that Hexion or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (including in the case of any Incurrence or issuance a pro forma application of the net proceeds therefrom).

For purposes of making the computation referred to above, Investments, acquisitions or dispositions of operating units of a business, mergers, consolidations, discontinued operations (as determined in accordance with GAAP), and any operational changes, business realignment projects and initiatives, restructurings and reorganizations (each a “pro forma event”) that Hexion or any of its Restricted Subsidiaries has either determined to make or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions or dispositions of an operating unit of a business, mergers, consolidations, discontinued operations and any operational changes, business realignment projects and initiatives, restructurings and reorganizations (and the change of any associated fixed charge obligations, consolidated interest expense and the change in Adjusted EBITDA resulting therefrom), had occurred on the first day of the four-quarter reference period. If, since the beginning of such period any Person that subsequently became a Restricted Subsidiary of Hexion or was merged with or into Hexion or any Restricted Subsidiary of Hexion since the beginning of such period shall have made any Investment, acquisition or disposition of an operating unit of a business, merger, consolidation, discontinued operation or operational change, business realignment project or initiative, restructuring or reorganization, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation, operational change, business realignment project or initiative, restructuring, or reorganization had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Hexion. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Hexion as set forth in an Officers’ Certificate, to reflect (i) operating expense reductions, other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Hexion Recapitalization) and (ii) all adjustments used in connection with the calculation of “Adjusted EBITDA” to the extent such adjustments, without duplication, continue to be applicable to such four quarter period.

“Flow Through Entity” means (i) an entity that is treated as a partnership not taxable as a corporation for U.S. federal income tax purposes or (ii) a disregarded entity for U.S. federal income tax purposes whose beneficial owner is a partnership for U.S. federal income tax purposes.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board and (iii) in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case which were in effect on the Existing Second Lien Notes Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or a member of the European Union the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Obligations or a specific payment of principal of or interest on any such Government Obligations held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of principal of or interest on the Government Obligations evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuer under the Indenture and the notes by any Person in accordance with the provisions of the Indenture.

“Guarantor” means any Person that Incurs a Guarantee with respect to the notes; provided, however, that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person ceases to be a Guarantor.

“HAI” means HA-International, LLC, a Delaware limited liability company, and any successor in interest thereto.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Hexion” means Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc.), a New Jersey corporation, and any successor in interest thereto.

“Hexion Canada” means Hexion Canada Inc. (formerly known as Momentive Specialty Chemicals Canada Inc.), a Canadian corporation, and any successor in interest thereto.

“Hexion Coop” means Hexion International Holdings Coöperatief U.A. (formerly known as Momentive International Holdings Coöperatief U.A.) and any successor in interest thereto.

“Hexion Recapitalization” means the Hexion Recapitalization described in the Existing Second Lien Notes Offering Circular.

“holder”, “Holder”, “noteholder” or “Noteholder” means the Person in whose name a note is registered on the Registrar’s books.

“Impairment” means, with respect to any Series of First Priority Lien Obligations, (i) any determination by a court of competent jurisdiction that (x) any of the First Priority Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Priority Lien Obligations), (y) any of the First Priority Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Priority Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Priority Lien Obligations) on a basis ranking prior to the security interest of such Series of First Priority Lien Obligations but junior to the security interest of any other Series of First Priority Lien Obligations or (ii) the existence of any Collateral for any other Series of First Priority Lien Obligations that is not Common Collateral.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to Hexion and its Restricted Subsidiaries, the amount then outstanding (including amounts advanced, and received by, and available for use by, Hexion or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of Hexion or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; or (4) Obligations under or in respect of Qualified Receivables Financing.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Indenture Restricted Subsidiary” means any Existing Debenture Subsidiary which owns, operates or leases one or more Principal Properties and shall not include any other Existing Debenture Subsidiary.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of Hexion, qualified to perform the task for which it has been engaged.

“Initial Existing First Lien Notes” means the $450.0 million aggregate principal amount of Existing First Lien Notes incurred on March 14, 2012, and any exchange notes in respect thereof.

“Initial Purchasers” means each of the initial purchasers listed as such in the Offering Circular.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other rating agency, but excluding any debt securities or loans or advances between and among Hexion and its Subsidiaries

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of Hexion in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments:”

(1) “Investments” shall include the portion (proportionate to Hexion’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Hexion at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Hexion shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(A) Hexion’s “Investment” in such Subsidiary at the time of such redesignation less

(B) the portion (proportionate to Hexion’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Hexion.

“Issue Date” means April 15, 2015.

“Junior Priority Intercreditor Agent” means each “Intercreditor Agent” as defined in a Junior Priority Intercreditor Agreement.

“Junior Priority Intercreditor Agreements” means, collectively, (i) the Amended and Restated Intercreditor Agreement, dated as of January 31, 2013, among JPMorgan Chase Bank, N.A., as agent under the ABL Facility and intercreditor agent, Wilmington Trust, National Association, as senior-priority agent for the holders of Existing First Lien Notes, Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as senior-priority agent for the holders of the Existing Senior Secured Notes, Wilmington Trust Company, as second-priority agent for the holders of the Existing Second Lien Notes, the Issuer and each Subsidiary Guarantor, as it may have been or may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Indenture, and (ii) the Intercreditor Agreement, dated as of January 29, 2010, among JPMorgan Chase Bank, N.A., as agent under the ABL Facility and intercreditor agent, Wilmington Trust, National Association, as senior-priority agent for the holders of Existing First Lien Notes, Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as second-priority agent for the holders of the Existing Senior Secured Notes, the Issuer and each Subsidiary Guarantor, as it may have been or may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Indenture.

“Junior Priority Obligations” means the Existing Junior Priority Notes and Obligations with respect to other Indebtedness permitted to be Incurred under the Existing Junior Priority Notes Indentures, the ABL Facility Documents, the Existing First Lien Notes Indenture and the Indenture, as applicable, which is by its terms intended to be secured equally and ratably with any series of the Existing Junior Priority Notes or on a basis junior to the Liens securing any series of the Existing Junior Priority Notes or First Priority Lien Obligations; provided such Lien is permitted to be Incurred under the Existing Junior Priority Notes Indentures, the ABL Facility Documents, the Existing First Lien Notes Indenture and the Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or the place of payment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means all of the individuals consisting of the directors, executive officers and other management personnel of Hexion or any direct or indirect parent company of Hexion, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of Hexion or any direct or indirect parent company of Hexion, as the case may be, as applicable, was approved by (x) a vote of a majority of the directors of Hexion or any direct or indirect parent of Hexion as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved or (y) the Permitted Holders and (2) executive officers and other management personnel of Hexion or any direct or indirect parent company of Hexion, as the case may be, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of Hexion or any direct or indirect parent company of Hexion, as the case may be, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by Hexion or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction (including to obtain any required consent therefor), and any deduction of appropriate amounts to be provided by Hexion as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Hexion after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“notes” has the meaning assigned to that term in the first paragraph of the preamble of the Description of the Notes section.

“Non-Controlling Secured Parties” means, with respect to any Common Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Common Collateral.

“Notes Obligations” means Obligations in respect of the notes, the Indenture and the Security Documents, including, for the avoidance of doubt, Obligations in respect of additional notes (to the extent incurred in compliance with the Indenture), exchange notes and guarantees thereof.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided, however, that Obligations with respect to the notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of such notes.

“Offering Circular” means the Offering Circular dated April 2, 2015, with respect to the notes.

“Offering Transactions” refers collectively to (1) the offering of the notes and (2) the use of the gross proceeds of the offering of the notes as described in further detail under the heading “Use of Proceeds” in the Offering Circular.

“Officer” means the Chairman of the Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of Hexion.

“Officers’ Certificate” means a certificate signed on behalf of Hexion by two Officers of Hexion, one of whom must be the Chief Executive Officer, the principal financial officer, the treasurer or the principal accounting officer of Hexion that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Hexion.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the notes and any Indebtedness which ranks pari passu in right of payment to the notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Permitted Holders” means, at any time, each of (i) the Sponsor, (ii) the Management Group, (iii) any Person that has no material assets other than the Capital Stock of Hexion or another Permitted Holder and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of Hexion, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i), (ii) and (iii) above, holds more than 50% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 1 3(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i), (ii) and (iii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of Hexion (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member (or more favorable rights in the case of any Permitted Holder) and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i), (ii) and (iii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in Hexion or any Restricted Subsidiary of Hexion;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by Hexion or any Restricted Subsidiary of Hexion in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of Hexion, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Hexion or a Restricted Subsidiary of Hexion;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date;

(6) advances to employees not in excess of $25 million outstanding at any one time in the aggregate;

(7) any Investment acquired by Hexion or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable or claims held by Hexion or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Hexion or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

(9) any Investment by Hexion or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (a) $150 million and (b) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of Hexion at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Hexion after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by Hexion or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (a) $150 million and (b) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of Hexion or any direct or indirect parent company of Hexion, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (a)(iii) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments;”

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7), (11)(b) and (17) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Guarantors;”

(16) any Investment by Restricted Subsidiaries of Hexion in other Restricted Subsidiaries of Hexion and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of Hexion;

(17) Investments consisting of purchases and acquisitions of real estate, inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under “—Certain Covenants—Asset Sales;”

(20) additional Investments in joint ventures of Hexion or any of its Restricted Subsidiaries in an aggregate amount outstanding not to exceed $50 million;

(21) any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Qualified Receivables Financing; and

(22) Investments of a Restricted Subsidiary of Hexion acquired after the Issue Date or of an entity merged into or consolidated with Hexion or a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “—Merger, consolidation or sale of all or substantially all assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit (or deposits to secure letters of credit or surety bonds for the same purpose) issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness (including Capitalized Lease Obligations) Incurred to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or Capital Stock of any Person owning such assets) of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and except for customary cross collateral arrangements with respect to property or equipment financed by the same financing source pursuant to the same financing scheme), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 270 days after the latest of the (i) acquisition of the property subject to the Lien, (ii) completion of construction, repair, improvement or addition of the property subject to the Lien and (iii) commencement of full operation of the property subject to the Lien;

(7) Liens securing Indebtedness of a Foreign Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock;” provided, however, that such Liens do not extend to the property or assets of Hexion or any Domestic Subsidiary (other than a Domestic Subsidiary that is owned by one or more Foreign Subsidiaries);

(8) Liens incurred to secure (A) the Existing First Lien Notes outstanding on the Issue Date, and liens securing the notes (but not any additional notes), and the Guarantees and (B) Indebtedness Incurred pursuant to the first paragraph of, or clause (a) or (l) (or (m) to the extent it guarantees any such Indebtedness) of the second paragraph of, the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such Lien is incurred pursuant to this clause (8)(B) as designated by Hexion; provided, however, that, other than with respect to Liens incurred to secure Indebtedness Incurred pursuant to clauses (a) or (l) (or (m) to the extent it guarantees such Indebtedness) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” at the time of incurrence and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom), the Consolidated Secured Debt Ratio would be no greater than 4.0 to 1.0; provided further, however, that the immediately preceding proviso shall not apply to any Lien which is deemed to be incurred under this clause (8)(B) by reason of the second proviso to clause (20) of this definition of “Permitted Liens” (except to the extent such Lien also secures Indebtedness in addition to the Indebtedness permitted to be secured thereby under clause (20));

(9) Liens existing on the Issue Date (other than Liens described in clause (8) above);

(10) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by Hexion or any Restricted Subsidiary of Hexion (other than such Person becoming a Subsidiary and Subsidiaries of such Person);

(11) Liens on property at the time Hexion or a Restricted Subsidiary of Hexion acquired the property, including any acquisition by means of a merger or consolidation with or into Hexion or any Restricted Subsidiary of Hexion; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (o) of the second paragraph of the covenant described under “—Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (o) of the second paragraph of the covenant described under “—Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) may not extend to any other property owned by Hexion or any Restricted Subsidiary of Hexion (other than pursuant to after acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(12) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Hexion or a Restricted Subsidiary of Hexion permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(13) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(14) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15) licenses, sublicenses, leases and subleases which do not materially interfere with the ordinary conduct of the business of Hexion or any of its Restricted Subsidiaries;

(16) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Hexion and its Restricted Subsidiaries in the ordinary course of business;

(17) Liens in favor of the Issuer or any Guarantor or Liens on assets of a Restricted Subsidiary of Hexion that is not a Guarantor in favor solely of another Restricted Subsidiary of Hexion that is not a Guarantor;

(18) Liens on equipment of Hexion or any Restricted Subsidiary granted in the ordinary course of business to Hexion’s or such Restricted Subsidiary’s client at which such equipment is located;

(19) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(20) Liens to secure any refinancing, refunding, extension or renewal (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10) and (11); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that was subject to the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10) and (11) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension, renewal or replacement of Indebtedness secured by a Lien referred to in clause (8)(B), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension, renewal or replacement shall be deemed secured by a Lien under clause (8)(B) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (8)(B) and for purposes of the definition of Secured Bank Indebtedness;

(21) judgment Liens not giving rise to an Event of Default, so long as such Lien is adequately bonded any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall have expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Hexion or any of its Restricted Subsidiaries in the ordinary course of business;

(24) Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance carriers;

(25) Liens incurred to secure cash management services in the ordinary course of business;

(26) other Liens securing obligations in an aggregate principal amount not to exceed $30 million at any one time outstanding;

(27) deposits made in the ordinary course of business to secure liability to insurance carriers;

(28) Liens on the Equity Interests of Unrestricted Subsidiaries;

(29) grants of software and other technology licenses in the ordinary course of business;

(30) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(31) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Issuer or any Restricted Subsidiary; and

(32) Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution.

Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that Liens incurred satisfy clause (8) above if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether such Lien actually was incurred as permitted by clause (8).

“Permitted Transfer” has the meaning set forth under the caption “—Merger, Consolidation or Sale of All or Substantially All Assets.”

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Principal Property” means any single manufacturing or processing plant or warehouse owned or leased by Hexion or any Existing Debentures Subsidiary of Hexion and located within the United States of America (excluding its territories and possessions and the Commonwealth of Puerto Rico) other than any such plant or warehouse or portion thereof which the Board of Directors of Hexion reasonably determines not to be a Principal Property after due consideration of the materiality of such property to the business of Hexion and its Subsidiaries as a whole. After the Existing Debenture Payoff Date, “Principal Property” means any single manufacturing or processing plant or warehouse owned or leased by Hexion or any Existing Debentures Subsidiary of Hexion and located within the United States (excluding its territories and possessions and the Commonwealth of Puerto Rico) other than any such plant or warehouse or portion thereof which has a Fair Market Value (as determined in good faith by the Issuer) of less than $10,000,000.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from Hexion or any Subsidiary of Hexion to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of Hexion shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Hexion and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by Hexion), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Hexion) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of Hexion or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the notes or any Indebtedness incurred to refinance the notes shall not be deemed a Qualified Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by Hexion or any of its Subsidiaries pursuant to which Hexion or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by Hexion or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Hexion or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by Hexion or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of Hexion (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with Hexion in which Hexion or any Subsidiary of Hexion makes an Investment and to which Hexion or any Subsidiary of Hexion transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of Hexion and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Hexion (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Hexion or any other Subsidiary of Hexion (excluding guarantees of obligations (other than the principal of, and interest on Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Hexion or any other Subsidiary of Hexion in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Hexion or any other Subsidiary of Hexion, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither Hexion nor any other Subsidiary of Hexion has any material contract, agreement, arrangement or understanding other than on terms which Hexion reasonably believes to be no less favorable to Hexion or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Hexion, and

(c) to which neither Hexion nor any other Subsidiary of Hexion has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of Hexion shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Hexion giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Registration Rights Agreement” means the Registration Rights Agreement in respect of the notes dated as of the Issue Date, among Hexion and the Initial Purchasers.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person; provided, however, that, unless HAI would be a Subsidiary without giving effect to the specific 50% test for HAI as set forth in the definition of “Subsidiary,” HAI will not be treated as a Restricted Subsidiary that is subject to the covenants described under “—Certain Covenants.” Unless otherwise indicated in this “Description of the Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of Hexion.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by Hexion or a Restricted Subsidiary whereby Hexion or a Restricted Subsidiary transfers such property to a Person and Hexion or such Restricted Subsidiary leases it from such Person, other than leases between Hexion and a Restricted Subsidiary of Hexion or between Restricted Subsidiaries of Hexion.

“SEC” means the Securities and Exchange Commission.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (8)(B) of the definition of Permitted Lien.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral for the benefit of the First Lien Collateral Agent, the Trustee and the holders of the notes as contemplated by the Indenture.

“Senior Credit Documents” means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the holders of Existing First Lien Notes Obligations (in their capacities as such), (ii) the holders of the notes and the Trustee (each in their capacity as such), (iii) any future holders of Credit Agreement Obligations (in their capacities as such) and (iv) any other Additional First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement after the Issue Date that are represented by a common Authorized Representative (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Priority Lien Obligations, each of (i) the Existing First Lien Notes Obligations, (ii) the Notes Obligations, (iii) the Credit Agreement Obligations and (iv) any other Additional First Priority Lien Obligations incurred pursuant to any applicable agreement, which pursuant to any joinder agreement, are to be represented under the First Lien Intercreditor Agreement by a common Authorized Representative (in its capacity as such for such Additional First Priority Lien Obligations).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Hexion within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of Hexion and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsor” means (i) Apollo Management, L.P., one or more investment funds controlled by Apollo Management, L.P. and any of their respective Affiliates (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors, provided that any Apollo Sponsor (x) owns (directly or indirectly) a majority of the Voting Stock and (y) controls a majority of the Board of Directors of Hexion.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by Hexion or any Subsidiary of Hexion which Hexion has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary “ means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% (or, in the case of HAI, 50% or more) of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means any Restricted Subsidiary that Incurs a Guarantee; provided, however, that upon the release or discharge of such Restricted Subsidiary from its Guarantee in accordance with the Indenture, such Restricted Subsidiary will cease to be a Subsidiary Guarantor.

“Tax Distributions” means any dividends and distributions described in clause (b)(12) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of Hexion and its Restricted Subsidiaries, as shown on the most recent balance sheet of Hexion.

“Treasury Rate” means, as of the applicable redemption date as described by the Issuer, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 15, 2017; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to April 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the respective party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Cash” means cash or Cash Equivalents of Hexion or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of Hexion or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Hexion that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Hexion in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Hexion may designate any Subsidiary of Hexion (including any newly acquired or newly formed Subsidiary of Hexion but excluding the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Hexion or any other Subsidiary of Hexion that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of Hexion or any of its Restricted Subsidiaries; provided further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of Hexion may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(l) Hexion could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for Hexion and its Restricted Subsidiaries would be greater than such ratio for Hexion and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of Hexion shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of Hexion giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

Notwithstanding anything to the contrary herein, and without any further condition, qualification or action hereunder, subsidiaries designated as Unrestricted Subsidiaries as of the Issue Date under the Existing First Lien Notes Indenture will be Unrestricted Subsidiaries.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations relevant to the exchange of initial notes for exchange notes pursuant to the exchange offer and the ownership and disposition of exchange notes acquired by United States Holders and non-United States Holders (each as defined below and collectively referred to as “Holders”) pursuant to the exchange offering. Subject to the limitations and qualifications set forth in this Registration Statement (including exhibit 8.1 thereto), this discussion, insofar as it expresses conclusions as to the application of U.S. federal income tax law, is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our U.S. federal income tax counsel. This discussion does not purport to be a complete analysis of all potential tax considerations. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder (“Treasury Regulations”), rulings and pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions in effect or in existence as of the date of this prospectus, all of which are subject to change at any time or to different interpretations. Any such change may be applied retroactively in a manner that could adversely affect a Holder and the continued validity of this summary. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a Holder in light of such Holder’s particular circumstances (for example, United States Holders subject to the alternative minimum tax provisions of the Code) or to Holders subject to special rules, such as certain financial institutions, U.S. expatriates, partnerships or other pass-through entities, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities, Holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the initial notes or exchange notes (collectively referred to as “notes”) as part of a “straddle,” “hedge,” conversion transaction within the meaning of Section 1258 of the Code or other integrated transaction within the meaning of Treasury Regulations Section 1.1275-6. Moreover, the effect of any applicable state, local or foreign tax laws, or U.S. federal gift and estate tax law is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of initial notes for exchange notes pursuant to the exchange offer or the ownership and disposition of exchange notes acquired by Holders pursuant to the exchange offering or that any such position would not be sustained.

If an entity classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner (or other owner) will depend on the status of the partner (or other owner) and the activities of the entity. Such partner (or other owner) should consult its tax advisor as to the tax consequences of the entity exchanging initial notes for exchange notes and of holding and disposing of exchange notes.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

United States Holders

This section applies to “United States Holders.” A United States Holder is a beneficial owner of notes that is:

•	an individual who is a citizen or resident alien of the United States for U.S. federal income tax purposes,

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•

a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Exchange Offer

The exchange of an initial note for an exchange note will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, United States Holders will not recognize gain or loss upon receipt of an exchange note. The holding period for an exchange note will include the holding period for the initial note and the initial basis in an exchange note will be the same as the adjusted basis in the initial note.

Payments upon Optional Redemption, Change of Control or Other Circumstances

In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes. In other circumstances, we may redeem the exchange notes, in whole or in part, before their maturity date, at a price that may exceed the principal amount of the exchange notes. The requirement or option to make any such payments may implicate the provisions of the Treasury Regulations governing “contingent payment debt instruments.” However, a debt instrument is not considered a “contingent payment debt instrument” if, at the date of its issuance, there is only a “remote” chance that such payments will be made, and therefore the possibility that any such payments will be made will not affect the amount of interest income a United States Holder recognizes. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat any such payments as part of the yield to maturity of any exchange note. Our determination that these contingencies are remote is binding on a United States Holder unless such holder discloses its contrary position in the manner required by the applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a United States Holder might be required to accrue income on its exchange notes in excess of stated interest and to treat as ordinary income rather than as capital gain any income realized on the taxable disposition of an exchange note. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a United States Holder. If we pay additional amounts on the exchange notes pursuant to the registration rights provisions or a premium pursuant to the optional redemption or change of control provisions, United States Holders will be required to recognize such amounts as income. The remainder of this summary assumes that the exchange notes will not be treated as contingent payment debt instruments.

Interest

Payments of qualified stated interest (“QSI”) on the exchange notes will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such holder’s method of tax accounting. We expect the regular interest payments made on the exchange notes to be treated as QSI. An interest payment on a debt instrument is QSI if it is one of a series of stated interest payments on a debt instrument that are unconditionally payable at least annually at a single fixed rate, applied to the outstanding principal amount of the debt instrument.

Market Discount, Acquisition Premium and Bond Premium

Market Discount. If a United States Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than its “stated redemption price at maturity”, the amount of the difference should be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an initial note should carry over to the exchange note received in exchange therefor. The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the stated redemption price at maturity of the initial note, multiplied by the number of complete years to maturity. Although the Code does not expressly so provide, the revised issue price of the initial note is decreased by the amount of any payments previously made on the initial note (other than payments of qualified stated interest). The rules described below do not apply to a United States Holder if such holder purchased an initial note that has de minimis market discount.

Under the market discount rules, a United States Holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any accrued market discount (on the initial note or the exchange note) that has not previously been included in income. If a United States Holder disposes of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), such holder will be required to include any accrued market discount as ordinary income as if such holder had sold the exchange note at its then fair market value. In addition, such holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

Market discount accrues ratably during the period from the date on which such holder acquired the initial note through the maturity date of the exchange note (for which the initial note was exchanged), unless such holder makes an irrevocable election to accrue market discount under a constant yield method. Such holder may elect to include market discount in income currently as it accrues (either ratably or under the constant-yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If such holder elects to include market discount in income currently, such holder’s adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS.

Bond Premium. If a United States Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount in excess of its principal amount, the excess will be treated as bond premium. Any bond premium applicable to an initial note should carry over to the exchange note received in exchange therefor. Such holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. In such case, such holder will reduce the amount required to be included in income each year with respect to interest on such holder’s exchange note by the amount of amortizable bond premium allocable to that year. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. If such holder elected to amortize bond premium on an initial note, such election should carry over to the exchange note received in exchange therefor. If such holder does not make this election, such holder will be required to include in gross income the full amount of interest on the exchange note in accordance with such holder’s regular method of tax accounting, and will include the premium in such holder’s tax basis for the exchange note for purposes of computing the amount of such holder’s gain or loss recognized on the taxable disposition of the exchange note. United States Holders should consult their own tax advisors concerning the computation and amortization of any bond premium on the exchange note.

Medicare Contribution Tax on Unearned Income

Certain United States Holders that are individuals, estates and trusts will be subject to a 3.8% Medicare tax on the lesser of (A) the United States Holder’s “net investment income” for the relevant taxable year, and (B) the excess of the United States Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Net investment income will include interest income and net gains from the disposition of the notes, unless such interest or net gains are derived from the conduct of a nonpassive trade or business.

Sale or Other Taxable Disposition of the Exchange Notes

A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note equal to the difference, if any, between the amount realized upon the disposition (less any amount allocable to any accrued and unpaid interest, which will be taxable as ordinary income to the extent not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the exchange note at the time of disposition. A United States Holder’s adjusted tax basis in an exchange note will be the price such holder paid therefor, increased by any market discount previously included in gross income and reduced (but not below zero) by amortized bond premium. This gain or loss will be a capital gain or loss (except to the extent of accrued interest not previously includible in income or to the extent the market discount rules require the recognition of ordinary income) and will be long-term capital gain or loss if the United States Holder has held the exchange note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains of non-corporate United States Holders, including individuals, may be taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements will apply to United States Holders other than certain exempt recipients, such as corporations, with respect to certain payments of interest on the exchange notes and the proceeds of disposition (including a retirement or redemption of an exchange note). In addition, a United States Holder other than certain exempt recipients may be subject to “backup withholding” on the receipt of certain payments on the exchange notes if such holder:

•	fails to provide a correct taxpayer identification number (“TIN”), which for an individual is ordinarily his or her social security number,

•	is notified by the IRS that it is subject to backup withholding,

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding, or

•	otherwise fails to comply with applicable requirements of the backup withholding rules.

United States Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-United States Holders

This section applies to “non-United States Holders.” A non-United States Holder is a beneficial owner of the notes that is not a United States Holder and that is, for United States federal income tax purposes, an individual, corporation (or other entity taxable as a corporation created under non-U.S. law), estate or trust.

Exchange Offer

Non-United States Holders will not recognize gain or loss upon receipt of an exchange note in exchange for an initial note pursuant to the exchange offer.

Interest Payments

Subject to the discussion below concerning effectively connected income, backup withholding and FATCA, interest paid to a non-United States Holder on an exchange note will not be subject to U.S. federal income tax or withholding tax, provided that such non-United States Holder meets all of the following requirements:

•

Such holder does not own, actually or constructively, for U.S. federal income tax purposes, stock constituting 10% or more of the total combined voting power of all classes of the stock of the Issuer entitled to vote.

•	Such holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to the Issuer through equity ownership.

•	Such holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business.

•	Such holder provides a properly completed IRS Form W-8BEN or W-8BEN-E certifying its non-U.S. status.

The gross amount of payments of interest that do not qualify for the exception from withholding described above will be subject to U.S. withholding tax at a rate of 30%, unless (A) such holder provides a properly completed IRS Form W-8BEN or W-8BEN-E claiming an exemption from or reduction in withholding under an applicable tax treaty, or (B) such interest is effectively connected with such holder’s conduct of a U.S. trade or business and such holder provides a properly completed IRS Form W-8ECI as described below under “Effectively Connected Income.”

Sale or Other Taxable Disposition of the Exchange Notes

Subject to the discussion below concerning FATCA and backup withholding, a non-United States Holder will not be subject to U.S. federal income tax or withholding tax on any gain recognized on the sale, exchange, redemption, retirement or other disposition of an exchange note unless:

•

such holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder will be subject to a 30% tax (or a lower applicable treaty rate) with respect to such gain (offset by certain U.S. source capital losses), or

•

such gain is effectively connected with such holder’s conduct of a trade or business in the United States, in which case such holder will be subject to tax as described below under “Effectively Connected Income.”

Any amounts in respect of accrued interest recognized on the sale or exchange of an exchange note will not be subject to U.S. federal withholding tax, unless the sale or exchange is part of a plan the principal purpose of which is to avoid tax and the withholding agent has actual knowledge or reason to know of such plan.

Effectively Connected Income

If interest or gain from a disposition of the exchange notes is effectively connected with a non-United States Holder’s conduct of a U.S. trade or business, (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the non-United States Holder), then such holder will be subject to U.S. federal income tax on the interest or gain on a net income basis in the same manner as if such holder were a United States Holder, unless an applicable income tax treaty provides otherwise. However, the interest or gain in respect of the exchange notes would be exempt from U.S. withholding tax if such holder claims the exemption by providing a properly completed IRS Form W-8ECI. In addition, if such holder is a foreign corporation, such holder may also be subject to a branch profits tax on its effectively connected earnings and profits for the taxable year, subject to certain adjustments, at a rate of 30% unless reduced or eliminated by an applicable tax treaty.

Information Reporting and Backup Withholding

Unless certain exceptions apply, we must report to the IRS and to a non-United States Holder any payments to such holder in respect of interest during the taxable year. Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest by us or our paying agent on an exchange note to a non-United States Holder, if such holder provides us with a properly competed IRS Form W-8BEN or W-8BEN-E, provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that such holder is a U.S. person.

Payments pursuant to the sale, exchange or other disposition of exchange notes, made to or through a foreign office of a foreign broker, other than payments in respect of interest, will not be subject to information reporting and backup withholding; provided that information reporting may apply if the foreign broker has certain connections to the United States, unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments made to or through a foreign office of a U.S. broker will not be subject to backup withholding, but are subject to information reporting unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments to or through a U.S. office of a broker, however, are subject to information reporting and backup withholding, unless the beneficial owner of the exchange notes certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Backup withholding is not an additional tax; any amounts withheld from a payment to a non-United States Holder under the backup withholding rules will be allowed as a credit against such non-United States Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations.

Pursuant to Sections 1471 through 1474 of the Code, or “FATCA,” foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments” on, or with respect to, the exchange notes. For this purpose, withholdable payments generally include U.S. source payments otherwise subject to nonresident withholding tax (e.g., U.S. source interest) and also include the entire gross proceeds from the sale or other disposition of any debt instruments of U.S. issuers. The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Treasury Regulations defer this withholding obligation for gross proceeds from dispositions of U.S. debt instruments until January 1, 2017. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in the exchange notes, and on the entities through which they hold the exchange notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Securities and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the enforceability of obligations under the exchange notes and guarantees being issued were passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Connell Foley LLP passed on matters of New Jersey law.

EXPERTS

The financial statements of Hexion and Hexion International Holdings Coöperatief U.A. as of December 31, 2014 and December 31, 2013 and for each of the three years in the period ended December 31, 2014 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports are available free of charge to the public through our internet website at www.hexion.com or on the SEC’s website at www.sec.gov. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any decision with respect to the offer. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to George F. Knight, Senior Vice President—Finance and Treasurer, Hexion Inc., 180 East Broad Street, Columbus, Ohio 43215, (614) 225-4000.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of

Hexion Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive (loss) income, deficit, and cash flows present fairly, in all material respects, the financial position of Hexion Inc. and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the appendix appearing under Item 21(b) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

March 10, 2015

HEXION INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $16 and $14, respectively)	$172	$393
Short-term investments	7	7
Accounts receivable (net of allowance for doubtful accounts of $14 and $16, respectively)	591	601
Inventories:
Finished and in-process goods	288	257
Raw materials and supplies	110	103
Other current assets	73	72

Total current assets	1,241	1,433

Investments in unconsolidated entities	48	45
Deferred income taxes (see Note 14)	18	21
Other long-term assets	110	134
Property and equipment:
Land	89	88
Buildings	302	308
Machinery and equipment	2,419	2,427

	2,810	2,823
Less accumulated depreciation	(1,755)	(1,776)

	1,055	1,047
Goodwill (see Note 5)	119	112
Other intangible assets, net (see Note 5)	81	82

Total assets	$2,672	$2,874

Liabilities and Deficit
Current liabilities:
Accounts payable	$426	$483
Debt payable within one year (see Note 7)	99	109
Interest payable	82	83
Income taxes payable (see Note 14)	12	12
Accrued payroll and incentive compensation	67	47
Other current liabilities	135	127

Total current liabilities	821	861

Long-term liabilities:
Long-term debt (see Note 7)	3,735	3,665
Long-term pension and postretirement benefit obligations (see Note 10)	278	234
Deferred income taxes (see Note 14)	19	21
Other long-term liabilities	171	163

Total liabilities	5,024	4,944

Commitments and contingencies (see Notes 7 and 9)
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at December 31, 2014 and 2013	1	1
Paid-in capital	526	522
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive loss	(159)	(21)
Accumulated deficit	(2,423)	(2,275)

Total Hexion Inc. shareholder’s deficit	(2,351)	(2,069)
Noncontrolling interest	(1)	(1)

Total deficit	(2,352)	(2,070)

Total liabilities and deficit	$2,672	$2,874

See Notes to Consolidated Financial Statements

HEXION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In millions)	2014	2013	2012
Net sales	$5,137	$4,890	$4,756
Cost of sales	4,534	4,316	4,160

Gross profit	603	574	596
Selling, general and administrative expense	361	362	322
Asset impairments (see Note 2)	5	181	23
Business realignment costs (see Note 2)	47	21	35
Other operating (income) expense, net	(8)	1	11

Operating income	198	9	205
Interest expense, net	308	303	263
Loss on extinguishment of debt	—	6	—
Other non-operating expense (income), net	32	2	(1)

Loss before income tax and earnings from unconsolidated entities	(142)	(302)	(57)
Income tax expense (benefit) (see Note 14)	26	349	(384)

(Loss) income before earnings from unconsolidated entities	(168)	(651)	327
Earnings from unconsolidated entities, net of taxes	20	17	19

Net (loss) income	(148)	(634)	346
Net loss attributable to noncontrolling interest	—	1	—

Net (loss) income attributable to Hexion Inc.	$(148)	$(633)	$346

See Notes to Consolidated Financial Statements

HEXION INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Year Ended December 31,
(In millions)	2014	2013	2012
Net (loss) income	$(148)	$(634)	$346
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(61)	(13)	13
(Loss) gain recognized from pension and postretirement benefits	(77)	68	(108)
Net gain from cash flow hedge activity	—	1	—

Other comprehensive (loss) income	(138)	56	(95)

Comprehensive (loss) income	(286)	(578)	251
Comprehensive loss attributable to noncontrolling interest	—	1	1

Comprehensive (loss) income attributable to Hexion Inc.	$(286)	$(577)	$252

See Notes to Consolidated Financial Statements

HEXION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In millions)	2014	2013	2012
Cash flows (used in) provided by operating activities
Net (loss) income	$(148)	$(634)	$346
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	144	148	153
Loss on extinguishment of debt	—	6	—
Deferred tax (benefit) expense	(2)	322	(394)
Non-cash asset impairments and accelerated depreciation	5	181	31
Unrealized foreign currency losses (gains)	46	(31)	16
(Gain) loss on sale of assets	(16)	1	10
Other non-cash adjustments	(5)	(4)	(2)
Net change in assets and liabilities:
Accounts receivable	(27)	(71)	35
Inventories	(63)	9	(10)
Accounts payable	(33)	59	44
Income taxes payable	4	6	(6)
Other assets, current and non-current	26	11	43
Other liabilities, current and non-current	19	77	(89)

Net cash (used in) provided by operating activities	(50)	80	177

Cash flows (used in) provided by investing activities
Capital expenditures	(183)	(144)	(133)
Capitalized interest	—	(1)	—
Acquisition of businesses	(64)	—	—
(Purchases of) proceeds from sale of debt securities, net	(1)	(3)	2
Change in restricted cash	(3)	4	(15)
Disbursement of affiliated loan	(50)	—	—
Repayment of affiliated loan	50	—	—
Funds remitted to unconsolidated affiliates, net	(2)	(13)	(3)
Proceeds from sale of assets	20	7	11

Net cash used in investing activities	(233)	(150)	(138)

Cash flows provided by (used in) financing activities
Net short-term debt borrowings (repayments)	21	15	(7)
Borrowings of long-term debt	391	1,135	453
Repayments of long-term debt	(343)	(1,058)	(487)
Repayments of affiliated debt	—	—	(2)
Repayment of advance from affiliates (See Note 4)	—	—	(7)
Capital contribution from parent (see Note 4)	—	—	16
Long-term debt and credit facility financing fees	—	(40)	(14)
Common stock dividends paid	—	—	(11)

Net cash provided by (used in) financing activities	69	52	(59)

Effect of exchange rates on cash and cash equivalents	(9)	(4)	5
Decrease in cash and cash equivalents	(223)	(22)	(15)
Cash and cash equivalents (unrestricted) at beginning of year	379	401	416

Cash and cash equivalents (unrestricted) at end of year	$156	$379	$401

Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$297	$275	$250
Income taxes, net of cash refunds	29	2	17
Non-cash financing activities:
Non-cash issuance of debt in exchange for loans of parent (see Note 4)	$—	$200	$—
Non-cash distribution declared to parent (see Note 4)	—	208	—
Settlement of note receivable from parent (see Note 4)	—	24	—
Non-cash capital contribution from parent (see Note 4)	—	—	218

See Notes to Consolidated Financial Statements

HEXION INC.

CONSOLIDATED STATEMENTS OF DEFICIT

(In millions)	Common Stock	Paid-in Capital	Treasury Stock	Note Receivable From Parent	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Hexion Inc. Deficit	Non- controlling Interest	Total
Balance at December 31, 2011	$1	$533	$(296)	$(24)	$17	$(1,988)	$(1,757)	$1	$(1,756)
Net income	—	—	—	—	—	346	346	—	346
Other comprehensive loss	—	—	—	—	(94)	—	(94)	(1)	(95)
Stock-based compensation expense (see Note 12)	—	4	—	—	—	—	4	—	4
Capital contribution from parent (see Note 4)	—	218	—	—	—	—	218	—	218
Distribution declared to parent ($0.02 per share)	—	(3)	—	—	—	—	(3)	—	(3)

Balance at December 31, 2012	1	752	(296)	(24)	(77)	(1,642)	(1,286)	—	(1,286)
Net loss	—	—	—	—	—	(633)	(633)	(1)	(634)
Other comprehensive income	—	—	—	—	56	—	56	—	56
Stock-based compensation expense (see Note 12)	—	3	—	—	—	—	3	—	3
Distribution declared to parent ($0.01 per share)	—	(1)	—	—	—	—	(1)	—	(1)
Settlement of note receivable from parent (see Note 4)	—	(24)	—	24	—	—	—	—	—
Non-cash distribution declared to parent ($2.52 per share) (see Note 4)	—	(208)	—	—	—	—	(208)	—	(208)

Balance at December 31, 2013	1	522	(296)	—	(21)	(2,275)	(2,069)	(1)	(2,070)
Net loss	—	—	—	—	—	(148)	(148)	—	(148)
Other comprehensive loss	—	—	—	—	(138)	—	(138)	—	(138)
Stock-based compensation expense (see Note 12)	—	1	—	—	—	—	1	—	1
Purchase of business from related party under common control (see Note 4)	—	3	—	—	—	—	3	—	3

Balance at December 31, 2014	$1	$526	$(296)	$—	$(159)	$(2,423)	$(2,351)	$(1)	$(2,352)

See Notes to Consolidated Financial Statements

HEXION INC.

Notes to Consolidated Financial Statements

(In millions, except share data)

1. Background and Basis of Presentation

Based in Columbus, Ohio, Hexion Inc. (“Hexion” or the “Company”) (formerly known as Momentive Specialty Chemicals Inc.), serves global industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. At December 31, 2014, Company had 63 production and manufacturing facilities, with 27 located in the United States. The Company’s business is organized based on the products offered and the markets served. At December 31, 2014, the Company had two reportable segments: Epoxy, Phenolic and Coating Resins and Forest Products Resins.

The Company’s direct parent is Hexion LLC (formerly known as Momentive Specialty Chemicals Holdings LLC), a holding company and wholly owned subsidiary of Hexion Holdings LLC (formerly known as Momentive Performance Materials Holdings LLC, “Hexion Holdings”), the ultimate parent entity of Hexion. Hexion Holdings is controlled by investment funds managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”). Apollo may also be referred to as the Company’s owner.

As of December 31, 2014, the Company has elected not to apply push-down accounting of its parent’s basis as a result of the prior combination of Hexion and Momentive Performance Materials Inc. (“MPM”), a former subsidiary of Hexion Holdings, because it is a public reporting registrant as a result of significant public debt that was outstanding before and after such combination.

2. Summary of Significant Accounting Policies

Principles of Consolidation—The Consolidated Financial Statements include the accounts of the Company, its majority-owned subsidiaries in which minority shareholders hold no substantive participating rights, and variable interest entities in which the Company is the primary beneficiary. Intercompany accounts and transactions are eliminated in consolidation. The Company’s share of the net earnings of 20% to 50% owned companies, for which it has the ability to exercise significance influence over operating and financial policies (but not control), are included in “Earnings from unconsolidated entities, net of taxes” in the Consolidated Statements of Operations. Investments in the other companies are carried at cost.

The Company has recorded a noncontrolling interest for the equity interests in consolidated subsidiaries that are not 100% owned.

The Company’s unconsolidated investments accounted for under the equity method of accounting include the following:

•	50% ownership interest in HA International, Inc., (“HAI”) a joint venture that manufactures foundry resins in the United States;

•	49.99% interest in Hexion UV Coatings (Shanghai) Co., Ltd, a joint venture that manufactures UV-curable coatings and adhesives in China;

•	50% ownership interest in Hexion Shchekinoazot B.V. a joint venture that manufactures forest products resins in Russia;

•	49% ownership interest in Sanwei Hexion Chemicals Company Limited, a joint venture that manufactures versatic acid derivatives in China;

•	50% ownership interest in Momentive Union Specialty Chemicals Ltd, a joint venture that manufactures phenolic specialty resins in China;

•	50% ownership interest in Hexion Australia Pty Ltd, a joint venture which provides urea formaldehyde resins and other products to industrial customers in western Australia; and

•	50% ownership interest in MicroBlend Columbia, SAS, a joint venture that distributes custom point-of-sale paint mixing systems and paint bases to consumer retail stores in Latin America.

Foreign Currency Translations and Transactions—Assets and liabilities of foreign affiliates are translated at the exchange rates in effect at the balance sheet date. Income, expenses and cash flows are translated at average exchange rates during the year. The Company recognized transaction losses of $33, $2 and $1 for the years ended December 31, 2014, 2013 and 2012, respectively, which are included as a component of “Net (loss) income.” In addition, gains or losses related to the Company’s intercompany loans payable and receivable denominated in a foreign currency other than the subsidiary’s functional currency that are deemed to be permanently invested are remeasured to cumulative translation and recorded in “Accumulated other comprehensive loss” in the Consolidated Balance Sheets. The effect of translation is included in “Accumulated other comprehensive loss.”

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and also the disclosure of contingent assets and liabilities at the date of the financial statements. In addition, it requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. The most significant estimates that are included in the financial statements are environmental remediation liabilities, legal liabilities, deferred tax assets and liabilities and related valuation allowances, income tax accruals, pension and postretirement assets and liabilities, valuation allowances for accounts receivable and inventories, general insurance liabilities, asset impairments and fair values of assets acquired and liabilities assumed in business acquisitions. Actual results could differ from these estimates.

Cash and Cash Equivalents—The Company considers all highly liquid investments that are purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2014 and 2013, the Company had interest-bearing time deposits and other cash equivalent investments of $46 and $29, respectively. These amounts are included in the Consolidated Balance Sheets as a component of “Cash and cash equivalents.”

Investments—Investments with original maturities greater than 90 days but less than one year are included in the Consolidated Balance Sheets as “Short-term investments.” At both December 31, 2014 and 2013, the Company had Brazilian real denominated U.S. dollar index investments of $7. These investments, which are classified as held-to-maturity securities, are recorded at cost, which approximates fair value.

Allowance for Doubtful Accounts—The allowance for doubtful accounts is estimated using factors such as customer credit ratings and past collection history. Receivables are charged against the allowance for doubtful accounts when it is probable that the receivable will not be collected.

Inventories—Inventories are stated at lower of cost or market using the first-in, first-out method. Costs include direct material, direct labor and applicable manufacturing overheads, which are based on normal production capacity. Abnormal manufacturing costs are recognized as period costs and fixed manufacturing overheads are allocated based on normal production capacity. An allowance is provided for excess and obsolete inventories based on management’s review of inventories on-hand compared to estimated future usage and sales. Inventories in the Consolidated Balance Sheets are presented net of an allowance for excess and obsolete inventory of $8 at both December 31, 2014 and 2013.

Deferred Expenses—Deferred debt financing costs are included in “Other long-term assets” in the Consolidated Balance Sheets and are amortized over the life of the related debt or credit facility using the effective interest method. Upon extinguishment of any debt, the related debt issuance costs are written off. At December 31, 2014 and 2013, the Company’s unamortized deferred financing costs were $66 and $78, respectively.

Property and Equipment—Land, buildings and machinery and equipment are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of properties (the average estimated useful lives for buildings and machinery and equipment are 20 years and 15 years, respectively). Assets under capital leases are amortized over the lesser of their useful life or the lease term. Major renewals and betterments are capitalized. Maintenance, repairs, minor renewals and turnarounds (periodic maintenance and repairs to major units of manufacturing facilities) are expensed as incurred. When property and equipment is retired or disposed of, the asset and related depreciation are removed from the accounts and any gain or loss is reflected in operating income. The Company capitalizes interest costs that are incurred during the construction of property and equipment. Depreciation expense was $130, $135 and $140 for the years ended December 31, 2014, 2013 and 2012, respectively. Additionally, for the year ended December 31, 2014, approximately $7 of capital expenditures was included in “Accounts payable” in the Consolidated Statements of Cash Flows as a non-cash investing activity.

Capitalized Software—The Company capitalizes certain costs, such as software coding, installation and testing, that are incurred to purchase or create and implement computer software for internal use. Amortization is recorded on the straight-line basis over the estimated useful lives, which range from 1 to 5 years.

Goodwill and Intangibles—The excess of purchase price over net tangible and identifiable intangible assets of businesses acquired is carried as “Goodwill” in the Consolidated Balance Sheets. Separately identifiable intangible assets that are used in the operations of the business (e.g., patents and technology, tradenames, customer lists and contracts) are recorded at cost (fair value at the time of acquisition) and reported as “Other intangible assets, net” in the Consolidated Balance Sheets. Costs to renew or extend the term of identifiable intangible assets are expensed as incurred. The Company does not amortize goodwill. Intangible assets with determinable lives are amortized on a straight-line basis over the shorter of the legal or useful life of the assets, which range from 1 to 30 years (see Note 5).

Impairment—The Company reviews property and equipment and all amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability is based on estimated undiscounted cash flows or other relevant observable measures. The Company tests goodwill for impairment annually, or when events or changes in circumstances indicate impairment may exist, by comparing the estimated fair value of each reporting unit to its carrying value to determine if there is an indication that a potential impairment may exist.

Long-Lived and Amortizable Intangible Assets

During the years ended December 31, 2014, 2013 and 2012, the Company recorded long-lived asset impairments of $5, $124 and $23, respectively, which are included in “Asset impairments” in the Consolidated Statements of Operations (see Note 6).

Goodwill

The Company performs an annual assessment of qualitative factors to determine whether the existence of any events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets. If, after assessing all events and circumstances, the Company determines it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets, the Company uses a probability weighted market and income approach to estimate the fair value of the reporting unit. The Company’s market approach is a comparable analysis technique commonly used in the investment banking and private equity industries based on the EBITDA (earnings before interest, income taxes, depreciation and amortization) multiple technique. Under this technique, estimated fair value is the result of a market-based EBITDA multiple that is applied to an appropriate historical EBITDA amount, adjusted for the additional fair value that would be assigned by a market participant obtaining control over the reporting unit. The Company’s income approach is a discounted cash flow model. When the carrying amount of the reporting unit’s goodwill is greater than the estimated fair value of the reporting unit’s goodwill, an impairment loss is recognized for the difference.

As of October 1, 2014, the estimated fair value of each of the Company’s reporting units was deemed to be substantially in excess of the carrying amount of assets (including goodwill) and liabilities assigned to each reporting unit.

In the fourth quarter of 2013, the Company significantly lowered its forecast of estimated earnings and cash flows for its epoxy reporting unit from those previously projected. This was due to sustained overcapacity in the epoxy resins market throughout 2013 and increased competition from Asian imports, both of which resulted in a significant decrease in earnings and cash flows in the epoxy reporting unit in the fourth quarter of 2013, as well as continued expected overcapacity in the epoxy resins market in 2014. As a result of these facts and circumstances, and in conjunction with the Company’s annual goodwill impairment test performed in the fourth quarter of 2013, the Company recognized a goodwill impairment charge of $57 in the epoxy reporting unit within the Company’s Epoxy, Phenolic and Coating Resins segment. This impairment charge is included in “Asset impairments” in the Consolidated Statements of Operations. The fair value of the epoxy reporting unit was determined based on an income approach, consisting of a discounted cash flow model which includes projections of revenues, operating expenses, working capital investment and capital spending over a multi-year period. A weighted average cost of capital was used as a discount rate and applied to these estimated cash flows to arrive at an estimated fair value of the reporting unit (see Notes 5 and 6).

As of October 1, 2013, the estimated fair value of each of the Company’s remaining reporting units was deemed to be substantially in excess of the carrying amount of assets (including goodwill) and liabilities assigned to each reporting unit.

General Insurance—The Company is generally insured for losses and liabilities for workers’ compensation, physical damage to property, business interruption and comprehensive general, product and vehicle liability under high-deductible insurance policies. The Company records losses when they are probable and reasonably estimable and amortizes insurance premiums over the life of the respective insurance policies.

Legal Claims and Costs—The Company accrues for legal claims and costs in the period in which a claim is made or an event becomes known, if the amounts are probable and reasonably estimable. Each claim is assigned a range of potential liability and the most likely amount is accrued. If there is no amount in the range of potential liability that is most likely, the low end of the range is accrued. The amount accrued includes all costs associated with the claim, including settlements, assessments, judgments and fines. Legal fees are expensed as incurred (see Note 9).

Environmental Matters—Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Environmental accruals are reviewed on a quarterly basis and as events and developments warrant (see Note 9).

Asset Retirement Obligations—Asset retirement obligations are initially recorded at their estimated net present values in the period in which the obligation occurs, with a corresponding increase to the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. When the liability is settled, a gain or loss is recognized for any difference between the settlement amount and the liability that was recorded.

Revenue Recognition—Revenue for product sales, net of estimated allowances and returns, is recognized as risk and title to the product transfer to the customer, which either occurs at the time shipment is made or upon delivery. In situations where product is delivered by pipeline, risk and title transfers when the product moves across an agreed-upon transfer point, which is typically the customers’ property line. Product sales delivered by pipeline are measured based on daily flow meter readings. The Company’s standard terms of delivery are included in its contracts of sale or on its invoices.

Shipping and Handling—Freight costs that are billed to customers are included in “Net sales” in the Consolidated Statements of Operations. Shipping costs are incurred to move the Company’s products from production and storage facilities to the customer. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment. Shipping and handling costs are recorded in “Cost of sales” in the Consolidated Statements of Operations.

Research and Development Costs—Funds are committed to research and development activities for technical improvement of products and processes that are expected to contribute to future earnings. All costs associated with research and development are charged to expense as incurred. Research and development and technical service expense was $72, $73 and $69 for the years ended December 31, 2014, 2013 and 2012, respectively, and is included in “Selling, general and administrative expense” in the Consolidated Statements of Operations.

Business Realignment Costs—The Company incurred “Business realignment costs” totaling $47, $21 and $35 for the years ended December 31, 2014, 2013 and 2012, respectively. For the year ended December 31, 2014, these costs primarily included expenses from the Company’s newly implemented restructuring and cost optimization programs (see Note 3), as well as costs for environmental remediation at certain formerly owned locations. For the year ended December 31, 2013, these costs primarily represent certain environmental expenses related to the Company’s productivity savings programs, as well as other minor headcount reduction programs. For the year ended December 31, 2012, these costs primarily represent expenses to implement productivity savings programs to reduce the Company’s cost structure and align manufacturing capacity with current volume demands, as well as other minor headcount reduction programs.

Pension Liabilities—Pension assumptions are significant inputs to the actuarial models that measure pension benefit obligations and related effects on operations. Two assumptions—discount rate and expected return on assets—are important elements of plan expense and asset/liability measurement. The Company evaluates these critical assumptions at least annually on a plan and country-specific basis. The Company periodically evaluates other assumptions involving demographic factors, such as retirement age, mortality and turnover, and updates them to reflect the Company’s experience and expectations for the future. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.

Accumulated and projected benefit obligations are measured as the present value of future cash payments. The Company discounts those cash payments using the weighted average of market-observed yields for high quality fixed income securities with maturities that correspond to the payment of benefits. Lower discount rates increase present values and subsequent-year pension expense; higher discount rates decrease present values and subsequent-year pension expense.

To determine the expected long-term rate of return on pension plan assets, the Company considers current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. In developing future return expectations for the principal benefit plans’ assets, the Company evaluates general market trends as well as key elements of asset class returns such as expected earnings growth, yields and spreads across a number of potential scenarios.

Income Taxes—The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of the assets and liabilities.

Deferred tax balances are adjusted to reflect tax rates, based on current tax laws, which will be in effect in the years in which temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized (see Note 14).

Unrecognized tax benefits are generated when there are differences between tax positions taken in a tax return and amounts recognized in the consolidated financial statements. Tax benefits are recognized in the consolidated financial statements when it is more likely than not that a tax position will be sustained upon examination. Tax benefits are measured as the largest amount of benefit that is greater than 50% likely of being realized upon settlement. The Company classifies interest and penalties as a component of tax expense.

Derivative Financial Instruments—The Company is a party to forward exchange contracts, foreign exchange rate swaps, interest rate swaps, natural gas futures and electricity forward contracts to reduce its cash flow exposure to changes in interest rates and natural gas and electricity prices. The Company does not hold or issue derivative financial instruments for trading purposes. All derivative financial instruments, whether designated as hedging relationships or not, are recorded in the Consolidated Balance Sheets at fair value. If a derivative financial instrument is designated as a fair-value hedge, the changes in the fair value of the derivative financial instrument and the hedged item are recognized in earnings. If the derivative financial instrument is designated as a cash flow hedge, changes in the fair value of the derivative financial instrument are recorded in “Accumulated other comprehensive loss” in the Consolidated Balance Sheets, to the extent effective, and are recognized in the Company’s Consolidated Statements of Operations when the hedged item impacts earnings. The cash flows from derivative financial instruments accounted for as hedges are classified in the same category as the item being hedged in the Consolidated Statements of Cash Flows. The Company documents effectiveness assessments in order to use hedge accounting at each reporting period.

Stock-Based Compensation—Stock-based compensation cost is measured at the grant date based on the fair value of the award which is amortized as expense over the requisite service period on a graded-vesting basis (see Note 12).

Transfers of Financial Assets—The Company executes factoring and sales agreements with respect to its trade accounts receivable to support its working capital requirements. The Company accounts for these transactions as either sales-type or financing-type transfers of financial assets based on the terms and conditions of each agreement. For the portion of the sales price that is deferred in a reserve account and subsequently collected, the Company’s policy is to classify the cash in-flows as cash flows from operating activities as the predominant source of the cash flows pertains to the Company’s trade accounts receivable. When the Company retains the servicing rights on the transfers of accounts receivable, it measures these rights at fair value, if material.

Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk are primarily temporary investments and accounts receivable. The Company places its temporary investments with high quality institutions and, by policy, limits the amount of credit exposure to any one institution. Concentrations of credit risk for accounts receivable are limited due to the large number of customers in the Company’s customer base and their dispersion across many different industries and geographies. The Company generally does not require collateral or other security to support customer receivables.

Concentrations of Supplier Risk—The Company relies on long-term agreements with key suppliers for most of its raw materials. The loss of a key source of supply or a delay in shipments could have an adverse effect on its business. Should any of the suppliers fail to deliver or should any of the key long-term supply contracts be canceled, the Company would be forced to purchase raw materials at current market prices. The Company’s largest supplier provides approximately 10% of raw material purchases. In addition, several of the feedstocks at various facilities are transported through a pipeline from one supplier.

Subsequent Events—The Company has evaluated events and transactions subsequent to December 31, 2014 through March 10, 2015, the date of issuance of its Consolidated Financial Statements.

Reclassifications—Certain prior period balances have been reclassified to conform with current presentations.

Recently Issued Accounting Standards

Newly Issued Accounting Standards

In May, 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Board Update No. 2014-09: Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 supersedes the existing revenue recognition guidance and most industry-specific guidance applicable to revenue recognition. According to the new guidance, an entity will apply a principles-based five step model to recognize revenue upon the transfer of promised goods or services to customers and in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for annual periods beginning after December 15, 2016, including interim periods within that reporting period and early application is not permitted. The Company is currently assessing the potential impact of ASU 2014-09 on its financial statements.

In August 2014, the FASB issued Accounting Standards Board Update No. 2014-15: Presentation of Financial Statements—Going Concern—Disclosures of Uncertainties about an entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 provides new guidance related to management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards and to provide related footnote disclosures. This new guidance is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The requirements of ASU 2014-15 are not expected to have a significant impact on the Company’s financial statements.

Newly Adopted Accounting Standards

In November, 2014, the FASB issued Accounting Standards Board Update No. 2014-17: Business Combinations—Pushdown Accounting (“ASU 2014-17”). ASU 2014-17 provides an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. This new guidance became effective on November 18, 2014. The requirements of ASU 2014-17 did not have any impact on the Company’s financial statements.

3. Restructuring

2014 Restructuring Activities

In 2014, in response to an uncertain economic outlook, the Company initiated significant restructuring programs with the intent to optimize its cost structure and bring manufacturing capacity in line with demand. The Company estimates that these restructuring cost activities will occur over the next 18 to 24 months. As of December 31, 2014, the total costs expected to be incurred on restructuring activities are estimated at $19, consisting primarily of workforce reduction costs.

The following table summarizes restructuring information:

Restructuring costs expected to be incurred	$19
Cumulative restructuring costs incurred through December 31, 2014	$13
Accrued liability at December 31, 2013	$—
Restructuring charges	13
Payments	(1)

Accrued liability at December 31, 2014	$12

Workforce reduction costs primarily relate to non-voluntary employee termination benefits and are accounted for under the guidance for nonretirement postemployment benefits or as exit and disposal costs, as applicable. During the year ended December 31, 2014 charges of $13 were recorded in “Business realignment costs” in the Consolidated Statements of Operations. At December 31, 2014, the Company had accrued $12 for restructuring liabilities in “Other current liabilities” in the Consolidated Balance Sheets.

The following table summarizes restructuring information by reporting segment:

	Epoxy, Phenolic and Coating Resins	Forest Products Resins	Corporate and Other	Total
Restructuring costs expected to be incurred	$14	$—	$5	$19
Cumulative restructuring costs incurred through December 31, 2014	$10	$—	$3	$13
Accrued liability at December 31, 2013	$—	$—	$—	$—
Restructuring charges	10	—	3	13
Payments	(1)	—	—	(1)

Accrued liability at December 31, 2014	$9	$—	$3	$12

4. Related Party Transactions

Management Consulting Agreement

The Company is subject to a Management Consulting Agreement with Apollo (the “Management Consulting Agreement”) that renews on an annual basis, unless notice to the contrary is given by either party. Under the Management Consulting Agreement, the Company receives certain structuring and advisory services from Apollo and its affiliates. The Management Consulting Agreement provides indemnification to Apollo, its affiliates and their directors, officers and representatives for potential losses arising from these services. Apollo is entitled to an annual fee equal to the greater of $3 or 2% of the Company’s Adjusted EBITDA. Apollo elected to waive charges of any portion of the annual management fee due in excess of $3 for the years ended December 31, 2014, 2013 and 2012.

During each of the years ended December 31, 2014, 2013 and 2012, the Company recognized expense under the Management Consulting Agreement of $3. This amount is included in “Other operating (income) expense, net” in the Company’s Consolidated Statements of Operations.

Transactions with MPM

Shared Services Agreement

On October 1, 2010, the Company entered into a shared services agreement with MPM (which, from October 1, 2010 through October 24, 2014, was a subsidiary of Hexion Holdings) (the “Shared Services Agreement”). Under this agreement, the Company provides to MPM, and MPM provides to the Company, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, technology development, legal and procurement services. The Shared Services Agreement is subject to termination by either the Company or MPM, without cause, on not less than 30 days’ written notice, and expires in October 2015 (subject to one-year renewals every year thereafter; absent contrary notice from either party). The Shared Services Agreement establishes certain criteria upon which the costs of such services are allocated between the Company and MPM. Pursuant to this agreement, during the years ended December 31, 2014, 2013 and 2012, the Company incurred approximately $131, $121 and $155, respectively, of net costs for shared services and MPM incurred approximately $99, $92 and $148, respectively, of net costs for shared services. Included in the net costs incurred during the years ended December 31, 2014, 2013 and 2012, were net billings from the Company to MPM of $49, $31 and $22, respectively, to bring the percentage of total net incurred costs for shared services under the Shared Services

Agreement to the applicable allocation percentage. The allocation percentage for 2014 remained unchanged from 2013, which was 57% for the Company and 43% for MPM. The allocation percentage is reviewed at least annually. The Company had accounts receivable from MPM of $9 and $4 as of December 31, 2014 and December 31, 2013, respectively. During the years ended December 31, 2014, 2013 and 2012, the Company realized approximately $4, $6 and $24, respectively, in cost savings as a result of the Shared Services Agreement.

On April 13, 2014, Momentive Performance Materials Holdings Inc. (MPM’s direct parent company), MPM and certain of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On October 24, 2014, in conjunction with MPM’s emergence from Chapter 11 bankruptcy and the consummation of MPM’s plan of reorganization, the Shared Services Agreement was amended to, among other things, (i) exclude the services of certain executive officers, (ii) provide for a transition assistance period at the election of the recipient following termination of the Shared Services Agreement of up to 12 months, subject to one successive renewal period of an additional 60 days and (iii) provide for the use of an independent third-party firm to assist the Shared Services Steering Committee with its annual review of billings and allocations. Additionally, upon emergence from Chapter 11 bankruptcy, MPM paid all previously unpaid amounts to the Company related to the Shared Services Agreement.

Sales and Purchases of Products and Services with MPM

The Company also sells products to, and purchase products from, MPM pursuant to a Master Buy/Sell Agreement dated as of September 6, 2012 (the “Master Buy/Sell Agreement”). Prices under the agreement are determined by a formula based upon certain third party sales of the applicable product, or in the event that no qualifying third party sales have taken place, based upon the average contribution margin generated by certain third party sales of products in the same or a similar industry. The standard terms and conditions of the seller in the applicable jurisdiction apply to transactions under the Master Buy/Sell Agreement. A subsidiary of MPM also acts as a non-exclusive distributor in India for certain of the Company’s subsidiaries pursuant to Distribution Agreements dated as of September 6, 2012 (the “Distribution Agreements”). Prices under the Distribution Agreements are determined by a formula based on the weighted average sales price of the applicable product less a margin. The Master Buy/Sell Agreement and Distribution Agreements have initial terms of 3 years and may be terminated for convenience by either party thereunder upon 30 days’ prior notice in the case of the Master/Buy Sell Agreement and upon 90 days’ prior notice in the case of the Distribution Agreements. Pursuant to these agreements and other purchase orders, during each of the years ended December 31, 2014 and 2013, the Company sold $1 and less than $1 of products to MPM and purchased $8 and $9, respectively. As of December 31, 2014 and 2013, the Company had less than $1 of accounts receivable from MPM and $1 of accounts payable to MPM related to these agreements.

Other Transactions with MPM

In March 2014, the Company entered into a ground lease with a Brazilian subsidiary of MPM to lease a portion of MPM’s manufacturing site in Itatiba, Brazil for purposes of constructing and operating an epoxy production facility. In conjunction with the ground lease, the Company also entered into a site services agreement whereby MPM’s subsidiary provides to the Company various services such as environmental, health and safety, security, maintenance and accounting, amongst others, to support the operation of this new facility. The Company paid less than $1 to MPM under this agreement for the year ended December 31, 2014.

In April 2014, the Company purchased 100% of the interests in MPM’s Canadian subsidiary for a purchase price of approximately $12. As a part of the transaction the Company also entered into a non-exclusive distribution agreement with a subsidiary of MPM, whereby the Company will act as a distributor of certain of MPM’s products in Canada. The agreement has a term of 10 years, and is cancelable by either party with 180 days’ notice. The Company is compensated for acting as distributor at a rate of 2% of the net selling price of the related products sold. Additionally, MPM is providing certain transitional services to the Company subsequent to the transaction date. During the year ended December 31, 2014, the Company purchased approximately $29 of products from MPM under this distribution agreement, and earned $1 from MPM as compensation for acting as distributor of the products. As of December 31, 2014, the Company had $2 of accounts payable to MPM related to the distribution agreement.

As both the Company and MPM shared a common ultimate parent at the time of the transaction, this purchase was accounted for as a transaction under common control as defined in the accounting guidance for business combinations, resulting in the Company recording the net assets of the acquired entity at carrying value. Additionally, the gain on the purchase of $3 was accounted for as a capital contribution, and is reflected as an addition to “Paid-in-Capital” in the Consolidated Balance Sheets. In addition, the Company has recasted its prior period financial statements on a combined basis to reflect the release of the valuation allowance related to the expected realization of deferred tax benefits attributable to MPM’s Canadian subsidiary during the year ended December 31, 2011. This retrospective adjustment to the Company’s Consolidated Financial Statements resulted in a $12 decrease in “Accumulated deficit” as of December 31, 2011.

Apollo Advance

In connection with the terminated Huntsman merger and related litigation settlement agreement and release among the Company, Huntsman and other parties entered into in 2008, the Company paid Huntsman $225. The settlement payment was funded to the Company by an advance from Apollo, while reserving all rights with respect to reallocation of the payments to other affiliates of Apollo. Under the provisions of the settlement agreement and release, the Company was only contractually obligated to reimburse Apollo for any insurance recoveries on the $225 settlement payment, net of expense incurred in obtaining such recoveries. Apollo agreed that the payment of any such insurance recoveries would satisfy the Company’s obligation to repay amounts received under the $225 advance.

In April 2012, the Company agreed to a settlement with its insurers to recover $10 in proceeds associated with the $225 settlement payment made to Huntsman in 2008. During the year ended December 31, 2012, the Company recognized the $10 settlement, which was recorded net of approximately $2 of fees related to the settlement, and is included in “Other operating (income) expense, net” in the Consolidated Statements of Operations. In July 2012, the Company received approximately $1 from its insurers for reimbursement of expenses incurred in obtaining the recoveries, and remitted to Apollo the remaining $7 of the insurance settlement. Following receipt of the settlement payment, Apollo acknowledged the satisfaction of the Company’s obligations to Apollo with respect to the $225 advance, which was previously recorded as a long-term liability. The remaining $218 was reclassified from a long-term liability to equity as a capital contribution from Apollo during the year ended December 31, 2012.

Preferred Equity Commitment and Issuance

In December 2011, in conjunction with the repayment of a term loan of $100 extended to the Company by certain affiliates of Apollo, Hexion Holdings issued 28,795,935 preferred units and 28,785,935 warrants to purchase common units of Hexion Holdings to affiliates of Apollo for a purchase price of $205 (the “Preferred Equity Issuance”), representing the initial $200 face amount, plus amounts earned from the interim liquidity facilities, less related fees and expenses. Hexion Holdings contributed $189 of the proceeds from the Preferred Equity Issuance to Hexion LLC and Hexion LLC contributed the amount to the Company. As of December 31, 2011, the Company had recognized a capital contribution of $204, representing the total proceeds from the Preferred Equity Issuance, less related fees and expenses. The remaining $16 was held in a reserve account at December 31, 2011 by Hexion Holdings to redeem any additional preferred units from Apollo equal to the aggregate number of preferred units and warrants subscribed for by all other members of Hexion Holdings. In January 2012, the remaining $16 of proceeds held in the reserve account were contributed to the Company.

Purchase of Hexion LLC Debt

In 2009, the Company purchased $180 in face value of the outstanding Hexion LLC PIK Debt Facility for $24, including accrued interest. The loan receivable from Hexion LLC was recorded at its acquisition value of

$24 as a reduction of equity in the Consolidated Balance Sheets as Hexion LLC is the Company’s parent. In addition, the Company had not recorded accretion of the purchase discount or interest income as ultimate receipt of these cash flows was under the control of Hexion LLC.

During the year ended December 31, 2013, in conjunction with the refinancing transactions in early 2013 (see Note 7), the loan receivable from Hexion LLC was settled for no consideration at the direction of Hexion LLC. As a result, the Company accounted for the settlement of the loan as a distribution to Hexion LLC of $24, which was recognized in “Paid-in Capital” in the Consolidated Balance Sheets. Additionally, during the year ended December 31, 2013, the Company declared a distribution to Hexion LLC of $208 in connection with the retirement of the outstanding $247 aggregate principal amount of the Hexion LLC’ PIK Facility held by an unaffiliated third party, in conjunction with the refinancing transactions in early 2013.

Purchases and Sales of Products and Services with Affiliates Other than MPM

The Company sells products to various Apollo affiliates other than MPM. These sales were $141, $126 and $36 for the years ended December 31, 2014, 2013 and 2012, respectively. Accounts receivable from these affiliates were $26 and $17 at December 31, 2014 and 2013, respectively. The Company also purchases raw materials and services from various Apollo affiliates other than MPM. These purchases were $31, $31 and $34 for the years ended December 31, 2014, 2013 and 2012, respectively. The Company had accounts payable to these affiliates of $26 and less than $1 at December 31, 2014 and 2013, respectively.

Participation of Apollo Global Securities in Refinancing Transactions

In January 2013, Apollo Global Securities, LLC (“AGS”), an affiliate of Apollo, acted as one of the initial purchasers and received approximately $1 in connection with the sale of an additional $1,100 aggregate principal amount of the Company’s 6.625% First-Priority Senior Secured Notes due 2020. AGS also received $1 in structuring fees in connection with the refinancing transactions in early 2013 (See Note 7).

In March 2012, AGS acted as one of the initial purchasers and received approximately $1 in connection with the sale of $450 aggregate principal amount of the Company’s 6.625% First-Priority Senior Secured Notes due 2020.

Other Transactions and Arrangements

Hexion Holdings purchased insurance policies which cover the Company. Amounts are billed to the Company annually based on the Company’s relative share of the insurance premiums and amortized over the term of the policy. Hexion Holdings billed the Company $13 for the year ended December 31, 2013. The Company had no accounts payable to Hexion Holdings under these arrangements at December 31, 2014 and $4 of accounts payable at December 31, 2013.

The Company sells finished goods to, and purchases raw materials from, its foundry joint venture between the Company and HA-USA Inc. (“HAI”). The Company also provides toll-manufacturing and other services to HAI. The Company’s investment in HAI is recorded under the equity method of accounting, and the related sales and purchases are not eliminated from the Company’s Consolidated Financial Statements. However, any profit on these transactions is eliminated in the Company’s Consolidated Financial Statements to the extent of the Company’s 50% interest in HAI. Sales and services provided to HAI were $107, $104 and $108 for the years ended December 31, 2014, 2013 and 2012, respectively. Accounts receivable from HAI were $8 and $16 at December 31, 2014 and 2013, respectively. Purchases from HAI were $36, $31 and $31 for the years ended December 31, 2014, 2013 and 2012, respectively. The Company had accounts payable to HAI of $2 and $6 at December 31, 2014 and 2013, respectively. Additionally, HAI declared dividends to the Company of $14 and $21 during the years ended December 31, 2014 and 2013, respectively. No amounts remain outstanding related to these previously declared dividends as of December 31, 2014.

The Company’s purchase contracts with HAI represent a significant portion of HAI’s total revenue, and this factor results in the Company absorbing the majority of the risk from potential losses or the majority of the gains from potential returns. However, the Company does not have the power to direct the activities that most significantly impact HAI, and therefore, does not consolidate HAI. The carrying value of HAI’s assets were $53 and $50 at December 31, 2014 and 2013, respectively. The carrying value of HAI’s liabilities were $16 and $15 at December 31, 2014 and 2013, respectively.

In February 2013, the Company and HAI resolved a dispute regarding raw material pricing. As part of the resolution, the Company will provide discounts to HAI on future purchases of dry and liquid resins totaling $16 over a period of three years. The $16 was recorded net of $8 of income during the year ended December 31, 2012, which represented the Company’s benefit from the discounts due to its 50% ownership interest in HAI. During the year ended December 31, 2014, the Company issued $5 of discounts to HAI under this agreement. As of December 31, 2014, $7 remained outstanding under this agreement, $5 of which is classified in “Other current liabilities” in the Consolidated Balance Sheets, with the remaining $2 included in “Other long-term liabilities.”

The Company had a loan receivable of $6 from its unconsolidated forest products joint venture in Russia as of December 31, 2014, and royalties receivable of $6 as of December 31, 2013.

As of December 31, 2014, the Company had approximately $11 of cash on deposit as collateral for a loan that was extended by a third party to one of the Company’s unconsolidated joint ventures, which is classified as restricted cash.

In February 2014, the Company made a restricted purpose loan of $50 to Superholdco Finance Corp (“Finco”), a newly formed subsidiary of Hexion Holdings, which was repaid in full during the year ended December 31, 2014. The loan had a maturity date in February 2015, and bore interest at LIBOR plus 3.75% per annum. The loan was fully collateralized by the assets of Finco. On April 7, 2014, Finco entered into an agreement with MPM under which it purchased approximately $51 of accounts receivable from MPM, paying 95% of the proceeds in cash, with the remaining 5% to be paid in cash when the sold receivables were fully collected. The agreement also appointed MPM to act as the servicer of the receivables on behalf of Finco. Interest incurred under the loan agreement was less than $1 for the year ended December 31, 2014.

Finco is deemed to be a VIE, and the Company’s loan to Finco represented a variable interest in Finco. The power to direct the activities that most significantly impact the VIE is shared between the Company and the other related party variable interest entity holder. However, as of December 31, 2014, the Company does not absorb the majority of the risk from potential losses or the majority of the gains from potential returns of the VIE, and therefore, the Company does not consolidate Finco. As of December 31, 2014, the carrying value of both Finco’s assets and liabilities was $0.

5. Goodwill and Intangible Assets

The Company’s gross carrying amount and accumulated impairments of goodwill consist of the following as of December 31, 2014 and 2013:

	2014				2013
	Gross Carrying Amount	Accumulated Impairments	Accumulated Foreign Currency Translation	Net Book Value	Gross Carrying Amount	Accumulated Impairments	Accumulated Foreign Currency Translation	Net Book Value
Epoxy, Phenolic and Coating Resins	$101	$(57)	$2	$46	$88	$(57)	$3	$34
Forest Products Resins	81	—	(8)	73	81	—	(3)	78

Total	$182	$(57)	$(6)	$119	$169	$(57)	$—	$112

The changes in the net carrying amount of goodwill by segment for the years ended December 31, 2014 and 2013 are as follows:

	Epoxy, Phenolic and Coating Resins	Forest Products Resins	Total
Goodwill balance at December 31, 2012	$90	$79	$169
Foreign currency translation	1	(1)	—
Impairments	(57)	—	(57)

Goodwill balance at December 31, 2013	34	78	112
Acquisitions	13	—	13
Foreign currency translation	(1)	(5)	(6)

Goodwill balance at December 31, 2014	$46	$73	$119

In 2014, the Company acquired a manufacturing facility in Shreveport, Louisiana, and the allocation of fair value to the assets acquired and liabilities assumed at the date of acquisition resulted in $13 being allocated to goodwill (see Note 13).

In 2013, as a result of the estimated fair value of the Company’s epoxy reporting unit being significantly less than the carrying value of its net assets, the Company recognized a goodwill impairment charge of $57 in its Epoxy, Phenolic and Coating Resins segment, which has been included in “Asset impairments” in the Consolidated Statements of Operations (see Note 6).

The Company’s intangible assets with identifiable useful lives consist of the following as of December 31, 2014 and 2013:

	2014				2013
	Gross Carrying Amount	Accumulated Impairments	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Impairments	Accumulated Amortization	Net Book Value
Patents and technology	$112	$—	$(78)	$34	$112	$—	$(70)	$42
Customer lists and contracts	109	(17)	(62)	30	93	(17)	(54)	22
Other	25	—	(8)	17	25	—	(7)	18

Total	$246	$(17)	$(148)	$81	$230	$(17)	$(131)	$82

The impact of foreign currency translation on intangible assets is included in accumulated amortization.

In 2014, in conjunction with the acquisition of the manufacturing facility in Shreveport, Louisiana discussed above, the Company recorded other amortizable intangible assets of $16, which primarily consisted of customer lists and contracts (see Note 13).

Total intangible amortization expense for the years ended December 31, 2014, 2013 and 2012 was $14, $13 and $13, respectively.

Estimated annual intangible amortization expense for 2015 through 2019 is as follows:

2015	$14
2016	13
2017	10
2018	9
2019	9

6. Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of inputs that may be used to measure fair value:

•	Level 1: Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date.

•

Level 3: Unobservable inputs that are supported by little or no market activity and are developed based on the best information available in the circumstances. For example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

Recurring Fair Value Measurements

As of December 31, 2014, the Company had derivative liabilities of $2, which were measured using Level 2 inputs, and consist of derivative instruments transacted primarily in over-the-counter markets. There were no transfers between Level 1, Level 2 or Level 3 measurements during the years ended December 31, 2014 and 2013

The Company calculates the fair value of its Level 2 derivative liabilities using standard pricing models with market-based inputs, adjusted for nonperformance risk. When its financial instruments are in a liability position, the Company evaluates its credit risk as a component of fair value. At December 31, 2014 and 2013, no adjustment was made by the Company to reduce its derivative liabilities for nonperformance risk.

When its financial instruments are in an asset position, the Company is exposed to credit loss in the event of nonperformance by other parties to these contracts and evaluates their credit risk as a component of fair value.

Non-recurring Fair Value Measurements

Long-Lived and Amortizable Intangible Assets

Following is a summary of losses as a result of the Company measuring long-lived assets at fair value on a non-recurring basis during the years ended December 31, 2014, 2013 and 2012, all of which were valued using Level 3 inputs.

	Year Ended December 31,
	2014	2013	2012
Long-lived assets held and used	$5	$111	$23
Long-lived assets held for disposal/abandonment	—	13	—

Total	$5	$124	$23

In 2014, as a result of the likelihood that certain long-lived assets would be disposed of before the end of their estimated useful lives resulting in lower future cash flows associated with these assets, the Company wrote down long-lived assets with a carrying value of $5 to fair value of $0, resulting in an impairment charge of $5 within its Epoxy, Phenolic and Coating Resins segment.

In 2013, the Company significantly lowered its forecast of estimated earnings and cash flows for its epoxy business from those previously projected. This was due to sustained overcapacity in the epoxy resins market throughout 2013 and increased competition from Asian imports, which resulted in a significant decrease in earnings and cash flows in the epoxy business in the fourth quarter of 2013. Additionally, the Company expected continued overcapacity in the epoxy resins market. As a result, the Company wrote down long-lived assets with a carrying value of $207 to fair value of $103, resulting in an impairment charge of $104 within its Epoxy, Phenolic and Coating Resins segment. These assets were valued by using a discounted cash flow analysis based on assumptions that market participants would use. Significant unobservable inputs in the discounted cash flow analysis included projected long-term future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected long-term cash flows and growth rates were derived from models based upon forecasts prepared by the Company’s management. These projected cash flows were discounted using a rate of 14%.

In 2013, as a result of the likelihood that certain long-lived assets would be disposed of before the end of their estimated useful lives resulting in lower future cash flows associated with these assets, the Company wrote down long-lived assets with a carrying value of $8 to fair value of $1, resulting in an impairment charge of $7 within its Epoxy, Phenolic and Coating Resins segment. These assets were valued by using a discounted cash flow analysis based on assumptions that market participants would use. Significant unobservable inputs in the model included projected short-term future cash flows associated with these long-lived assets through the projected disposal date. Future projected short-term cash flows were derived from forecast models based upon budgets prepared by the Company’s management.

In 2013, as a result of the Company’s decision to dispose of certain long-lived assets before the end of their estimated useful lives, the Company wrote down long-lived assets with a carrying value of $13 to fair value of $0, resulting in an impairment charge of $13 within its Epoxy, Phenolic and Coating Resins segment.

In 2012, as a result of the likelihood that certain long-lived assets would be disposed of before the end of their estimated useful lives, resulting in lower future cash flows associated with these assets, the Company wrote down long-lived assets with a carrying value of $26 to fair value of $5, resulting in impairment charges of $15 and $6 within its Epoxy, Phenolic and Coating Resins and Forest Products Resins segments, respectively. These assets were valued by using a discounted cash flow analysis based on assumptions that market participants would use. Significant unobservable inputs in the model included projected short-term future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected short-term cash flows and growth rates were derived from probability-weighted forecast models based upon budgets prepared by the Company’s management. These projected future cash flows were discounted using rates ranging from 2% to 3%.

In 2012, as a result of market weakness and the loss of a customer, resulting in lower future cash flows associated with certain long-lived assets, the Company wrote-down long-lived assets with a carrying value of $22 to a fair value of $20, resulting in an impairment charge of $2 within its Forest Products Resins segment. These assets were valued using a discounted cash flow analysis based on assumptions that market participants would use and incorporated probability-weighted cash flows based on the likelihood of various possible scenarios. Significant unobservable inputs in the model included projected future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected cash flows and growth rates were derived from probability-weighted forecast models based upon budgets prepared by the Company’s management. These projected future cash flows were discounted using rates ranging from 2% to 10%.

Goodwill

As of October 1, 2013, the estimated fair value of the Company’s epoxy reporting unit was significantly less than the carrying value of the net assets of the reporting unit. In estimating the fair value of the epoxy reporting unit, the Company relied solely on a discounted cash flow model income approach. This was due to the Company’s belief that the reporting unit’s EBITDA, a key input under the market approach, was not representative and consistent with the reporting unit’s historical performance and long-term outlook and, therefore, was not consistent with assumptions that a market participant would use in determining the fair value of the reporting unit. To measure the amount of the goodwill impairment, the Company allocated the estimated fair value of the reporting unit to the reporting unit’s assets and liabilities. As a result of this allocation, the Company estimated that the implied fair value of the epoxy reporting unit’s goodwill was $0. As such, the entire epoxy reporting unit’s goodwill balance of $57 was impaired during the fourth quarter of 2013. Key assumptions used in the determination of the fair value of the epoxy reporting unit’s assets included estimated replacement costs for similar long-lived assets and projections of future revenues over a multi-year period, both of which would be deemed unobservable inputs (Level 3).

Non-derivative Financial Instruments

The following table summarizes the carrying amount and fair value of the Company’s non-derivative financial instruments:

	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
December 31, 2014
Debt	$3,834	$—	$3,386	$9	$3,395
December 31, 2013
Debt	$3,774	$—	$3,820	$10	$3,830

Fair values of debt classified as Level 2 are determined based on other similar financial instruments, or based upon interest rates that are currently available to the Company for the issuance of debt with similar terms and maturities. Level 3 amounts represent capital leases whose fair value is determined through the use of present value and specific contract terms. The carrying amounts of cash and cash equivalents, short term investments, accounts receivable, accounts payable and other accrued liabilities are considered reasonable estimates of their fair values due to the short-term maturity of these financial instruments.

7. Debt and Lease Obligations

Debt outstanding at December 31, 2014 and 2013 is as follows:

	2014		2013
	Long-Term	Due Within One Year	Long-Term	Due Within One Year
ABL Facility	$60	$—	$—	$—
Senior Secured Notes:
6.625% First-Priority Senior Notes due 2020 (includes $6 and $7 of unamortized debt premium at December 31, 2014 and 2013, respectively)	1,556	—	1,557	—
8.875% Senior Secured Notes due 2018 (includes $3 and $4 of unamortized discount at December 31, 2014 and 2013, respectively)	1,197	—	1,196	—
9.00% Second-Priority Senior Secured Notes due 2020	574	—	574	—
Debentures:
9.2% debentures due 2021	74	—	74	—
7.875% debentures due 2023	189	—	189	—
8.375% sinking fund debentures due 2016	20	20	40	20
Other Borrowings:
Australia Facility due 2017 at 5.1% and 4.8% at December 31, 2014 and 2013, respectively	36	4	—	35
Brazilian bank loans at 7.5% at December 31, 2014 and 2013	9	47	13	45
Capital Leases	8	1	9	1
Other at 4.0% and 4.8% at December 31, 2014 and 2013, respectively	12	27	13	8

Total	$3,735	$99	$3,665	$109

ABL Facility

In March 2013, the Company entered into a $400 asset-based revolving loan facility, subject to a borrowing base (the “ABL Facility”). The ABL Facility replaced the Company’s senior secured credit facilities described below, which included a $171 revolving credit facility and the $47 synthetic letter of credit facility at the time of the termination of facilities upon the Company’s entry into the ABL Facility.

The ABL Facility has a five-year term unless, on the date that is 91 days prior to the scheduled maturity of the 8.875% Senior Secured Notes due 2018, more than $50 aggregate principal amount of 8.875% Senior Secured Notes due 2018 is outstanding, in which case the ABL Facility will mature on such earlier date. Availability under the ABL Facility is $400, subject to a borrowing base based on a specified percentage of eligible accounts receivable and inventory. The borrowers under the ABL Facility include the Company and Hexion Canada Inc., Hexion B.V., Hexion UK Limited and Borden Chemical UK Limited, each a wholly owned subsidiary of the Company. The ABL Facility bears interest at a floating rate based on, at the Company’s option, an adjusted LIBOR rate plus an initial applicable margin of 2.25% or an alternate base rate plus an initial applicable margin of 1.25%. From and after the date of delivery of the Company’s financial statements for the first fiscal quarter ended after the effective date of the ABL Facility, the applicable margin for such borrowings will be adjusted depending on the availability under the ABL Facility. As of December 31, 2014, the applicable margin for LIBOR rate loans was 2.00% and for alternate base rate loans was 1.00%. In addition to paying interest on outstanding principal under the ABL Facility, the Company is required to pay a commitment fee to the lenders in respect of the unutilized commitments at an initial rate equal to 0.50% per annum, subject to adjustment depending on the usage. The ABL Facility does not have any financial maintenance covenants, other than a fixed charge coverage ratio of 1.0 to 1.0 that only applies if availability under the ABL Facility is less than the greater of (a) $40 and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The fixed charge coverage ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on a last twelve months, or LTM, basis. The ABL Facility is secured by, among other things, first-priority liens on most of the inventory and accounts receivable and related assets of the Company, its domestic subsidiaries and certain of its foreign subsidiaries (the “ABL Priority Collateral”), and by second-priority liens on certain collateral that generally includes most of the Company’s, its domestic subsidiaries’ and certain of its foreign subsidiaries’ assets other than the ABL Priority Collateral, in each case subject to certain exceptions and permitted liens. Available borrowings under the ABL Facility were $266 as of December 31, 2014, and there were $60 of outstanding borrowings and $37 of outstanding letters of credit under the ABL Facility as of December 31, 2014.

Senior Secured Notes

First-Priority Senior Secured Notes

In January 2013, the Company issued $1,100 aggregate principal amount of 6.625% First-Priority Senior Secured Notes due 2020 at an issue price of 100.75% (the “New First-Priority Senior Secured Notes”). The Company used the net proceeds of $1,108 ($1,100 plus a premium of $8) to (i) repay approximately $910 of term loans under the Company’s senior secured credit facilities, (ii) purchase $89 aggregate principal amount of the Company’s Floating Rate Second-Priority Senior Secured Notes due 2014 (the “Floating Rate Notes”) in a tender offer, (iii) satisfy and discharge the remaining $31 aggregate principal amount of the Floating Rate Notes, which were redeemed on March 2, 2013 at a redemption price equal to 100% plus accrued and unpaid interest to the redemption date, (iv) pay related transaction costs and expenses and (v) provide incremental liquidity of $54.

In March 2012, the Company issued $450 aggregate principal amount of 6.625% First-Priority Senior Secured Notes due 2020 at an issue price of 100%. The Company used the net proceeds, together with cash on hand to repay approximately $454 aggregate principal amount of existing term loans maturing May 5, 2013 under the Company’s senior secured credit facilities, effectively extending these maturities by an additional seven years. Collectively, these transactions are referred to as the “March 2012 Refinancing Transactions.”

The First-Priority Senior Secured Notes are secured by first-priority liens on collateral that generally includes most of the Company’s and its domestic subsidiaries’ assets other than inventory and accounts receivable and related assets (the “Notes Priority Collateral”), and by second-priority liens on the domestic portion of the collateral for the ABL Facility (the “ABL Priority Collateral”), which generally includes most of the inventory and accounts receivable and related assets of the Company, its domestic subsidiaries and certain of its foreign subsidiaries, in each case subject to certain exceptions and permitted liens.

The Company incurred approximately $14 in fees associated with the March 2012 Refinancing Transactions, which have been deferred and are recorded in “Other long-term assets” in the Consolidated Balance Sheets. The deferred fees are being amortized over the contractual life of the respective debt obligations on an effective interest basis. Additionally, $1 of unamortized deferred financing fees were written-off related to the $454 of term loans under the Company’s senior secured credit facility that were repaid and extinguished. These fees are included in “Other non-operating expense (income), net” in the Consolidated Statements of Operations.

8.875% Senior Secured Notes

In January 2013 the Company also issued $200 aggregate principal amount of 8.875% Senior Secured Notes due 2018 at an issue price of 100% (the “New Senior Secured Notes”). The New Senior Secured Notes were issued to lenders in exchange for loans of Hexion LLC, which were retired in full.
In January 2010, through the Company’s wholly owned finance subsidiaries, Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC, the Company issued $1,000 aggregate principal amount of 8.875% Senior Secured Notes due 2018.

The priority of the collateral liens securing the 8.875% Senior Secured Notes is senior to the collateral liens securing the existing Second-Priority Senior Secured Notes, and is junior to the collateral liens securing the Company’s First-Priority Senior Secured Notes.

Second-Priority Senior Secured Notes

In November 2010, through the Company’s wholly owned finance subsidiaries, Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC, the Company refinanced its existing 9.75% Second-Priority Senior Secured Notes due 2014 (the “Old Notes”) through the issuance of $574 aggregate principal amount of 9.00% Second-Priority Senior Secured Notes due 2020, which mature on November 15, 2020 (the “New Notes”). $440 aggregate principal amount was offered through a private placement with unaffiliated investors (the “Offering”). The remaining $134 aggregate principal amount of the Notes was issued in exchange for $127 aggregate principal amount of the Old Notes that were held by an affiliate of Apollo Global Management, LLC at the time of the Offering (the “Apollo Exchange”). The exchange ratio was determined based on the consideration offered to holders of the Old Notes to redeem the Old Notes, which was intended to give Apollo an aggregate value equivalent to that which it would have received if it had received the total consideration upon the Company’s redemption of the Old Notes and used the proceeds received to invest in the New Notes. The new debt issued to Apollo has the same terms as the notes issued by the Company in the Offering.

Debentures

	Origination Date	Interest Payable	Early Redemption
9.2% debentures due 2021	March 1991	March 15 September 15	None
7.875% debentures due 2023	May 1993	February 15 August 15	None
8.375% sinking fund debentures due 2016	April 1986	April 15 October 15	April 2006

The 8.375% debentures have a sinking fund requirement of $20 per year from 2007 to 2015.

Other Borrowings

The Company’s Australian Term Loan Facility has a variable interest rate equal to the 90 day Australian or New Zealand Bank Bill Rates plus an applicable margin. The agreement also provides access to a $10 revolving credit facility. There were no outstanding borrowings under the revolving credit facility at December 31, 2014 or 2013.

The Brazilian bank loans represent various bank loans, primarily for working capital purposes and to finance the construction of a manufacturing facility in 2010.

The Company’s capital leases are classified as debt on the Consolidated Balance Sheets and range from one to fifteen year terms for equipment, pipeline, land and buildings. The Company’s operating leases consist primarily of vehicles, equipment, tank cars, land and buildings.

General

The Company and certain of its domestic subsidiaries have pledged, to the applicable collateral agents, 100% of non-voting and 65% of voting equity interests in the Company’s and such domestic subsidiaries’ first-tier foreign subsidiaries, in each case to secure the obligations of the Company and the other domestic obligors under the ABL Facility, the 6.625% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes.

As of December 31, 2014, the Company was in compliance with all covenants included in the agreements governing its outstanding indebtedness, including the ABL Facility.

As of December 31, 2014, the Company did not satisfy the Adjusted EBITDA to fixed charges incurrence test contained within the indentures that govern our 6.625% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes. As a result, the Company is subject to restrictions on its ability to incur additional indebtedness or to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under the ABL Facility (available borrowings of which were $266 at December 31, 2014).

Scheduled Maturities

Aggregate maturities of debt, minimum payments under capital leases and minimum rentals under operating leases at December 31, 2014 for the Company are as follows:

Year	Debt	Minimum Rentals Under Operating Leases	Minimum Payments Under Capital Leases
2015	$98	$35	$2
2016	34	30	2
2017	42	22	2
2018	1,261	16	2
2019	—	8	2
2020 and thereafter	2,387	17	5

Total minimum payments	$3,822	$128	15

Less: Amount representing interest			(6)

Present value of minimum payments			$9

The Company’s operating leases consist primarily of vehicles, equipment, land and buildings. Rental expense under operating leases amounted to $36 for each of the years ended December 31, 2014, 2013 and 2012.

8. Guarantees, Indemnifications and Warranties

Standard Guarantees / Indemnifications

In the ordinary course of business, the Company enters into a number of agreements that contain standard guarantees and indemnities where the Company may indemnify another party for, among other things, breaches of representations and warranties. These guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of assets or businesses, (ii) leases of real property, (iii) licenses of intellectual property, (iv) long-term supply agreements, (v) employee benefits services agreements and (vi) agreements with public authorities on subsidies for designated research and development projects. These guarantees or indemnifications are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords or lessors in lease contracts, (iii) licensors or licensees in license agreements, (iv) vendors or customers in long-term supply agreements, (v) service providers in employee benefits services agreements and (vi) governments or agencies subsidizing research or development. In addition, the Company guarantees some of the payables of its subsidiaries to purchase raw materials in the ordinary course of business.

These parties may also be indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Additionally, in connection with the sale of assets and the divestiture of businesses, the Company may agree to indemnify the buyer for liabilities related to the pre-closing operations of the assets or businesses sold. Indemnities for pre-closing operations generally include tax liabilities, environmental liabilities and employee benefit liabilities that are not assumed by the buyer in the transaction.

Indemnities related to the pre-closing operations of sold assets normally do not represent additional liabilities to the Company, but simply serve to protect the buyer from potential liability associated with the Company’s existing obligations at the time of sale. As with any liability, the Company has accrued for those pre-closing obligations that it considers to be probable and reasonably estimable. The amounts recorded at December 31, 2014 and 2013 are not significant.

While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless they are subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under its guarantees, nor is the Company able to estimate the maximum potential amount of future payments to be made under these guarantees because the triggering events are not predictable.

Our corporate charter also requires us to indemnify, to the extent allowed by New Jersey state corporate law, our directors and officers as well as directors and officers of our subsidiaries and other agents against certain liabilities and expenses incurred by them in carrying out their obligations.

Warranties

The Company does not make express warranties on its products, other than that they comply with the Company’s specifications; therefore, the Company does not record a warranty liability. Adjustments for product quality claims are not material and are charged against net sales.

9. Commitments and Contingencies

Environmental Matters

The Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials. The Company is subject to extensive environmental regulation at the federal, state and local levels as well as foreign laws and regulations, and is therefore exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

Environmental Institution of Paraná IAP—On August 10, 2005, the Environmental Institute of Paraná (IAP), an environmental agency in the State of Paraná, provided Hexion Quimica Industria, the Company’s Brazilian subsidiary, with notice of an environmental assessment in the amount of 12 Brazilian reais. The assessment related to alleged environmental damages to the Paranagua Bay caused in November 2004 from an explosion on a shipping vessel carrying methanol purchased by the Company. The investigations performed by the public authorities have not identified any actions of the Company that contributed to or caused the accident. The Company responded to the assessment by filing a request to have it cancelled and by obtaining an injunction precluding execution of the assessment pending adjudication of the issue. In November 2010, the Court denied the Company’s request to cancel the assessment and lifted the injunction that had been issued. The Company responded to the ruling by filing an appeal in the State of Paraná Court of Appeals. In March 2012, the Company was informed that the Court of Appeals had denied the Company’s appeal, and on June 4, 2012 the Company filed appeals to the Superior Court of Justice and the Supreme Court of Brazil. The Company continues to believe it has strong defenses against the validity of the assessment, and does not believe that a loss is probable. At December 31, 2014, the amount of the assessment, including tax, penalties, monetary correction and interest, is 37 Brazilian reais, or approximately $14.

Hillsborough County—The Company is named in a lawsuit filed on July 12, 2004 in Hillsborough County, Florida Circuit Court, for an animal feed supplement processing site formerly operated by the Company and sold in 1980. The lawsuit is filed on behalf of multiple residents of Hillsborough County living near the site and it alleges various injuries from exposure to toxic chemicals. The Company does not have adequate information from which to estimate a potential range of liability, if any. The court dismissed a similar lawsuit brought on behalf of a class of plaintiffs in November 2005.

The following table summarizes all probable environmental remediation, indemnification and restoration liabilities, including related legal expenses, at December 31, 2014 and 2013:

	Number of Sites		Liability		2014 Range of Reasonably Possible Costs
Site Description	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013	Low	High
Geismar, LA	1	1	$15	$16	$9	$22
Superfund and offsite landfills – allocated share:
Less than 1%	17	16	—	1	—	1
Equal to or greater than 1%	11	12	7	8	5	13
Currently-owned	13	12	9	8	7	19
Formerly-owned:
Remediation	12	11	30	8	28	40
Monitoring only	4	4	1	1	—	1

Total	58	56	$62	$42	$49	$96

These amounts include estimates for unasserted claims that the Company believes are probable of loss and reasonably estimable. The estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based. To establish the upper end of a range, assumptions less favorable to the Company among the range of reasonably possible outcomes were used. As with any estimate, if facts or circumstances change, the final outcome could differ materially from these estimates. At December 31, 2014 and 2013, $12 and $14, respectively, have been included in “Other current liabilities” in the Consolidated Balance Sheets with the remaining amount included in “Other long-term liabilities.”

Following is a discussion of the Company’s environmental liabilities and the related assumptions at December 31, 2014:

Geismar, LA Site—The Company formerly owned a basic chemicals and polyvinyl chloride business that was taken public as Borden Chemicals and Plastics Operating Limited Partnership (“BCPOLP”) in 1987. The Company retained a 1% interest, the general partner interest and the liability for certain environmental matters after BCPOLP’s formation. Under a Settlement Agreement approved by the United States Bankruptcy Court for the District of Delaware among the Company, BCPOLP, the United States Environmental Protection Agency and the Louisiana Department of Environmental Quality, the Company agreed to perform certain of BCPOLP’s obligations for soil and groundwater contamination at BCPOLP’s Geismar, Louisiana site. The Company bears the sole responsibility for these obligations because there are no other potentially responsible parties (“PRP”) or third parties from whom the Company could seek reimbursement.

A groundwater pump and treat system to remove contaminants is operational, and natural attenuation studies are proceeding. If closure procedures and remediation systems prove to be inadequate, or if additional contamination is discovered, costs that would approach the higher end of the range of possible outcomes could result.

Due to the long-term nature of the project, the reliability of timing and the ability to estimate remediation payments, a portion of this liability was recorded at its net present value, assuming a 3% discount rate and a time period of 23 years. The range of possible outcomes is discounted in a similar manner. The undiscounted liability, which is expected to be paid over the next 23 years, is approximately $18. Over the next five years, the Company expects to make ratable payments totaling $6.

Superfund Sites and Offsite Landfills—The Company is currently involved in environmental remediation activities at a number of sites for which it has been notified that it is, or may be, a PRP under the United States Comprehensive Environmental Response, Compensation and Liability Act or similar state “superfund” laws. The Company anticipates approximately 50% of the estimated liability for these sites will be paid within the next five years, with the remainder over the next twenty-five years. The Company generally does not bear a significant level of responsibility for these sites, and as a result, has little control over the costs and timing of cash flows.

The Company’s ultimate liability will depend on many factors including its share of waste volume, the financial viability of other PRPs, the remediation methods and technology used, the amount of time necessary to accomplish remediation and the availability of insurance coverage. The range of possible outcomes takes into account the maturity of each project, resulting in a more narrow range as the project progresses. To estimate both its current reserves for environmental remediation at these sites and the possible range of additional costs, the Company has not assumed that it will bear the entire cost of remediation of every site to the exclusion of other known PRPs who may be jointly and severally liable. The Company has limited information to assess the viability of other PRPs and their probable contribution on a per site basis. The Company’s insurance provides very limited, if any, coverage for these environmental matters.

Sites Under Current Ownership—The Company is conducting environmental remediation at a number of locations that it currently owns, of which ten sites are no longer in operation. As the Company is performing a portion of the remediation on a voluntary basis, it has some control over the costs to be incurred and the timing of cash flows. The Company expects to pay approximately $5 of these liabilities within the next five years, with the remainder over the next ten years. The factors influencing the ultimate outcome include the methods of remediation elected, the conclusions and assessment of site studies remaining to be completed, and the time period required to complete the work. No other parties are responsible for remediation at these sites.

Formerly-Owned Sites—The Company is conducting, or has been identified as a PRP in connection with, environmental remediation at a number of locations that it formerly owned and/or operated. Remediation costs at these former sites, such as those associated with our former phosphate mining and processing operations, could be material. The Company has accrued those costs for formerly-owned sites which are currently probable and reasonably estimable. One such site is the Coronet Industries, Inc. Superfund Alternative Site in Plant City, Florida. The current owner of the site has alleged that it has incurred environmental costs at the site for which it believes it has a contribution claim against the Company, and that additional future costs are likely to be incurred. In July 2014, the Company reached a non-binding agreement with the current owner of the site, subject to negotiation of an acceptable settlement agreement and required approvals. Pursuant to the agreement, the Company would pay $10 in fulfillment of the contribution claim against the Company for past remediation costs. Additionally, the Company would accept a 40% allocable share of specified future remediation costs at this site. The Company estimates its allocable share of future remediation costs to be approximately $11. The final costs to the Company will depend on the method of remediation chosen, the amount of time necessary to accomplish remediation and the ongoing financial viability of the other PRPs. Currently, the Company has insufficient information to estimate the range of reasonably possible costs related to this site.

Monitoring Only Sites—The Company is responsible for a number of sites that require monitoring where no additional remediation is expected. The Company has established reserves for costs related to these sites. Payment of these liabilities is anticipated to occur over the next ten or more years. The ultimate cost to the Company will be influenced by fluctuations in projected monitoring periods or by findings that are different than anticipated.

Indemnifications—In connection with the acquisition of certain of the Company’s operating businesses, the Company has been indemnified by the sellers against certain liabilities of the acquired businesses, including liabilities relating to both known and unknown environmental contamination arising prior to the date of the purchase. The indemnifications may be subject to certain exceptions and limitations, deductibles and indemnity caps. While it is reasonably possible that some costs could be incurred, except for those sites identified above, the Company has inadequate information to allow it to estimate a potential range of liability, if any.

Non-Environmental Legal Matters

The Company is involved in various legal proceedings in the ordinary course of business and had reserves of $12 and $16 at December 31, 2014 and 2013, respectively, for all non-environmental legal defense costs incurred and settlement costs that it believes are probable and estimable. At December 31, 2014 and 2013, $9 and $7, respectively, has been included in “Other current liabilities” in the Consolidated Balance Sheets with the remaining amount included in “Other long-term liabilities.”

Following is a discussion of significant non-environmental legal proceedings:

Brazil Tax Claim—On October 15, 2012, the Appellate Court for the State of Sao Paulo rendered a unanimous decision in favor of the Company on this claim, which has been pending since 1992. In 1992, the State of Sao Paulo Administrative Tax Bureau issued an assessment against the Company’s Brazilian subsidiary claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes. These loans and other internal flows of funds were characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions and the Company filed an administrative appeal seeking cancellation of the assessment. The Administrative Court upheld the assessment in December 2001. In 2002, the Company filed a second appeal with the highest-level Administrative Court, again seeking cancellation of the assessment. In February 2007, the highest-level Administrative Court upheld the assessment. The Company requested a review of this decision. On April 23, 2008, the Brazilian Administrative Tax Tribunal issued its final decision upholding the assessment against the Company. The Company filed an Annulment action in the Brazilian Judicial Courts in May 2008 along with a request for an injunction to suspend the tax collection. The injunction was granted upon the Company pledging certain properties and assets in Brazil during the pendency of the Annulment action in lieu of depositing an amount equivalent to the assessment with the Court. In September 2010, in the Company’s favor, the Court adopted its appointed expert’s report finding that the transactions in question were intercompany loans and other legal transactions. The State Tax Bureau appealed this decision in December 2010, and the Appellate Court ruled in the Company’s favor on October 15, 2012, as described above. On January 7, 2013, the State Tax Bureau appealed the decision to the Superior Court of Justice. The Company has replied to the appeal, and on August 6, 2014, the Superior Court of Justice ruled in favor of the Company. With no additional appeals left to the State of Sao Paulo Tax Authority, on August 21, 2014, the above decision in favor of the Company was declared “res judicata” (final decision which ended the claim).

Other Legal Matters—The Company is involved in various other product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings in addition to those described above, including actions that allege harm caused by products the Company has allegedly made or used, containing silica, vinyl chloride monomer and asbestos. The Company believes it has adequate reserves and that it is not reasonably possible that a loss exceeding amounts already reserved would be material. Furthermore, the Company has insurance to cover claims of these types.

Other Commitments and Contingencies

The Company has entered into contractual agreements with third parties for the supply of site services, utilities, materials and facilities and for operation and maintenance services necessary to operate certain of the Company’s facilities on a stand-alone basis. The duration of the contracts range from less than one year to 20 years, depending on the nature of services. These contracts may be terminated by either party under certain conditions as provided for in the respective agreements; generally, 90 days notice is required for short-term contracts and three years notice is required for longer-term contracts (generally those contracts in excess of five years). Contractual pricing generally includes a fixed and variable component.

In addition, the Company has entered into contractual agreements with third parties to purchase feedstocks or other services. The terms of these agreements vary from one to ten years and may be extended at the Company’s request and are cancelable by either party as provided for in each agreement. Feedstock prices are based on market prices less negotiated volume discounts or cost input formulas. The Company is required to make minimum annual payments under these contracts as follows:

Year	Minimum Annual Purchase Commitments
2015	$276
2016	287
2017	61
2018	53
2019	53
2020 and beyond	160

Total minimum payments	890
Less: Amount representing interest	(64)

Present value of minimum payments	$826

10. Pension and Non-Pension Postretirement Benefit Plans

The Company sponsors defined benefit pension plans covering most U.S. associates and certain non-U.S. associates primarily in Netherlands, Germany, Canada, France and Belgium. Benefits under these plans are generally based on eligible compensation and / or years of credited service. Retirement benefits in other foreign locations are primarily structured as defined contribution plans. During 2009 the Company implemented a change in its U.S. retirement benefits to shift to a defined contribution platform. Benefits under the defined benefit U.S. pension plan were frozen and the Company added an annual Company contribution to the U.S. defined contribution plan for eligible participants.

The Company also provides non-pension postretirement benefit plans to certain U.S. associates, to Canadian associates, to Brazilian associates and to certain associates in the Netherlands. The U.S. benefit primarily consists of a life insurance benefit for a grandfathered group of retirees, for which the premiums are paid by the Company. In addition, some US retirees are eligible to participate in the medical plans offered to active associates; however, the retirees’ cost for this coverage depends on the maximum plan benefit and the retiree premium, which is equal to 175% of the active associate premium. The Canadian plans provide retirees and their dependents with medical and life insurance benefits, which are supplemental benefits to the respective provincial healthcare plan in Canada. The Brazilian plan became effective in 2012 as a result of a change in certain regulations, and provides retirees that contributed towards coverage while actively employed, with access to medical benefits, with the retiree being responsible for 100% of the premiums. In 2014, the plan was amended such that 100% of the premiums of active employees are paid by the Company. The Netherlands’ plan provides a lump sum payment at retirement for grandfathered associates.

The following table presents the change in benefit obligation, change in plan assets and components of funded status for the Company’s defined benefit pension and non-pension postretirement benefit plans for the years ended December 31:

	Pension Benefits				Non-Pension Postretirement Benefits
	2014		2013		2014		2013
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Change in Benefit Obligation
Benefit obligation at beginning of year	$278	$470	$309	$484	$12	$12	$15	$9
Service cost	3	14	3	14	—	—	—	1
Interest cost	11	17	10	18	1	1	—	1
Actuarial losses (gains)	33	142	(24)	(51)	(3)	1	(2)	(3)
Foreign currency exchange rate changes	—	(68)	—	20	—	(1)	—	(2)
Benefits paid	(17)	(10)	(20)	(10)	(1)	(1)	(1)	—
Plan amendments	—	(2)	—	(6)	—	(1)	—	6
Plan settlements	(27)	—	—	—	—	—	—	—
Employee contributions	—	1	—	1	—	—	—	—

Benefit obligation at end of year	281	564	278	470	9	11	12	12
Change in Plan Assets
Fair value of plan assets at beginning of year	240	299	225	278	—	1	—	1
Actual return on plan assets	17	83	19	3	—	—	—	—
Foreign currency exchange rate changes	—	(45)	—	12	—	—	—	—
Employer contributions	13	23	16	15	1	—	1	—
Benefits paid	(17)	(10)	(20)	(10)	(1)	(1)	(1)	—
Plan settlements	(23)	—	—	—	—	—	—	—
Employee contributions	—	1	—	1	—	—	—	—

Fair value of plan assets at end of year	230	351	240	299	—	—	—	1

Funded status of the plan at end of year	$(51)	$(213)	$(38)	$(171)	$(9)	$(11)	$(12)	$(11)

	Pension Benefits				Non-Pension Postretirement Benefits
	2014		2013		2014		2013
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Amounts recognized in the Consolidated Balance Sheets at December 31 consist of:
Noncurrent assets	$—	$—	$—	$7	$—	$—	$—	$—
Other current liabilities	(1)	(5)	—	(5)	—	—	—	—
Long-term pension and post employment benefit obligations	(50)	(208)	(38)	(173)	(9)	(11)	(12)	(11)
Accumulated other comprehensive loss (income)	149	129	140	59	(10)	2	(10)	2

Net amounts recognized	$98	$(84)	$102	$(112)	$(19)	$(9)	$(22)	$(9)
Amounts recognized in Accumulated other comprehensive income at December 31 consist of:
Net actuarial loss (gain)	$137	$140	$128	$66	$(7)	$(1)	$(6)	$(2)
Net prior service cost (benefit)	2	(5)	2	(3)	—	4	—	6
Deferred income taxes	10	(6)	10	(4)	(3)	(1)	(4)	(2)

Net amounts recognized	$149	$129	$140	$59	$(10)	$2	$(10)	$2
Accumulated benefit obligation	$281	$518	$278	$436
Accumulated benefit obligation for funded plans	279	342	276	270
Pension plans with underfunded or non-funded accumulated benefit obligations at December 31:
Aggregate projected benefit obligation	$281	$215	$278	$189
Aggregate accumulated benefit obligation	281	201	278	181
Aggregate fair value of plan assets	230	23	240	13
Pension plans with projected benefit obligations in excess of plan assets at December 31:
Aggregate projected benefit obligation	$281	$563	$278	$199
Aggregate fair value of plan assets	230	351	240	21

For U.S. pension plans, the net amounts recognized in accumulated other comprehensive loss increased by approximately $9 due to net unrecognized actuarial losses of $28, net of tax, as a result of the decrease in the discount rate at December 31, 2014, partially offset by favorable asset experience. This increase was partially offset by a plan settlement of $11 and amortization of actuarial losses of $8. The plan settlement relates to distributions paid to terminated vested participants who elected to participate in the lump sum window offered during the fourth quarter of 2014. The net amounts recognized in accumulated other comprehensive loss relating to the Non-U.S. pension plans increased by approximately $70, net of tax, due to net unrecognized actuarial losses of $75, net of tax, as a result of the decrease in the discount rate at December 31, 2014, partially offset by favorable asset experience. This increase was partially offset by amortization of actuarial losses of $3 and prior service cost of $2. For U.S. and the Netherlands, a portion of the net actuarial loss also relates to the adoption of new mortality tables.

The foreign currency impact reflected in these rollforward tables are primarily for changes in the euro versus the U.S. dollar.

The Pension Protection Act of 2006 (the “2006 PPA”) provides for minimum funding levels on U.S. plans, and plans not meeting the minimum funding requirement may be subject to certain restrictions. During 2012, 2011 and 2010, the Company’s U.S. qualified pension plan was under the minimum funding level as measured under the 2006 PPA, resulting in restrictions on lump sum payments to 50%. On September 30, 2013, the U.S. Plan’s Adjusted Funding Target Attainment Percentage (“AFTAP”) was certified as being above the 80% minimum funding level and as a result the lump sum restrictions were lifted in October 2013.

Following are the components of net pension and postretirement expense (benefit) recognized for the years ended December 31, 2014, 2013 and 2012:

	Pension Benefits
	U.S. Plans			Non-U.S. Plans
	2014	2013	2012	2014	2013	2012
Service cost	$3	$3	$3	$14	$14	$8
Interest cost on projected benefit obligation	11	10	12	17	18	17
Expected return on assets	(16)	(15)	(16)	(14)	(12)	(13)
Amortization of prior service cost	—	—	—	—	1	1
Amortization of net losses	8	11	8	3	10	—
Settlement loss	11	—	—	—	—	—

Net expense	$17	$9	$7	$20	$31	$13

	Non-Pension Postretirement Benefits
	U.S. Plans			Non-U.S. Plans
	2014	2013	2012	2014	2013	2012
Service cost	$—	$—	$—	$—	$1	$1
Interest cost on projected benefit obligation	1	—	1	1	1	—
Amortization of prior service benefit	—	(2)	(8)	—	—	—
Amortization of net gains	(2)	—	—	—	—	(1)

Net (benefit) expense	$(1)	$(2)	$(7)	$1	$2	$—

The following amounts were recognized in “Accumulated other comprehensive loss” during the year ended December 31, 2014:

	Pension Benefits		Non-Pension Postretirement Benefits		Total
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Net actuarial losses (gains) arising during the year	$17	$77	$(3)	$1	$14	$78
Prior service benefit from plan amendments	—	(2)	—	(2)	—	(4)
Amortization of net (gains) losses	(8)	(3)	2	—	(6)	(3)

Loss (gain) recognized in accumulated other comprehensive loss	9	72	(1)	(1)	8	71
Deferred income taxes	—	(2)	—	—	—	(2)

Loss (gain) recognized in accumulated other comprehensive loss, net of tax	$9	$70	$(1)	$(1)	$8	$69

The amounts in “Accumulated other comprehensive loss” that are expected to be recognized as components of net periodic benefit cost (benefit) during the next fiscal year are as follows:

	Pension Benefits		Non-Pension Postretirement Benefits		Total
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Net actuarial loss (gain)	$8	$13	$(1)	$—	$7	$13

Determination of actuarial assumptions

The Company’s actuarial assumptions are determined based on the demographics of the population, target asset allocations for funded plans, regional economic trends, statutory requirements and other factors that could impact the benefit obligation and plan assets. For our European plans, most assumptions are set by country, as the plans within these countries have similar demographics, and are impacted by the same regional economic trends and statutory requirements.

The discount rates selected reflect the rate at which pension obligations could be effectively settled. The Company selects the discount rates based on cash flow models using the yields of high-grade corporate bonds or the local equivalent with maturities consistent with the Company’s anticipated cash flow projections.

The expected rates of future compensation level increases are based on salary and wage trends in the chemical and other similar industries, as well as the Company’s specific long-term compensation targets by country. Input is obtained from the Company’s internal Human Resources group and from outside actuaries. These rates include components for wage rate inflation and merit increases.

The expected long-term rates of return on plan assets are determined based on the plans’ current and projected asset mix. To determine the expected overall long-term rate of return on assets, the Company takes into account the rates on long-term debt investments held within the portfolio, as well as expected trends in the equity markets, for plans including equity securities. Peer data and historical returns are reviewed and the Company consults with its actuaries, as well as the Plan’s investment advisors, to confirm that the Company’s assumptions are reasonable.

The weighted average rates used to determine the benefit obligations were as follows at December 31, 2014 and 2013:

	Pension Benefits				Non-Pension Postretirement Benefits
	2014		2013		2014		2013
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Discount rate	3.7%	2.2%	4.4%	3.6%	3.4%	6.1%	4.2%	7.2%
Rate of increase in future compensation levels	—	3.0%	—	3.0%	—	—	—	—
The weighted average assumed health care cost trend rates are as follows at December 31:
Health care cost trend rate assumed for next year	—	—	—	—	7.5%	6.3%	7.4%	6.3%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	—	—	—	—	4.5%	4.5%	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	—	—	—	—	2029	2030	2029	2030

The weighted average rates used to determine net periodic pension expense (benefit) were as follows for the years ended December 31, 2014, 2013 and 2012:

	Pension Benefits
	U.S. Plans			Non-U.S. Plans
	2014	2013	2012	2014	2013	2012
Discount rate	4.4%	3.5%	4.4%	3.6%	3.5%	5.6%
Rate of increase in future compensation levels	—	—	—	3.0%	3.0%	3.3%
Expected long-term rate of return on plan assets	7.3%	8.0%	8.0%	4.8%	4.8%	5.8%

	Non-Pension Postretirement Benefits
	U.S. Plans			Non-U.S. Plans
	2014	2013	2012	2014	2013	2012
Discount rate	4.2%	3.3%	4.2%	7.2%	4.3%	5.4%

A one-percentage-point change in the assumed health care cost trend rates would change the projected benefit obligation for international non-pension postretirement benefits by $2 and service cost and interest cost by a negligible amount. The impact on U.S. plans is negligible.

Pension Investment Policies and Strategies

The Company’s investment strategy for the assets of its North American defined benefit pension plans is to maximize the long-term return on plan assets using a mix of equities, fixed income and alternative investments with a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and expected timing of future cash flow requirements. The investment portfolio contains a diversified blend of equity, fixed-income and alternative investments. For U.S. plans, equity investments are also diversified across U.S. and international stocks, as well as growth, value and small and large capitalization investments, while the Company’s Canadian plan includes a blend of Canadian securities with U.S. and other foreign investments. The alternative investments are allocated in a diversified fund structure with exposure to a variety of hedge fund strategies. Investment risk and performance is measured and monitored on an ongoing basis through periodic investment portfolio reviews, annual liability measurements and periodic asset and liability studies. As plan funded status changes, adjustments to the diversified portfolio may be considered to reduce funded status volatility and better match the duration of plan liabilities.

The Company periodically reviews its target allocation of North American plan assets among the various asset classes. The targeted allocations are based on anticipated asset performance, discussions with investment professionals and on the projected timing of future benefit payments. In 2012 the U.S. Asset Investment Policy was updated to reflect an update in the Company’s investment strategy to invest in long-term debt securities that more closely match the projected future cash flows of the Plan.

The Company observes local regulations and customs governing its European pension plans in determining asset allocations, which generally require a blended weight leaning toward more fixed income securities, including government bonds.

	Actual		Target 2015
	2014	2013
Weighted average allocations of U.S. pension plan assets at December 31:
Equity securities	29%	35%	40%
Debt securities	59%	52%	50%
Cash, short-term investments and other	12%	13%	10%

Total	100%	100%	100%

Weighted average allocations of non-U.S. pension plan assets at December 31:
Equity securities	19%	22%	21%
Debt securities	79%	75%	79%
Cash, short-term investments and other	2%	3%	—%

Total	100%	100%	100%

Fair Value of Plan Assets

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of inputs that may be used to measure fair value:

•	Level 1: Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 equity securities are primarily in pooled asset and mutual funds and are valued based on underlying net asset value multiplied by the number of shares held.

•

Level 3: Unobservable inputs that are supported by little or no market activity and are developed based on the best information available in the circumstances. For example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

The following table presents U.S. pension plan investments measured at fair value on a recurring basis as of December 31, 2014 and 2013:

	Fair Value Measurements Using
	2014				2013
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total
Large cap equity funds(a)	$—	$36	$—	$36	$—	$44	$—	$44
Small/mid cap equity funds(a)	—	6	—	6	—	7	—	7
Other international equity(a)	—	27	—	27	—	33	—	33
Debt securities/fixed income(b)	—	133	—	133	—	125	—	125
Cash, money market and other(c)	—	28	—	28	—	31	—	31

Total	$—	$230	$—	$230	$—	$240	$—	$240

The following table presents non-U.S. pension plan investments measured at fair value on a recurring basis as of December 31, 2014 and 2013:

	Fair Value Measurements Using
	2014				2013
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total
Other international equity(a)	$—	$68	$—	$68	$—	$66	$—	$66
Debt securities/fixed income(a)(b)	—	275	—	275	—	225	—	225
Pooled insurance products with fixed income guarantee(a)	—	8	—	8	—	8	—	8

Total	$—	$351	$—	$351	$—	$299	$—	$299

(a)	Level 2 equity securities are primarily in pooled asset and mutual funds and are valued based on underlying net asset value multiplied by the number of shares held.
(b)	Level 2 fixed income securities are valued using a market approach that includes various valuation techniques and sources, primarily using matrix/market corroborated pricing based on observable inputs including yield curves and indices.

(c)	Cash, money market and other securities include collective investments allocated in a diversified fund structure with exposure to a variety of hedge fund strategies, mutual funds, certificates of deposit and other short-term cash investments for which the share price is $1 or book value is assumed to equal fair value due to the short duration of the investment term.

Projections of Plan Contributions and Benefit Payments

The Company expects to make contributions totaling $20 to its defined benefit pension plans in 2015.

Estimated future plan benefit payments as of December 31, 2014 are as follows:

	Pension Benefits		Non-Pension Postretirement Benefits
Year	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
2015	$23	$10	$1	$—
2016	21	11	1	—
2017	21	13	1	—
2018	20	14	1	—
2019	19	15	1	—
2020-2024	83	95	3	2

Defined Contribution Plans

The Company sponsors a number of defined contribution plans for its associates, primarily in the U.S., Canada, Europe and in the Asia-Pacific region. Full-time associates are generally eligible to participate immediately and may make pre-tax and after-tax contributions subject to plan and statutory limitations. For certain plans, the Company has the option to make contributions above the match provided in the plan based on financial performance.

As previously discussed, U.S retirement income benefits are provided under the Company’s defined contribution plan (the “401(k) Plan”). This plan allows eligible associates to make pre-tax contributions from 1% to 15% of eligible earnings for associates who meet the IRS definition of a highly compensated employee and up to 25% for all other associates up to the federal limits for qualified plans. Associates contributing to the 401k are eligible to receive matching contributions from the Company at 100% on contributions of up to 5% of eligible earnings. In the fourth quarter of 2014, the Company added a match true-up feature to the 401k to ensure eligible participants receive the full matching contributions to which they are entitled. An additional matching contribution may be made if the Company achieves specified annual financial targets established at the beginning of each plan year. In addition, the Company makes an annual retirement contribution ranging from 3% to 7% of eligible compensation depending on years of benefit service. All associates who are actively employed on the last day of the year are eligible for the true-up match and annual retirement contribution, unless otherwise determined by collective bargaining agreements.

The Company incurred expense for contributions under its defined contribution plans of $17, $15 and $16 during the years ended December 31, 2014, 2013 and 2012, respectively.

Non-Qualified and Other Retirement Benefit Plans

The Company provides key executives in some locations with non-qualified benefit plans that provide participants with an opportunity to elect to defer compensation or to otherwise provide supplemental retirement benefits in cases where executives cannot fully participate in the defined benefit or defined contribution plans because of plan or local statutory limitations. Most of the Company’s supplemental benefit plans are unfunded and benefits are paid from the general assets of the Company. The liabilities related to defined benefit supplemental benefits are included in the previously discussed defined benefit pension disclosures.

In December of 2011, the Company adopted a non-qualified defined contribution plan (the “SERP”) that provides an annual employer credits to eligible U.S. associates of 5% of eligible compensation above the IRS limit for qualified plans. The Company can also make discretionary credits under the SERP; however, no participant contributions are permitted. The account credits are made annually to an unfunded phantom account, in the following calendar year. Certain executives also previously earned benefits under U.S. non-qualified executive supplemental plans that were frozen prior to 2010.

The Company’s liability for these non-qualified benefit plans was $7 at both December 31, 2014 and 2013, and is included in “Other long-term liabilities” in the Consolidated Balance Sheets.

The Company’s German subsidiaries offer a government subsidized early retirement program to eligible associates called Altersteilzeit or ATZ Plans. The German government provides a subsidy in certain cases where the participant is replaced with a qualifying candidate. The Company had liabilities for these arrangements of $2 and $4 at December 31, 2014 and 2013, respectively. The Company incurred expense for these plans of $1 during each of the years ended December 31, 2014, 2013 and 2012.

Also included in the Consolidated Balance Sheets at both December 31, 2014 and 2013 are other post-employment benefit obligations relating to long-term disability and for liabilities relating to European jubilee benefit plans of $8.

11. Deficit

Common Stock

The Company has 82,556,847 shares of $0.01 par value common stock outstanding at December 31, 2014.

Note Receivable From Parent

During the year ended December 31, 2013, in conjunction with the refinancing transactions in 2013, the $24 loan receivable from Hexion LLC, which was initially recorded as a reduction of equity in 2009, was settled for no consideration at the direction of Hexion LLC. As a result, the Company accounted for the settlement of the loan as a distribution to Hexion LLC of $24, which was recognized in “Paid-in Capital” in the Consolidated Balance Sheets. Additionally, during the year ended December 31, 2013, the Company declared a distribution to Hexion LLC of $208 in connection with the retirement of the outstanding $247 aggregate principal amount of the Hexion LLC’s PIK Facility held by an unaffiliated third party, in conjunction with the refinancing transactions in 2013.

Paid-in Capital

As of December 31, 2012, the Company recognized a non-cash capital contribution of $218 related to the $225 advance from Apollo that was made in 2008 to fund the settlement payment related to the terminated merger with Huntsman. Under the provisions of the settlement agreement and release with Apollo, the Company was only contractually obligated to reimburse Apollo for any insurance recoveries on the $225 settlement payment, net of expense incurred in obtaining such recoveries. In April 2012, the Company agreed to a settlement with its insurers to recover $10 in proceeds associated with the $225 settlement payment made to Huntsman in 2008. The Company recorded the settlement net of approximately $2 of fees related to the settlement. Additionally, the Company received approximately $1 for reimbursement of expenses incurred in obtaining the recoveries. The remaining $7 of the insurance settlement was remitted to Apollo. Following receipt of the settlement payment, Apollo acknowledged the satisfaction of the Company’s obligations to Apollo, and the remaining $218 of the advance, which was previously classified as a long-term liability, was reclassified to equity as a capital contribution from Apollo.

In conjunction with the Preferred Equity Issuance, Hexion Holdings contributed $189 of the proceeds from the Preferred Equity Issuance to Hexion LLC and Hexion LLC contributed the amount to the Company. The remaining $16 was being held in a reserve account at December 31, 2011 by Hexion Holdings to redeem any additional preferred units from Apollo equal to the aggregate number of preferred units and warrants subscribed for by all other members of Hexion Holdings. As of December 31, 2011, the Company had recognized a capital contribution of $204, representing the total proceeds from the Preferred Equity Issuance, less related fees and expenses, of which $16 was recorded as a receivable within “Other current assets” in the Consolidated Balance Sheets as of December 31, 2011, as Hexion Holdings was obligated to contribute the remaining $16 to the Company. In January 2012, the remaining $16 of proceeds held in the reserve account were contributed to the Company.

12. Stock Option Plans and Stock Based Compensation

The following is a summary of existing stock based compensation plans and outstanding shares as of December 31, 2014:

Plan Name	Shares Outstanding	Plan Expiration	Vesting Terms/Status	Option Term	Number of Shares Authorized
Resolution Performance 2000 Stock Option Plan		November 2010		8 yrs 30 days	n/a plan expired
Tranche A options	19,530		Fully vested
Tranche B performance options	39,098		Fully vested
Resolution Performance 2000 Non-Employee Directors Option Plan	286,626	November 2010	Fully vested	8 yrs 30 days	n/a plan expired
Resolution Specialty Materials 2004 Stock Option Plan		October 2014		8 yrs 30 days	1,027,197
Tranche A options	22,824		Fully vested
Tranche B performance options	45,650		Fully vested
Director options	99,865		Fully vested
BHI Acquisition Corp. 2004 Stock Incentive Plan		August 2014		10 years	3,670,635
Tranche A options	864,463		Fully vested
Tranche B performance options	864,463		Fully vested
Director options	56,282		Director grants vest upon IPO / change in control
Hexion LLC 2007 Long-Term Incentive Plan		April 2017			1,700,000
Options to purchase units	298,500		Vest upon attainment of performance targets upon change in control	8 years
Restricted stock units	70,000		Fully vested	N/A

Plan Name	Shares Outstanding	Plan Expiration	Vesting Terms/Status	Option Term	Number of Shares Authorized
Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan		February 2021		10 years	20,800,000
Unit Options and Restricted Deferred Units (“RDUs”):
2011 Grant
Tranche A Options and RDUs	Options: 2,317,726 RDUs: 7,041		Time-vest ratably over 4 years; Accelerated vesting six months after certain change of control transactions as defined by the 2011 Equity Plan
Tranche B Options and RDUs	Options: 1,158,856 RDUs: 386,280		Performance-based: Vest upon the earlier of i) the two year anniversary from the date of the achievement of the targeted common unit value following certain corporate transactions or ii) the six month anniversary from the date the targeted common unit value is achieved following certain change of control transactions
Tranche C Options and RDUs	Options: 1,158,856 RDUs: 386,280		Performance-based: Vest upon the earlier of i) the one year anniversary from the date of the achievement of the targeted common unit value following certain corporate transactions or ii) the six month anniversary from the date the targeted common unit value is achieved following certain change of control transactions
2013 Grant
Unit Options	3,792,769		Time-vest ratably over 4 years; Accelerated vesting six months after a change of control event as defined by the 2011 Equity Plan	10 years
RDUs	2,990,435		Performance-based: Vest upon the earlier of 1) one year from the achievement of the targeted common unit value and a realization event or 2) six months from the achievement of the targeted common unit value and a change in control event, as such terms are defined by the 2011 Equity Plan	N/A

Summary of Plans

Legacy Plans

Prior to October 2010, the Company’s parent, Hexion LLC, maintained six stock-based compensation plans: the Resolution Performance 2000 Stock Option Plan (the “Resolution Performance Plan”), the Resolution Performance 2000 Non-Employee Directors Option Plan (the “Resolution Performance Director Plan”), the Resolution Performance Restricted Unit Plan (the “Resolution Performance Unit Plan”), the Resolution Specialty 2004 Stock Option Plan (the “Resolution Specialty Plan”), the BHI Acquisition 2004 Stock Incentive Plan (the “Borden Chemical Plan”) and the 2007 Hexion LLC 2007 Long-Term Incentive Plan. In addition to these plans, the Company’s parent maintains a stock-based deferred compensation plan, which is discussed below. The options granted under each of the option plans were to purchase common units in Hexion LLC.

Effective October 1, 2010, in conjunction with the previous combination of Hexion and MPM, stock options to purchase common units in Hexion LLC that were granted to our Directors and those granted under the Resolution Performance 2000 Stock Option Plan, the Resolution Performance 2000 Non-Employee Directors Option Plan, the Resolution Specialty 2004 Stock Option Plan, the BHI Acquisition 2004 Stock Incentive Plan and the Hexion 2007 Long-Term Incentive plan to purchase common units in Hexion LLC were converted on a one-for-one basis to an equivalent number of options to purchase common units in Hexion Holdings. Similarly, the restricted Hexion LLC unit awards granted under the Hexion 2007 Long-Term Incentive Plan, the BHI Acquisition 2004 Deferred Compensation Plan and the Resolution Performance Restricted Unit Plan were converted on a one-for-one basis to common units in Hexion Holdings.

2011 Equity Plan

In 2011, the Compensation Committee of the Board of Managers of Hexion Holdings approved the Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan (the “2011 Equity Plan”). Under the 2011 Equity Plan, Hexion Holdings can award unit options, unit awards, restricted units, restricted deferred units, and other unit-based awards. The restricted deferred units are non-voting units of measurement which are deemed to be equivalent to one common unit of Hexion Holdings. The unit options are options to purchase common units of Hexion Holdings. The awards contain restrictions on transferability and other typical terms and conditions.

Unit Options

In 2013, the Company granted Unit Options with an aggregate grant date fair value of approximately $2. The fair value was estimated at the grant date using a Monte Carlo valuation method. The Monte Carlo valuation method requires the use of a range of assumptions. The range of risk-free interest rates was 0.11% to 2.06%, expected volatility rates ranged from 28.1% to 35.5% and the dividend rate was 0%. The expected life assumption is not used in the Monte Carlo valuation method, but the output of the model indicated a weighted-average expected life of 6.2 years.

In 2011, the Company granted Tranche A Options with an aggregate grant date fair value of approximately $6. The fair value of each option was estimated at the grant date using a Black-Scholes option pricing model. The assumptions used to estimate the fair value were a 2.17% risk-free interest rate, a 6.25 year expected life, a 37.5% expected volatility rate and a 0% dividend rate.

In 2011, the Company granted Tranche B and Tranche C Options with performance and market conditions, each with an aggregate grant date fair value of approximately $3. The fair value was estimated at the grant date using a Monte Carlo valuation method, which is a commonly accepted valuation model for awards with market and performance conditions. The Monte Carlo valuation method requires the use of a range of assumptions. The range of risk-free interest rates was 0.16% to 3.44%, expected volatility rates ranged from 34.6% to 41.7% and the dividend rate was 0%. The expected life assumption is not used in the Monte Carlo valuation method, but the output of the model indicated a weighted-average expected life of 9.2 years. As of December 31, 2014 it is not probable the related options will vest. Compensation cost will be recognized over the service period once the satisfaction of the performance condition is probable.

Restricted Deferred Units

In 2013, the Company granted RDUs with performance and market conditions with an aggregate grant date fair value of approximately $4. The fair value was estimated at the grant date using the same Monte Carlo valuation method and assumptions used for the Unit Options. The RDUs have an indefinite life, thus the term used in the valuation model was 30 years, which resulted in a weighted-average expected life of 22 years. As of December 31, 2014, it is not probable the related RDUs will vest. Compensation cost will be recognized over the service period once the satisfaction of the performance condition is probable.

In 2011, the Company granted Tranche A RDUs with an aggregate grant date fair value of approximately $4.

In 2011, the Company granted Tranche B and Tranche C RDUs with performance and market conditions, each with an aggregate grant date fair value of approximately $2. The fair value was estimated at the grant date using the same Monte Carlo valuation method and assumptions used for the Tranche B and Tranche C Options. The RDUs have an indefinite life, thus the term used in the valuation model was 30 years, which resulted in a weighted-average expected life of 21.4 years. As of December 31, 2014 it is not probable the related RDUs will vest. Compensation cost will be recognized over the service period once the satisfaction of the performance condition is probable.

Although the 2011 Equity Plan was issued by Hexion Holdings, the underlying compensation cost represents compensation costs paid for by Hexion Holdings on Hexion’s behalf, as a result of the employees’ service to Hexion. All compensation cost is recorded over the requisite service period on a graded-vesting basis.

Financial Statement Impact

Share-based compensation expense is recognized, net of estimated forfeitures, over the requisite service period on a graded-vesting basis. The Company adjusts compensation expense periodically for forfeitures.

The Company recognized share-based compensation expense of $1, $3 and $4 for the years ended December 31, 2014, 2013 and 2012, respectively. The impact of the option modification to extend the expiration of certain options to December 31, 2017, which was made in during the year ended December 31, 2013, was less than $1. The amounts are included in “Selling, general and administrative expense” in the Consolidated Statements of Operations. The Company expects additional compensation expense of $18, which will be recognized over the vesting period of the underlying share-based awards. $1 is expected to be recognized ratably over a weighted-average period of 1.5 years, while the remaining $17 will be recognized upon an initial public offering or other future contingent event.

Options Activity

Following is a summary of the Company’s stock option plan activity for the year ended December 31, 2014:

	Hexion Holdings Common Units	Weighted Average Exercise Price
Options outstanding at December 31, 2013	12,079,671	$4.08
Options granted	247,560	$1.42
Options forfeited	(1,301,723)	$4.14

Options outstanding at December 31, 2014	11,025,508	$3.87

Exercisable at December 31, 2014	6,373,601	$3.98
Expected to vest at December 31, 2014	1,880,442	$1.51

At December 31, 2014, exercise prices for options outstanding ranged from $1.21 to $29.42 with a weighted average remaining contractual life of 6.1 years. The weighted average remaining contractual life for options exercisable and options expected to vest was 6.0 and 8.7 years, respectively. At December 31, 2014, the aggregate intrinsic value of both options exercisable and options expected to vest was $0.

The total amount of cash received and total intrinsic value (which is the amount by which the stock price exceeded the exercise price of the options on the date of exercise) of options exercised during the years ended December 31, 2014, 2013 and 2012 was $0.

Restricted Unit Activity

Following is a summary of the Company’s restricted unit plan activity for the year ended December 31, 2014:

	Hexion Holdings Common Units	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2013	4,230,380	$2.07
Restricted units granted	191,030	$1.31
Restricted units vested	(193,162)	$4.85
Restricted units forfeited	(458,212)	$2.25

Nonvested at December 31, 2014	3,770,036	$1.94

The weighted average remaining contractual life for time-based vesting restricted units granted and outstanding was 0.9 years.

Stock-Based Deferred Compensation Plan

In 2004, in connection with the acquisition of Borden Chemical by Apollo, certain key employees of the Company deferred the receipt of compensation and were credited with a number of deferred stock units that were equal in value to the amount of compensation deferred. In total, the Company granted 1,007,944 deferred common stock units under the Hexion LLC 2004 Deferred Compensation Plan (the “2004 DC Plan”), which is an unfunded plan. Each unit gives the grantee the right to one common stock unit of Hexion Holdings. Under the 2004 DC Plan, the deferred common stock units are not distributed to participants until their employment with the Company ends. At December 31, 2014, there were 691,570 undistributed units under the 2004 DC Plan. Under certain limited circumstances this award could be distributed in the form of a cash payment.

13. Acquisition

In January 2014, the Company acquired a manufacturing facility in Shreveport, Louisiana, which increased the Company’s capacity to provide resin coated proppants to its customers in this region, which has a high concentration of shale and natural gas wells. The allocation of the consideration exchanged was based upon a valuation of the acquired company’s net identifiable assets and liabilities as of the transaction date. The allocation of fair value to the assets acquired and liabilities assumed at the date of acquisition resulted in $5 allocated to working capital, $18 allocated to property and equipment, $16 allocated to other intangible assets and $13 allocated to goodwill.

Other intangible assets primarily consist of customer relationships, which are being amortized on a straight-line basis over their estimated useful life of 10 years.

The pro forma impacts of this acquisition are not material to the Company’s Consolidated Financial Statements.

14. Income Taxes

During 2014, the Company recognized income tax expense of $26, primarily as a result of income from certain foreign operations. Losses in the United States and certain foreign jurisdictions had no impact on income tax expense as no tax benefit was recognized due to these jurisdictions being in a full valuation allowance position.

During 2013, the Company recognized income tax expense of $349, primarily as a result of the recording of a valuation allowance against its deferred tax assets in the U.S. Subsequent to the release of the valuation allowance in 2012, the Company executed the refinancing transactions in early 2013, which resulted in higher annual interest expense, and reached an agreement with a foreign tax authority to change certain intercompany agreements that will reduce future income. In addition, certain U.S. businesses experienced significant declines in the fourth quarter of 2013 as a result of sustained overcapacity in the epoxy resins market and increased competition from Asian exports. As a result of these events, the Company was forecasting to be in a three year cumulative loss position in 2014, which represented significant negative evidence to merit the establishment of a valuation allowance against all of the Company’s net U.S. federal and state deferred income tax assets.

Income tax expense (benefit) detail for the Company for the years ended December 31, 2014, 2013 and 2012 is as follows:

	2014	2013	2012
Current:
State and local	$2	$3	$(2)
Foreign	26	24	12

Total current	28	27	10

Deferred:
Federal	1	332	(365)
State and local	(1)	10	(8)
Foreign	(2)	(20)	(21)

Total deferred	(2)	322	(394)

Income tax expense (benefit)	$26	$349	$(384)

A reconciliation of the Company’s combined differences between income taxes computed at the federal statutory tax rate of 35% and provisions for income taxes for the years ended December 31, 2014, 2013 and 2012 is as follows:

	2014	2013	2012
Income tax benefit computed at federal statutory tax rate	$(50)	$(106)	$(20)
State tax provision, net of federal benefits	1	1	—
Foreign tax rate differential	3	16	7
Foreign source income (loss) subject to U.S. taxation	20	(36)	(6)
Goodwill impairment	—	18	—
Losses and other expenses (income) not deductible for tax	1	1	(14)
Increase (decrease) in the taxes due to changes in valuation allowance	46	454	(321)
Additional tax expense (benefit) on foreign unrepatriated earnings	8	22	(30)
Additional (benefit) expense for uncertain tax positions	(3)	42	—
Tax recognized in other comprehensive income	—	(32)	—
Changes in enacted tax laws and tax rates	—	(31)	—

Income tax expense (benefit)	$26	$349	$(384)

In January 2013, the American Taxpayer Relief Act of 2012 (the “Act”) was signed into law. The Act retroactively reinstated and extended the controlled foreign corporation look-through rule, which provides for the exclusion of certain foreign earnings from U.S. federal taxation from January 1, 2012 through December 31, 2013. The impact of the Act has been accounted for in the period of enactment. As a result, the Company recognized a tax benefit of $29 during the year ended December 31, 2013.

In 2013, the Company reached a settlement agreement with tax authorities in a foreign jurisdiction as a result of negotiations related to various intercompany transactions. As a result, the Company released approximately $36 of unrecognized tax benefits during the year ended December 31, 2013. The tax benefit from the release was offset by an increase in the valuation allowance in this foreign jurisdiction. Consequently, as a result of the settlement in 2013, the Company reversed a domestic deferred tax asset related to these various intercompany transactions that resulted in a tax expense of approximately $54 during the year ended December 31, 2013.

The domestic and foreign components of the Company’s loss before income taxes for the years ended December 31, 2014, 2013 and 2012 is as follows:

	2014	2013	2012
Domestic	$(183)	$(28)	$64
Foreign	41	(274)	(121)

Total	$(142)	$(302)	$(57)

The tax effects of significant temporary differences and net operating loss and credit carryforwards, which comprise the Company’s deferred tax assets and liabilities at December 31, 2014 and 2013 is as follows:

	2014	2013
Assets:
Non-pension post-employment	$8	$9
Accrued and other expenses	91	74
Property, plant and equipment	3	2
Loss and credit carryforwards	647	615
Intangibles	8	9
Pension and postretirement benefit liabilities	58	39

Gross deferred tax assets	815	748
Valuation allowance	(588)	(518)

Net deferred tax asset	227	230

Liabilities:
Property, plant and equipment	(119)	(125)
Pension and postretirement benefit assets	—	(5)
Unrepatriated earnings of foreign subsidiaries	(73)	(65)
Intangible assets	(25)	(28)

Gross deferred tax liabilities	(217)	(223)

Net deferred tax asset	$10	$7

The following table summarizes the presentation of the Company’s net deferred tax asset in the Consolidated Balance Sheets at December 31, 2014 and 2013:

	2014	2013
Assets:
Current deferred income taxes (Other current assets)	$11	$7
Long-term deferred income taxes	18	21
Liabilities:
Long-term deferred income taxes	(19)	(21)

Net deferred tax asset	$10	$7

Hexion LLC, which is not a member of the registrant, and its eligible subsidiaries file a consolidated U.S. Federal income tax return. Since Hexion LLC is the Company’s parent, the Company can utilize Hexion LLC’s tax attributes or vice versa. The Company accounts for Hexion LLC under the separate return method and, therefore, cumulative income at Hexion LLC has reduced the amount of net operating loss carryforwards available to the Company by $27, which has not been reflected in the deferred tax asset above related to net operating loss carryforwards.

As of December 31, 2014, the Company had a $588 valuation allowance for a portion of its net deferred tax assets that management believes, more likely than not, will not be realized. The Company’s deferred tax assets include federal, state and foreign net operating loss carryforwards. The federal net operating loss carryforwards available are $999, which is reduced by the cumulative income from Hexion LLC, as described above. The federal net operating loss carryforwards expire beginning in 2026. The Company’s deferred assets also include minimum tax credits of $2, which are available indefinitely. A full valuation allowance has been provided against these items. The Company has provided a full valuation allowance against its state deferred tax assets, primarily related to state net operating loss carryforwards of $63. A valuation allowance of $154 has been provided against a portion of foreign net operating loss carryforwards, primarily in Germany and the Netherlands.

As of December 31, 2014, the Company had undistributed earnings of certain foreign subsidiaries of $433, on which deferred taxes have not been provided because these earnings are permanently invested outside of the United States. It is not practical to estimate the amount of the deferred tax liability on these undistributed earnings.

The following table summarizes the changes in the valuation allowance for the years ended December 31, 2014, 2013 and 2012:

	Balance at Beginning of Period	Changes in Related Gross Deferred Tax Assets/Liabilities	Charge/ (Release)	Balance at End of Period
Valuation allowance on Deferred tax assets:
Year ended December 31, 2012	$432	$11	$(321)	$122
Year ended December 31, 2013	122	(58)	454	518
Year ended December 31, 2014	518	24	46	588

Examination of Tax Returns

The Company conducts business globally and, as a result, certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, the Company is subject to examinations by taxing authorities throughout the world, including major jurisdictions such as Brazil, Canada, the Czech Republic, France, Germany, Italy, South Korea, Netherlands and the United States.

The Company is no longer subject to U.S. federal examinations for years before December 31, 2010; however, certain state and foreign tax returns are under examination by various regulatory authorities.

The Company continuously reviews issues that are raised from ongoing examinations and open tax years to evaluate the adequacy of its liabilities. As the various taxing authorities continue with their audit/examination programs, the Company will adjust its reserves accordingly to reflect these settlements.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2014	2013
Balance at beginning of year	$70	$92
Additions based on tax positions related to the current year	7	6
Additions for tax positions of prior years	2	8
Reductions for tax positions of prior years	(7)	(38)
Settlements	(1)	—
Foreign currency translation	(5)	2

Balance at end of year	$66	$70

During the year ended December 31, 2014, the Company decreased the amount of its unrecognized tax benefits, including its accrual for interest and penalties, by $1, primarily as a result of a release of unrecognized tax benefits from negotiations with foreign jurisdictions offset by increases in the unrecognized tax benefit for various intercompany transactions. During the years ended December 31, 2014, 2013 and 2012, the Company recognized approximately $3, $6 and $(2), respectively, in interest and penalties. The Company had approximately $34 and $31 accrued for the payment of interest and penalties at December 31, 2014 and 2013, respectively.

$66 of unrecognized tax benefits, if recognized, would affect the effective tax rate; however, a portion of the unrecognized tax benefit would be in the form of a net operating loss carryforward, which would be subject to a full valuation allowance. The Company anticipates recognizing less than $1 of the total amount of unrecognized tax benefits within the next 12 months as a result of negotiations with foreign jurisdictions and completion of audit examinations.

15. Summarized Financial Information of Unconsolidated Affiliates

Summarized financial information of the Company’s most significant unconsolidated affiliates as of December 31, 2014 and December 31, 2013 and for the years ended December 31, 2014, 2013 and 2012 is as follows:

	December 31, 2014	December 31, 2013
Current assets	$38	$36
Non-current assets	26	26
Current liabilities	16	19
Non-current liabilities	2	—

	Year Ended December 31,
	2014	2013	2012
Net sales	$210	$199	$207
Gross profit	62	58	52
Pre-tax income	34	49	31
Net income	33	47	31

16. Segment and Geographic Information

The Company’s business segments are based on the products that the Company offers and the markets that it serves. At December 31, 2014, the Company had two reportable segments: Epoxy, Phenolic and Coating Resins and Forest Products Resins. A summary of the major products of the Company’s reportable segments follows:

•

Epoxy, Phenolic and Coating Resins: epoxy specialty resins, phenolic encapsulated substrates, versatic acids and derivatives, basic epoxy resins and intermediates, phenolic specialty resins and molding compounds, polyester resins, acrylic resins and vinylic resins

•	Forest Products Resins: forest products resins and formaldehyde applications

Reportable Segments

Following are net sales and Segment EBITDA (earnings before interest, income taxes, depreciation and amortization) by reportable segment. Segment EBITDA is defined as EBITDA adjusted for certain non-cash items and other income and expenses. Segment EBITDA is the primary performance measure used by the Company’s senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. Corporate and Other is primarily corporate general and administrative expenses that are not allocated to the segments, such as shared service and administrative functions, foreign exchange gains and losses and legacy company costs not allocated to continuing segments.

Net Sales(1):

	Year Ended December 31,
	2014	2013	2012
Epoxy, Phenolic and Coating Resins	$3,277	$3,126	$3,022
Forest Products Resins	1,860	1,764	1,734

Total	$5,137	$4,890	$4,756

Segment EBITDA:

	Year Ended December 31,
	2014	2013	2012
Epoxy, Phenolic and Coating Resins(2)	$272	$258	$337
Forest Products Resins(3)	251	231	201
Corporate and Other	(73)	(67)	(48)

Total	$450	$422	$490

Depreciation and Amortization Expense:

	Year Ended December 31,
	2014	2013	2012
Epoxy, Phenolic and Coating Resins	$101	$105	$109
Forest Products Resins	36	37	38
Corporate and Other	7	6	6

Total	$144	$148	$153

Total Assets:

	As of December 31,
	2014	2013
Epoxy, Phenolic and Coating Resins	$1,529	$1,546
Forest Products Resins	857	818
Corporate and Other	286	510

Total	$2,672	$2,874

Capital Expenditures(4):

	Year Ended December 31,
	2014	2013	2012
Epoxy, Phenolic and Coating Resins	$94	$86	$89
Forest Products Resins	85	52	41
Corporate and Other	4	7	3

Total	$183	$145	$133

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)	Included in the Epoxy, Phenolic and Coating Resins Segment EBITDA are “Earnings from unconsolidated entities, net of taxes” of $19, $16 and $18 for the years ended December 31, 2014, 2013 and 2012, respectively.

(3)	Included in the Forest Products Resins Segment EBITDA are “Earnings from unconsolidated entities, net of taxes” of $1 for each of the years ended December 31, 2014, 2013 and 2012.
(4)	Includes capitalized interest costs that are incurred during the construction of property and equipment.

Reconciliation of Segment EBITDA to Net (Loss) Income:

	Year Ended December 31,
	2014	2013	2012
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$272	$258	$337
Forest Products Resins	251	231	201
Corporate and Other	(73)	(67)	(48)

Total	$450	$422	$490

Reconciliation:
Items not included in Segment EBITDA:
Asset impairments	$(5)	$(181)	$(23)
Business realignment costs	(47)	(21)	(35)
Integration costs	—	(10)	(12)
Realized and unrealized foreign currency losses	(32)	(2)	(3)
Other	(36)	(35)	(39)

Total adjustments	(120)	(249)	(112)
Loss on extinguishment of debt	—	(6)	—
Interest expense, net	(308)	(303)	(263)
Income tax (expense) benefit	(26)	(349)	384
Depreciation and amortization	(144)	(148)	(153)

Net (loss) income attributable to Hexion Inc.	(148)	(633)	346
Net loss attributable to noncontrolling interest	—	(1)	—

Net (loss) income	$(148)	$(634)	$346

Items Not Included in Segment EBITDA

Not included in Segment EBITDA are certain non-cash items and other income and expenses. For 2014, these items primarily included expenses from retention programs, partially offset by gains on the disposal of assets. For 2013, these items primarily included expenses from retention programs, stock-based compensation expense, and transaction costs. For 2012, these items primarily included a charge related to the resolution of a pricing dispute with an unconsolidated joint venture, losses on the disposal of assets and other transaction costs, partially offset by insurance recoveries related to the terminated Huntsman merger.

Business realignment costs for 2014 primarily included expenses from the Company’s newly implemented restructuring and cost optimization programs, as well as costs for environmental remediation at certain formerly owned locations. Business realignment costs for 2013 primarily included expenses from minor headcount reduction programs and costs for environmental remediation at certain formerly owned locations. Business realignment costs for 2012 primarily included expenses from the Company’s restructuring and cost optimization programs. Integration costs related primarily to the prior integration of Hexion and MPM.

Geographic Information

Net Sales(1):

	Year Ended December 31,
	2014	2013	2012
United States	$2,189	$2,109	$2,005
Netherlands	856	887	902
Germany	282	280	298
Canada	429	357	336
Other international	1,381	1,257	1,215

Total	$5,137	$4,890	$4,756

(1)	Sales are attributed to the country in which the individual business locations reside.

Long-Lived Assets:

	As of December 31,
	2014	2013
United States	$653	$590
Netherlands	155	184
Germany	103	109
Other international	344	358

Total	$1,255	$1,241

17. Changes in Accumulated Other Comprehensive Loss

Following is a summary of changes in “Accumulated other comprehensive loss” for the years ended December 31, 2014 and 2013:

	Year Ended December 31, 2014			Year Ended December 31, 2013
	Defined Benefit Pension and Postretirement Plans	Foreign Currency Translation Adjustments	Total	Gains and (Losses) on Cash Flow Hedges	Defined Benefit Pension and Postretirement Plans	Foreign Currency Translation Adjustments	Total
Beginning balance	$(151)	$130	$(21)	$(1)	$(219)	$143	$(77)
Other comprehensive (loss) income before reclassifications, net of tax	(86)	(61)	(147)	—	50	(13)	37
Amounts reclassified from Accumulated other comprehensive loss, net of tax	9	—	9	1	18	—	19

Net other comprehensive (loss) income	(77)	(61)	(138)	1	68	(13)	56

Ending balance	$(228)	$69	$(159)	$—	$(151)	$130	$(21)

Amount Reclassified From Accumulated Other Comprehensive Loss	Amount Reclassified From Accumulated Other Comprehensive Loss for the Year Ended December 31:			Location of Reclassified Amount in Income
	2014	2013
Gains and losses on cash flow hedges:
Interest rate swaps	$—	$—		Interest expense, net

Total before income tax	—	—
Income tax benefit	—	1		Income tax expense (benefit)

Total	$—	$1

Amortization of defined benefit pension and other postretirement benefit items:
Prior service benefit	$—	$(1	)(1)
Actuarial losses	9	21	(1)

Total before income tax	9	20
Income tax benefit	—	(2)		Income tax expense (benefit)

Total	9	18

Total	$9	$19

(1)	These accumulated other comprehensive income components are included in the computation of net pension and postretirement benefit expense (see Note 10).

18. Guarantor/Non-Guarantor Subsidiary Financial Information

The Company’s 6.625% First-Priority Senior Secured Notes due 2020, 8.875% Senior Secured Notes due 2018 and the 9.00% Second-Priority Senior Secured Notes due 2020 are guaranteed by the Company and certain of its U.S. subsidiaries.

The following information contains the condensed consolidating financial information for Hexion Inc. (the parent), the combined subsidiary guarantors (Hexion Investments Inc. (formerly, Momentive Specialty Chemical Investments Inc.); Borden Chemical Foundry, LLC; Lawter International, Inc.; HSC Capital Corporation; Hexion International Inc. (formerly, Momentive International, Inc.); Hexion CI Holding Company (China) LLC (formerly, Momentive CI Holding Company (China) LLC); NL COOP Holdings LLC and Oilfield Technology Group, Inc.) and the combined non-guarantor subsidiaries, which includes all of the Company’s foreign subsidiaries.

All of the subsidiary guarantors are 100% owned by Hexion Inc. All guarantees are full and unconditional, and are joint and several. There are no significant restrictions on the ability of the Company to obtain funds from its domestic subsidiaries by dividend or loan. While the Company’s Australian, New Zealand and Brazilian subsidiaries are restricted in the payment of dividends and intercompany loans due to the terms of their credit facilities, there are no material restrictions on the Company’s ability to obtain cash from the remaining non-guarantor subsidiaries.

These financial statements are prepared on the same basis as the consolidated financial statements of the Company except that investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions.

This information includes allocations of corporate overhead to the combined non-guarantor subsidiaries based on net sales. Income tax expense has been provided on the combined non-guarantor subsidiaries based on actual effective tax rates.

Corporate Changes

In December 2014, Hexion U.S. Finance Corp. (“Hexion U.S.”), the issuer under the indentures governing the Company’s 6.625% First-Priority Senior Secured Notes due 2020 (the “First Lien Notes”), the Company’s 8.875% Senior Secured Notes due 2018 (the “Senior Secured Notes”) and the Company’s 9.00% Second-Priority Senior Secured Notes due 2020 (the “Second Lien Notes”), merged with and into Hexion Inc., its parent company, with Hexion Inc. remaining as the surviving entity. Pursuant to supplemental indentures, Hexion Inc. assumed all the obligations of Hexion U.S. under the indentures and the First Lien Notes, the Senior Secured Notes and the Second Lien Notes.

The merger was accounted for as a transaction under common control as defined in the accounting guidance for business combinations. As a result, the Company has recasted its prior period guarantor/non-guarantor subsidiary financial information on a combined basis to reflect the merger of Hexion U.S. with and into Hexion Inc., resulting in the balances and activity previously reported in the Issuer column to be combined with the balances and activity reported in the Hexion Inc. column.

Financial Statement Revisions

The Company revised its Consolidating Statement of Operations for the year ended December 31, 2013 to correct the amount of other comprehensive loss reported in the Combined Guarantor Subsidiaries, Combined Non-Guarantor Subsidiaries and Eliminations columns. The revisions resulted in an increase of $125, $125 and $250, respectively, to “Comprehensive loss attributable to Hexion Inc.”

The Company also revised its Consolidating Balance Sheet as of December 31, 2013 to correctly present intercompany accounts receivable and payable and intercompany debt receivable and payable reported in the Combined Non-Guarantor Subsidiaries column. The revisions were made to correctly eliminate intercompany amounts between the combined non-guarantor subsidiaries within the Combined Non-Guarantor Subsidiary column. Previously, these amounts were incorrectly presented on a gross basis within that column. The revisions resulted in a decrease of $201, $105 and $4,205 to “Intercompany accounts receivable,” “Intercompany loans receivable” (current) and “Intercompany loans receivable” (long-term), respectively. The revisions also resulted in decreases of equal amounts to “Intercompany accounts payable,” “Intercompany loans payable within one year” and “Intercompany loans payable” (long-term), respectively.

These corrections, which the Company determined are not material to the previously issued financial statements, had no impact on the Consolidated Financial Statements or footnotes, except for the columns of the Consolidating Statement of Operations for the year ended December 31, 2013 and the Consolidating Balance Sheet as of December 31, 2013.

HEXION INC.

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2014

	Hexion Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $0 and $16, respectively)	$23	$—	$149	$—	$172
Short-term investments	—	—	7	—	7
Accounts receivable, net	174	—	417	—	591
Intercompany accounts receivable	118	—	138	(256)	—
Intercompany loans receivable	265	—	43	(308)	—
Inventories:
Finished and in-process goods	118	—	170	—	288
Raw materials and supplies	46	—	64	—	110
Other current assets	36	—	37	—	73

Total current assets	780	—	1,025	(564)	1,241

Investments in unconsolidated entities	234	34	29	(249)	48
Deferred income taxes	—	—	18	—	18
Other long-term assets	76	6	28	—	110
Intercompany loans receivable	1,046	28	17	(1,091)	—
Property and equipment, net	534	—	521	—	1,055
Goodwill	65	—	54	—	119
Other intangible assets, net	56	—	25	—	81

Total assets	$2,791	$68	$1,717	$(1,904)	$2,672

Liabilities and Deficit
Current liabilities:
Accounts payable	$142	$—	$284	$—	$426
Intercompany accounts payable	138	—	118	(256)	—
Debt payable within one year	26	—	73	—	99
Intercompany loans payable within one year	43	—	265	(308)	—
Interest payable	81	—	1	—	82
Income taxes payable	6	—	6	—	12
Accrued payroll and incentive compensation	34	—	33	—	67
Other current liabilities	69	—	66	—	135

Total current liabilities	539	—	846	(564)	821

Long-term liabilities:
Long-term debt	3,674	—	61	—	3,735
Intercompany loans payable	36	6	1,049	(1,091)	—
Accumulated losses of unconsolidated subsidiaries in excess of investment	709	249	—	(958)	—
Long-term pension and post employment benefit obligations	59	—	219	—	278
Deferred income taxes	8	—	11	—	19
Other long-term liabilities	117	—	54	—	171

Total liabilities	5,142	255	2,240	(2,613)	5,024

Total Hexion Inc. shareholder’s deficit	(2,351)	(187)	(522)	709	(2,351)
Noncontrolling interest	—	—	(1)	—	(1)

Total deficit	(2,351)	(187)	(523)	709	(2,352)

Total liabilities and deficit	$2,791	$68	$1,717	$(1,904)	$2,672

HEXION INC.

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2013

	Hexion Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $0 and $18, respectively)	$170	$—	$223	$—	$393
Short-term investments	—	—	7	—	7
Accounts receivable, net	179	—	422	—	601
Intercompany accounts receivable	190	—	173	(363)	—
Intercompany loans receivable	216	—	173	(389)	—
Inventories:
Finished and in-process goods	105	—	152	—	257
Raw materials and supplies	38	—	65	—	103
Other current assets	27	—	45	—	72

Total current assets	925	—	1,260	(752)	1,433

Investments in unconsolidated entities	249	29	29	(262)	45
Deferred income taxes	—	—	21	—	21
Other long-term assets	90	2	42	—	134
Intercompany loans receivable	1,251	29	16	(1,296)	—
Property and equipment, net	491	—	556	—	1,047
Goodwill	52	—	60	—	112
Other intangible assets, net	47	—	35	—	82

Total assets	$3,105	$60	$2,019	$(2,310)	$2,874

Liabilities and Deficit
Current liabilities:
Accounts payable	$165	$—	$318	$—	$483
Intercompany accounts payable	41	—	322	(363)	—
Debt payable within one year	20	—	89	—	109
Intercompany loans payable within one year	173	—	216	(389)	—
Interest payable	82	—	1	—	83
Income taxes payable	4	—	8	—	12
Accrued payroll and incentive compensation	19	—	28	—	47
Other current liabilities	65	—	62	—	127

Total current liabilities	569	—	1,044	(752)	861

Long-term liabilities:
Long-term debt	3,635	—	30	—	3,665
Intercompany loans payable	33	7	1,256	(1,296)	—
Accumulated losses of unconsolidated subsidiaries in excess of investment	762	261	—	(1,023)	—
Long-term pension and post employment benefit obligations	50	—	184	—	234
Deferred income taxes	9	—	12	—	21
Other long-term liabilities	116	—	47	—	163

Total liabilities	5,174	268	2,573	(3,071)	4,944

Total Hexion Inc shareholder’s deficit	(2,069)	(208)	(553)	761	(2,069)
Noncontrolling interest	—	—	(1)	—	(1)

Total deficit	(2,069)	(208)	(554)	761	(2,070)

Total liabilities and deficit	$3,105	$60	$2,019	$(2,310)	$2,874

HEXION INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2014

	Hexion Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$2,259	$—	$3,109	$(231)	$5,137
Cost of sales	2,000	—	2,765	(231)	4,534

Gross profit	259	—	344	—	603
Selling, general and administrative expense	96	—	265	—	361
Asset impairments	—	—	5	—	5
Business realignment costs	31	—	16	—	47
Other operating (income) expense, net	(11)	(4)	7	—	(8)

Operating income	143	4	51	—	198
Interest expense, net	300	—	8	—	308
Intercompany interest (income) expense, net	(92)	(1)	93	—	—
Other non-operating expense (income), net	101	—	(69)	—	32

(Loss) income before income tax, earnings from unconsolidated entities	(166)	5	19	—	(142)
Income tax (benefit) expense	(6)	—	32	—	26

(Loss) income before earnings from unconsolidated entities	(160)	5	(13)	—	(168)
Earnings from unconsolidated entities, net of taxes	12	31	4	(27)	20

Net (loss) income	$(148)	$36	$(9)	$(27)	$(148)

Comprehensive (loss) income attributable to Hexion Inc.	$(286)	$35	$(86)	$51	$(286)

HEXION INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

	Hexion Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$2,176	$—	$2,919	$(205)	$4,890
Cost of sales	1,876	—	2,645	(205)	4,316

Gross profit	300	—	274	—	574
Selling, general and administrative expense	108	—	254	—	362
Asset impairments	53	—	128	—	181
Business realignment costs	12	—	9	—	21
Other operating (income) expense, net	(1)	(1)	3	—	1

Operating income (loss)	128	1	(120)	—	9
Interest expense, net	296	—	7	—	303
Intercompany interest (income) expense, net	(103)	(1)	104	—	—
Loss on extinguishment of debt	4	—	2	—	6
Other non-operating (income) expense, net	(45)	—	47	—	2

(Loss) income before income tax, (losses) earnings from unconsolidated entities	(24)	2	(280)	—	(302)
Income tax expense	346	—	3	—	349

(Loss) income before (losses) earnings from unconsolidated entities	(370)	2	(283)	—	(651)
(Losses) earnings from unconsolidated entities, net of taxes	(263)	(170)	4	446	17

Net loss	(633)	(168)	(279)	446	(634)
Net loss attributable to noncontrolling interest	—	—	1	—	1

Net loss attributable to Hexion Inc.	$(633)	$(168)	$(278)	$446	$(633)

Comprehensive loss attributable to Hexion Inc.	$(577)	$(169)	$(253)	$422	$(577)

HEXION INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2012

	Hexion Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$2,120	$—	$2,902	$(266)	$4,756
Cost of sales	1,800	—	2,626	(266)	4,160

Gross profit	320	—	276	—	596
Selling, general and administrative expense	61	—	261	—	322
Asset impairments	—	—	23	—	23
Business realignment costs	9	—	26	—	35
Other operating expense (income), net	8	(1)	4	—	11

Operating income (loss)	242	1	(38)	—	205
Interest expense, net	234	—	29	—	263
Intercompany interest (income) expense, net	(54)	(1)	55	—	—
Other non-operating (income) expense, net	(10)	—	9	—	(1)

Income (loss) before income tax, (losses) earnings from unconsolidated entities	72	2	(131)	—	(57)
Income tax benefit	(371)	—	(13)	—	(384)

Income (loss) before (losses) earnings from unconsolidated entities	443	2	(118)	—	327
(Losses) earnings from unconsolidated entities, net of taxes	(97)	(70)	3	183	19

Net income (loss)	$346	$(68)	$(115)	$183	$346

Comprehensive income (loss) attributable to Hexion Inc.	$252	$(69)	$(207)	$276	$252

HEXION INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2014

	Hexion Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries		Eliminations	Consolidated
Cash flows (used in) provided by operating activities	$(426)	$14	$376		$(14)	$(50)

Cash flows provided by (used in) investing activities
Capital expenditures	(89)	—	(94)		—	(183)
Acquisition of businesses	(52)	—	(12)		—	(64)
Purchase of debt securities, net	—	—	(1)		—	(1)
Change in restricted cash	—	—	(3)		—	(3)
Disbursement of affiliated loan	—	—	(50)		—	(50)
Repayment of affiliated loan	—	—	50		—	50
Funds remitted to unconsolidated affiliates, net	—	—	(2)		—	(2)
Proceeds from sale of assets	20	—	—		—	20
Capital contribution to subsidiary	(30)	(20)	—		50	—
Return of capital from subsidiary from sales of accounts receivable	350 (a)	—	—		(350)	—

	199	(20)	(112)		(300)	(233)

Cash flows provided by (used in) financing activities
Net short-term debt borrowings	7	—	14		—	21
Borrowings of long-term debt	295	—	96		—	391
Repayments of long-term debt	(256)	—	(87)			(343)
Net intercompany loan borrowings (repayments)	34	—	(34)		—	—
Capital contribution from parent	—	20	30		(50)	—
Common stock dividends paid	—	(14)	—		14	—
Return of capital to parent from sales of accounts receivable	—	—	(350	)(a)	350	—

	80	6	(331)		314	69

Effect of exchange rates on cash and cash equivalents	—	—	(9)		—	(9)
Decrease in cash and cash equivalents	(147)	—	(76)		—	(223)
Cash and cash equivalents (unrestricted) at beginning of year	170	—	209		—	379

Cash and cash equivalents (unrestricted) at end of year	$23	$—	$133		$—	$156

(a)	During the year ended December 31, 2014, Hexion Inc. contributed receivables of $350 to a non-guarantor subsidiary as capital contributions, resulting in a non-cash transaction. During the year ended December 31, 2014, the non-guarantor subsidiary sold the contributed receivables to certain banks under various supplier financing agreements. The cash proceeds were returned to Hexion Inc. by the non-guarantor subsidiary as a return of capital. The sale of receivables has been included within cash flows from operating activities on the Combined non-guarantor subsidiaries. The return of the cash proceeds from the sale of receivables has been included as a financing outflow and an investing inflow on the Combined Non-Guarantor Subsidiaries and Hexion Inc., respectively.

HEXION INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2013

	Hexion Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries		Eliminations	Consolidated
Cash flows (used in) provided by operating activities	$(173)	$23	$251		$(21)	$80

Cash flows provided by (used in) investing activities
Capital expenditures	(75)	—	(69)		—	(144)
Capitalized interest	—	—	(1)		—	(1)
Purchase of debt securities, net	—	—	(3)		—	(3)
Change in restricted cash	—	—	4		—	4
Funds remitted to unconsolidated affiliates, net	—	—	(13)		—	(13)
Proceeds from sale of assets	—	—	7		—	7
Capital contribution to subsidiary	(31)	(20)	—		51	—
Return of capital from subsidiary	48	31	—		(79)	—
Return of capital from subsidiary from sales of accounts receivable	214 (a)	—	—		(214)	—

	156	11	(75)		(242)	(150)

Cash flows (used in) provided by financing activities
Net short-term debt borrowings	—	—	15		—	15
Borrowings of long-term debt	1,109	—	26		—	1,135
Repayments of long-term debt	(665)	—	(393)		—	(1,058)
Net intercompany loan (repayments) borrowings	(493)	(2)	495		—	—
Capital contribution from parent	—	20	31		(51)	—
Long-term debt and credit facility financing fees	(40)	—	—		—	(40)
Common stock dividends paid	—	(21)	—		21	—
Return of capital to parent	—	(31)	(48)		79	—
Return of capital to parent from sales of accounts receivable	—	—	(214	)(a)	214	—

	(89)	(34)	(88)		263	52

Effect of exchange rates on cash and cash equivalents	—	—	(4)		—	(4)
(Decrease) increase in cash and cash equivalents	(106)	—	84		—	(22)
Cash and cash equivalents (unrestricted) at beginning of year	276	—	125		—	401

Cash and cash equivalents (unrestricted) at end of year	$170	$—	$209		$—	$379

(a)	During the year ended December 31, 2013, Hexion Inc. contributed receivables of $214 to a non-guarantor subsidiary as capital contributions, resulting in a non-cash transaction. During the year ended December 31, 2013, the non-guarantor subsidiary sold the contributed receivables to certain banks under various supplier financing agreements. The cash proceeds were returned to Hexion Inc. by the non-guarantor subsidiary as a return of capital. The sale of receivables has been included within cash flows from operating activities on the Combined non-guarantor subsidiaries. The return of the cash proceeds from the sale of receivables has been included as a financing outflow and an investing inflow on the Combined Non-Guarantor Subsidiaries and Hexion Inc., respectively.

HEXION INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2012

	Hexion Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries		Eliminations	Consolidated
Cash flows provided by operating activities	$14	$16	$160		$(13)	$177

Cash flows provided by (used in) investing activities
Capital expenditures	(57)	—	(76)		—	(133)
Proceeds from sale of debt securities, net	—	—	2		—	2
Change in restricted cash	—	—	(15)		—	(15)
Funds remitted to unconsolidated affiliates, net	—	—	(3)		—	(3)
Proceeds from sale of assets	9	—	2		—	11
Capital contribution to subsidiary	(30)	(19)	—		49	—
Return of capital from subsidiary from sales of accounts receivable	87 (a)	—	—		(87)	—

	9	(19)	(90)		(38)	(138)

Cash flows provided by (used in) financing activities
Net short-term debt repayments	—	—	(7)		—	(7)
Borrowings of long-term debt	450	—	3		—	453
Repayments of long-term debt	(278)	—	(209)		—	(487)
Repayment of affiliated debt	(2)	—	—		—	(2)
Repayment of advance from affiliate	(7)	—	—		—	(7)
Net intercompany loan (repayments) borrowings	(113)	(3)	116		—	—
Capital contribution from parent	16	19	30		(49)	16
Long-term debt and credit facility financing fees	(14)	—	—		—	(14)
Common stock dividends paid	(11)	(13)	—		13	(11)
Return of capital to parent from sales of accounts receivable	—	—	(87	)(a)	87	—

	41	3	(154)		51	(59)

Effect of exchange rates on cash and cash equivalents	—	—	5		—	5
Increase (decrease) in cash and cash equivalents	64	—	(79)		—	(15)
Cash and cash equivalents (unrestricted) at beginning of year	212	—	204		—	416

Cash and cash equivalents (unrestricted) at end of year	$276	$—	$125		$—	$401

(a)	During the year ended December 31, 2012, Hexion Inc. contributed receivables of $87 to a non-guarantor subsidiary as capital contributions, resulting in a non-cash transaction. During the year ended December 31, 2012, the non-guarantor subsidiary sold the contributed receivables to certain banks under various supplier financing agreements. The cash proceeds were returned to Hexion Inc. by the non-guarantor subsidiary as a return of capital. The sale of receivables has been included within cash flows from operating activities on the Combined non-guarantor subsidiaries. The return of the cash proceeds from the sale of receivables has been included as a financing outflow and an investing inflow on the Combined Non-Guarantor Subsidiaries and Hexion Inc., respectively.

Independent Auditor’s Report

To the Board of Managers and Shareholders of

Hexion International Holdings Cooperatief U.A.

We have audited the accompanying consolidated financial statements of Hexion International Holdings Cooperatief U.A. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2014 and December 31, 2013, and the related consolidated statements of operations, deficit, comprehensive loss and cash flows for the three years then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 2014 and December 31, 2013, and the results of their operations and their cash flows for the three years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 4 to the financial statements, the Company has entered into significant transactions with Hexion Inc., a related party. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

March 10, 2015

HEXION INTERNATIONAL HOLDINGS COOPERATIEF U.A.

CONSOLIDATED BALANCE SHEETS

(In millions)	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $5 and $3, respectively) (see Note 2)	$88	$180
Short-term investments	7	7
Accounts receivable (net of allowance for doubtful accounts of $12 and $13, respectively)	316	325
Accounts receivable from affiliates (see Note 4)	190	88
Loans receivable from affiliates (see Note 9)	11	33
Inventories:
Finished and in-process goods	150	137
Raw materials and supplies	60	60
Other current assets	33	45

Total current assets	855	875

Long-term loans receivable from affiliates (see Note 9)	37	19
Investments in unconsolidated entities	17	19
Other long-term assets	48	64
Property and equipment
Land	50	55
Buildings	165	186
Machinery and equipment	1,213	1,285

	1,428	1,526
Less accumulated depreciation	(925)	(990)

	503	536
Goodwill (see Note 5)	102	115
Other intangibles assets, net (see Note 5)	50	67

Total assets	$1,612	$1,695

Liabilities and Deficit
Current liabilities:
Accounts payable	$221	$277
Accounts payable to affiliates (see Note 4)	100	158
Debt payable within one year (see Note 8)	55	85
Affiliated debt payable within one year (see Note 9)	276	284
Income taxes payable	3	6
Other current liabilities	91	86

Total current liabilities	746	896

Long-term liabilities:
Long-term debt (see Note 8)	51	22
Affiliated long-term debt (see Note 9)	1,008	1,156
Deferred income taxes (see Note 15)	9	11
Long-term pension and postretirement benefit obligations (see Note 12)	218	184
Other long-term liabilities	63	65

Total liabilities	2,095	2,334

Commitments and contingencies (see Notes 8, 10 and 11)
Deficit
Paid-in capital	128	22
Loans receivable from parent	(1)	(140)
Accumulated other comprehensive loss	(146)	(21)
Accumulated deficit	(463)	(499)

Total Hexion International Holdings Cooperatief U.A. shareholder’s deficit	(482)	(638)
Noncontrolling interest	(1)	(1)

Total deficit	(483)	(639)

Total liabilities and deficit	$1,612	$1,695

See Notes to Consolidated Financial Statements

HEXION INTERNATIONAL HOLDINGS COOPERATIEF U.A.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(In millions)	2014	2013	2012
Net sales	$2,897	$2,771	$2,777
Cost of sales	2,558	2,492	2,488

Gross profit	339	279	289
Selling, general and administrative expense	269	264	278
Asset impairments (see Note 2)	5	112	23
Business realignment costs (see Note 2)	16	8	24
Other operating expense (income), net	2	(2)	5

Operating income (loss)	47	(103)	(41)
Interest expense, net	6	8	29
Affiliated interest expense, net (see Note 9)	88	83	53
Other non-operating (income) expense, net (see Note 4)	(100)	70	18

Income (loss) before income taxes and earnings (losses) from unconsolidated entities	53	(264)	(141)
Income tax expense (benefit) (see Note 15)	18	3	(45)

Income (loss) before earnings (losses) from unconsolidated entities	35	(267)	(96)
Earnings from unconsolidated entities, net of taxes	1	1	1

Net income (loss)	36	(266)	(95)
Net loss attributable to noncontrolling interest	—	1	—

Net income (loss) attributable to Hexion International Holdings Cooperatief U.A.	$36	$(265)	$(95)

See Notes to Consolidated Financial Statements

HEXION INTERNATIONAL HOLDINGS COOPERATIEF U.A.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended December 31,
(In millions)	2014	2013	2012
Net income (loss)	$36	$(266)	$(95)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(56)	(2)	6
(Loss) gain recognized from pension and postretirement benefits	(69)	43	(97)

Other comprehensive (loss) income	(125)	41	(91)

Comprehensive loss	(89)	(225)	(186)
Comprehensive loss attributable to noncontrolling interest	—	1	1

Comprehensive loss attributable to Hexion International Holdings Cooperatief U.A.	$(89)	$(224)	$(185)

See Notes to Consolidated Financial Statements

HEXION INTERNATIONAL HOLDINGS COOPERATIEF U.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(In millions)	2014	2013	2012
Cash flows (used in) provided by operating activities
Net income (loss)	$36	$(266)	$(95)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	73	84	88
Allocations of corporate overhead, net (see Note 4)	11	9	9
(Gain) loss on foreign exchange guarantee agreement with parent (see Note 4)	(101)	32	8
Loss on cash pooling guarantee agreement with parent (see Note 4)	4	14	7
Deferred tax expense (benefit)	—	(18)	(55)
Non-cash asset impairments and accelerated depreciation	5	113	25
Unrealized foreign exchange loss (gain)	8	(20)	17
Other non-cash adjustments	(1)	(1)	6
Net change in assets and liabilities:
Accounts receivable	(41)	(48)	(1)
Inventories	(40)	7	(6)
Accounts payable	(15)	46	60
Income taxes payable	(1)	—	(2)
Other assets, current and non-current	27	(20)	49
Other liabilities, current and non-current	—	90	(29)

Net cash (used in) provided by operating activities	(35)	22	81

Cash flows used in investing activities
Capital expenditures	(93)	(62)	(66)
Purchase of business	(12)	—	—
Proceeds from the sale of assets	—	7	1
Funds remitted to unconsolidated affiliates, net	—	(15)	(6)
Change in restricted cash	(3)	15	(15)
(Purchases of) proceeds from sale of debt securities, net	(1)	(3)	2

Net cash used in investing activities	(109)	(58)	(84)

Cash flows provided by (used in) financing activities
Net short-term debt borrowings	2	5	2
Borrowings of long-term debt	92	26	3
Repayments of long-term debt	(87)	(394)	(209)
Affiliated loan borrowings, net	22	494	114
Capital contribution from parent	29	31	30
Return of capital to parent	—	(48)	—

Net cash provided by (used in) financing activities	58	114	(60)

Effect of exchange rates on cash and cash equivalents	(8)	(4)	5
(Decrease) increase in cash and cash equivalents	(94)	74	(58)
Cash and cash equivalents (unrestricted) at beginning of year	177	103	161

Cash and cash equivalents (unrestricted) at end of year	$83	$177	$103

Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$93	$91	$81
Income taxes, net of cash refunds	24	—	12
Non-cash investing activity:
Assignment of note receivable from parent (see Note 9)	$59	$—	$—
Non-cash financing activity:
Contribution from parent—settlement of intercompany guarantee agreements (see Note 4)	$63	$—	$—
Distribution to parent—settlement of foreign exchange guarantee agreement with parent (See Note 4)	—	—	(5)
Contribution of ownership in subsidiary from parent (see Note 13)	—	—	67

See Notes to Consolidated Financial Statements

HEXION INTERNATIONAL HOLDINGS COOPERATIEF U.A.

CONSOLIDATED STATEMENTS OF DEFICIT

(In millions)	Paid-in (Deficit) Capital	Loans Receivable from Parent	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Hexion International Holdings Cooperatief U.A. Shareholders’ Deficit	Noncontrolling Interest	Total
Balance at December 31, 2011	$(12)	$(204)	$(97)	$(70)	$(383)	$1	$(382)
Net loss	—	—	—	(95)	(95)	—	(95)
Other comprehensive loss	—	—	(90)	—	(90)	(1)	(91)
Net borrowings to parent	—	(5)	—	—	(5)	—	(5)
Translation adjustment and other non-cash changes in principal	—	29	—	—	29	—	29
Capital contribution from parent	30	—	—	—	30	—	30
Allocations of corporate overhead (See Note 4)	9	—	—	—	9	—	9
Distribution to parent-settlement of foreign exchange guarantee agreement with parent (see Note 4)	(5)	—	—	—	(5)	—	(5)
Contribution of ownership in subsidiary from parent (see Note 13)	9	—	125	(67)	67	—	67
Deconsolidation of noncontrolling interest in subsidiary held by parent (see Note 2)	(1)	—	—	(2)	(3)	—	(3)

Balance at December 31, 2012	30	(180)	(62)	(234)	(446)	—	(446)
Net loss	—	—	—	(265)	(265)	(1)	(266)
Other comprehensive income	—	—	41	—	41	—	41
Net repayments from parent	—	30	—	—	30	—	30
Translation adjustment and other non-cash changes in principal	—	10	—	—	10	—	10
Capital contribution from parent	31	—	—	—	31	—	31
Allocations of corporate overhead (see Note 4)	9	—	—	—	9	—	9
Return of capital to parent	(48)	—	—	—	(48)	—	(48)

Balance at December 31, 2013	22	(140)	(21)	(499)	(638)	(1)	(639)
Net income	—	—	—	36	36	—	36
Other comprehensive loss	—	—	(125)	—	(125)	—	(125)
Net repayments from parent	—	80	—	—	80	—	80
Translation adjustment and other non-cash changes in principal	—	59	—	—	59	—	59
Capital contribution from parent	29	—	—	—	29	—	29
Non-cash capital contribution from parent— settlement of intercompany guarantee agreements (see Note 4)	63	—	—	—	63	—	63
Purchase of business from related party under common control (see Note 4)	3	—	—	—	3	—	3
Allocations of corporate overhead (see Note 4)	11	—	—	—	11	—	11

Balance at December 31, 2014	$128	$(1)	$(146)	$(463)	$(482)	$(1)	$(483)

See Notes to Consolidated Financial Statements

HEXION INTERNATIONAL HOLDINGS COOPERATIEF U.A.

Notes to Consolidated Financial Statements

(In millions)

1. Background and Basis of Presentation

Hexion International Holdings Cooperatief U.A. (“CO-OP”) (formerly known as Momentive International Holdings Cooperatief U.A.) is a holding company whose primary assets are its investments in Hexion Holding B.V. and Hexion Canada, Inc. (“Hexion Canada”), and their respective subsidiaries. Together, CO-OP, through its investments in Hexion Canada and Hexion Holding B.V. and their respective subsidiaries, (collectively referred to as the “Company”), is engaged in the manufacture and marketing of urea, phenolic, epoxy and epoxy specialty resins and coatings applications primarily used in forest and industrial and construction products and other specialty and industrial chemicals worldwide. At December 31, 2014, the Company’s operations included 36 manufacturing facilities in Europe, North America, South America, Australia, New Zealand and Korea.

The Company is a wholly owned subsidiary of Hexion Inc. (“Hexion”), which, through a series of intermediate holding companies, is controlled by investment funds managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”). The Company has significant related party transactions with Hexion, as discussed in Note 4. CO-OP operates as a business under the direction and with support of its parent, Hexion. All entities are under the common control of Hexion.

Hexion serves global industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries.

2. Summary of Significant Accounting Policies

Principles of Consolidation—The Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiaries, all of which are under the common control and management of Hexion, and for which no substantive participating rights are held by minority shareholders. Intercompany transactions and balances have been eliminated. Noncontrolling interests exist for the equity interests in subsidiaries that are not 100% owned by the Company.

Foreign Currency Translations and Transactions—Assets and liabilities of foreign affiliates are translated at the exchange rates in effect at the balance sheet date. Income, expenses and cash flows are translated at average exchange rates prevailing during the year. The Company recognized transaction gains (losses) of $6, $(14) and $(4) for the years ended December 31, 2014, 2013 and 2012, respectively, which are included as a component of “Net income (loss).” In addition, gains or losses related to the Company’s intercompany loans payable and receivable denominated in a foreign currency other than the subsidiary’s functional currency that are deemed to be permanently invested are also remeasured to cumulative translation and recorded in “Accumulated other comprehensive loss” in the Consolidated Balance Sheets. The effect of translation is included in “Accumulated other comprehensive loss.”

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and also the disclosure of contingent assets and liabilities at the date of the financial statements. In addition, it requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. The most significant estimates that are included in the financial statements are environmental remediation liabilities, legal liabilities, deferred tax assets and liabilities and related valuation allowances, income tax accruals, pension and postretirement assets and liabilities, valuation allowances for accounts receivable and inventories, general insurance liabilities, asset impairments and fair values of assets acquired and liabilities assumed in business acquisitions. Actual results could differ from these estimates.

Cash and Cash Equivalents—The Company considers all highly liquid investments that are purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2014 and 2013, the Company had interest-bearing time deposits and other cash equivalent investments of $11 and $14, respectively. These amounts are included in the Consolidated Balance Sheets as a component of “Cash and cash equivalents.” The Company does not present cash flows from discontinued operations separately in the Consolidated Statements of Cash Flows.

Investments—Investments with original maturities greater than 90 days but less than one year are included in the Consolidated Balance Sheets as “Short-term investments.” At both December 31, 2014 and 2013, the Company had Brazilian real denominated U.S. dollar index investments of $7. These investments, which are classified as held-to-maturity securities, are recorded at cost, which approximates fair value.

Allowance for Doubtful Accounts—The allowance for doubtful accounts is estimated using factors such as customer credit ratings and past collection history. Receivables are charged against the allowance for doubtful accounts when it is probable that the receivable will not be collected.

Inventories—Inventories are stated at lower of cost or market using the first-in, first-out method. Costs include direct material, direct labor and applicable manufacturing overheads, which are based on normal production capacity. Abnormal manufacturing costs are recognized as period costs and fixed manufacturing overheads are allocated based on normal production capacity. An allowance is provided for excess and obsolete inventories based on management’s review of inventories on-hand compared to estimated future usage and sales. Inventories in the Consolidated Balance Sheets are presented net of an allowance for excess and obsolete inventory of $4 at both December 31, 2014 and 2013.

Deferred Expenses—Deferred debt financing costs are included in “Other long-term assets” in the Consolidated Balance Sheets and are amortized over the life of the related debt or credit facility using the effective interest method. Upon extinguishment of any debt, the related debt issuance costs are written off. At December 31, 2014 and 2013, the Company’s unamortized deferred financing costs were $1 and $2, respectively.

Property and Equipment—Land, buildings and machinery and equipment are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of properties (the average estimated useful lives for buildings and machinery and equipment are 20 years and 15 years, respectively). Assets under capital leases are amortized over the lesser of their useful life or the lease term. Major renewals and betterments are capitalized. Maintenance, repairs, minor renewals and turnarounds (periodic maintenance and repairs to major units of manufacturing facilities) are expensed as incurred. When property and equipment is retired or disposed of, the asset and related depreciation are removed from the accounts and any gain or loss is reflected in operating income. The Company capitalizes interest costs that are incurred during the construction of property and equipment. Depreciation expense was $63, $73 and $78 for the years ended December 31, 2014, 2013 and 2012, respectively.

Goodwill and Intangibles—The excess of purchase price over net tangible and identifiable intangible assets of businesses acquired is carried as “Goodwill” in the Consolidated Balance Sheets. Separately identifiable intangible assets that are used in the operations of the business (e.g., patents and technology, tradenames, customer lists and contracts) are recorded at cost (fair value at the time of acquisition) and reported as “Other intangible assets, net” in the Consolidated Balance Sheets. Costs to renew or extend the term of identifiable intangible assets are expensed as incurred. The Company does not amortize goodwill. Intangible assets with determinable lives are amortized on a straight-line basis over the shorter of the legal or useful life of the assets, which range from 1 to 30 years (see Note 5).

Impairment—The Company reviews property and equipment and all amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability is based on estimated undiscounted cash flows or other relevant observable measures. The Company tests goodwill for impairment annually, or when events or changes in circumstances indicate impairment may exist, by comparing the estimated fair value of each reporting unit to its carrying value to determine if there is an indication that a potential impairment may exist.

Long-Lived and Amortizable Intangible Assets

During the years ended December 31, 2014, 2013 and 2012, the Company recorded long-lived asset impairments of $5, $112 and $23, respectively, which are included in “Asset impairments” in the Consolidated Statements of Operations (see Note 6).

Goodwill

The Company performs an annual assessment of qualitative factors to determine whether the existence of any events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets. If, after assessing all events and circumstances, the Company determines it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets, the Company uses a probability weighted market and income approach to estimate the fair value of the reporting unit. The Company’s market approach is a comparable analysis technique commonly used in the investment banking and private equity industries based on the EBITDA (earnings before interest, income taxes, depreciation and amortization) multiple technique. Under this technique, estimated fair value is the result of a market-based EBITDA multiple that is applied to an appropriate historical EBITDA amount, adjusted for the additional fair value that would be assigned by a market participant obtaining control over the reporting unit. The Company’s income approach is a discounted cash flow model. When the carrying amount of the reporting unit’s goodwill is greater than the estimated fair value of the reporting unit’s goodwill, an impairment loss is recognized for the difference.

At October 1, 2014 and 2013, the estimated fair value of the Company’s reporting unit was deemed to be substantially in excess of the carrying amount of assets (including goodwill) and liabilities assigned to the reporting unit.

General Insurance—The Company is generally insured for losses and liabilities for workers’ compensation, physical damage to property, business interruption and comprehensive general, product and vehicle liability under policies maintained by Hexion, and is allocated a share of the related premiums. The Company records losses when they are probable and reasonably estimable (see Note 4).

Legal Claims and Costs—The Company accrues for legal claims and costs in the period in which a claim is made or an event becomes known, if the amounts are probable and reasonably estimable. Each claim is assigned a range of potential liability and the most likely amount is accrued. If there is no amount in the range of potential liability that is most likely, the low end of the range is accrued. The amount accrued includes all costs associated with the claim, including settlements, assessments, judgments and fines. Legal fees are expensed as incurred (see Note 11).

Environmental Matters— Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Environmental accruals are reviewed on a quarterly basis and as events and developments warrant (see Note 11).

Asset Retirement Obligations—Asset retirement obligations are initially recorded at their estimated net present values in the period in which the obligation occurs, with a corresponding increase to the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. When the liability is settled, a gain or loss is recognized for any difference between the settlement amount and the liability that was recorded.

Revenue Recognition—Revenue for product sales, net of estimated allowances and returns, is recognized as risk and title to the product transfer to the customer, which either occurs at the time shipment is made or upon delivery. In situations where product is delivered by pipeline, risk and title transfers when the product moves across an agreed-upon transfer point, which is typically the customers’ property line. Product sales delivered by pipeline are measured based on daily flow meter readings. The Company’s standard terms of delivery are included in its contracts of sale or on its invoices.

Shipping and Handling—Freight costs that are billed to customers are included in “Net sales” in the Consolidated Statements of Operations. Shipping costs are incurred to move the Company’s products from production and storage facilities to the customer. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment. Shipping and handling costs are recorded in “Cost of sales” in the Consolidated Statements of Operations.

Research and Development Costs—Funds are committed to research and development activities for technical improvement of products and processes that are expected to contribute to future earnings. All costs associated with research and development are charged to expense as incurred. Research and development and technical service expense of $43, $40 and $38 for the years ended December 31, 2014, 2013 and 2012, respectively, is included in “Selling, general and administrative expense” in the Consolidated Statements of Operations.

Business Realignment Costs—The Company incurred “Business realignment costs” totaling $16, $8 and $24 for the years ended December 31, 2014, 2013 and 2012, respectively. For the year ended December 31, 2014, these costs primarily included expenses from the Company’s newly implemented restructuring and cost optimization programs (see Note 3), as well as costs for environmental remediation at certain formerly owned locations. For the year ended December 31, 2013, these costs primarily represent certain environmental expenses related to the Company’s productivity savings programs, as well as other minor headcount reduction programs. For the year ended December 31, 2012, these costs primarily represent expenses to implement productivity savings programs to reduce the Company’s cost structure and align manufacturing capacity with current volume demands, as well as other minor headcount reduction programs.

Income Taxes—The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of the assets and liabilities.

Deferred tax balances are adjusted to reflect tax rates, based on current tax laws that will be in effect in the years in which temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. For purposes of these financial statements, the international subsidiaries are treated as foreign subsidiaries of a domestic parent, the Company, for all periods presented. Income tax expense (benefit) for the Company as well as a rate reconciliation is provided in Note 15.

Unrecognized tax benefits are generated when there are differences between tax positions taken in a tax return and amounts recognized in the Consolidated Financial Statements. Tax benefits are recognized in the Consolidated Financial Statements when it is more likely than not that a tax position will be sustained upon examination. Tax benefits are measured as the largest amount of benefit that is greater than 50% likely to be realized upon settlement. The Company classifies interest and penalties as a component of tax expense.

Derivative Financial Instruments—The Company periodically enters into forward exchange contracts or interest rate swaps to reduce its cash flow exposure to changes in foreign exchange rates or interest rates. The Company does not hold or issue derivative financial instruments for trading purposes. These instruments are not accounted for using hedge accounting, but are measured at fair value and recorded in the balance sheet as an asset or liability, depending upon the Company’s underlying rights or obligations. Changes in fair value are recognized in earnings (see Note 7).

Stock-Based Compensation—Stock-based compensation cost is measured at the grant date based on the fair value of the award which is amortized as expense over the requisite service period on a graded-vesting basis. The Company does not maintain any stock-based compensation plans; however, certain of the Company’s employees have been granted equity awards denominated in units of Hexion Holdings LLC, Hexion’s ultimate parent. The Company is allocated a share of the related compensation expense (see Note 4).

Transfers of Financial Assets—The Company executes factoring and sales agreements with respect to its trade accounts receivable to support its working capital requirements. The Company accounts for these transactions as either sales-type or financing-type transfers of financial assets based on the terms and conditions of each agreement.

Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk are primarily temporary investments and accounts receivable. The Company places its temporary investments with high quality institutions and, by policy, limits the amount of credit exposure to any one institution. Concentrations of credit risk for accounts receivable are limited due to the large number of customers in the Company’s customer base and their dispersion across many different industries and geographies. The Company generally does not require collateral or other security to support customer receivables.

Corporate Overhead Allocations—In order to properly present the financial results of the Company on a stand-alone basis, corporate controlled expenses incurred by Hexion that are not reimbursed by the Company are allocated to the Company. The amounts are allocated on the basis of “Net sales.” Management believes that the amounts allocated in such a manner are reasonable and consistent. However, the amounts are not necessarily indicative of the costs that would have been incurred if the Company had operated independently (see Note 4).

Subsequent Events—The Company has evaluated events and transactions subsequent to December 31, 2014 through March 10, 2015, the date of issuance of its Consolidated Financial Statements.

Recently Issued Accounting Standards

Newly Issued Accounting Standards

In May, 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Board Update No. 2014-09: Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 supersedes the existing revenue recognition guidance and most industry-specific guidance applicable to revenue recognition. According to the new guidance, an entity will apply a principles-based five step model to recognize revenue upon the transfer of promised goods or services to customers and in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for annual periods beginning after December 15, 2016, including interim periods within that reporting period and early application is not permitted. The Company is currently assessing the potential impact of ASU 2014-09 on its financial statements.

In August 2014, the FASB issued Accounting Standards Board Update No. 2014-15: Presentation of Financial Statements—Going Concern—Disclosures of Uncertainties about an entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 provides new guidance related to management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards and to provide related footnote disclosures. This new guidance is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The requirements of ASU 2014-15 are not expected to have a significant impact on the Company’s financial statements.

Newly Adopted Accounting Standards

In November, 2014, the FASB issued Accounting Standards Board Update No. 2014-17: Business Combinations—Pushdown Accounting (“ASU 2014-17”). ASU 2014-17 provides an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. This new guidance became effective on November 18, 2014. The requirements of ASU 2014-17 did not have any impact on the Company’s financial statements.

3. Restructuring

2014 Restructuring Activities

In 2014, in response to an uncertain economic outlook, the Company initiated significant restructuring programs with the intent to optimize its cost structure and bring manufacturing capacity in line with demand. The Company estimates that these restructuring cost activities will occur over the next 18 to 24 months. As of December 31, 2014, the total costs expected to be incurred on restructuring activities are estimated at $14, consisting primarily of workforce reduction costs.

The following table summarizes restructuring information:

Restructuring costs expected to be incurred	$14
Cumulative restructuring costs incurred through December 31, 2014	$8
Accrued liability at December 31, 2013	$—
Restructuring charges	8
Payments	—

Accrued liability at December 31, 2014	$8

Workforce reduction costs primarily relate to non-voluntary employee termination benefits and are accounted for under the guidance for nonretirement postemployment benefits or as exit and disposal costs, as applicable. During the year ended December 31, 2014 charges of $8 were recorded in “Business realignment costs” in the Consolidated Statements of Operations. At December 31, 2014, the Company had accrued $8 for restructuring liabilities in “Other current liabilities” in the Consolidated Balance Sheets.

4. Related Party Transactions

Product Sales and Purchases

The Company sells finished goods and certain raw materials to Hexion and certain of its subsidiaries. Total sales were $239, $180 and $181 for the years ended December 31, 2014, 2013 and 2012, respectively. The Company also purchases raw materials and finished goods from Hexion and certain of its subsidiaries. Total purchases were $79, $68 and $92 for the years ended December 31, 2014, 2013 and 2012, respectively.

The Company sells products to certain Apollo affiliates and other related parties. These sales were $19, $12 and $11 for the years ended December 31, 2014, 2013 and 2012, respectively. Accounts receivable from these affiliates were $5 and $1 at December 31, 2014 and 2013, respectively. The Company also purchases raw materials and services from certain Apollo affiliates and other related parties. These purchases were $4, $11 and $18 for the years ended December 31, 2014, 2013 and 2012, respectively. The Company had accounts payable to these affiliates of $1 and less than $1 at December 31, 2014 and 2013, respectively.

Billed Allocated Expenses

Hexion incurs various administrative and operating costs on behalf of the Company that are reimbursed by the Company. These costs include engineering and technical support, purchasing, quality assurance, sales and customer service, information systems, research and development and certain administrative services. These service costs have been allocated to the Company generally based on sales or sales volumes and when determinable, based on the actual usage of resources. These costs were $40, $43 and $36 for the years ended December 31, 2014, 2013 and 2012, respectively, and are primarily included within “Selling, general and administrative expense” in the Consolidated Statements of Operations.

Hexion provides global services related to procurement to the Company. These types of services are a raw materials based charge as a result of the global services being primarily related to procurement. The Company’s expense relating to these services totaled $24, $23 and $31 for the years ended December 31, 2014, 2013 and 2012, respectively, and is classified in “Selling, general and administrative expense” in the Consolidated Statements of Operations.

The Company also has various technology and royalty agreements with Hexion. Charges under these agreements are based on revenue or profits generated. The Company’s total expense related to these agreements was $36, $33 and $45 for the years ended December 31, 2014, 2013 and 2012, respectively, and is classified in “Selling, general and administrative expense” in the Consolidated Statements of Operations.

In addition, Hexion maintains certain insurance policies that benefit the Company. Expenses related to these policies are allocated to the Company based upon sales, and were $4 for each of the years ended December 31, 2014, 2013 and 2012. These expenses are included in “Selling, general and administrative expense” in the Consolidated Statements of Operations.

Foreign Exchange Gain/Loss Agreement

In January 2011, the Company entered into a foreign exchange gain/loss guarantee agreement with Hexion whereby Hexion agreed to hold the Company neutral for any foreign exchange gains or losses incurred by the Company for statutory purposes associated with certain of its affiliated loans. The agreement was effective for all of 2011 and was renewed in each of 2012, 2013 and 2014. The Company recorded an unrealized gain (loss) of $101, $(32) and $(8) for the years ended December 31, 2014, 2013 and 2012, respectively, which has been recorded within “Other non-operating (income) expense, net” in the Consolidated Statements of Operations. In 2012, the Company contributed its outstanding net receivable of $5, related to the hedge agreement results from 2011 and renumeration amounts from 2010 and 2011, to Hexion as a return of capital, and is recorded in “Paid-in capital” in the Consolidated Statements of Deficit. During the year ended December 31, 2014, Hexion contributed its outstanding receivable of $41 related to the hedge agreement results and remuneration amounts from 2012 and 2013 to the Company as a capital contribution and permanent investment in the Company, which is recorded in “Paid-in-capital” in the Consolidated Balance Sheets.

Cash Pooling Agreement Guarantee

In March 2012, the Company entered into a guarantee agreement with Hexion whereby Hexion agreed to hold the Company neutral for any interest income or expense exposure incurred by the Company for statutory purposes associated with certain of its affiliated loans that were entered into under an internal cash management agreement. In connection with this agreement, the Company recorded expense of $4, $14 and $7 for the years ended December 31, 2014, 2013 and 2012, respectively, which has been recorded within “Other non-operating (income) expense, net” in the Consolidated Statements of Operations. During the year ended December 31, 2014, Hexion contributed its outstanding receivable of $21 related to the agreement to the Company as a capital contribution and permanent investment in the Company, which is recorded in “Paid-in-capital” in the Consolidated Balance Sheets.

Accounts Receivable Factoring Agreement Guarantee

In December 2013, the Company entered into a guarantee agreement with Hexion whereby Hexion agreed to hold the Company neutral for any foreign exchange or bad debt exposure incurred by the Company for statutory purposes associated with purchases and sales of accounts receivable under an internal accounts receivable purchase and sale agreement. In connection with this agreement, the Company recorded expense of $1 for both of the years ended December 31, 2014 and 2013, which has been recorded within “Other non-operating (income) expense, net” in the Consolidated Statements of Operations. During the year ended December 31, 2014, Hexion contributed its outstanding receivable of $1 related to the agreement to the Company as a capital contribution and permanent investment in the Company, which is recorded in “Paid-in-capital” in the Consolidated Balance Sheets.

Other Allocated Expenses

During the year ended December 31, 2013, Hexion allocated approximately $15 of expenses to the Company related to the Company’s estimated share of certain financing fees incurred by Hexion in conjunction with the refinancing transactions in 2013 (see Note 8). These amounts are included in “Other non-operating (income) expense, net” in the Consolidated Statements of Operations.

At December 31, 2014 and 2013, the Company had affiliated receivables of $190 and $88, respectively, and affiliated payables of $100 and $158, respectively, pertaining to all of the billed related party transactions described above.

Unbilled Allocated Corporate Controlled Expenses

In addition to direct charges, Hexion provides certain administrative services that are not reimbursed by the Company. These costs include corporate controlled expenses such as executive management, legal, health and safety, accounting, tax and credit, and have been allocated herein to the Company on the basis of “Net sales.” The charges also include allocated stock-based compensation expense of less than $1, $1 and $2 for the years ended December 31, 2014, 2013 and 2012, respectively, which is included in the Finance section of the table below. Management believes that the amounts are allocated in a manner that is reasonable and consistent, and that these allocations are necessary in order to properly depict the financial results of the Company on a stand-alone basis. However, the amounts are not necessarily indicative of the costs that would have been incurred if the Company had operated independently. These charges are included in “Selling, general and administrative expense” in the Consolidated Statements of Operations, with the offsetting credit recorded in “Paid-in capital.” There is no income tax provided on these amounts because they are not deductible for tax purposes.

The following table summarizes the corporate controlled expense allocations for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
Executive group	$3	$2	$2
Environmental, health and safety services	2	1	1
Finance	6	6	6

Total	$11	$9	$9

See Note 9 for a description of the Company’s affiliated financing and investing activities.

Other Related Party Transactions

In March 2014, the Company entered into a ground lease with a Brazilian subsidiary of MPM to lease a portion of MPM’s manufacturing site in Itatiba, Brazil for purposes of constructing and operating an epoxy production facility. In conjunction with the ground lease, the Company also entered into a site services agreement whereby MPM’s subsidiary provides to the Company various services such as environmental, health and safety, security, maintenance and accounting, amongst others, to support the operation of this new facility. The Company paid less than $1 to MPM under this agreement for the year ended December 31, 2014.

In April 2014, the Company purchased 100% of the interests in MPM’s Canadian subsidiary for a purchase price of approximately $12. As a part of the transaction the Company also entered into a non-exclusive distribution agreement with a subsidiary of MPM, whereby the Company will act as a distributor of certain of MPM’s products in Canada. The agreement has a term of 10 years, and is cancelable by either party with 180 days’ notice. The Company is compensated for acting as distributor at a rate of 2% of the net selling price of the related products sold. Additionally, MPM is providing transitional services to the Company for a period of 6 months subsequent to the transaction date. During the year ended December 31, 2014, the Company purchased approximately $29 of products from MPM under this distribution agreement, and earned less than $1 from MPM as compensation for acting as distributor of the products. As of December 31, 2014, the Company had $2 of accounts payable to MPM related to the distribution agreement.

As both the Company and MPM shared a common ultimate parent at the time of the transaction, this purchase was accounted for as a transaction under common control as defined in the accounting guidance for business combinations, resulting in the Company recording the net assets of the acquired entity at carrying value. Additionally, the gain on the purchase of $3 was accounted for as a capital contribution, and is reflected as an addition to “Paid-in-Capital” in the Consolidated Balance Sheets. In addition, the Company has recasted its prior period financial statements on a combined basis to reflect the release of the valuation allowance related to the expected realization of deferred tax benefits attributable to MPM’s Canadian subsidiary during the year ended December 31, 2011. This retrospective adjustment to the Company’s Consolidated Financial Statements resulted in a $12 decrease in “Accumulated deficit” as of December 31, 2011.

5. Goodwill and Other Intangible Assets

The gross carrying amount and accumulated impairments of goodwill consist of the following as of December 31, 2014 and 2013:

2014				2013
Gross Carrying Amount	Accumulated Impairments	Accumulated Foreign Currency Translation	Net Book Value	Gross Carrying Amount	Accumulated Impairments	Accumulated Foreign Currency Translation	Net Book Value
$106	$(5)	$1	$102	$106	$(5)	$14	$115

The changes in the carrying amount of goodwill for the years ended December 31, 2014 and 2013 are as follows:

Total
Goodwill balance at December 31, 2012	$113
Foreign currency translation	2

Goodwill balance at December 31, 2013	115
Foreign currency translation	(13)

Goodwill balance at December 31, 2014	$102

The Company’s intangible assets with identifiable useful lives consist of the following as of December 31, 2014 and 2013:

	2014				2013
	Gross Carrying Amount	Accumulated Impairments	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Impairments	Accumulated Amortization	Net Book Value
Patents and technology	$67	$—	$(44)	$23	$67	$—	$(36)	$31
Customer lists and contracts	78	(17)	(47)	14	78	(17)	(41)	20
Other	19	—	(6)	13	19	—	(3)	16

Total	$164	$(17)	$(97)	$50	$164	$(17)	$(80)	$67

The impact of foreign currency translation on intangible assets is included in accumulated amortization.

Total intangible amortization expense for the years ended December 31, 2014, 2013 and 2012 was $10, $11 and $10, respectively.

Estimated annual intangible amortization expense for 2015 through 2019 is as follows:

2015	$11
2016	9
2017	7
2018	5
2019	5

6. Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of inputs that may be used to measure fair value:

•	Level 1: Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date.

•

Level 3: Unobservable inputs that are supported by little or no market activity and are developed based on the best information available in the circumstances. For example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

Recurring Fair Value Measurements

Following is a summary of assets and liabilities measured at fair value on a recurring basis as of December 31, 2014 and 2013:

	Fair Value Measurements Using
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total
December 31, 2014
Derivative assets	$—	$98	$—	$98
December 31, 2013
Derivative liabilities	$—	$(39)	$—	$(39)

Level 2 derivative liabilities consist of derivative instruments transacted primarily in over-the-counter markets. There were no transfers between Level 1, Level 2 or Level 3 measurements during the years ended December 31, 2014 and 2013.

The Company calculates the fair value of its Level 2 derivative liabilities using standard pricing models with market-based inputs, adjusted for nonperformance risk. When its financial instruments are in a liability position, the Company evaluates its credit risk as a component of fair value. At December 31, 2014 and 2013, no adjustment was made by the Company to reduce its derivative liabilities for nonperformance risk.

When its financial instruments are in an asset position, the Company is exposed to credit loss in the event of nonperformance by other parties to these contracts and evaluates their credit risk as a component of fair value.

Non-recurring Fair Value Measurements

Following is a summary of losses as a result of the Company measuring assets at fair value on a non-recurring basis during the years ended December 31, 2014, 2013 and 2012, all of which were valued using Level 3 inputs.

	Year Ended December 31,
	2014	2013	2012
Long-lived assets held and used	$5	$111	$23
Long-lived assets held for disposal/abandonment	—	1	—

Total	$5	$112	$23

In 2014, as a result of the likelihood that certain long-lived assets would be disposed of before the end of their estimated useful lives resulting in lower future cash flows associated with these assets, the Company wrote down long-lived assets with a carrying value of $5 to fair value of $0, resulting in an impairment charge of $5.

In 2013, the Company significantly lowered its forecast of estimated earnings and cash flows for its epoxy business from those previously projected. This was due to sustained overcapacity in the epoxy resins market throughout 2013 and increased competition from Asian imports, which resulted in a significant decrease in earnings and cash flows in the epoxy business in the fourth quarter of 2013. Additionally, the Company expected continued overcapacity in the epoxy resins market. As a result, the Company wrote down long-lived assets with a carrying value of $207 to fair value of $103, resulting in an impairment charge of $104. These assets were valued by using a discounted cash flow analysis based on assumptions that market participants would use. Significant unobservable inputs in the discounted cash flow analysis included projected long-term future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected long-term cash flows and growth rates were derived from models based upon forecasts prepared by the Company’s management. These projected cash flows were discounted using a rate of 14%.

In 2013, as a result of the likelihood that certain long-lived assets would be disposed of before the end of their estimated useful lives, resulting in lower future cash flows associated with these assets, the Company wrote down long-lived assets with a carrying value of $8 to fair value of $1, resulting in an impairment charge of $7. These assets were valued by using a discounted cash flow analysis based on assumptions that market participants would use. Significant unobservable inputs in the model included projected short-term future cash flows associated with these long-lived assets through the projected disposal date. Future projected short-term cash flows were derived from forecast models based upon budgets prepared by the Company’s management.

In 2013, as a result of the Company’s decision to dispose of certain long-lived assets before the end of their estimated useful lives, the Company wrote down long-lived assets with a carrying value of $1 to fair value of $0, resulting in an impairment charge of $1.

In 2012, as a result of the likelihood that certain long-lived assets would be disposed of before the end of their estimated useful lives, resulting in lower future cash flows associated with these assets, the Company wrote down long-lived assets with a carrying value of $26 to fair value of $5, resulting in an impairment charge of $21. These assets were valued by using a discounted cash flow analysis based on assumptions that market participants would use. Significant unobservable inputs in the model included projected short-term future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected short-term cash flows and growth rates were derived from probability-weighted forecast models based upon budgets prepared by the Company’s management. These projected future cash flows were discounted using rates ranging from 2% to 3%.

In 2012, as a result of market weakness and the loss of a customer, resulting in lower future cash flows associated with certain long-lived assets, the Company wrote-down long-lived assets with a carrying value of $22 to a fair value of $20, resulting in an impairment charge of $2 within its European forest products business. These assets were valued using a discounted cash flow analysis based on assumptions that market participants would use and incorporated probability-weighted cash flows based on the likelihood of various possible scenarios. Significant unobservable inputs in the model included projected future cash flows, projected growth rates and discount rates associated with these long-lived assets. Future projected cash flows and growth rates were derived from probability-weighted forecast models based upon budgets prepared by the Company’s management. These projected future cash flows were discounted using rates ranging from 2% to 10%.

Non-derivative Financial Instruments

The following table summarizes the carrying amount and fair value of the Company’s non-derivative financial instruments:

	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
December 31, 2014
Non-affiliated debt	$106	$—	$103	$3	$106
December 31, 2013
Non-affiliated debt	$107	$—	$103	$4	$107

Fair values of debt classified as Level 2 are determined based on other similar financial instruments, or based upon interest rates that are currently available to the Company for the issuance of debt with similar terms and maturities. Level 3 amounts represent capital leases whose fair value is determined through the use of present value and specific contract terms. The carrying amounts of cash and cash equivalents, short term investments, accounts receivable, accounts payable and other accrued liabilities are considered reasonable estimates of their fair values due to the short-term maturity of these financial instruments.

7. Derivative Instruments and Hedging Activities

Derivative Financial Instruments

The Company is exposed to certain risks related to its ongoing business operations. The primary risks managed by using derivative instruments are foreign currency exchange risk and interest rate risk. The Company does not hold or issue derivative financial instruments for trading purposes.

Foreign Exchange Rate Swaps

International operations account for a significant portion of the Company’s revenue and operating income. The Company’s policy is to reduce foreign currency cash flow exposure from exchange rate fluctuations by hedging anticipated and firmly committed transactions when it is economically feasible. The Company periodically enters into forward contracts to buy and sell foreign currencies to reduce foreign exchange exposure and protect the U.S. dollar value of certain transactions to the extent of the amount under contract. The counter-parties to our forward contracts are financial institutions with investment grade ratings. The Company does not apply hedge accounting to these derivative instruments.

The Company is party to various foreign exchange rate swaps in Brazil in order to reduce the foreign currency risk associated with certain assets and liabilities of its Brazilian subsidiary that are denominated in U.S. dollars. The counter-parties to the foreign exchange rate swap agreements are financial institutions with investment grade ratings. The Company does not apply hedge accounting to these derivative instruments.

Foreign Exchange Gain/Loss Agreement

The Company entered into a foreign exchange gain/loss guarantee agreement in 2011 (which was renewed in each of 2012, 2013 and 2014) with Hexion whereby Hexion agreed to hold the Company neutral for any foreign exchange gains or losses incurred by the Company for income tax purposes associated with certain of its affiliated loans. This arrangement qualifies as a derivative and is recorded at fair value in the Consolidated Balance Sheets. The Company does not apply hedge accounting to this derivative instrument.

Interest Rate Swaps

The Company periodically uses interest rate swaps to alter interest rate exposures between fixed and floating rates on certain long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated using an agreed-upon notional principal amount. The counter-parties to the interest rate swap agreements are financial institutions with investment grade ratings.

In December 2011, the Company entered into a three-year interest rate swap agreement with a notional amount of AUD $6, which became effective on January 3, 2012 and matured on December 5, 2014. The Company paid a fixed rate of 4.140% and received a variable rate based on the 3 month Australian Bank Bill Rate. The Company did not apply hedge accounting to this derivative instrument.

The following table summarizes the Company’s derivative financial instrument assets and liabilities as of December 31:

	2014				2013
Derivatives not designated as hedging instruments	Average Days to Maturity	Average Contract Rate	Notional Amount	Fair Value Asset (Liability)	Average Days to Maturity	Average Contract Rate	Notional Amount	Fair Value Asset (Liability)	Location of Derivative Asset (Liability)
Foreign Exchange Gain/Loss Agreement
Foreign exchange gain/loss agreement with affiliate	365	—	$815	$98	365	—	$681	$(39)	Accounts receivable from (payable to) affiliates
Foreign Exchange Rate Swaps
Brazil foreign exchange rate swaps—asset	—	—	4	—	—	—	7	—	Other current assets
Brazil foreign exchange rate swaps—liability	—	—	12	(1)	—	—	13	—	Other current liabilities
Interest Rate Swap
Australian dollar interest swap	—	—	—	—	339	—	6	—	Other current liabilities

Total				$97				$(39)

The following table summarizes gains and losses recognized on the Company’s derivative financial instruments, which are recorded in “Other non-operating (income) expense, net” in the Consolidated Statements of Operations:

Derivatives not designated as hedging instruments	Amount of Gain (Loss) Recognized in Income for the year ended December 31:
	2014	2013	2012
Foreign Exchange Gain/Loss Agreement
Foreign exchange gain/loss agreement with affiliate	$101	$(32)	$(8)
Foreign Exchange and Interest Rate Swap
Cross-Currency and Interest Rate Swap	—	—	—
Foreign Exchange Rate Swaps
Brazil foreign exchange rate swaps	(1)	—	—
Interest Rate Swap
Australian dollar interest swap	—	—	—

Total	$100	$(32)	$(8)

8. Non-Affiliated Debt and Lease Obligations

Non-affiliated debt outstanding at December 31, 2014 and 2013 is as follows:

	2014		2013
	Long-Term	Due Within One Year	Long-Term	Due Within One Year
ABL Facility	$—	$—	$—	$—
Other Borrowings:
Australia Facility due 2017 at 5.1% and 4.8% at December 31, 2014 and 2013, respectively	36	4	—	35
Brazilian bank loans at 7.5% at December 31, 2014 and 2013	10	46	13	46
Capital leases and other	5	5	9	4

Total	$51	$55	$22	$85

ABL Facility

In March 2013 Hexion entered into a new $400 asset-based revolving loan facility, subject to a borrowing base (the “ABL Facility”). The ABL Facility replaced Hexion’s senior secured credit facilities, which included a $171 revolving credit facility and a $47 synthetic letter of credit facility at the time of the termination of such facilities upon Hexion’s entry into the ABL Facility. Certain of the Company’s subsidiaries (Hexion B.V., Hexion Canada and certain Hexion UK subsidiaries) are eligible to obtain borrowings under the ABL Facility.

The ABL Facility has a five-year term unless, on the date that is 91 days prior to the scheduled maturity of Hexion’s 8.875% Senior Secured Notes due 2018, more than $50 aggregate principal amount of 8.875% Senior Secured Notes due 2018 is outstanding, in which case the ABL Facility will mature on such earlier date. Availability under the ABL Facility is $400, subject to a borrowing base based on a specified percentage of eligible accounts receivable and inventory. The ABL Facility bears interest on loans to the Company’s subsidiaries at a floating rate based on, at the Company’s option, an adjusted LIBOR rate plus an initial applicable margin of 2.25% or an alternate base rate plus an initial applicable margin of 1.25%. From and after the date of delivery of Hexion’s financial statements for the first fiscal quarter ended after the effective date of the ABL Facility, the applicable margin for such borrowings will be adjusted depending on the availability under the ABL Facility. As of December 31, 2014, the applicable margin for LIBOR rate loans was 2.00% and for alternate base rate loans was 1.00%. In addition to paying interest on outstanding principal under the ABL Facility, Hexion is required to pay a commitment fee to the lenders in respect of the unutilized commitments at an initial rate equal to 0.50% per annum, subject to adjustment depending on the usage. The ABL Facility does not have any financial maintenance covenants, other than a fixed charge coverage ratio of 1.0 to 1.0 that only applies if availability under the ABL Facility is less than the greater of (a) $40 and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The fixed charge coverage ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on a last twelve months, or LTM, basis. The ABL Facility is secured by, among other things, first-priority liens on most of the inventory and accounts receivable and related assets of Hexion, its domestic subsidiaries and certain of its foreign subsidiaries (including the Company and Hexion B.V., Hexion Canada and certain Hexion UK subsidiaries) (the “ABL Priority Collateral”), and by second-priority liens on certain collateral that generally includes most of Hexion’s, its domestic subsidiaries’ and certain of its foreign subsidiaries’ assets other than the ABL Priority Collateral, in each case subject to certain exceptions and permitted liens. Cross collateral guarantees exist whereby Hexion is a guarantor of the Company’s borrowings under the ABL Facility, while the Company and certain of its subsidiaries guarantee certain obligations of Hexion and its subsidiaries. Events of default include the failure to pay principal and interest when due, a material breach of representation or warranty, covenant defaults, events of bankruptcy and a change of control. In addition, the ABL Facility of Hexion contains cross-acceleration and cross default provisions. Accordingly, events of default under certain other foreign debt agreements could result in certain of the Company’s outstanding debt becoming immediately due and payable.

Available borrowings to the Company’s subsidiaries under the ABL Facility were $162 as of December 31, 2014, and there were no outstanding borrowings under the ABL Facility as of December 31, 2014.

Other Borrowings

The Company’s Australian Term Loan Facility has a variable interest rate equal to the 90 day Australian or New Zealand Bank Bill Rates plus an applicable margin. The agreement also provides access to a $10 revolving credit facility. There were no outstanding balances on the revolving credit facility at December 31, 2014 or 2013.

The Brazilian bank loans represent various bank loans, primarily for working capital purposes and to finance the construction of a new plant in 2010.

In addition to available borrowings under Hexion’s revolving credit facility, the Company has available borrowings under various international credit facilities. At December 31, 2014, under these international credit facilities the Company had $43 available to fund working capital needs and capital expenditures. While these facilities are primarily unsecured, portions of the lines are collateralized by equipment and cash and short term investments at December 31, 2014.

Hexion NSF (a subsidiary of CO-OP), along with Hexion U.S. Finance Corp (a subsidiary of Hexion), are co-issuers and obligors of $574 of 9.00% Second-Priority Senior Secured Notes due 2020, as well as $200 of 8.875% Senior Secured Notes due 2018. These notes are guaranteed by Hexion and certain of its subsidiaries, and are not reflected in the Company’s Consolidated Financial Statements.

Aggregate maturities of debt and minimum annual rentals under operating leases at December 31, 2014, for the Company are as follows:

Year	Debt	Minimum Rentals Under Operating Leases	Minimum Payments Under Capital Leases
2015	$53	$9	$2
2016	11	8	1
2017	37	7	1
2018	1	6	—
2019	1	4	—
2020 and beyond	—	9	1

Total minimum payments	$103	$43	5

Less: Amount representing interest			(2)

Present value of minimum payments			$3

The Company’s operating leases consist primarily of vehicles, equipment, land and buildings. Rental expense under operating leases amounted to $8, $10 and $9 for the years ended December 31, 2014, 2013 and 2012, respectively.

9. Affiliated Financing

The following table summarizes the Company’s outstanding loans payable and loans receivable with affiliates as of December 31, 2014 and 2013, as well as the corresponding interest expense (income) for the years ended December 31, 2014 and 2013:

	2014			2013
	Long-Term	Due Within One Year	Interest Expense (Income)	Long-Term	Due Within One Year	Interest Expense (Income)
Affiliated debt payable:
Loan payable to Hexion due 2014 at 3.1% at December 31, 2013	$—	$—	$—	$—	$186	$6
Loan payable to Hexion due 2020 at 9.0% at December 31, 2014 and 2013	308	—	31	350	—	30
Loan payable to Hexion due 2020 at 10.0% at December 31, 2014 and 2013	119	—	14	166	—	16
Loan payable to Hexion due 2020 at 6.6% at December 31, 2014 and 2013	529	—	34	496	—	30
Loan payable to Hexion due 2015 at 2.0% at December 31, 2014	—	265	1	—	—	—
Other loans due to Hexion and affiliates at 5.5% and 3.6% at December 31, 2014 and 2013, respectively	52	11	11	144	98	6

Total affiliated debt payable	$1,008	$276	$91	$1,156	$284	$88

Affiliated debt receivable:
Loan receivable from Hexion due 2015 at 2.0% at December 31, 2013	$—	$—	$(1)	$132	$—	$(2)
Other loans due from Hexion and affiliates at 3.5% and 5.0% at December 31, 2014 and 2013, respectively	38	11	(2)	27	33	(3)

Total affiliated debt receivable	$38	$11	$(3)	$159	$33	$(5)

Affiliated Debt Payable

In 2011, for cash management purposes, the Company borrowed $88 from Hexion under an existing loan that bears interest at 3.545%. In 2012, this loan was amended to change the interest rate from 3.545% to 3.078% and extend the maturity date to May 2014. As of December 31, 2013 there was $186 outstanding under this loan. Interest expense related to this loan was $6 for the year ended December 31, 2013.

Hexion Canada had outstanding balances of CDN $102, or $102 (the “$102 Note”), at December 31, 2010 due to Hexion’s subsidiary, Hexion Nova Scotia Finance, ULC (“Hexion NSF”) related to the acquisition of certain international subsidiaries from Hexion. In conjunction with the issuance of this note, Hexion entered into a common share forward subscription agreement with Hexion Canada requiring Hexion to subscribe to shares of Hexion Canada stock (“Stock Subscription Agreement”). During the year ended December 31, 2011, approximately $49 of the $102 Note was assigned to Hexion to settle a payable between Hexion and Hexion NSF.

In conjunction with CO-OP’s acquisition of NBC Germany, CO-OP issued a note payable to Hexion Canada of €254, or $340, at December 31, 2010. In turn, Hexion Canada assigned this note to Hexion NSF in partial settlement of its note payable to Hexion NSF. This partial settlement triggered the requirement of Hexion to subscribe to shares in Hexion Canada under the Stock Subscription Agreement, which was subsequently waived by Hexion Canada. As of December 31, 2014 and 2013, $308 and $350, respectively, was outstanding under this loan. Interest expense related to this loan totaled $31 and $30 for the years ended December 31, 2014 and 2013, respectively.

In November 2010, in conjunction with Hexion NSF’s refinancing of its second priority senior secured fixed notes, the Company and Hexion NSF agreed to amend the interest rate from 10.8% to 10.0% and extend the maturity date to November 15, 2020. As consideration, Hexion NSF billed the Company $18 during the year ended December 31, 2010. The remaining portion of the $102 Note as well as the $18 due to Hexion NSF were converted to a non-interest bearing loan between Hexion Canada and Hexion NSF.

During 2012, Hexion contributed its ownership interest in Hexion NSF to Hexion Canada (see Note 13). In conjunction with the contribution transaction, the non-interest bearing loan between Hexion Canada and Hexion NSF was settled by means of the declaration of a $75 dividend from Hexion NSF to Hexion Canada. Both entities agreed to settle their existing obligations by way of set-off of the full amount of Hexion Canada’s indebtedness to Hexion NSF and Hexion NSF’s dividend payable obligation to Hexion Canada.

In 2012, the Company borrowed $98 from Hexion under a new loan that bears interest at 6.625% and matures in 2020. The proceeds of the loan were used to repay existing term loans maturing in May 2013 under Hexion’s amended senior secured credit facilities, as part of Hexion’s refinancing transactions in 2012. In 2013, the Company borrowed an additional $370 under this loan, the proceeds of which were used to repay existing term loans maturing in May 2015 under Hexion’s amended senior secured credit facilities, as part of Hexion’s refinancing transactions in 2013. As of December 31, 2014 and 2013, there was $529 and $496, respectively, outstanding under this loan. Interest expense related to this loan was $35 and $30 during the years ended December 31, 2014 and 2013, respectively.

In 2014, for cash management purposes, the Company borrowed $265 from Hexion under a new loan that bears interest at 2.0%. Interest expense related to this loan was $1 during the year ended December 31, 2014.

The total outstanding loans payable balances are included in “Affiliated debt payable within one year” and “Affiliated long-term debt” in the Consolidated Balance Sheets.

Affiliated Debt Receivable

In 2011, in conjunction with the sale of the IAR Business, a loan of $139 was made to Hexion under a new note that bore interest at 3.26% and matured in January 2013. Upon maturity, the loan principal was rolled into a new loan that bears interest at 2.0% and matures in January 2015. During the year ended December 31, 2014, approximately $80 was repaid to the Company under this loan, with the remaining $59 being assigned to another subsidiary of the Company to settle an outstanding payable balance with Hexion. As of December 31, 2013 there was $132 outstanding under this loan, which was classified as a reduction of equity as of December 31, 2013 in the Condensed Consolidated Balance Sheet. Interest income related to this loan was $1 and $2 for the years ended December 31, 2014 and 2013, respectively.

Balance Sheet Classification

Of the outstanding loans receivable as of December 31, 2014 and 2013, $1 and $140, respectively, represent amounts receivable from Hexion that are not expected to be repaid for the foreseeable future. As Hexion is the Company’s parent, these amounts have been recorded as a reduction of equity in the Consolidated Balance Sheets.

The remaining outstanding loans receivable balances are included in “Loans receivable from affiliates” and “Long-term loans receivable from affiliates” in the Consolidated Balance Sheets.

10. Guarantees, Indemnities and Warranties

Standard Guarantees / Indemnifications

In the ordinary course of business, the Company enters into a number of agreements that contain standard guarantees and indemnities where the Company may indemnify another party for, among other things, breaches of representations and warranties. These guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of assets or businesses, (ii) leases of real property, (iii) licenses of intellectual property, (iv) long-term supply agreements, (v) employee benefits services agreements and (vi) agreements with public authorities on subsidies received for designated research and development projects. These guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords or lessors in lease contracts, (iii) licensors or licensees in license agreements, (iv) vendors or customers in long-term supply agreements, (v) service providers in employee benefits services agreements and (vi) governments or agencies subsidizing research or development. In addition, the Company guarantees some of the payables of its subsidiaries to purchase raw materials in the ordinary course of business.

These parties may also be indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Additionally, in connection with the sale of assets and the divestiture of businesses, the Company may agree to indemnify the buyer with respect to liabilities related to the pre-closing operations of the assets or businesses sold. Indemnities for pre-closing operations generally include tax liabilities, environmental liabilities and employee benefit liabilities that are not assumed by the buyer in the transaction.

Indemnities related to the pre-closing operations of sold assets normally do not represent additional liabilities to the Company, but simply serve to protect the buyer from potential liability associated with the Company’s existing obligations at the time of sale. As with any liability, the Company has accrued for those pre-closing obligations that it considers probable and reasonably estimable. The amounts recorded at December 31, 2014 and 2013 are not significant.

While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless they are subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments to be made under these guarantees because the triggering events are not predictable.

Warranties

The Company does not make express warranties on its products, other than that they comply with the Company’s specifications; therefore, the Company does not record a warranty liability. Adjustments for product quality claims are not material and are charged against net sales.

11. Commitments and Contingencies

Environmental Matters

The Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials. The Company is subject to extensive environmental regulation and is therefore exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

Environmental Institution of Paraná IAP—On August 10, 2005, the Environmental Institute of Paraná (IAP), an environmental agency in the State of Paraná, provided Hexion Quimica Industria, the Company’s Brazilian subsidiary, with notice of an environmental assessment in the amount of 12 Brazilian reais. The assessment related to alleged environmental damages to the Paranagua Bay caused in November 2004 from an explosion on a shipping vessel carrying methanol purchased by the Company. The investigations performed by the public authorities have not identified any actions of the Company that contributed to or caused the accident. The Company responded to the assessment by filing a request to have it cancelled and by obtaining an injunction precluding execution of the assessment pending adjudication of the issue. In November 2010, the Court denied the Company’s request to cancel the assessment and lifted the injunction that had been issued. The Company responded to the ruling by filing an appeal in the State of Paraná Court of Appeals. In March 2012, the Company was informed that the Court of Appeals had denied the Company’s appeal, and on June 4, 2012 the Company filed appeals to the Superior Court of Justice and the Supreme Court of Brazil. The Company continues to believe it has strong defenses against the validity of the assessment, and does not believe that a loss is probable. At December 31, 2014, the amount of the assessment, including tax, penalties, monetary correction and interest, is 37 Brazilian reais, or approximately $14.

The following table summarizes all probable environmental remediation, indemnification and restoration liabilities, including related legal expenses, at December 31, 2014 and 2013.

	Number of Sites		Liability		2014 Range of Reasonably Possible Costs
Site Description	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013	Low	High
Currently-owned	9	9	$5	$5	$3	$10
Formerly-owned:
Remediation	2	1	—	—	—	1
Monitoring only	1	1	—	—	—	1

Total	12	11	$5	$5	$3	$12

These amounts include estimates for unasserted claims that the Company believes are probable of loss and reasonably estimable. The estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based. To establish the upper end of a range, assumptions less favorable to the Company among the range of reasonably possible outcomes were used. As with any estimate, if facts or circumstances change, the final outcome could differ materially from these estimates. At December 31, 2014 and 2013, $1 and $5, respectively, has been included in “Other current liabilities” in the Consolidated Balance Sheets with the remaining amount included in “Other long-term liabilities.”

At six of these locations, the Company is conducting environmental remediation and restoration under business realignment programs due to closure of the sites. A portion of this remediation is being performed by the Company on a voluntary basis; therefore, the Company has greater control over the costs to be incurred and the timing of cash flows. The Company anticipates the amounts under these reserves will be paid within the next five years.

Non-Environmental Legal Matters

The Company is involved in various product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings that are considered to be in the ordinary course of business. The Company has reserves of $3 and $2 at December 31, 2014 and 2013, respectively, for all non-environmental legal defense costs incurred and settlement costs that it believes are probable and estimable. The following legal claim are not in the ordinary course of business:

Brazil Tax Claim—On October 15, 2012, the Appellate Court for the State of Sao Paulo rendered a unanimous decision in favor of the Company on this claim, which has been pending since 1992. In 1992, the State of Sao Paulo Administrative Tax Bureau issued an assessment against the Company’s Brazilian subsidiary claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes. These loans and other internal flows of funds were characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions and the Company filed an administrative appeal seeking cancellation of the assessment. The Administrative Court upheld the assessment in December 2001. In 2002, the Company filed a second appeal with the highest-level Administrative Court, again seeking cancellation of the assessment. In February 2007, the highest-level Administrative Court upheld the assessment. The Company requested a review of this decision. On April 23, 2008, the Brazilian Administrative Tax Tribunal issued its final decision upholding the assessment against the Company. The Company filed an Annulment action in the Brazilian Judicial Courts in May 2008 along with a request for an injunction to suspend the tax collection. The injunction was granted upon the Company pledging certain properties and assets in Brazil during the pendency of the Annulment action in lieu of depositing an amount equivalent to the assessment with the Court. In September 2010, in the Company’s favor, the Court adopted its appointed expert’s report finding that the transactions in question were intercompany loans and other legal transactions. The State Tax Bureau appealed this decision in December 2010, and the Appellate Court ruled in the Company’s favor on October 15, 2012, as described above. On January 7, 2013, the State Tax Bureau appealed the decision to the Superior Court of Justice. The Company has replied to the appeal, and on August 6, 2014, the Superior Court of Justice ruled in favor of the Company. With no additional appeals left to the State of Sao Paulo Tax Authority, on August 21, 2014, the above decision in favor of the Company was declared “res judicata” (final decision which ended the claim).

Other Commitments and Contingencies

Purchase Commitments

The Company has entered into contractual agreements with third parties for the supply of site services, utilities, materials and facilities and for operation and maintenance services necessary to operate certain of the Company’s facilities on a stand-alone basis. The duration of the contracts range from less than one year to 20 years, depending on the nature of services. These contracts may be terminated by either party under certain conditions as provided for in the respective agreements; generally, 90 days notice is required for short-term contracts and three years notice is required for longer-term contracts (generally those contracts in excess of five years). Contractual pricing generally includes a fixed and variable component.

In addition, the Company has entered into contractual agreements with third parties to purchase feedstocks or other services. The terms of these agreements vary from one to ten years and may be extended at the Company’s request and are cancelable by either party as provided for in each agreement. Feedstock prices are based on market prices less negotiated volume discounts or cost input formulas. The Company is required to make minimum annual payments under these contracts as follows:

Year	Minimum Annual Purchase Commitments
2015	$94
2016	89
2017	49
2018	41
2019	41
2020 and beyond	147

Total minimum payments	461
Less: Amount representing interest	(47)

Present value of minimum payments	$414

12. Pension and Non-Pension Postretirement Benefit Plans

Certain of the Company’s subsidiaries sponsor defined benefit pension plans covering certain associates primarily in Canada, Netherlands, Germany, Brazil, France, Belgium and Malaysia. Depending on the plan, benefits are based on eligible compensation and/or years of credited service. The Company also sponsors defined contribution plans in some locations. Non-pension postretirement benefit plans are also provided to associates in Canada, Brazil and to certain associates in the Netherlands. The Canadian plan provides retirees and their dependents with medical and life insurance benefits, which are supplemental benefits to the respective provincial healthcare plan in Canada. The Brazilian plan became effective in 2012 as a result of a change in certain regulations, and provides retirees with access to medical benefits, with the retiree being responsible for 100% of the premiums. In 2014, the plan was amended such that 100% of the premiums of active employees are paid by the Company. The Netherlands’ plan provides a lump sum payment at retirement.

The following table presents the change in benefit obligation, change in plan assets and components of funded status for the Company’s defined benefit pension and non-pension postretirement benefit plans for the years ended December 31:

	Pension Benefits		Postretirement Benefits
	2014	2013	2014	2013
Change in Benefit Obligation
Benefit obligation at beginning of year	$470	$484	$12	$9
Service cost	14	14	—	1
Interest cost	17	18	1	1
Actuarial losses (gains)	142	(51)	1	(3)
Foreign currency exchange rate changes	(68)	20	(1)	(2)
Benefits paid	(10)	(10)	(1)	—
Plan amendments	(2)	(6)	(1)	6
Employee contributions	1	1	—	—

Benefit obligation at end of year	564	470	11	12
Change in Plan Assets
Fair value of plan assets at beginning of year	299	278	1	1
Actual return on plan assets	83	3	—	—
Foreign currency exchange rate changes	(45)	12	—	—
Employer contributions	23	15	—	—
Benefits paid	(10)	(10)	(1)	—
Employee contributions	1	1	—	—

Fair value of plan assets at end of year	351	299	—	1

Funded status of the plan at end of year	$(213)	$(171)	$(11)	$(11)

The foreign currency impact reflected in these rollforward tables are primarily for changes in the euro and Canadian dollar versus the U.S. dollar.

	Pension Benefits		Postretirement Benefits
	2014	2013	2014	2013
Amounts recognized in the Consolidated Balance Sheets at December 31 consist of:
Noncurrent assets	$—	$7	$—	$—
Other current liabilities	(5)	(5)	—	—
Long-term pension obligations	(208)	(173)	(11)	(11)
Accumulated other comprehensive loss	129	59	2	2

Net amounts recognized	$(84)	$(112)	$(9)	$(9)
Amounts recognized in Accumulated other comprehensive loss at December 31 consist of:
Net actuarial loss (gain)	$140	$66	$(1)	$(2)
Net prior service (benefit) cost	(5)	(3)	4	6
Deferred income taxes	(6)	(4)	(1)	(2)

Net amounts recognized	$129	$59	$2	$2
Accumulated benefit obligation	$518	$436
Accumulated benefit obligation for funded plans	342	270
Pension plans with underfunded or non-funded accumulated benefit obligations at December 31:
Aggregate projected benefit obligation	$215	$189
Aggregate accumulated benefit obligation	201	181
Aggregate fair value of plan assets	23	13
Pension plans with projected benefit obligations in excess of plan assets at December 31:
Aggregate projected benefit obligation	$563	$199
Aggregate fair value of plan assets	351	21

The net amounts recognized in accumulated other comprehensive loss relating to the Non-U.S. pension plans increased by approximately $70, net of tax, due to net unrecognized actuarial losses of $75, net of tax, as a result of the decrease in the discount rate at December 31, 2014, partially offset by favorable asset experience. This increase was partially offset by amortization of actuarial losses of $3 and prior service cost of $2. A portion of the net actuarial loss also relates to the adoption of new mortality tables.

Following are the components of net pension and postretirement expense recognized for the years ended December 31:

	Pension Benefits			Postretirement benefits
	2014	2013	2012	2014	2013	2012
Service cost	$14	$14	$8	$—	$1	$1
Interest cost on projected benefit obligation	17	18	17	1	1	—
Expected return on assets	(14)	(12)	(13)	—	—	—
Amortization of prior service cost	—	1	1	—	—	—
Amortization of net losses (gains)	3	10	—	—	—	(1)

Net expense	$20	$31	$13	$1	$2	$—

The following amounts were recognized in “Accumulated other comprehensive loss” during the year ended December 31, 2014:

	Pension Benefits	Postretirement Benefits	Total
Net actuarial losses arising during the year	$77	$1	$78
Prior service benefit from plan amendments	(2)	(2)	(4)
Amortization of net losses	(3)	—	(3)

Loss recognized in accumulated other comprehensive loss	72	(1)	71
Deferred income taxes	(2)	—	(2)

Loss recognized in accumulated other comprehensive loss, net of tax	$70	$(1)	$69

The amounts in “Accumulated other comprehensive loss” that are expected to be recognized as components of net periodic benefit cost during the next fiscal year are as follows:

	Pension Benefits	Postretirement Benefits	Total
Net actuarial loss	$13	$—	$13

Determination of actuarial assumptions

The Company’s actuarial assumptions are determined separately for each plan, taking into account the demographics of the population, the target asset allocations for funded plans, regional economic trends, statutory requirements and other factors that could impact the benefit obligation and plan assets. For the European plans, most assumptions are set by country, as the plans within these countries have similar demographics, and are impacted by the same regional economic trends and statutory requirements.

The discount rates selected reflect the rate at which pension obligations could be effectively settled. The Company selects the discount rates based on cash flow models using the yields of high-grade corporate bonds or the local equivalent with maturities consistent with the Company’s anticipated cash flow projections.

The expected rates of future compensation level increases are based on salary and wage trends in the chemical and other similar industries, as well as the Company’s specific compensation targets by country. Input is obtained from the Company’s internal Human Resources group and from outside actuaries. These rates include components for wage rate inflation and merit increases.

The expected long-term rate of return on Canadian plan assets is determined based on the plan’s current and projected asset mix. To determine the expected overall long-term rate of return on assets, the Company takes into account the rates on long-term debt investments held within the portfolio, as well as expected trends in the equity markets. Peer data and historical returns are reviewed and the Company consults with its actuaries, as well as investment professionals, to confirm that the Company’s assumptions are reasonable.

The weighted average rates used to determine the benefit obligations were as follows at December 31:

	Pension Benefits		Postretirement Benefits
	2014	2013	2014	2013
Discount rate	2.2%	3.6%	6.1%	7.2%
Rate of increase in future compensation levels	3.0%	3.0%	—	—
The weighted average assumed health care cost trend rates are as follows at December 31:
Health care cost trend rate assumed for next year	—	—	6.3%	6.3%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	—	—	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	—	—	2030	2030

The weighted average rates used to determine net periodic pension and postretirement expense were as follows for the years ended December 31:

	Pension Benefits			Postretirement Benefits
	2014	2013	2012	2014	2013	2012
Discount rate	3.6%	3.5%	5.6%	7.2%	4.3%	5.4%
Rate of increase in future compensation levels	3.0%	3.0%	3.3%	—	—	—
Expected long-term rate of return on plan assets	4.8%	4.8%	5.8%	—	—	—

A one-percentage-point change in the assumed health care cost trend rates would change the projected benefit obligation for postretirement benefits by $2 and service cost and interest cost by a negligible amount.

Pension Investment Policies and Strategies

The Company’s investment strategy for the assets of its Canadian defined benefit pension plans is to maximize the long-term return on plan assets using a mix of equities and fixed income investments with a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and expected timing of future cash flow requirements. The investment portfolio contains a diversified blend of equity and fixed-income investments. Equity investments are also diversified across Canadian and foreign stocks, as well as growth, value and small and large capitalization investments. Investment risk and performance are measured and monitored on an ongoing basis through periodic investment portfolio reviews, annual liability measurements and periodic asset and liability studies.

The Company periodically reviews its target allocation of Canadian plan assets among various asset classes. The targeted allocations are based on anticipated asset performance, discussions with investment professionals and on the projected timing of future benefit payments.

The Company observes local regulations and customs regarding its European pension plans in determining asset allocations, which generally require a blended weight leaning toward more fixed income securities, including government bonds.

	Actual		Target
	2014	2013	2015
Weighted average allocations of pension plan assets at December 31:
Equity securities	19%	22%	21%
Debt securities	79%	75%	79%
Cash, short-term investments and other	2%	3%	—%

Total	100%	100%	100%

Fair Value of Plan Assets

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of inputs that may be used to measure fair value:

•	Level 1: Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 equity securities are primarily in pooled asset and mutual funds and are valued based on underlying net asset value multiplied by the number of shares held.

•

Level 3: Unobservable inputs that are supported by little or no market activity and are developed based on the best information available in the circumstances. For example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

The following table presents pension plan investments measured at fair value on a recurring basis as of December 31, 2014 and 2013:

	Fair Value Measurements Using
	2014				2013
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobserv- able Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobserv- able Inputs (Level 3)	Total
Other international equity(a)	$—	$68	$—	$68	$—	$66	$—	$66
Debt securities/fixed income(a)(b)	—	275	—	275	—	225	—	225
Pooled insurance products with fixed income guarantee(a)	—	8	—	8	—	8	—	8

Total	$—	$351	$—	$351	$—	$299	$—	$299

(a)	Level 2 equity securities are primarily in pooled asset and mutual funds and are valued based on underlying net asset value multiplied by the number of shares held.
(b)	Level 2 fixed income securities are valued using a market approach that includes various valuation techniques and sources, primarily using matrix/market corroborated pricing based on observable inputs including yield curves and indices.

Projections of Plan Contributions and Benefit Payments

The Company expects to make contributions totaling $11 to its defined benefit pension plans in 2015.

Estimated future plan benefit payments as of December 31, 2014 are as follows:

	Pension Benefits	Postretirement Benefits
2015	$10	$—
2016	11	—
2017	13	—
2018	14	—
2019	15	—
2020-2024	95	2

Defined Contribution and Other Plans

The Company sponsors a number of defined contribution plans for its associates in various countries. For most plans, employee contributions are voluntary, and the Company provides contributions ranging from 2% to 10%. Total charges to operations for matching contributions under these plans were $2, $3 and $3 for the years ended December 31, 2014, 2013 and 2012, respectively.

The Company’s German subsidiaries offer a government subsidized early retirement program to eligible associates called an Altersteilzeit Plan. The German government provides a subsidy in certain cases where the participant is replaced with a qualifying candidate. This subsidy has been discontinued for associates electing participation in the program after December 31, 2009. The Company had liabilities for these arrangements of $2 and $4 at December 31, 2014 and 2013, respectively. The Company incurred expense for these plans of $1 for each of the years ended December 31, 2014, 2013 and 2012.

Also included in the Consolidated Balance Sheets at both December 31, 2014 and 2013 are other post-employment benefit obligations primarily relating to liabilities for jubilee benefit plans offered to certain European associates of $4.

13. Deficit

Shareholder’s deficit reflects the common equity of the Company with all of the common equity of its subsidiaries eliminated as of December 31, 2014 and 2013.

In 2014, Hexion contributed its outstanding net receivable of $63 related to the results of various intercompany guarantee agreements as a contribution of capital to the Company (see Note 4), which is reflected as an increase to “Paid-in capital” in the Consolidated Statements of Deficit.

In 2013, the Company made a return of capital to Hexion of $48, which is reflected as a reduction to “Paid-in capital” in the Consolidated Statements of Deficit.

In 2012, Hexion contributed its ownership interest in Hexion NSF to Hexion Canada to the Company. As both Hexion NSF and Hexion Canada are considered entities under the common control of Hexion, the contribution was recorded at historical cost. This contribution resulted in a $9 increase to “Paid-in capital),” a $125 increase to “Accumulated other comprehensive loss” and a $67 decrease to “Accumulated deficit” in the Consolidated Statements of Deficit, which represents the historical cost basis of Hexion NSF’s equity balances at the time of its contribution to Hexion Canada.

In 2012, the Company contributed its outstanding net receivable of $5 related to the 2011 results of the foreign exchange gain/loss guarantee with Hexion as a return of capital, and is reflected as a reduction to “Paid-in capital” in the Consolidated Statements of Deficit.

14. Changes in Accumulated Other Comprehensive Loss

Following is a summary of changes in “Accumulated other comprehensive loss” for the years ended December 31, 2014 and 2013:

	Year Ended December 31, 2014			Year Ended December 31, 2013
	Defined Benefit Pension and Postretirement Plans	Foreign Currency Translation Adjustments	Total	Defined Benefit Pension and Postretirement Plans	Foreign Currency Translation Adjustments	Total
Beginning balance	$(60)	$39	$(21)	$(103)	$41	$(62)
Other comprehensive (loss) income before reclassifications, net of tax	(72)	(56)	(128)	32	(2)	30
Amounts reclassified from Accumulated other comprehensive loss, net of tax	3	—	3	11	—	11

Net other comprehensive (loss) income	(69)	(56)	(125)	43	(2)	41

Ending balance	$(129)	$(17)	$(146)	$(60)	$39	$(21)

Amount Reclassified From Accumulated Other Comprehensive Loss	Amount Reclassified From Accumulated Other Comprehensive Loss for the Year Ended December 31:		Location of Reclassified Amount in Income
	2014	2013
Amortization of defined benefit pension and other postretirement benefit items:
Prior service costs	$—	$1	(1)
Actuarial losses	3	10	(1)

Total before income tax	3	11
Income tax benefit	—	—	Income tax expense (benefit)

Total	$3	$11

(1)	These accumulated other comprehensive income components are included in the computation of net pension and postretirement benefit expense (see Note 12).

15. Income Taxes

Income tax expense (benefit) for the Company for the years ended December 31, 2014, 2013 and 2012 is as follows:

	2014	2013	2012
Current:
Federal	$—	$(5)	$(8)
Foreign	18	26	18

Total current	18	21	10
Deferred:
Federal	—	(14)	(55)
Foreign	—	(4)	—

Total deferred	—	(18)	(55)

Income tax expense (benefit)	$18	$3	$(45)

A reconciliation of the Company’s combined differences between income taxes computed at the Dutch federal statutory tax rate of 25.0% and provisions for income taxes for the years ended December 31, 2014, 2013 and 2012 is as follows:

	2014	2013	2012
Income taxes computed at federal statutory tax rate	$13	$(66)	$(35)
Foreign rate differentials	(5)	(14)	(5)
Losses and other expenses not deductible for tax	(2)	2	4
Increase in the taxes due to changes in valuation allowance	9	122	15
Additional tax expense (benefit) on foreign unrepatriated earnings	—	1	(33)
Additional expense (benefit) for uncertain tax positions	3	(26)	13
Changes in enacted tax rates	—	(1)	—
Tax recognized in other comprehensive income	—	(15)	—
Adjustment of prior estimates and other	—	—	(4)

Income tax expense (benefit)	$18	$3	$(45)

The domestic and foreign components of the Company’s income (loss) before income taxes for the years ended December 31, 2014, 2013 and 2012 is as follows:

	2014	2013	2012
Domestic	$(16)	$(305)	$(153)
Foreign	69	41	12

Total	$53	$(264)	$(141)

The tax effects of the Company’s significant temporary differences and net operating loss and credit carryforwards which comprise the deferred tax assets and liabilities at December 31, 2014 and 2013, are as follows:

	2014	2013
Assets:
Non-pension post-employment	$3	$3
Accrued and other expenses	12	2
Property, plant and equipment	3	2
Intangibles	8	9
Net operating loss and credit carryforwards	151	156
Pension liabilities	39	27

Gross deferred tax assets	216	199
Valuation allowance	(171)	(144)

Net deferred tax asset	45	55

Liabilities:
Property, plant and equipment	(19)	(23)
Pension assets	—	(5)
Intangibles	(9)	(12)

Gross deferred tax liabilities	(28)	(40)

Net deferred tax asset	$17	$15

The following table summarizes the presentation of the Company’s net deferred tax asset in the Consolidated Balance Sheets at December 31, 2014 and 2013:

Assets:	2014	2013
Current deferred income taxes (Other current assets)	$6	$5
Long-term deferred income taxes (Other long-term assets)	20	21
Liabilities:
Long-term deferred income taxes	(9)	(11)

Net deferred tax asset	$17	$15

The Company’s deferred tax assets primarily include domestic and foreign net operating loss carryforwards and disallowed interest carryforwards. As of December 31, 2014, the domestic net operating loss carryforwards available are $354, which expire beginning in 2016. A valuation allowance of $89 has been provided against a portion of these attributes. The foreign net operating loss carryforwards and disallowed interest carryforwards available are $215, related primarily to Germany. These tax attributes have an unlimited carryover and do not expire. A valuation allowance of $83 has been provided against these foreign tax attributes.

The Company is no longer subject to federal examinations in the Netherlands for years before December 31, 2008. The Company conducts business globally and, as a result, certain of its subsidiaries file income tax returns in various foreign jurisdictions. In the normal course of business, the Company is subject to examinations by taxing authorities throughout the world, including major jurisdictions such as Australia, Brazil, Canada, Germany, Italy, Korea and the United Kingdom.

The Company continuously reviews issues that are raised from ongoing examinations and open tax years to evaluate the adequacy of its liabilities. As the various taxing authorities continue with their audit/examination programs, The Company will adjust its reserves accordingly to reflect these settlements.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2014	2013
Balance at beginning of year	$52	$81
Additions based on tax positions related to the current year	7	6
Additions for tax positions of prior years	1	1
Reductions for tax positions of prior years	(2)	(38)
Lapse of statue of limitations	(5)	—
Foreign currency translation	(5)	2

Balance at end of year	$48	$52

During the year ended December 31, 2014, the Company decreased the amount of its unrecognized tax benefits, including its accrual for interest and penalties by $3, primarily as a result of a release of unrecognized tax benefits from negotiations with foreign jurisdictions, offset by increases in the unrecognized tax benefit for various intercompany transactions. During the years ended December 31, 2014, 2013 and 2012, the Company recognized approximately $1, $5 and $0, respectively, in interest and penalties. The Company had approximately $5 accrued for the payment of interest and penalties at both December 31, 2014 and 2013.

$48 of unrecognized tax benefits, if recognized, would affect the effective tax rate; however, a portion of the unrecognized tax benefit would be in the form of a net operating loss carryforward, which would be subject to a full valuation allowance. The Company anticipates recognizing less than $1 of the total amount of the unrecognized tax benefits within the next 12 months as a result of negotiations with foreign jurisdictions and completion of audit examinations.

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Until                     , 2015, broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Registrants Incorporated in Delaware

With respect to the registrants incorporated in Delaware, Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•

to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•

the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•

the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 20, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each of the registrants incorporated in Delaware under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Each of the registrants incorporated in Delaware may, in their discretion, similarly indemnify their employees and agents. The Bylaws of each of the registrants incorporated in Delaware provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, each of the registrants incorporated in Delaware will indemnify any and all of its officers, directors, employees and agents. In addition, the Certificate of Incorporation of each of the registrants incorporated in Delaware relieves its directors from monetary damages to it or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

Hexion CI Holding Company (China) LLC, Borden Chemical Foundry, LLC and NL Coop Holdings LLC

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims whatsoever. The limited liability company agreements for Hexion CI Holding Company (China) LLC, Borden Chemical Foundry, LLC and NL Coop Holdings LLC provide that each company shall, to the full extent permitted by applicable law, indemnify and hold harmless each member and each officer against liabilities incurred by it in connection with any action, suit or proceeding to which it may be made a party or otherwise involved or with which such member or such officer shall be threatened by reason of its being a member or officer or while acting as a member or officer on behalf of the company or in its interest.

Hexion Inc.

With respect to Hexion Inc. (“Hexion”), the New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

Hexion’s Restated Certificate of Incorporation provides that every person who is or was a director or an officer of the corporation shall be indemnified by the corporation to the fullest extent allowed by law, including the indemnification permitted by New Jersey Business Corporation Act §14A:3-5(8), against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or an officer of or of serving or having served in any capacity with any other enterprise at the request of the corporation, whether or not that person is a director or an officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred. During the pendency of any such proceeding, the corporation shall, to the fullest extent permitted by law, promptly advance expenses that are incurred, from time to time, by a director or an officer in connection with the proceeding, subject to the receipt by the corporation of an undertaking as required by law.

In addition, Hexion has obtained liability insurance coverage for its directors and officers, which insures against liabilities that directors and officers may incur while acting in such capacities. These policies contain standard exclusions and endorsements.

Insurance

Each of the Registrants’ currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of this Registrant.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following exhibits are attached hereto:

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

2.1†	Transaction Agreement dated as of April 22, 2005 among RPP Holdings, Resolution Specialty Materials Holdings LLC, BHI Acquisition Corp., BHI Merger Sub One, BHI Merger Sub Two Inc. and Borden Chemical Inc.	S-1/A	333-124287	2.1	7/15/2005

2.2†	SOC Resins Master Sale Agreement dated July 10, 2000 among Shell Oil Company, Resin Acquisition, LLC and Shell Epoxy Resins Inc.	S-4	333-57170	2.1	3/16/2001

2.3†	SPNV Resins Sale Agreement dated as of September 11, 2000 between Shell Petroleum N.V. and Shell Epoxy Resins Inc.	S-4	333-57170	2.2	3/16/2001

2.4	Assignment and Assumption Agreement dated November 13, 2000 between Shell Epoxy Resins Inc. and Shell Epoxy Resins LLC	S-4	333-57170	2.3	3/16/2001

2.5	Assignment and Assumption Agreement dated November 14, 2000 between Resin Acquisition, LLC and RPP Holdings LLC	S-4	333-57170	2.4	3/16/2001

2.6	Agreement of Combination with Momentive Performance Material Holdings Inc on September 11, 2010	8-K	001-00071	99.1	9/13/2010

3.1	Restated Certificate of Incorporation of Hexion Inc.	10-K	001-00071	3.1	3/10/2015

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

3.2	Amended and Restated Bylaws of Hexion Inc.	10-K	001-00071	3.2	3/10/2015

3.3	Memorandum of Association of Hexion Nova Scotia Finance, ULC	S-4/A	333-122826	3.3	12/28/2005

3.4	Articles of Association of Hexion Nova Scotia Finance, ULC	S-4/A	333-122826	3.4	12/28/2005

3.5	Certificate of Incorporation of Borden Chemical Investments, Inc.	S-4/A	333-122826	3.9	12/28/2005

3.6	Bylaws of Borden Chemical Investments, Inc.	S-4/A	333-122826	3.10	12/28/2005

3.7	Certificate of Amendment of Certificate of Incorporation, dated November 16, 2010 changing the name of the corporation to Momentive Specialty Chemicals Investments Inc.	S-4	333-172943	3.11	3/18/2011

3.8	Certificate of Amendment of Certificate of Incorporation, dated January 9, 2015 changing the name of the corporation to Hexion Investments Inc.					X

3.9	Certificate of Conversion of Borden Chemical Foundry, LLC	S-4	333-142173	3.9	4/17/2007

3.10	Certificate of Formation of Borden Chemical Foundry, LLC	S-4	333-142173	3.10	4/17/2007

3.11	Limited Liability Company Agreement of Borden Chemical Foundry, LLC	S-4	333-142173	3.11	4/17/2007

3.12	Certificate of Incorporation of HSC Capital Corporation	S-4/A	333-122826	3.13	12/28/2005

3.13	Bylaws of HSC Capital Corporation	S-4/A	333-122826	3.14	12/28/2005

3.14	Certificate of Incorporation of Lawter International Inc.	S-4/A	333-122826	3.15	12/28/2005

3.15	Bylaws of Lawter International Inc.	S-4/A	333-122826	3.16	12/28/2005

3.16	Certificate of Incorporation of Borden Chemical International, Inc.	S-4/A	333-122826	3.17	12/28/2005

3.17	Bylaws of Momentive International Inc.					X

3.18	Certificate of Amendment of Certificate of Incorporation, dated February 2, 2011 changing the name of the corporation to Momentive International Inc.	S-4	333-172943	3.21	3/18/2011

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

3.19	Certificate of Amendment of Certificate of Incorporation, dated January 9, 2015 changing the name of the corporation to Hexion International Inc.					X

3.20	Certificate of Incorporation of Oilfield Technology Group, Inc.	S-4/A	333-122826	3.23	12/28/2005

3.21	Bylaws of Oilfield Technology Group, Inc.	S-4/A	333-122826	3.24	12/28/2005

3.22	Certificate of Formation of Hexion CI Holding Company (China) LLC	S-4/A	333-122826	3.25	12/28/2005

3.23	Limited Liability Company Agreement of Hexion CI Holding Company (China) LLC	S-4/A	333-122826	3.26	12/28/2005

3.24	Certificate of Amendment to Certificate of Formation, dated November 16, 2010 changing the name of the company to Momentive CI Holding Company (China) LLC	S-4	333-172943	3.26	3/18/2011

3.25	Certificate of Amendment of Certificate of Incorporation, dated January 9, 2015 changing the name of the corporation to Hexion CI Holding Company (China) LLC					X

3.26	Certificate of Formation of NL Coop Holdings LLC	S-4	333-172943	3.27	3/18/2011

3.27	Limited Liability Company Agreement of NL Coop Holdings LLC	S-4	333-172943	3.28	3/18/2011

4.1	Form of Indenture between Borden, Inc. and The First National Bank of Chicago, as Trustee, dated as of January 15, 1983, as supplemented by the First Supplemental Indenture dated as of March 31, 1986, and the Second Supplemental Indenture, dated as of June 26, 1996, relating to the $200,000,000 8 3/8% Sinking Fund Debentures due 2016	S-3 10-Q	33-4381 001-00071	(4)(a) and (b) (4)(iv)	8/14/1996

4.2	Form of Indenture between Borden, Inc. and The Bank of New York, as Trustee, dated as of December 15, 1987, as supplemented by the First Supplemental Indenture dated as of December 15, 1987, the Second Supplemental Indenture dated as of February 1, 1993 and the Third Supplemental Indenture dated as of June 26, 1996, related to the $200,000,000 9.20% Debentures due 2021 and $750,000,000 7.875% Debentures due 2023.	S-3 10-Q	33-45770 001-00071	4(a) thru 4(d) (4)(iii)	8/14/1996

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

4.3	Indenture, dated as of January 29, 2010, by and among Hexion Finance Escrow LLC, Hexion Escrow Corporation and Wilmington Trust FSB, as trustee, related to the $1,000,000,000 8.875% Senior Secured Notes due 2018.	8-K	001-00071	4.1	2/4/2010

4.4	Supplemental Indenture, dated as of January 29, 2010, by and among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Wilmington Trust FSB, as trustee, related to the 8.875% Senior Secured Notes due 2018.	8-K	001-00071	4.2	2/4/2010

4.5	Supplemental Indenture, dated as of June 4, 2010, by and among NL COOP Holdings LLC, Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Wilmington Trust FSB, as trustee, related to the 8.875 Senior Secured Notes due 2018.	8-K	001-00071	4.1	6/9/2010

4.6	Indenture dated as of November 5, 2010 among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the Company, the guarantors named therein and Wilmington Trust Company, as trustee, related to the $574,016,000 9.0% second- priority senior secured floating rate notes due 2020.	8-K	001-00071	4.1	11/12/2010

4.7	Indenture, dated as of March 14, 2012, among Hexion U.S. Finance Corp., Momentive Specialty Chemicals Inc., the guarantors named therein and Wilmington Trust, National Association, as trustee, related to the $450,000,000 first-priority senior secured notes due 2020.	8-K	001-00071	4.1	3/20/2012

4.8	Second Supplemental Indenture, dated as of January 14, 2013, among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, Momentive Specialty Chemicals Inc., the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee, related to the additional $200,000,000 8.875% senior secured notes due 2018.	8-K	001-00071	4.1	1/18/2013

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

4.9	First Supplemental Indenture, dated as of January 31, 2013, among Hexion U.S. Finance Corp., Momentive Specialty Chemicals Inc., the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee, related to the 6.625% First-Priority Senior Secured Notes due 2020.	8-K	001-00071	4.1	2/6/2013

4.10	Second Supplemental Indenture, dated as of March 28, 2013, by and among Hexion U.S. Finance Corp., the guarantors party thereto and Wilmington Trust, National Association, as trustee.	8-K	001-00071	4.1	4/3/2013

4.11	Third Supplemental Indenture, dated as of December 2, 2014, by and among Momentive Specialty Chemicals Inc., the guarantors party thereto and Wilmington Trust, National Association, as trustee, related to the 6.625% First-Priority Senior Secured Notes due 2020	8-K	001-00071	4.1	12/2/2014

4.12	Third Supplemental Indenture, dated as of December 2, 2014, by and among Momentive Specialty Chemicals Inc., Hexion Nova Scotia Finance ULC, the guarantors party thereto and Wilmington Trust, National Association, as trustee, related to the 8.875% Senior Secured Notes due 2018	8-K	001-00071	4.2	12/2/2014

4.13	First Supplemental Indenture, dated as of December 2, 2014, by and among Momentive Specialty Chemicals Inc., Hexion Nova Scotia Finance ULC, the guarantors party thereto and Wilmington Trust Company, as trustee, related to the 9.00% Second-Priority Senior Secured Notes due 2020	8-K	001-00071	4.3	12/2/2014

4.14	Indenture, dated as of April 15, 2015, by and among Hexion Inc., the Guarantors named therein and Wilmington Trust, National Association, as trustee, related to the $315,000,000 10.00% First-Priority Senior Secured Notes due 2020.	8-K	001-00071	4.1	4/15/2015

4.15	Registration Rights Agreement, dated as of April 15, 2015, by and among Hexion Inc., the Guarantors named therein and J.P. Morgan Securities LLC, as representative of the several initial purchasers.	8-K	001-00071	4.2	4/15/2015

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP					X

5.2	Opinion of Connell Foley LLP					X

8.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP					X

10.1‡	BHI Acquisition Corp. 2004 Deferred Compensation Plan	10-Q	001-00071	10(iv)	11/15/2004

10.2‡	BHI Acquisition Corp. 2004 Stock Incentive Plan	10-Q	001-00071	10(v)	11/15/2004

10.3‡	Resolution Performance Products Inc. 2000 Stock Option Plan	S-4	333-57170	10.26	3/16/2001

10.4‡	Resolution Performance Products Inc. 2000 Non - Employee Directors Stock Option Plan	S-4	333-57170	10.27	3/16/2001

10.5‡	Amended and Restated Resolution Performance Products, Inc. Restricted Unit Plan, as amended and restated May 31, 2005	S-1/A	333-124287	10.34	9/19/2005

10.6‡	Form of Non-Qualified Stock Option Agreement between BHI Acquisition Corp. and certain optionees	S-4	333-122826	10.12	2/14/2005

10.7‡	Resolution Specialty Materials Inc. 2004 Stock Option Plan	S-1/A	333-124287	10.52	7/15/2005

10.8‡	Form of Nonqualified Stock Option Agreement for Resolution Specialty Materials Inc. 2004 Stock Option Plan	S-1/A	333-124287	10.53	7/15/2005

10.9‡	Form of Nonqualified Stock Option Agreement for Resolution Performance Products Inc. 2000 Stock Option Plan	S-1/A	333-124287	10.54	7/15/2005

10.10‡	Form of Nonqualified Stock Option Agreement for Resolution Performance Products Inc. 2000 Non-Employee Director Stock Option Plan	S-1/A	333-124287	10.55	7/15/2005

10.11‡	Hexion LLC 2007 Long-Term Incentive Plan dated April 30, 2007	10-Q	001-00071	10.1	8/14/2007

10.12	Amended and Restated Investor Rights Agreement dated as of May 31, 2005 between Hexion LLC, Hexion Specialty Chemicals, Inc. and the holders that are party thereto	S-1/A	333-124287	10.63	7/15/2005

10.13	Registration Rights Agreement dated as of May 31, 2005 between Hexion Specialty Chemicals, Inc. and Hexion LLC	S-1/A	333-124287	10.64	7/15/2005

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.14‡	Amended and Restated Executives’ Supplemental Pension Plan for Hexion Specialty Chemicals, Inc., dated as of September 7, 2005	8-K	001-00071	10	9/12/2005

10.15	Borden, Inc. Advisory Directors Plan dated 7/1/89	10-K	001-00071	10(viii)	7/1/1989

10.16‡	Hexion Specialty Chemicals, Inc. 2009 Leadership Long-Term Cash Incentive Plan	10-K	001-00071	10.21	3/11/2009

10.17‡	Amended and Restated Employment Agreement dated as of August 12, 2004 between Hexion Specialty Chemicals, Inc. and Craig O. Morrison	10-Q	001-00071	10(i)	11/15/2004

10.18‡	Amended and Restated Employment Agreement dated as of August 12, 2004 between Hexion Specialty Chemicals, Inc. and Joseph P. Bevilaqua	10-Q	001-00071	10(ii)	11/15/2004

10.19‡	Summary of Terms of Employment between Hexion Specialty Chemicals, Inc. and Joseph P. Bevilaqua dated August 10, 2008	10-K	001-00071	10.23	3/9/2010

10.20‡	Amended and Restated Employment Agreement dated as of August 12, 2004 between Hexion Specialty Chemicals, Inc. and William H. Carter	10-Q	001-00071	10(iii)	11/15/2004

10.21‡	Summary of Terms of Employment between Hexion Specialty Chemicals, Inc. and Judith A. Sonnett dated September 21, 2007	10-K	001-00071	10.29	3/9/2010

10.22*‡	Addition of Terms of Employment between Hexion Specialty Chemicals, Inc. and Dale N. Plante, Supplement to August 2008 Promotional Employment Offer dated as of July 16, 2009	10-K	001-00071	10.27	2/28/2011

10.23‡	Momentive Specialty Chemicals Inc. Supplemental Executive Retirement Plan, dated as of December 31, 2011.	8-K	001-00071	99.1	1/6/2012

10.24	Master Asset Conveyance and Facility Support Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership	10-K	001-00071	(10)(xxvi)	3/28/2003

10.25	Environmental Servitude Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership	10-K	001-00071	(10)(xxvii)	3/28/2003

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.26	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Oil Company and Shell Epoxy Resins LLC	S-4	333-57170	10.13	3/16/2001

10.27	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Internationale Research Maatschappij B.V. and Shell Epoxy Resins Research B.V.	S-4	333-57170	10.14	3/16/2001

10.28	First Amended and Restated Deer Park Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Shell Chemical Company, for itself and as agent for Shell Oil Company, and Shell Epoxy Resins LLC	S-4	333-57170	10.19	3/16/2001

10.29	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V.	S-4	333-57170	10.21	3/16/2001

10.30	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Chemie B.V.	S-4	333-57170	10.22	3/16/2001

10.31†	Second Amended and Restated Norco Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2004 between Shell Chemical L.P. and Resolution Performance Products LLC.	10-K	001-00071	10.45	3/22/2007

10.32	Deer Park Ground Lease and Grant of Easements dated as of November 1, 2000 between Shell Oil Company and Shell Epoxy Resins LLC	S-4	333-57170	10.23	3/16/2001

10.33	Norco Ground Lease and Grant of Servitudes dated as of November 1, 2000 between Shell Oil Company and Shell Epoxy Resins LLC	S-4	333-57170	10.24	3/16/2001

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.34	Amended and Restated Agreement of Sub-Lease (Pernis) dated as of November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V.	S-4	333-57170	10.25	3/16/2001

10.35	Amended and Restated Management Consulting Agreement dated as of May 31, 2005 between Borden Chemical, Inc. and Apollo Management V, L.P.	S-1/A	333-124287	10.66	7/15/2005

10.36	Collateral Agreement dated as of November 3, 2006 among Hexion Specialty Chemicals, Inc. and subsidiary parties thereto, and Wilmington Trust Company, as Collateral Agent.	10-K	001-00071	10.57	3/11/2009

10.37	Settlement Agreement and Release, dated December 14, 2008, among Huntsman Corporation, Jon M. Huntsman, Peter R. Huntsman, Hexion Specialty Chemicals, Inc., Hexion LLC, Nimbus Merger Sub, Inc., Craig O. Morrison, Leon Black, Joshua J. Harris and Apollo Global Management, LLC and certain of its affiliates	8-K	001-00071	10.1	12/15/2008

10.38	Commitment Letter dated as of March 3, 2009 among the Hexion Specialty Chemicals, Inc., Hexion LLC, Euro VI (BC) S.a.r.l., Euro V (BC) S.a.r.l. and AAA Co-Invest VI (EHS-BC) S.a.r.l.	8-K	001-00071	10.1	3/3/2009

10.39	Credit Agreement with exhibits and schedules dated as of March 3, 2009 among Hexion Specialty Chemicals, Inc., Borden Luxembourg S.a.r.l., Euro V (BC) S.a.r.l., Euro VI (BC) S.a.r.l. and AAA Co-Invest VI (EHS-BC) S.a.r.l.	10-Q	001-00071	10.4	8/13/2009

10.40	Indemnification Agreement dated as of March 3, 2009 among Apollo Management, L.P. and subsidiary parties thereto, Hexion LLC, Hexion Specialty Chemicals, Inc. and Nimbus Merger Sub Inc.	8-K	001-00071	10.3	3/3/2009

10.41	Intercreditor Agreement, dated as of January 29, 2010, by and among JPMorgan Chase Bank, as intercreditor agent, Wilmington Trust FSB, as trustee and collateral agent, Hexion LLC, Hexion Specialty Chemicals, Inc. and certain subsidiaries.	8-K/A	001-00071	10.1	2/4/2010

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.42	Collateral Agreement dated and effective as of January 29, 2010, among Hexion Specialty Chemicals, Inc., each Subsidiary Party thereto and Wilmington Trust FSB, as collateral agent.	8-K	001-00071	10.4	2/4/2010

10.43	SUPPLEMENT dated as of June 4, 2010, to the Collateral Agreement dated as of January 29, 2010, among HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Subsidiary Party party thereto and WILMINGTON TRUST FSB, as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).	8-K	001-00071	10.4	6/9/2010

10.44	SUPPLEMENT dated as of June 4, 2010, to the Collateral Agreement dated as of November 3, 2006, among HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Subsidiary Party party thereto and WILMINGTON TRUST COMPANY, as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).	8-K	001-00071	10.5	6/9/2010

10.45	Joinder and Supplement to Collateral Agreement dated November 5, 2010 among the Company and subsidiary parties thereto, and Wilmington Trust Company, as trustee and collateral agent.	8-K	001-00071	10.2	11/12/2010

10.46	Shared Services agreement, dated as of October 1, 2010, by and among Hexion Specialty Chemicals, Inc. and Momentive Performance Materials Inc., and the other Persons party thereto	10-K	001-00071	10.68	2/28/2011

10.47‡	Form of Restricted Deferred Unit Award Agreement of Momentive Performance Materials Holdings LLC	S-4	333-172943	10.70	3/18/2011

10.48‡	Form of Unit Option Agreement of Momentive Performance Materials Holdings LLC	S-4	333-172943	10.71	3/18/2011

10.49‡	Form of Director Unit Option Agreement of Momentive Performance Materials Holdings LLC	S-4	333-172943	10.72	3/18/2011

10.50‡	Management Investor Rights Agreement, dated as of February 23, 2011 by and among Momentive Performance Materials Holdings LLC and the Holders	S-4	333-172943	10.73	3/18/2011

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.51	Amended and Restated Shared Services Agreement dated March 17, 2011 by and among Momentive Performance Materials Inc., its subsidiaries and Momentive Specialty Chemicals Inc.	8-K	001-00071	10.1	3/17/2011

10.52	Master Confidentiality Agreement and Joint Development Agreement entered into on March 17, 2011 by and between Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc.	8-K	001-00071	10.2	3/17/2011

10.53	Amendment Two to Second Amended and Restated Norco Site Services, Utilities, Materials and Facilities Agreement dated January 1, 2011 between Shell Chemical L.P. and Momentive Specialty Chemicals Inc.	10-Q	001-00071	10.2	5/13/2011

10.54	Joinder and Supplement to Intercreditor Agreement, dated as of March 14, 2012, by and among Wilmington Trust, National Association, as trustee, JPMorgan Chase Bank, N.A., as intercreditor agent, Wilmington Trust, National Association, as trustee and collateral agent and as second- priority agent, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.4	3/20/2012

10.55	Fourth Joinder and Supplement to Intercreditor Agreement, dated as of March 14, 2012, by and among Wilmington Trust, National Association, as trustee, JPMorgan Chase Bank, N.A., as intercreditor agent, Wilmington Trust Company, as trustee and collateral agent and as second-priority agent, Wilmington Trust, National Association, as senior-priority agent, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.5	3/20/2012

10.56‡	Momentive Performance Materials Holdings LLC 2012 Incentive Compensation Plan	10-Q	001-00071	10.1	5/8/2012

10.57‡	First Amended Resolution Specialty Materials Inc 2004 Stock Option Plan	10-Q	001-00071	10.1	11/13/2012

10.58‡	First Amended Hexion LLC 2007 Long-Term Incentive Plan	10-Q	001-00071	10.2	11/13/2012

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.59	Amendment to Third Amended and Restated Credit Agreement, dated as of January 14, 2013, among Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc., Momentive Specialty Chemicals Canada Inc., Momentive Specialty Chemicals B.V., Momentive Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto from time to time, JPMorgan Chase Bank N.A., as administrative agent for the lenders and the other parties named therein.	8-K	001-00071	10.1	1/18/2013

10.60	Fifth Joinder and Supplement to Intercreditor Agreement, dated January 14, 2013, by and among Wilmington Trust, National Association, as trustee, JPMorgan Chase Bank N.A., as intercreditor agent, Wilmington Trust, National Association, as trustee and collateral agent and as second-priority agent, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and each subsidiary of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.2	1/18/2013

10.61	Amended and Restated Intercreditor Agreement, dated as of January 31, 2013, among JPMorgan Chase Bank, N.A., as intercreditor agent, Wilmington Trust Company, as trustee and as collateral agent, Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as senior-priority agent for the holders of the notes issued under the 1.5 Lien Indenture (as defined therein), Wilmington Trust, National Association, as senior-priority agent for the holders of the notes issued under the First Lien Indenture (as defined therein), Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.1	2/6/2013

10.62	Additional Secured Party Consent, dated January 31, 2013, among Wilmington Trust Bank, National Association, as trustee and as authorized representative, JPMorgan Chase Bank, N.A., as applicable first lien representative and collateral agent, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.2	2/6/2013

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.63	Second Joinder and Supplement to Intercreditor Agreement, dated as of January 31, 2013, by and among Wilmington Trust, National Association, as trustee and senior-priority agent for the holders of the notes issued under the First Lien Indenture (as defined therein), JPMorgan Chase Bank, N.A., as intercreditor agent, Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee and second-priority agent, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.3	2/6/2013

10.64	Amendment No. 1 to the Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan	8-K	001-00071	10.1	3/6/2013

10.65	Form of Restricted Deferred Unit Agreement of Momentive Performance Materials Holdings LLC	8-K	001-00071	10.2	3/6/2013

10.66	Form of Unit Option Agreement of Momentive Performance Materials Holdings LLC	8-K	001-00071	10.3	3/6/2013

10.67‡	Momentive Performance Materials Holdings LLC 2013 Incentive Compensation Plan	10-K	001-00071	10.91	4/1/2013

10.68‡	Momentive Performance Materials Holdings LLC 2012 Long-Term Cash Incentive Plan	10-K	001-00071	10.92	4/1/2013

10.69‡	Amended and Restated Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan	10-K	001-00071	10.93	4/1/2013

10.70‡	Special recognition bonus letter to Dale Plante dated November 15, 2011	10-K	001-00071	10.94	4/1/2013

10.71	Asset-Based Revolving Credit Agreement, dated as of March 28, 2013, by and among Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc., as U.S. borrower, Momentive Specialty Chemicals Canada Inc., as Canadian borrower, Momentive Specialty Chemicals B.V., as Dutch borrower, Momentive Specialty Chemicals UK Limited and Borden Chemical UK Limited, as U.K. borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swingline lender and initial issuing bank.	8-K	001-00071	10.1	4/3/2013

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.72	ABL Intercreditor Agreement, dated as of March 28, 2013, by and among JPMorgan Chase Bank, N.A., as the ABL facility collateral agent, Wilmington Trust, National Association, as applicable first-lien agent and first-lien collateral agent, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.2	4/3/2013

10.73	Collateral Agreement, dated as of March 28, 2013, by and among Momentive Specialty Chemicals Inc., subsidiaries of Momentive Specialty Chemicals Inc. party thereto and JPMorgan Chase Bank, N.A. as collateral agent.	8-K	001-00071	10.3	4/3/2013

10.74	Collateral Agreement, dated as of March 28, 2013, by and among Momentive Specialty Chemicals Inc., subsidiaries of Momentive Specialty Chemicals Inc. party thereto and Wilmington Trust, National Association, as collateral agent.	8-K	001-00071	10.4	4/3/2013

10.75	Third Joinder and Supplement to 1.5 Lien Intercreditor Agreement, dated as of March 28, 2013, by and among JPMorgan Chase Bank, N.A., as ABL credit agreement agent, former intercreditor agent and new intercreditor agent, Wilmington Trust, National Association, as 1.5 lien trustee, Wilmington Trust, National Association, as first lien trustee, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.5	4/3/2013

10.76	Joinder and Supplement to Second Lien Intercreditor Agreement, dated as of March 28, 2013, among JPMorgan Chase Bank, N.A., as ABL credit agreement agent, former intercreditor agent and new intercreditor agent, Wilmington Trust Company, as second-lien trustee, Wilmington Trust, National Association, as 1.5 lien trustee, Wilmington Trust, National Association, as first lien trustee, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.6	4/3/2013

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.77‡	Momentive Performance Materials Holdings LLC 2014 Incentive Compensation Plan	10-K	001-00071	10.87	3/31/2014

10.78‡	Second Amended and Restated Shared Services Agreement, dated as of October 24, 2014, by and among Momentive Specialty Chemicals Inc., Momentive Performance Materials Inc., and the subsidiaries of the Momentive Performance Materials Inc., party thereto	8-K	001-00071	10.1	10/30/2014

10.79‡	Momentive Performance Materials Holdings LLC Long-Term Cash Investment Plan	10-Q	001-00071	10.1	11/10/2014

10.80‡	Form of 2014 Cash-based Long-Term Incentive Award Agreement	10-Q	001-00071	10.2	11/10/2014

10.81‡	Summary of Terms of Employment between Momentive Performance Materials Inc. and Douglas Johns dated October 3, 2010	10-K	001-00071	10.82	3/10/2015

10.82	Registration Rights Agreement, dated November 5, 2010, among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the Guarantors named therein and Euro VI (BC) S.à r.l.	8-K	001-00071	4.3	11/12/2010

10.83	First Lien Intercreditor Agreement, dated as of April 15, 2015, among Wilmington Trust, National Association, as collateral agent, Wilmington Trust, National Association, as the existing first lien representative, and Wilmington Trust, National Association, as the initial other authorized representative.	8-K	001-00071	10.1	4/15/2015

10.84	Additional Secured Party Consent, dated April 15, 2015, among Wilmington Trust, National Association, as authorized representative for the new secured parties, Wilmington Trust, National Association, as collateral agent, and Hexion Inc.	8-K	001-00071	10.2	4/15/2015

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.85	Fourth Joinder and Supplement to Intercreditor Agreement, dated as of April 15, 2015, by and among JPMorgan Chase Bank, N.A., as intercreditor agent, JPMorgan Chase Bank, N.A., as senior-priority agent for the ABL secured parties, Wilmington Trust, National Association, as senior-priority agent for the existing first lien notes, Wilmington Trust, National Association, as trustee and senior-priority agent for the new first lien notes, Wilmington Trust, National Association, as trustee and second-priority agent for the existing 1.5 lien notes, Hexion LLC, Hexion Inc. and subsidiaries of Hexion Inc. party thereto.	8-K	001-00071	10.3	4/15/2015

10.86	Second Joinder and Supplement to Intercreditor Agreement, dated as of April 15, 2015, by and among JPMorgan Chase Bank, N.A., as intercreditor agent, JPMorgan Chase Bank, N.A., as senior-priority agent for the ABL secured parties, Wilmington Trust, National Association, as trustee and senior-priority agent for the existing first lien notes, Wilmington Trust, National Association, as senior-priority agent for the new first lien notes, Wilmington Trust, National Association, as senior-priority agent for the 1.5 lien notes, Wilmington Trust Company, as trustee and second-priority agent for the existing second lien notes, Hexion LLC, Hexion Inc. and subsidiaries of Hexion Inc. party thereto.	8-K	001-00071	10.4	4/15/2015

10.87	Joinder Agreement to ABL Intercreditor Agreement, dated as of April 15, 2015, by and among JPMorgan Chase Bank, N.A., as ABL facility collateral agent, Wilmington Trust, National Association, as new representative, applicable first-lien agent and first-lien collateral agent, and Hexion Inc.	8-K	001-00071	10.5	4/15/2015

12.1	Statement regarding Computation of Ratios	10-K	001-00071	12.1	3/10/2015

18.1	Letter from PricewaterhouseCoopers, dated February 28, 2011 regarding preferability of a change in accounting principle	10-K	001-00071	18.1	2/28/2011

21.1	List of Subsidiaries of Hexion Inc.	10-K	001-00071	21.1	3/10/2015

23.1	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm					X

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1)					X

23.3	Consent of Connell Foley LLP (included in Exhibit 5.2)					X

24.1	Powers of Attorney of the Directors and Officers of the Registrants (included in signature pages)					X

25.1	Form T-1 (Wilmington Trust, National Association)					X

99.1	Form of Letter of Transmittal					X

99.2	Form of Notice of Guaranteed Delivery					X

99.3	Form of Letter to Brokers					X

99.4	Form of Letter to Clients					X

101.INS††	XBRL Instance Document					X

101.SCH	XBRL Schema Document					X

101.CAL	XBRL Calculation Linkbase Document					X

101.LAB	XBRL Label Linkbase Document					X

101.PRE	XBRL Presentation Linkbase Document					X

101.DEF	XBRL Definition Linkbase Document					X

*	Exhibit itself is labeled as 10.70.
†	The schedules and exhibits to these agreements are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.
‡	Represents a management contract or compensatory plan or arrangement.
††	Attached as Exhibit 101 to this registration statement are documents formatted in XBRL (Extensible Business Reporting Language). The financial information contained in the XBRL-related documents is “unaudited” or “unreviewed.”

(b) Financial Statement Schedules

Hexion Inc.

Schedule II – Valuation and Qualifying Accounts

Column A	Column B	Column C		Column D	Column E
		Additions
Description	Balance at Beginning of Period	Charged to cost and expenses (1)	Charged to other accounts	Deductions	Balance at End of Period
Allowance for Doubtful Accounts:
Year ended December 31, 2014	$16	$(1)	$—	$(1)	$14
Year ended December 31, 2013	17	2	—	(3)	16
Year ended December 31, 2012	19	2	—	(4)	17
Reserve for Obsolete Inventory:
Year ended December 31, 2014	$8	$4	$—	$(4)	$8
Year ended December 31, 2013	7	6	—	(5)	8
Year ended December 31, 2012	7	6	—	(6)	7

(1)	Includes the impact of foreign currency translation.

ITEM 22.	UNDERTAKINGS.

(a) The undersigned registrants hereby undertake:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will each be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or its securities provided by or on behalf of the undersigned registrants; and

iv. Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus Ohio, on April 29, 2015.

HEXION INC.
By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ CRAIG O. MORRISON Craig O. Morrison	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 29, 2015

/S/ WILLIAM H. CARTER William H. Carter	Director, Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	April 29, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on April 29, 2015.

HEXION INVESTMENTS INC.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ GEORGE F. KNIGHT George F. Knight	Vice President and Treasurer (Principal Financial and Principal Accounting Officer)	April 29, 2015

/S/ WILLIAM H. CARTER William H. Carter	Director and President (Principal Executive Officer)	April 29, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on April 29, 2015.

BORDEN CHEMICAL FOUNDRY, LLC

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ CRAIG O. MORRISON Craig O. Morrison	Director	April 29, 2015

/S/ WILLIAM H. CARTER William H. Carter	Director and Vice President (Principal Executive Officer, Principal Financial and Principal Accounting Officer)	April 29, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on April 29, 2015.

HSC CAPITAL CORPORATION

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ CRAIG O. MORRISON Craig O. Morrison	Director	April 29, 2015

/S/ WILLIAM H. CARTER William H. Carter	Director and President (Principal Executive Officer, Principal Financial and Principal Accounting Officer)	April 29, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on April 29, 2015.

LAWTER INTERNATIONAL INC.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ WILLIAM H. CARTER William H. Carter	Director and President (Principal Executive Officer)	April 29, 2015

/S/ GEORGE F. KNIGHT George F. Knight	Vice President and Treasurer (Principal Financial and Principal Accounting Officer)	April 29, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on April 29, 2015.

HEXION INTERNATIONAL INC.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ WILLIAM H. CARTER William H. Carter	Director and President (Principal Executive Officer, Principal Financial and Principal Accounting Officer)	April 29, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on April 29, 2015.

OILFIELD TECHNOLOGY GROUP, INC.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ WILLIAM H. CARTER William H. Carter	Vice President (Principal Executive Officer, Principal Financial and Principal Accounting Officer)	April 29, 2015

/S/ GEORGE F. KNIGHT George F. Knight	Vice President and Treasurer (Principal Financial and Principal Accounting Officer)	April 29, 2015

/S/ CRAIG O. MORRISON Craig O. Morrison	Director	April 29, 2015

/S/ JOSEPH P. BEVILAQUA Joseph P. Bevilaqua	Director	April 29, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on April 29, 2015.

HEXION CI HOLDING COMPANY (CHINA) LLC

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ WILLIAM H. CARTER William H. Carter	President (Principal Executive Officer)	April 29, 2015

/S/ GEORGE F. KNIGHT George F. Knight	Vice President and Treasurer (Principal Financial and Principal Accounting Officer)	April 29, 2015

LAWTER INTERNATIONAL INC.	Sole Managing Member	April 29, 2015

By:	/S/ ELLEN GERMAN BERNDT
	Name:	Ellen German Berndt
	Title:	Vice President and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on April 29, 2015.

NL COOP HOLDINGS, LLC

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ WILLIAM H. CARTER William H. Carter	President (Principal Executive Officer)	April 29, 2015

/S/ GEORGE F. KNIGHT George F. Knight	Vice President and Treasurer (Principal Financial and Principal Accounting Officer)	April 29, 2015

HEXION INC.	Sole Managing Member	April 29, 2015

By:	/S/ ELLEN GERMAN BERNDT
	Name:	Ellen German Berndt
	Title:	Vice President and Secretary

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

2.1†	Transaction Agreement dated as of April 22, 2005 among RPP Holdings, Resolution Specialty Materials Holdings LLC, BHI Acquisition Corp., BHI Merger Sub One, BHI Merger Sub Two Inc. and Borden Chemical Inc.	S-1/A	333-124287	2.1	7/15/2005

2.2†	SOC Resins Master Sale Agreement dated July 10, 2000 among Shell Oil Company, Resin Acquisition, LLC and Shell Epoxy Resins Inc.	S-4	333-57170	2.1	3/16/2001

2.3†	SPNV Resins Sale Agreement dated as of September 11, 2000 between Shell Petroleum N.V. and Shell Epoxy Resins Inc.	S-4	333-57170	2.2	3/16/2001

2.4	Assignment and Assumption Agreement dated November 13, 2000 between Shell Epoxy Resins Inc. and Shell Epoxy Resins LLC	S-4	333-57170	2.3	3/16/2001

2.5	Assignment and Assumption Agreement dated November 14, 2000 between Resin Acquisition, LLC and RPP Holdings LLC	S-4	333-57170	2.4	3/16/2001

2.6	Agreement of Combination with Momentive Performance Material Holdings Inc on September 11, 2010	8-K	001-00071	99.1	9/13/2010

3.1	Restated Certificate of Incorporation of Hexion Inc.	10-K	001-00071	3.1	3/10/2015

3.2	Amended and Restated Bylaws of Hexion Inc.	10-K	001-00071	3.2	3/10/2015

3.3	Memorandum of Association of Hexion Nova Scotia Finance, ULC	S-4/A	333-122826	3.3	12/28/2005

3.4	Articles of Association of Hexion Nova Scotia Finance, ULC	S-4/A	333-122826	3.4	12/28/2005

3.5	Certificate of Incorporation of Borden Chemical Investments, Inc.	S-4/A	333-122826	3.9	12/28/2005

3.6	Bylaws of Borden Chemical Investments, Inc.	S-4/A	333-122826	3.10	12/28/2005

3.7	Certificate of Amendment of Certificate of Incorporation, dated November 16, 2010 changing the name of the corporation to Momentive Specialty Chemicals Investments Inc.	S-4	333-172943	3.11	3/18/2011

3.8	Certificate of Amendment of Certificate of Incorporation, dated January 9, 2015 changing the name of the corporation to Hexion Investments Inc.					X

3.9	Certificate of Conversion of Borden Chemical Foundry, LLC	S-4	333-142173	3.9	4/17/2007

1

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

3.10	Certificate of Formation of Borden Chemical Foundry, LLC	S-4	333-142173	3.10	4/17/2007

3.11	Limited Liability Company Agreement of Borden Chemical Foundry, LLC	S-4	333-142173	3.11	4/17/2007

3.12	Certificate of Incorporation of HSC Capital Corporation	S-4/A	333-122826	3.13	12/28/2005

3.13	Bylaws of HSC Capital Corporation	S-4/A	333-122826	3.14	12/28/2005

3.14	Certificate of Incorporation of Lawter International Inc.	S-4/A	333-122826	3.15	12/28/2005

3.15	Bylaws of Lawter International Inc.	S-4/A	333-122826	3.16	12/28/2005

3.16	Certificate of Incorporation of Borden Chemical International, Inc.	S-4/A	333-122826	3.17	12/28/2005

3.17	Bylaws of Momentive International Inc.					X

3.18	Certificate of Amendment of Certificate of Incorporation, dated February 2, 2011 changing the name of the corporation to Momentive International Inc.	S-4	333-172943	3.21	3/18/2011

3.19	Certificate of Amendment of Certificate of Incorporation, dated January 9, 2015 changing the name of the corporation to Hexion International Inc.					X

3.20	Certificate of Incorporation of Oilfield Technology Group, Inc.	S-4/A	333-122826	3.23	12/28/2005

3.21	Bylaws of Oilfield Technology Group, Inc.	S-4/A	333-122826	3.24	12/28/2005

3.22	Certificate of Formation of Hexion CI Holding Company (China) LLC	S-4/A	333-122826	3.25	12/28/2005

3.23	Limited Liability Company Agreement of Hexion CI Holding Company (China) LLC	S-4/A	333-122826	3.26	12/28/2005

3.24	Certificate of Amendment to Certificate of Formation, dated November 16, 2010 changing the name of the company to Momentive CI Holding Company (China) LLC	S-4	333-172943	3.26	3/18/2011

3.25	Certificate of Amendment of Certificate of Incorporation, dated January 9, 2015 changing the name of the corporation to Hexion CI Holding Company (China) LLC					X

3.26	Certificate of Formation of NL Coop Holdings LLC	S-4	333-172943	3.27	3/18/2011

3.27	Limited Liability Company Agreement of NL Coop Holdings LLC	S-4	333-172943	3.28	3/18/2011

2

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

4.1	Form of Indenture between Borden, Inc. and The First National Bank of Chicago, as Trustee, dated as of January 15, 1983, as supplemented by the First Supplemental Indenture dated as of March 31, 1986, and the Second Supplemental Indenture, dated as of June 26, 1996, relating to the $200,000,000 8 3/8% Sinking Fund Debentures due 2016	S-3 10-Q	33-4381 001-00071	(4)(a) and (b) (4)(iv)	8/14/1996

4.2	Form of Indenture between Borden, Inc. and The Bank of New York, as Trustee, dated as of December 15, 1987, as supplemented by the First Supplemental Indenture dated as of December 15, 1987, the Second Supplemental Indenture dated as of February 1, 1993 and the Third Supplemental Indenture dated as of June 26, 1996, related to the $200,000,000 9.20% Debentures due 2021 and $750,000,000 7.875% Debentures due 2023.	S-3 10-Q	33-45770 001-00071	4(a) thru 4(d) (4)(iii)	8/14/1996

4.3	Indenture, dated as of January 29, 2010, by and among Hexion Finance Escrow LLC, Hexion Escrow Corporation and Wilmington Trust FSB, as trustee, related to the $1,000,000,000 8.875% Senior Secured Notes due 2018.	8-K	001-00071	4.1	2/4/2010

4.4	Supplemental Indenture, dated as of January 29, 2010, by and among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Wilmington Trust FSB, as trustee, related to the 8.875% Senior Secured Notes due 2018.	8-K	001-00071	4.2	2/4/2010

4.5	Supplemental Indenture, dated as of June 4, 2010, by and among NL COOP Holdings LLC, Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Wilmington Trust FSB, as trustee, related to the 8.875 Senior Secured Notes due 2018.	8-K	001-00071	4.1	6/9/2010

4.6	Indenture dated as of November 5, 2010 among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the Company, the guarantors named therein and Wilmington Trust Company, as trustee, related to the $574,016,000 9.0% second-priority senior secured floating rate notes due 2020.	8-K	001-00071	4.1	11/12/2010

3

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

4.7	Indenture, dated as of March 14, 2012, among Hexion U.S. Finance Corp., Momentive Specialty Chemicals Inc., the guarantors named therein and Wilmington Trust, National Association, as trustee related to the $450,000,000 first-priority senior secured notes due 2020.	8-K	001-00071	4.1	3/20/2012

4.8	Second Supplemental Indenture, dated as of January 14, 2013, among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, Momentive Specialty Chemicals Inc., the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee, related to the additional $200,000,000 8.875% senior secured notes due 2018.	8-K	001-00071	4.1	1/18/2013

4.9	First Supplemental Indenture, dated as of January 31, 2013, among Hexion U.S. Finance Corp., Momentive Specialty Chemicals Inc., the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee, related to the 6.625% First-Priority Senior Secured Notes due 2020.	8-K	001-00071	4.1	2/6/2013

4.10	Second Supplemental Indenture, dated as of March 28, 2013, by and among Hexion U.S. Finance Corp., the guarantors party thereto and Wilmington Trust, National Association, as trustee.	8-K	001-00071	4.1	4/3/2013

4.11	Third Supplemental Indenture, dated as of December 2, 2014, by and among Momentive Specialty Chemicals Inc., the guarantors party thereto and Wilmington Trust, National Association, as trustee, related to the 6.625% First-Priority Senior Secured Notes due 2020	8-K	001-00071	4.1	12/2/2014

4.12	Third Supplemental Indenture, dated as of December 2, 2014, by and among Momentive Specialty Chemicals Inc., Hexion Nova Scotia Finance ULC, the guarantors party thereto and Wilmington Trust, National Association, as trustee, related to the 8.875% Senior Secured Notes due 2018	8-K	001-00071	4.2	12/2/2014

4.13	First Supplemental Indenture, dated as of December 2, 2014, by and among Momentive Specialty Chemicals Inc., Hexion Nova Scotia Finance ULC, the guarantors party thereto and Wilmington Trust Company, as trustee, related to the 9.00% Second-Priority Senior Secured Notes due 2020	8-K	001-00071	4.3	12/2/2014

4.14	Indenture, dated as of April 15, 2015, by and among Hexion Inc., the Guarantors named therein and Wilmington Trust, National Association, as trustee, related to the $315,000,000 10.00% First-Priority Senior Secured Notes due 2020.	8-K	001-00071	4.2	4/15/15

4

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

4.15	Registration Rights Agreement, dated as of April 15, 2015, by and among Hexion Inc., the Guarantors named therein and J.P. Morgan Securities LLC, as representative of the several initial purchasers.	8-K	001-00071	4.2	4/15/2015

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP					X

5.2	Opinion of Connell Foley LLP					X

8.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP					X

10.1‡	BHI Acquisition Corp. 2004 Deferred Compensation Plan	10-Q	001-00071	10(iv)	11/15/2004

10.2‡	BHI Acquisition Corp. 2004 Stock Incentive Plan	10-Q	001-00071	10(v)	11/15/2004

10.3‡	Resolution Performance Products Inc. 2000 Stock Option Plan	S-4	333-57170	10.26	3/16/2001

10.4‡	Resolution Performance Products Inc. 2000 Non - Employee Directors Stock Option Plan	S-4	333-57170	10.27	3/16/2001

10.5‡	Amended and Restated Resolution Performance Products, Inc. Restricted Unit Plan, as amended and restated May 31, 2005	S-1/A	333-124287	10.34	9/19/2005

10.6‡	Form of Non-Qualified Stock Option Agreement between BHI Acquisition Corp. and certain optionees	S-4	333-122826	10.12	2/14/2005

10.7‡	Resolution Specialty Materials Inc. 2004 Stock Option Plan	S-1/A	333-124287	10.52	7/15/2005

10.8‡	Form of Nonqualified Stock Option Agreement for Resolution Specialty Materials Inc. 2004 Stock Option Plan	S-1/A	333-124287	10.53	7/15/2005

10.9‡	Form of Nonqualified Stock Option Agreement for Resolution Performance Products Inc. 2000 Stock Option Plan	S-1/A	333-124287	10.54	7/15/2005

10.10‡	Form of Nonqualified Stock Option Agreement for Resolution Performance Products Inc. 2000 Non-Employee Director Stock Option Plan	S-1/A	333-124287	10.55	7/15/2005

10.11‡	Hexion LLC 2007 Long-Term Incentive Plan dated April 30, 2007	10-Q	001-00071	10.1	8/14/2007

10.12	Amended and Restated Investor Rights Agreement dated as of May 31, 2005 between Hexion LLC, Hexion Specialty Chemicals, Inc. and the holders that are party thereto	S-1/A	333-124287	10.63	7/15/2005

5

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.13	Registration Rights Agreement dated as of May 31, 2005 between Hexion Specialty Chemicals, Inc. and Hexion LLC	S-1/A	333-124287	10.64	7/15/2005

10.14‡	Amended and Restated Executives’ Supplemental Pension Plan for Hexion Specialty Chemicals, Inc., dated as of September 7, 2005	8-K	001-00071	10	9/12/2005

10.15	Borden, Inc. Advisory Directors Plan dated 7/1/89	10-K	001-00071	10(viii)	7/1/1989

10.16‡	Hexion Specialty Chemicals, Inc. 2009 Leadership Long-Term Cash Incentive Plan	10-K	001-00071	10.21	3/11/2009

10.17‡	Amended and Restated Employment Agreement dated as of August 12, 2004 between Hexion Specialty Chemicals, Inc. and Craig O. Morrison	10-Q	001-00071	10(i)	11/15/2004

10.18‡	Amended and Restated Employment Agreement dated as of August 12, 2004 between Hexion Specialty Chemicals, Inc. and Joseph P. Bevilaqua	10-Q	001-00071	10(ii)	11/15/2004

10.19‡	Summary of Terms of Employment between Hexion Specialty Chemicals, Inc. and Joseph P. Bevilaqua dated August 10, 2008	10-K	001-00071	10.23	3/9/2010

10.20‡	Amended and Restated Employment Agreement dated as of August 12, 2004 between Hexion Specialty Chemicals, Inc. and William H. Carter.	10-Q	001-00071	10(iii)	11/15/2004

10.21‡	Summary of Terms of Employment between Hexion Specialty Chemicals, Inc. and Judith A. Sonnett dated September 21, 2007	10-K	001-00071	10.29	3/9/2010

10.22*‡	Addition of Terms of Employment between Hexion Specialty Chemicals, Inc. and Dale N. Plante, Supplement to August 2008 Promotional Employment Offer dated as of July 16, 2009	10-K	001-00071	10.27	2/28/2011

10.23‡	Momentive Specialty Chemicals Inc. Supplemental Executive Retirement Plan, dated as of December 31, 2011.	8-K	001-00071	99.1	1/6/2012

10.24	Master Asset Conveyance and Facility Support Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership	10-K	001-00071	(10)(xxvi)	3/28/2003

6

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.25	Environmental Servitude Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership	10-K	001-00071	(10)(xxvii)	3/28/2003

10.26	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Oil Company and Shell Epoxy Resins LLC	S-4	333-57170	10.13	3/16/2001

10.27	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Internationale Research Maatschappij B.V. and Shell Epoxy Resins Research B.V.	S-4	333-57170	10.14	3/16/2001

10.28	First Amended and Restated Deer Park Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Shell Chemical Company, for itself and as agent for Shell Oil Company, and Shell Epoxy Resins LLC	S-4	333-57170	10.19	3/16/2001

10.29	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V.	S-4	333-57170	10.21	3/16/2001

10.30	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Chemie B.V.	S-4	333-57170	10.22	3/16/2001

10.31†	Second Amended and Restated Norco Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2004 between Shell Chemical L.P. and Resolution Performance Products LLC.	10-K	001-00071	10.45	3/22/2007

10.32	Deer Park Ground Lease and Grant of Easements dated as of November 1, 2000 between Shell Oil Company and Shell Epoxy Resins LLC	S-4	333-57170	10.23	3/16/2001

10.33	Norco Ground Lease and Grant of Servitudes dated as of November 1, 2000 between Shell Oil Company and Shell Epoxy Resins LLC	S-4	333-57170	10.24	3/16/2001

7

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.34	Amended and Restated Agreement of Sub-Lease (Pernis) dated as of November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V.	S-4	333-57170	10.25	3/16/2001

10.35	Amended and Restated Management Consulting Agreement dated as of May 31, 2005 between Borden Chemical, Inc. and Apollo Management V, L.P.	S-1/A	333-124287	10.66	7/15/2005

10.36	Collateral Agreement dated as of November 3, 2006 among Hexion Specialty Chemicals, Inc. and subsidiary parties thereto, and Wilmington Trust Company, as Collateral Agent.	10-K	001-00071	10.57	3/11/2009

10.37	Settlement Agreement and Release, dated December 14, 2008, among Huntsman Corporation, Jon M. Huntsman, Peter R. Huntsman, Hexion Specialty Chemicals, Inc., Hexion LLC, Nimbus Merger Sub, Inc., Craig O. Morrison, Leon Black, Joshua J. Harris and Apollo Global Management, LLC and certain of its affiliates	8-K	001-00071	10.1	12/15/2008

10.38	Commitment Letter dated as of March 3, 2009 among the Hexion Specialty Chemicals, Inc., Hexion LLC, Euro VI (BC) S.a.r.l., Euro V (BC) S.a.r.l. and AAA Co-Invest VI (EHS-BC) S.a.r.l.	8-K	001-00071	10.1	3/3/2009

10.39	Credit Agreement with exhibits and schedules dated as of March 3, 2009 among Hexion Specialty Chemicals, Inc., Borden Luxembourg S.a.r.l., Euro V (BC) S.a.r.l., Euro VI (BC) S.a.r.l. and AAA Co-Invest VI (EHS-BC) S.a.r.l.	10-Q	001-00071	10.4	8/13/2009

10.40	Indemnification Agreement dated as of March 3, 2009 among Apollo Management, L.P. and subsidiary parties thereto, Hexion LLC, Hexion Specialty Chemicals, Inc. and Nimbus Merger Sub Inc.	8-K	001-00071	10.3	3/3/2009

10.41	Intercreditor Agreement, dated as of January 29, 2010, by and among JPMorgan Chase Bank, as intercreditor agent, Wilmington Trust FSB, as trustee and collateral agent, Hexion LLC, Hexion Specialty Chemicals, Inc. and certain subsidiaries.	8-K/A	001-00071	10.1	2/4/2010

8

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.42	Collateral Agreement dated and effective as of January 29, 2010, among Hexion Specialty Chemicals, Inc., each Subsidiary Party thereto and Wilmington Trust FSB, as collateral agent.	8-K	001-00071	10.4	2/4/2010

10.43	SUPPLEMENT dated as of June 4, 2010, to the Collateral Agreement dated as of January 29, 2010, among HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Subsidiary Party party thereto and WILMINGTON TRUST FSB, as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).	8-K	001-00071	10.4	6/9/2010

10.44	SUPPLEMENT dated as of June 4, 2010, to the Collateral Agreement dated as of November 3, 2006, among HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Subsidiary Party party thereto and WILMINGTON TRUST COMPANY, as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).	8-K	001-00071	10.5	6/9/2010

10.45	Joinder and Supplement to Collateral Agreement dated November 5, 2010 among the Company and subsidiary parties thereto, and Wilmington Trust Company, as trustee and collateral agent.	8-K	001-00071	10.2	11/12/2010

10.46	Shared Services agreement, dated as of October 1, 2010, by and among Hexion Specialty Chemicals, Inc. and Momentive Performance Materials Inc., and the other Persons party thereto	10-K	001-00071	10.68	2/28/2011

10.47‡	Form of Restricted Deferred Unit Award Agreement of Momentive Performance Materials Holdings LLC	S-4	333-172943	10.70	3/18/2011

10.48‡	Form of Unit Option Agreement of Momentive Performance Materials Holdings LLC	S-4	333-172943	10.71	3/18/2011

10.49‡	Form of Director Unit Option Agreement of Momentive Performance Materials Holdings LLC	S-4	333-172943	10.72	3/18/2011

10.50‡	Management Investor Rights Agreement, dated as of February 23, 2011 by and among Momentive Performance Materials Holdings LLC and the Holders	S-4	333-172943	10.73	3/18/2011

10.51	Amended and Restated Shared Services Agreement dated March 17, 2011 by and among Momentive Performance Materials Inc., its subsidiaries and Momentive Specialty Chemicals Inc.	8-K	001-00071	10.1	3/17/2011

9

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.52	Master Confidentiality Agreement and Joint Development Agreement entered into on March 17, 2011 by and between Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc.	8-K	001-00071	10.2	3/17/2011

10.53	Amendment Two to Second Amended and Restated Norco Site Services, Utilities, Materials and Facilities Agreement dated January 1, 2011 between Shell Chemical L.P. and Momentive Specialty Chemicals Inc.	10-Q	001-00071	10.2	5/13/2011

10.54	Joinder and Supplement to Intercreditor Agreement, dated as of March 14, 2012, by and among Wilmington Trust, National Association, as trustee, JPMorgan Chase Bank, N.A., as intercreditor agent, Wilmington Trust, National Association, as trustee and collateral agent and as second-priority agent, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.4	3/20/2012

10.55	Fourth Joinder and Supplement to Intercreditor Agreement, dated as of March 14, 2012, by and among Wilmington Trust, National Association, as trustee, JPMorgan Chase Bank, N.A., as intercreditor agent, Wilmington Trust Company, as trustee and collateral agent and as second-priority agent, Wilmington Trust, National Association, as senior-priority agent, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.5	3/20/2012

10.56‡	Momentive Performance Materials Holdings LLC 2012 Incentive Compensation Plan	10-Q	001-00071	10.1	5/8/2012

10.57‡	First Amended Resolution Specialty Materials Inc 2004 Stock Option Plan	10-Q	001-00071	10.1	11/13/2012

10.58‡	First Amended Hexion LLC 2007 Long-Term Incentive Plan	10-Q	001-00071	10.2	11/13/2012

10.59	Amendment to Third Amended and Restated Credit Agreement, dated as of January 14, 2013, among Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc., Momentive Specialty Chemicals Canada Inc., Momentive Specialty Chemicals B.V., Momentive Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto from time to time, JPMorgan Chase Bank N.A., as administrative agent for the lenders and the other parties named therein.	8-K	001-00071	10.1	1/18/2013

10

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.60	Fifth Joinder and Supplement to Intercreditor Agreement, dated January 14, 2013, by and among Wilmington Trust, National Association, as trustee, JPMorgan Chase Bank N.A., as intercreditor agent, Wilmington Trust, National Association, as trustee and collateral agent and as second-priority agent, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and each subsidiary of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.2	1/18/2013

10.61	Amended and Restated Intercreditor Agreement, dated as of January 31, 2013, among JPMorgan Chase Bank, N.A., as intercreditor agent, Wilmington Trust Company, as trustee and as collateral agent, Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as senior-priority agent for the holders of the notes issued under the 1.5 Lien Indenture (as defined therein), Wilmington Trust, National Association, as senior-priority agent for the holders of the notes issued under the First Lien Indenture (as defined therein), Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.1	2/6/2013

10.62	Additional Secured Party Consent, dated January 31, 2013, among Wilmington Trust Bank, National Association, as trustee and as authorized representative, JPMorgan Chase Bank, N.A., as applicable first lien representative and collateral agent, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.3	2/6/2013

10.63	Second Joinder and Supplement to Intercreditor Agreement, dated as of January 31, 2013, by and among Wilmington Trust, National Association, as trustee and senior-priority agent for the holders of the notes issued under the First Lien Indenture (as defined therein), JPMorgan Chase Bank, N.A., as intercreditor agent, Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee and second-priority agent, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.2	2/6/2013

10.64	Amendment No. 1 to the Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan	8-K	001-00071	10.1	3/6/2013

11

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.65	Form of Restricted Deferred Unit Agreement of Momentive Performance Materials Holdings LLC	8-K	001-00071	10.2	3/6/2013

10.66	Form of Unit Option Agreement of Momentive Performance Materials Holdings LLC	8-K	001-00071	10.3	3/6/2013

10.67‡	Momentive Performance Materials Holdings LLC 2013 Incentive Compensation Plan	10-K	001-00071	10.91	4/1/2013

10.68‡	Momentive Performance Materials Holdings LLC 2012 Long-Term Cash Incentive Plan	10-K	001-00071	10.92	4/1/2013

10.69‡	Amended and Restated Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan	10-K	001-00071	10.93	4/1/2013

10.70‡	Special recognition bonus letter to Dale Plante dated November 15, 2011	10-K	001-00071	10.94	4/1/2013

10.71	Asset-Based Revolving Credit Agreement, dated as of March 28, 2013, by and among Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc., as U.S. borrower, Momentive Specialty Chemicals Canada Inc., as Canadian borrower, Momentive Specialty Chemicals B.V., as Dutch borrower, Momentive Specialty Chemicals UK Limited and Borden Chemical UK Limited, as U.K. borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swingline lender and initial issuing bank.	8-K	001-00071	10.1	4/3/2013

10.72	ABL Intercreditor Agreement, dated as of March 28, 2013, by and among JPMorgan Chase Bank, N.A., as the ABL facility collateral agent, Wilmington Trust, National Association, as applicable first-lien agent and first-lien collateral agent, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.2	4/3/2013

10.73	Collateral Agreement, dated as of March 28, 2013, by and among Momentive Specialty Chemicals Inc., subsidiaries of Momentive Specialty Chemicals Inc. party thereto and JPMorgan Chase Bank, N.A. as collateral agent.	8-K	001-00071	10.3	4/3/2013

10.74	Collateral Agreement, dated as of March 28, 2013, by and among Momentive Specialty Chemicals Inc., subsidiaries of Momentive Specialty Chemicals Inc. party thereto and Wilmington Trust, National Association, as collateral agent.	8-K	001-00071	10.4	4/3/2013

12

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.75	Third Joinder and Supplement to 1.5 Lien Intercreditor Agreement, dated as of March 28, 2013, by and among JPMorgan Chase Bank, N.A., as ABL credit agreement agent, former intercreditor agent and new intercreditor agent, Wilmington Trust, National Association, as 1.5 lien trustee, Wilmington Trust, National Association, as first lien trustee, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.5	4/3/2013

10.76	Joinder and Supplement to Second Lien Intercreditor Agreement, dated as of March 28, 2013, among JPMorgan Chase Bank, N.A., as ABL credit agreement agent, former intercreditor agent and new intercreditor agent, Wilmington Trust Company, as second-lien trustee, Wilmington Trust, National Association, as 1.5 lien trustee, Wilmington Trust, National Association, as first lien trustee, Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc. and subsidiaries of Momentive Specialty Chemicals Inc. party thereto.	8-K	001-00071	10.6	4/3/2013

10.77‡	Momentive Performance Materials Holdings LLC 2014 Incentive Compensation Plan	10-K	001-00071	10.87	3/31/2014

10.78‡	Second Amended and Restated Shared Services Agreement, dated as of October 24, 2014, by and among Momentive Specialty Chemicals Inc., Momentive Performance Materials Inc., and the subsidiaries of the Momentive Performance Materials Inc., party thereto	8-K	001-00071	10.1	10/30/2014

10.79‡	Momentive Performance Materials Holdings LLC Long-Term Cash Investment Plan	10-Q	001-00071	10.1	11/10/2014

10.80‡	Form of 2014 Cash-based Long-Term Incentive Award Agreement	10-Q	001-00071	10.2	11/10/2014

10.81‡	Summary of Terms of Employment between Momentive Performance Materials Inc. and Douglas Johns dated October 3, 2010	10-K	001-00071	10.82	3/10/2015

10.82	Registration Rights Agreement, dated November 5, 2010, among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the Guarantors named therein and Euro VI (BC) S.à r.l.	8-K	001-00071	4.3	11/12/2010

13

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

10.83	First Lien Intercreditor Agreement, dated as of April 15, 2015, among Wilmington Trust, National Association, as collateral agent, Wilmington Trust, National Association, as the existing first lien representative, and Wilmington Trust, National Association, as the initial other authorized representative.	8-K	001-00071	10.1	4/15/2015

10.84	Additional Secured Party Consent, dated April 15, 2015, among Wilmington Trust, National Association, as authorized representative for the new secured parties, Wilmington Trust, National Association, as collateral agent, and Hexion Inc.	8-K	001-00071	10.2	4/15/2015

10.85	Fourth Joinder and Supplement to Intercreditor Agreement, dated as of April 15, 2015, by and among JPMorgan Chase Bank, N.A., as intercreditor agent, JPMorgan Chase Bank, N.A., as senior-priority agent for the ABL secured parties, Wilmington Trust, National Association, as senior-priority agent for the existing first lien notes, Wilmington Trust, National Association, as trustee and senior-priority agent for the new first lien notes, Wilmington Trust, National Association, as trustee and second-priority agent for the existing 1.5 lien notes, Hexion LLC, Hexion Inc. and subsidiaries of Hexion Inc. party thereto	8-K	001-00071	10.3	4/15/2015

10.86	Second Joinder and Supplement to Intercreditor Agreement, dated as of April 15, 2015, by and among JPMorgan Chase Bank, N.A., as intercreditor agent, JPMorgan Chase Bank, N.A., as senior-priority agent for the ABL secured parties, Wilmington Trust, National Association, as trustee and senior-priority agent for the existing first lien notes, Wilmington Trust, National Association, as senior-priority agent for the new first lien notes, Wilmington Trust, National Association, as senior-priority agent for the 1.5 lien notes, Wilmington Trust Company, as trustee and second-priority agent for the existing second lien notes, Hexion LLC, Hexion Inc. and subsidiaries of Hexion Inc. party thereto	8-K	001-00071	10.4	4/15/2015

10.87	Joinder Agreement to ABL Intercreditor Agreement, dated as of April 15, 2015, by and among JPMorgan Chase Bank, N.A., as ABL facility collateral agent, Wilmington Trust, National Association, as new representative, applicable first-lien agent and first-lien collateral agent, and Hexion Inc.	8-K	001-00071	10.5	4/15/2015

12.1	Statement regarding Computation of Ratios	10-K	001-00071	12.1	3/10/2015

14

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

18.1	Letter from PricewaterhouseCoopers, dated February 28, 2011 regarding preferability of a change in accounting principle	10-K	001-00071	18.1	2/28/2011

21.1	List of Subsidiaries of Hexion Inc.	10-K	001-00071	21.1	3/10/2015

23.1	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm					X

23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1)					X

23.3	Consent of Connell Foley LLP (included in Exhibit 5.2)					X

24.1	Powers of Attorney of the Directors and Officers of the Registrants (included in signature pages)					X

25.1	Form T-1 (Wilmington Trust, National Association)					X

99.1	Form of Letter of Transmittal					X

99.2	Form of Notice of Guaranteed Delivery					X

99.3	Form of Letter to Brokers					X

99.4	Form of Letter to Clients					X

101.INS††	XBRL Instance Document					X

101.SCH	XBRL Schema Document					X

101.CAL	XBRL Calculation Linkbase Document					X

101.LAB	XBRL Label Linkbase Document					X

101.PRE	XBRL Presentation Linkbase Document					X

101.DEF	XBRL Definition Linkbase Document					X

*	Exhibit itself is labeled as 10.70.
†	The schedules and exhibits to these agreements are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrants agree to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.
‡	Represents a management contract or compensatory plan or arrangement.
††	Attached as Exhibit 101 to this registration statement are documents formatted in XBRL (Extensible Business Reporting Language). The financial information contained in the XBRL-related documents is “unaudited” or “unreviewed.”

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